As filed with the Securities and Exchange Commission on December 13, 2006

Registration No. 333-136532

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Amendment No. 7

to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDECISION, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	7371	23-2530889
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

601 Lee Road
Chesterbrook Corporate Center
Wayne, Pennsylvania 19087
(610) 540-0202
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David St. Clair
Chief Executive Officer and Chairman of the Board of Directors
MEDecision, Inc.
601 Lee Road
Chesterbrook Corporate Center
Wayne, Pennsylvania 19087
(610) 540-0202
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brian M. Katz, Esq.	Selim Day, Esq.
Pepper Hamilton LLP	Wilson Sonsini Goodrich & Rosati
3000 Two Logan Square	Professional Corporation
18th & Arch Streets	1301 Avenue of the Americas, 40th Floor
Philadelphia, PA 19103	New York, NY 10019
(215) 981-4000	(212) 999-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)	Dated December 13, 2006

4,700,000 Shares

Common Stock

This is an initial public offering of 4,700,000 shares of our common stock. We are offering 3,300,000 shares and the selling shareholders are offering 1,400,000 shares of our common stock. We will not receive any proceeds from the sale of shares by the selling shareholders. Prior to this offering, there has been no public market for our common stock. We have applied to have our common stock approved for quotation on the NASDAQ Global Market under the symbol “MEDE.” We expect that the initial public offering price will be $10.00 per share.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Share		Total

Public offering price	$		$
Underwriting discounts	$		$
Proceeds, before expenses, to us	$		$
Proceeds, before expenses, to selling shareholders	$		$

The underwriters also may purchase up to an additional 705,000 shares of our common stock from the selling shareholders at the initial public offering price, less the underwriting discounts, within 30 days from the date of this prospectus to cover overallotments.

The underwriters expect to deliver the shares against payment in New York, New York on  ___________, 2006.

Cowen and Company	CIBC World Markets

Pacific Growth Equities, LLC

                         , 2006

Improving the relationship between patients, payers
and providers since 1988

You should rely only on the information contained in this prospectus. We have not, and the selling shareholders and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling shareholders and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Information contained on our website is not part of this prospectus.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should carefully read the prospectus and the registration statement, of which this prospectus is a part, in their entirety before investing in our common stock, including the information discussed under “Risk Factors” beginning on page 9 and our financial statements and notes thereto that appear elsewhere in this prospectus. As used in this prospectus, the terms “we,” “our,” “us,” “the Company” or “our Company” refer to MEDecision, Inc. and its subsidiaries, taken as a whole, unless the context otherwise indicates. Unless otherwise stated, all the information in this prospectus assumes that the underwriters will not exercise their overallotment option.

Company Overview

We are a provider of software, services and clinical content to healthcare payers that allow them to improve the quality and affordability of healthcare provided to their members and increase their administrative efficiency. Our Collaborative Care Management solution analyzes data, automates payer workflow processes and electronically connects payers, providers and patients, providing them with a common view of the patient’s health that helps to foster better clinical decision making. Our solution is built around a suite of modular and easily configurable software applications and utilizes the Internet to link our payer customers to their members and their members’ chosen healthcare providers.

Our Collaborative Care Management solution is comprised of two related suites of products – Integrated Medical Management and Collaborative Data Exchange. Our Integrated Medical Management suite allows our healthcare payer customers to identify active care management opportunities among their members and automate an intervention process based on clinical best practices. Our Collaborative Data Exchange suite allows our customers to securely transmit Patient Clinical Summaries, which are health records containing critical patient information in an easily understood format, to patients and providers at the time they are making treatment decisions.

As of September 30, 2006, our customers included approximately 56 regional and national managed care organizations, including the largest organizations in more than 27 regional markets. Depending on the application, we provide our solutions on an annual subscription basis, under limited term licenses or on a per-transaction basis, all of which provide us with recurring revenue. We primarily license our solutions through direct sales to customers in the United States. We have experienced operating losses for each of the years ended December 31, 2003, 2002 and 2001. Our revenue has increased at a compound annual growth rate of 32.8% since 2001, from $12.4 million for the year ended December 31, 2001 to $38.6 million for the year ended December 31, 2005. Collectively, our top five customers accounted for approximately 50% of our revenue for fiscal year 2005 and 64% of our revenue for the nine months ended September 30, 2006. One of those customers, HealthCare Services Corporation accounted for approximately 25% of our revenue for fiscal year 2005, and two of our customers, HealthCare Services Corporation and Horizon Blue Cross Blue Shield, accounted for approximately 27% and 22%, respectively, of our revenue for the nine months ended September 30, 2006. At September 30, 2006, our shareholders’ deficiency was $25.6 million.

Industry Overview

According to the Centers for Medicare & Medicaid Services, or CMS, healthcare spending will grow to $4.0 trillion by 2015, or 20% of the United States Gross Domestic Product, representing 7.2% annual growth since 2004. Rising healthcare costs negatively impact a wide range of constituencies; however, we believe that the broad array of healthcare payers is the most directly impacted. We also believe that payers have two options if they are to maintain their viability. First, payers can proactively manage the delivery of healthcare services and products to their members to improve the quality and cost of care. Second, they can offset rising healthcare costs by reducing their internal administrative costs through efficiency gains. Accordingly, payers are consistently seeking new strategies to more effectively manage the care delivery process for their members and reduce their internal operating costs. We believe, based on our research, the market for care management solutions that accomplish these objectives is currently in excess of $1 billion per year and is growing at a compound annual growth rate in excess of 15.8%.

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We believe that one of the material contributors to rising healthcare costs is overuse, underuse and misuse of medical services and treatments, which we refer to as poor-quality care. We believe that there are two significant causes of this poor-quality care that payers can positively influence. First, providers often do not have the tools to universally apply clinical best practices, which negatively impacts the quality and cost effectiveness of the treatment. Second, providers frequently lack critical patient information needed to provide optimal care. Consequently, they often misdiagnose medical conditions, prescribe medications that negatively interact with each other and order duplicative or medically unnecessary tests and procedures.

As the financial intermediary between the provider and patient, payers are uniquely positioned to monitor the care provided to their members and identify poor-quality care. They also have a vested interest in improving outcomes for their members to reduce the cost of care. However, we believe that payers generally lack the information technology systems to play these roles effectively and efficiently. Based on our experience, we believe that payers generally rely on a combination of manual processes, third-party point solutions and proprietary systems for many components of the care management process. As a result, we believe that these processes generally suffer from a variety of weaknesses. First, payers fail to effectively and efficiently identify high-risk patients that warrant active care management. Second, payers lack information systems to optimally manage their care management programs. As a result, care managers fail to consistently identify poor-quality care and apply the most recent clinical best practices and often make manual errors. Furthermore, payers fail to capture and analyze valuable historical data and only apply care management to the most obvious, highest cost members. Perhaps most importantly, payers lack systems necessary to share the large volume of patient information in electronic format contained in their legacy claims processing and care management systems internally and with providers.

Benefits of Our Solutions

We believe our solutions allow our payer customers to improve the quality of care and reduce costs by enabling payers to:

•
Identify high-risk members.  Our solutions automatically organize the data contained in our customers’ legacy claims processing and care management systems and apply proprietary algorithms to that data to classify their members based on their risk of incurring material medical costs. We believe that our solutions increase the effectiveness of our customers’ care management programs by more accurately and efficiently identifying members that would benefit from active disease or case management, thereby helping to improve the quality and to reduce the cost of care.

•
Promote consistency and reduce manual errors and administrative costs through automation.   Our solutions automate the workflow process for utilization management, case management and disease management. By doing so, we believe our solutions promote consistent utilization and consistent care management processes that are less prone to manual error.

•
Promote the consistent application of clinical best practices.  Our solutions enable care management professionals to apply clinical best practices and best processes when adjudicating the medical appropriateness of requested services, evaluating treatment plans and creating intervention plans. Accordingly, adjudications are more accurate and care management intervention plans are consistently based on clinical best practices helping to improve the quality and to reduce the cost of care.

•
Utilize analytics to improve processes.  Our reporting tools allow our customers to analyze historical results, allowing our customers to continually refine and improve their internal care management rules and guidelines.

•
Enable enhanced information access.  Our solutions establish a single source of clinical information that supports integration with our customers’ other operational systems to ensure that care managers have access to the most current information. Our Patient Clinical Summaries provide, in real time, critical patient information to patients and providers in an easily understood format that we believe improves the quality and reduces the cost of care. For example, in a study conducted by HealthCore, Inc. dated July 24, 2006 that we commissioned concerning our Patient Clinical Summaries, in cases where Patient Clinical Summaries were utilized in the emergency room, the overall costs paid by the payers and the patient dropped by an average of approximately $545 per emergency department visit, or 19.7% of the average cost of the control visits that did not utilize this information.

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Our Strategy

Our goal is to be the leading provider of care management solutions and to encourage market-wide adoption of our Patient Clinical Summaries. Key elements of our strategy include:

•	continuing to expand our relationships with customers;

•	developing innovative new solutions and leading the next generation of Collaborative Care Management;

•	applying resources to ensure provider adoption of Patient Clinical Summaries;

•	expanding our customer base; and

•	continuing to build recurring and predictable revenue streams.

Internal Controls and Restated Financial Statements

Our independent auditors identified and informed us that we had material weaknesses with respect to our accounting and reporting of certain complex transactions. As a result of these material weaknesses, we restated our financial statements as of and for the years ended December 31, 2005, 2004 and 2003. Our selected financial data as of and for the years ended December 31, 2002 and 2001 were derived from financial statements, which we restated as a result of these material weaknesses and which were audited by Grant Thornton, LLP, our independent auditors.

To address the weaknesses identified by our current and former independent auditors, we have revised our internal control procedures, have expanded our accounting staff with additional skills and experience and have begun to engage qualified outside professionals to provide support and guidance in areas where we cannot economically maintain the required skills and experience internally. As of September 30, 2006, we have incurred an immaterial amount of costs related to our efforts to remediate our material weaknesses. We cannot assure you that we will not incur material costs for remediation in the future. See “Risk Factors” for a discussion of the risks related to our material weaknesses and the related restatements of our financial statements.

Company Information

We began operations in 1988 by licensing an automated medical management solution to large regional healthcare insurance companies. This solution was the predecessor to our current Advanced Medical Management module. In 1999, we acquired the assets of an analytical software company that became the basis of our current Analytics and Disease Management module. In 2000, we expended a significant amount of capital to begin the development of our Transactions and Information Exchange module, completing the initial development of the module in the third quarter of 2001. In December 2002, we acquired assets that were the foundation for clinical decision support content, which enabled us to create our Clinical Rules and Processes module. In 2005, we began to offer our customers the ability to electronically transmit Patient Clinical Summaries to providers at the point of care.

About Us

We are a Pennsylvania corporation. Our principal executive offices are located at 601 Lee Road, Chesterbrook Corporate Center, Wayne, Pennsylvania 19087. Our telephone number is (610) 540-0202. We maintain a website at http://www.medecision.com (which is not intended to be an active hyperlink in this prospectus). The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

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This prospectus contains references to a number of trademarks that are our registered trademarks or trademarks for which we have pending registration applications or common law rights. These include OptiCareCert™ and OptiCarePath™. All other registered trademarks and trade names referred to in this prospectus are the property of their respective owners.

You should carefully consider the information contained in the “Risk Factors” section of this prospectus beginning on page 9 before you decide to purchase our common stock.

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The Offering

Common stock offered by us	3,300,000 shares
Common stock offered by the selling shareholders	1,400,000 shares (plus 705,000 shares if the underwriters exercise their overallotment option in full)

Common stock to be outstanding after this offering	14,941,729 shares

Directed share program
The underwriters have reserved for sale, at the initial public offering price, up to 275,000 shares of our common stock being offered for sale to our business associates, employees and friends and family members of our employees. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchased reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Estimated initial public offering price	$10.00

Use of proceeds
We intend to use approximately $9.5 million of the net proceeds from this offering to pay accrued and unpaid dividends to the former holders of our Series B and Series C preferred stock upon the automatic conversion of such shares to common stock upon the consummation of this offering.

We intend to use the remaining net proceeds for general corporate purposes, including working capital needs, potential strategic acquisitions and investments. You should read the discussion in the “Use of Proceeds” section of this prospectus for more information.

Risk factors
See “Risk Factors” beginning on page 9 and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

Proposed NASDAQ Global Market symbol	MEDE

The number of shares of our common stock to be outstanding after this offering is based on 11,641,729 shares of our common stock outstanding as of December 13, 2006 and excludes:

•
2,882,080 shares of our common stock issuable upon exercise of outstanding options to purchase shares of our common stock subject to the terms of our Amended and Restated Stock Option Plan as of December 13, 2006 at a weighted average exercise price of $4.32 per share;

•
55,000 shares of our common stock issuable upon exercise of outstanding options to purchase shares of our common stock subject to the terms of our Series C Stock Equity Incentive Plan as of December 13, 2006 at a weighted average exercise price of $2.26 per share (such awards were originally exercisable for Series C preferred stock but will become options to purchase common stock on a one-for-two basis upon the consummation of this offering);

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•
1,500,000 shares of our common stock reserved for future grants under our 2006 Equity Incentive Plan, which will become effective immediately prior to when we become subject to the reporting requirements of the Securities Exchange Act of 1934; and

•
431,858 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock outstanding as of December 13, 2006 at a weighted average exercise price of $2.83 per share.

Unless otherwise indicated, all information in this prospectus assumes:

•
a 1-for-2 reverse stock split of our common stock to be effective prior to the consummation of this offering (other than our Consolidated Financial Statements beginning on page F-1, which present the reverse stock split on a pro forma basis);

•	an initial public offering price of $10.00 per share;

•
the conversion of all outstanding shares of our Series A preferred stock, including the estimated accrued and unpaid dividends thereon immediately prior to the consummation of this offering, into 2,358,123 shares of our common stock, which will automatically occur immediately prior to the consummation of this offering;

•
the conversion of all of the then outstanding shares of our Series B preferred stock and Series C preferred stock into 3,399,302 shares of our common stock, which will automatically occur immediately prior to the consummation of this offering;

•
the issuance of 217,500 shares of our common stock at a weighted average exercise price of $2.62 per share upon the exercise of outstanding warrants that would otherwise terminate upon the consummation of this offering;

•
the conversion of all outstanding options to purchase shares of Series C preferred stock into options to purchase common stock at the then applicable conversion rate of the Series C preferred stock in effect upon the consummation of this offering;

•	the effectiveness of our amended and restated articles of incorporation and second amended and restated bylaws upon the completion of this offering; and
•	no exercise by the underwriters of their overallotment option to purchase 705,000 additional shares of common stock in this offering.

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Summary Consolidated Historical and Pro Forma Financial Data

The following table summarizes our consolidated financial data for the periods indicated. The data for each of the nine month periods ended September 30, 2006 and 2005 have been derived from our unaudited consolidated financial statements, which, in the opinion of management, contain all adjustments necessary to fairly present the information set forth below. The data for each of the three years ended December 31, 2005, 2004 and 2003 have been derived from our audited consolidated financial statements. You should read this information in conjunction with the “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus and our consolidated financial statements and the related notes elsewhere in this prospectus. Our historical results are not necessarily indicative of results for any future period.

The summary pro forma financial data reflects the earnings per share impact of our 1-for-2 reverse stock split of our common stock to be effective prior to the consummation of this offering.

	Nine Months Ended September 30,		Year Ended December 31,

	2006	2005	2005	2004	2003

	(unaudited)
	(in thousands, except share and per share data)

Consolidated Statement of Operations Data:
Revenue
Term license revenue	$7,403	$6,867	$9,729	$6,260	$2,439
Subscription, maintenance and transaction fees	16,311	10,961	17,187	14,666	12,600
Professional services	9,825	6,445	11,680	7,102	5,488

Total revenue	33,539	24,273	38,596	28,028	20,527
Cost of revenue:
Term licenses	1,204	775	1,653	1,455	872
Subscription, maintenance and transaction fees	5,560	6,046	8,163	6,774	4,837
Professional services	4,435	3,911	5,499	4,843	3,622

Total cost of revenue	11,199	10,732	15,315	13,072	9,331

Gross margin	22,340	13,541	23,281	14,956	11,196
Operating expenses
Sales and marketing	7,692	5,334	7,778	4,668	3,211
Research and development	5,828	1,951	2,627	3,243	3,903
General and administrative	8,904	5,727	9,707	6,320	4,343

Total operating expenses	22,424	13,012	20,112	14,231	11,457

(Loss) income from operations	(84)	529	3,169	725	(261)
(Gain) loss on change in fair value of redeemable convertible preferred stock conversion options	2,413	993	694	576	(38)
Interest expense, net	287	174	274	175	249

(Loss) income before benefit for income taxes	(2,784)	(638)	2,201	(26)	(472)
Benefit (provision) for income taxes	148	(139)	6,491	—	—

Net (loss) income	(2,636)	(777)	8,692	(26)	(472)
Accretion of convertible preferred shares and redeemable convertible preferred shares	(3,799)	(3,310)	(3,994)	(6,113)	(7,958)

(Loss) income available to common shareholders	$(6,435)	$(4,087)	$4,698	$(6,139)	$(8,430)

(Loss) income per share available to common shareholders, basic	$(0.87)	$(0.63)	$0.73	$(0.96)	$(1.36)
(Loss) income per share available to common shareholders, diluted	$(0.87)	$(0.63)	$0.33	$(0.96)	$(1.36)
Weighted average shares used to compute (loss) income available to common shareholders per common share, basic	7,374,336	6,444,413	6,458,129	6,378,732	6,215,840
Weighted average shares used to compute (loss) income available to common shareholders per common share, diluted	7,374,336	6,444,413	28,287,173	6,378,732	6,215,840

Pro forma stock split data (unaudited)
Pro forma (loss) income per share available to common shareholders – basic	$(1.75)	$(1.27)	$1.45	$(1.92)	$(2.71)
Pro forma (loss) income per share available to common shareholders – diluted	$(1.75)	$(1.27)	$0.66	$(1.92)	$(2.71)
Weighted average shares used to compute pro forma (loss) income available to common shareholders – basic	3,687,168	3,222,207	3,229,065	3,189,366	3,107,920
Weighted average shares used to compute pro forma (loss) income available to common shareholders – diluted	3,687,168	3,222,207	14,143,586	3,189,366	3,107,920

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The following table presents a summary of our unaudited balance sheet data as of September 30, 2006:

•	On an actual basis;

•	On a pro forma basis to give effect to:

•	the restoration of our Treasury shares to our authorized but unissued common stock;

•	a 1-for-2 reverse stock split of our common stock to be effective prior to the consummation of this offering;

•
the issuance of 217,500 shares of our common stock at a weighted average exercise price of $2.62 per share upon the exercise of outstanding warrants that would otherwise terminate upon the consummation of this offering;

•
the conversion of all outstanding shares of our Series A preferred stock, including the estimated accrued and unpaid dividends thereon immediately prior to the consummation of this offering, into 2,358,123 shares of our common stock, which will automatically occur immediately prior to the consummation of this offering;

•
the conversion of all of the then outstanding shares of our Series B preferred stock and Series C preferred stock into 3,399,302 shares of our common stock, which will automatically occur immediately prior to the consummation of this offering;

•	the incurrence of an approximately $0.4 million charge due to the accretion on the Series A preferred stock, Series B preferred stock and Series C preferred stock after September 30, 2006; and
•
the incurrence of an approximately $9.5 million liability relating to the payment of the accrued and unpaid dividends to the former holders of our Series B and Series C preferred stock upon the automatic conversion of such shares to common stock upon the consummation of this offering.

•
On a pro forma as adjusted basis to give effect to the sale by us of 3,300,000 shares of our common stock in this offering at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.

	September 30, 2006

	Actual	Pro Forma	Pro Forma As Adjusted

	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$387	$957	$22,142
Total assets	38,214	38,784	57,410
Short-term debt	5,684	5,684	5,684
Deferred revenue, current	7,275	7,275	7,275
Deferred revenue, net of current	686	686	686
Total current liabilities	22,667	29,683	21,473
Long-term debt	2,936	2,936	2,936
Preferred stock	33,427	—	—
Total shareholders’ (deficiency) equity	$(25,606)	$1,375	$28,211

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the events or developments described below actually occur, our business, financial condition or results of operations could be negatively affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment in our common stock.

Risks Related to our Business

Our business may not continue to grow if the size of the market for care management solutions and market acceptance of our solutions does not continue to grow.

Our growth is dependent upon the overall growth of the market for care management solutions, which is in the early stages of development and is rapidly evolving. In addition, our growth is dependent on the continued adoption of new software and technologies, including electronic health records, by managed care organizations. In new and rapidly evolving industries such as ours, there is significant uncertainty and risk as to the demand for, and market acceptance of, recently introduced solutions and services. Achieving and maintaining market acceptance for new or updated solutions and services is likely to require substantial marketing efforts and the expenditure of significant funds to create awareness and demand by potential customers. There can be no assurance that the revenue opportunities from new or updated solutions and services will allow us to recover amounts we spend for their development, marketing and roll-out. If the market refuses to adopt our solutions or if a competitor develops a solution or service that is preferred by the market, the demand for our solutions will decrease, and we may not be able to sustain or increase our levels of revenue or profitability in the future.

     If the reliance and adoption of electronic Patient Clinical Summaries by healthcare providers is not widespread or competing solutions prove more attractive to healthcare providers, then our future revenue growth will be materially adversely affected.

Although our success in marketing our Patient Clinical Summaries will be measured by sales to healthcare payers, the growth of our revenue is reliant on the adoption of electronic Patient Clinical Summaries by doctors and other healthcare providers. In the future, there may be more effective alternatives to our Patient Clinical Summaries for patient records, including solutions marketed by our competitors, physician sponsored electronic health records and other more traditional means of medical record storage. The future success of our business model is, in large part, linked to the adoption by healthcare professionals of our Patient Clinical Summaries. If these professionals ultimately prefer a different method by which to gain medical information about their patients, then our results of operations and financial condition could be adversely affected.

If Regional Health Information Organizations do not gain widespread acceptance, our future growth and revenue may suffer.

Our growth prospects are dependent, in part, on the implementation of Regional Health Information Organizations as a facility for the retrieval of patient data and delivery of Patient Clinical Summaries. If federal, state and other regional legislative and regulatory authorities delay or oppose implementing these clinical data exchanges, it will be more difficult for us to incorporate data from healthcare providers into our Patient Clinical Summaries. This limitation could negatively affect the usefulness of our products and could significantly limit the growth of our market. In addition, this limitation could lead to greater competition for what would become a smaller market in which to license our current solutions, resulting in additional expenses in marketing our solutions and adverse effects on our results from operations and our ability to provide Patient Clinical Summary based products. Furthermore, our solutions may not be well suited for the type of organization, if any, that ultimately gains widespread acceptance for the dissemination of patient health information. This situation could cause us to incur additional expenses to customize our solutions to be acceptable to these new market participants without any short-term revenue, or future prospect of revenue, to cover these costs. As a result, we may not achieve our expected growth or sustain or increase our revenue or profitability in the future.

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The ability of some of our customers to compete with us, and other customers to provide solutions that are similar to those we offer may adversely affect our market and lower our revenue and profits.

Some of our customers sell or license care management solutions that compete with ours or have current intentions to develop them. For example, some payer customers currently offer electronic data transmission services to healthcare providers that allow them to download patient health information in a format similar to the format offered by our solutions through affiliated clearinghouses, Internet portals and other means of communications. In addition, some of our customers have extensive internal development resources and provide their organizations with solutions similar to ours. For example, some of our customers internally develop functions such as patient analytics and data warehousing. The ability of payers to implement competing technology or to provide services similar to ours may adversely affect our ability to sell our solutions to these entities or the terms and conditions we are able to negotiate in our agreements with them, which may lower the revenue and profits that we currently realize from these transactions.

     If we fail to comply with broad patient privacy and medical information security laws and regulations, we could be subject to fines and civil and criminal penalties that could negatively impact our business and operating results.

As part of the operation of our business, our customers provide us, or our solutions interface, with patient-identifiable medical information. Government legislation and industry rulemaking, particularly the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and standards and requirements published by industry groups such as the Joint Commission on Accreditation of Healthcare Organizations, require the use and implementation of security, privacy and other standards and requirements for the receipt, creation, maintenance and transmission of certain electronic protected health information. Generally, HIPAA regulations directly affect what are referred to as Covered Entities. Most of our customers are Covered Entities, and we function in many of our relationships as a business associate, under business associate agreements with those customers. The federal agencies charged with enforcement authority under HIPAA have taken the position that a Covered Entity can be subject to HIPAA penalties and sanctions for certain material breaches of a business associate agreement. The penalties for a violation of HIPAA by a Covered Entity can be significant and include both civil and criminal penalties and fines and could have an adverse impact on our business, financial condition and results of operations, if such penalties ever were imposed on customers of ours due to a defect in one of our solutions or the unauthorized release of patient-identifiable medical information. We have policies and procedures that we believe assure material compliance with all federal and state confidentiality requirements for the handling of protected health information that we receive from Covered Entities and with our obligations under business associate agreements. If, however, we do not follow those policies and procedures, or if they are not sufficient to prevent the unauthorized disclosure of protected health information, we could be subject to liability and lawsuits, termination of our customer contracts or our operations could be shut down.

Moreover, because all HIPAA regulations are subject to change or interpretation and because certain other HIPAA standards are not yet published, we cannot predict the full future impact of HIPAA on our business and operations. In the event that the HIPAA regulations and compliance requirements materially change or are interpreted in a way that requires any material change to the way in which we do business, our business, financial condition and results of operations could be adversely affected.

Furthermore, states may pass legislation regulating how a patient’s medical information may be shared among payers and providers that are more stringent than the equivalent federal laws. The passage of state laws that affect information sharing may affect the ability of our customers to use our solutions, therefore reducing demand for our solutions, which would negatively impact our revenue and financial condition. We may need to incur significant costs to monitor active state legislation and to lobby legislators to prevent the passage of state legislation that would adversely affect our ability to sell our solutions.

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If HIPAA regulations are changed to require patients to provide written consent to the sharing of their information for treatment and health care operations, our future growth and revenue may suffer.

Currently under HIPAA, written consent from patients is not required when sharing patient health information among Covered Entities and business associates for “treatment” purposes and “healthcare operations.” Patients may choose to “opt out” of an information sharing process, if desired, to protect their privacy. However, if federal or state legislation modifies existing privacy regulations to require a patient to provide written consent prior to any provider’s or payer’s retrieval of a patient’s health care information from certain sources for treatment or healthcare operations, it may significantly decrease the amount of information that we could gather in our Patient Clinical Summaries. This situation would decrease the usefulness of our Patient Clinical Summaries and the demand for such products. Any decreased demand would reduce our future revenue and negatively impact our business and future growth.

Initiatives encouraging increased use of information technology in the healthcare sector may result in increased competition.

There are currently numerous federal, state and private initiatives and studies seeking ways to increase the use of information technology in healthcare to improve care while reducing costs. These and other initiatives may encourage more competitors to develop, sell or license solutions and services to our current and potential customers. In addition, competition from information technology solutions and services made available to healthcare payers on a not-for-profit or other low-cost basis by or on behalf of governmental entities could have an adverse impact on sales of our solutions and services. The effect that these initiatives may have on our business is difficult to predict, and we can provide no assurances that we will adequately respond to the increased competition resulting from these initiatives or that we will be able to take advantage of any resulting opportunities.

     Increased government involvement in the healthcare sector may limit the ability of potential customers to purchase and use our solutions, which could reduce revenue and materially affect future growth.

Healthcare system reform in the United States under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and other federal and state initiatives, such as a national healthcare system, could increase government involvement in healthcare, lower reimbursement rates and otherwise change the business environment of our customers and the other entities with which we have a business relationship and may limit their ability to purchase and use our solutions and services. We cannot predict whether or when future healthcare reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or the impact those initiatives may have on our business, financial condition or results of operations. Our customers and the other entities with which we have a business relationship could react to these initiatives by curtailing or deferring purchases of our solutions and/or services. Additionally, government regulation could alter the manner in which physicians and other healthcare providers, hospitals, healthcare payers and other healthcare participants provide care to patients, maintain patient medical information and interact with one another, thereby limiting the utility of our solutions and services to existing and potential customers and curtailing broad acceptance of our solutions and services.

Increased governmental regulation of the Internet could require us to modify our products, which could result in a reduction in our revenue and profitability.

The Internet and its associated technologies are subject to significant government regulation. Given our use of the Internet to deliver our solutions and services, our failure, or the failure of our payer customers and business partners, to accurately anticipate the application of laws and regulations affecting how we deliver our solutions and services, or any other failure to comply with such applicable laws and regulations, could create legal liability for us. This situation could result in adverse publicity or decreased revenue, each of which could materially and adversely affect our business. In addition, new laws and regulations, or new interpretations of existing laws and regulations, may be adopted or implemented with respect to the Internet or other online services that may materially affect the way we and our customers handle user privacy, patient confidentiality, consumer protection and other similar issues. Such adoption or implementation could cause our current solutions or services to fail to comply with then applicable laws or regulations, and would require the revision of our current solutions or services or the development of new solutions or services in compliance with such laws or regulations. Such revision or new development could be costly and take a significant amount of time which could reduce our revenue and profitability and otherwise materially adversely affect our financial condition.

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New laws and regulations or new interpretations of existing laws and regulations could impact the rates charged by Internet service providers to companies such as ours. Such laws and regulations could result in increased costs to provide our solutions to our customers, which could reduce our profitability and otherwise materially adversely affect our financial condition.

     We may be liable for the misdiagnoses, mistreatment, injury or other harm to patients resulting from the use of data that we provide to healthcare providers, and any resulting claims could negatively impact our operating results and result in a decline in our stock price.

We provide, and facilitate providing, information for use by healthcare providers in treating patients. Our healthcare payer customers’ data is the primary source of a majority of this information. If this data is incorrect or incomplete, the patient could be misdiagnosed or mistreated resulting in adverse consequences, including death, giving rise to claims against us. In addition, certain of our solutions relate to patient health information, and a court or government agency may take the position that our delivery of this information, including through licensed physicians or other healthcare providers, exposes us to personal injury liability or other liability for wrongful delivery or handling of healthcare services or erroneous health information. While we maintain liability insurance coverage in an amount that we believe is sufficient for the risks associated with our business, we cannot assure you that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could harm our business, financial condition and results of operations. Even unsuccessful claims could result in substantial costs and diversion of management resources and could cause the trading price of our common stock to decline.

Consolidation in the healthcare industry could lead to a decrease in revenue and profitability.

Many healthcare industry participants are combining or considering combining with other participants to create fewer and larger customers and potential customers, each of which would likely have greater market power and leverage in negotiating contracts for our solutions and services. Moreover, as provider networks and managed care organizations consolidate and the number of market participants decreases, competition to provide solutions and services such as ours will become more intense, and the importance of establishing relationships with key industry participants will increase. These industry participants may try to use their market power to negotiate price reductions for our solutions and services. If we are forced to reduce our prices, our revenue would decrease and our profitability would decline.

Although some of our customers have been parties to consolidations in the past, our revenue and customer base have not been materially affected by such consolidations during the periods presented in this prospectus. We cannot assure, however, that we will not be materially affected by such consolidations in the future.

     We operate in a market with limited potential clients, derive a significant portion of our revenue from a limited number of customers, and if we are unable to maintain these customer relationships or attract additional customers, our revenue will be adversely affected.

Our sales to HealthCare Services Corporation and its affiliates, on an aggregate basis, accounted for approximately 25% of our revenue for 2005. Our sales to HealthCare Services Corporation and Horizon Blue Cross Blue Shield accounted for approximately 27% and 22%, respectively, of our revenue for the nine months ended September 30, 2006. Collectively, our top five customers accounted for approximately 50% of our revenue for 2005. Although we are seeking to broaden our customer base, we anticipate that a small number of customers will continue to account for a large percentage of our revenue. The loss of one or more of our key customers, or fewer or smaller orders from them, would adversely affect our revenue.

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In addition, the number of potential customers in the electronic healthcare information market is limited, and therefore, our total customer base is limited. We believe that there are approximately 300 additional potential customers in our market. As of September 30, 2006, we had contracts with 45 entities that represented approximately 56 regional and national managed care organizations. If we lose one contract, we may lose more than one entity as a customer. Our contracts with our customers are typically five-year agreements. We do, however, enter into contracts with our customers that do not require long-term commitments, such as annual maintenance contracts or contracts for our transactional solutions. If we are not able to attract additional customers, license new solutions to our existing customers or obtain contract renewals from our customers, our revenue could decline.

We derive a significant portion of our revenue from recurring revenue streams, and if we are unable to maintain these customer relationships, our revenue will be adversely affected.

Each of our license agreements with third-party customers provides us with a revenue stream that generally recurs. Historically, a substantial portion of our customers have renewed their licenses at the end of each license term, which is typically five years. During the year ended December 31, 2005, our customers renewed 100% of the contracts the stated terms of which were to expire during that period. The combination of recurring revenue and high renewal rates has provided us with a substantial annual revenue base. However, our customers may not continue to renew at this rate, and if they do renew, the value of the contracts may be less. Thus, there is no assurance we will be able to sustain these renewal rates, and if we are unable to sustain them, our revenue and profits could be adversely affected.

We have grown rapidly, and if we fail to manage our growth, our reputation, revenue and results of operations may be negatively impacted.

Although we commenced operations 18 years ago, recently we have experienced, and continue to experience, significant growth in our operations. This growth has entailed hiring key personnel, developing and introducing several new products into the market and establishing new customer and licensing relationships. We anticipate further expansion of our operations to address our potential growth as we continue to address market opportunities. This expansion has placed, and we expect will continue to place, a substantial strain on our management, operational and financial resources. In order to manage future growth, we will be required to improve existing, and to implement new, operating and management systems, procedures and controls. We also need to hire, train and manage additional qualified personnel. A significant factor in our growth has been a substantial increase in consumer demand for our products. If we do not effectively manage our growth, we may not adequately satisfy this demand. In addition, the quality of our offerings or our ability to develop and bring our offerings to market on a timely or cost effective basis could suffer. This could negatively impact our reputation, revenue and results of operations.

We have a history of losses and cannot assure you that we will remain profitable, and as a result, we may have to cease operations and liquidate our business.

Our expenses have exceeded our revenue in three of the last five years, and no net income has been available to common shareholders in four of the last five years. Our shareholders’ deficiency on September 30, 2006 was $25.6 million. Our future profitability depends on revenue continuing to exceed expenses, but we cannot ensure that this will continue. If it does not continue, we could be forced to curtail operations and sell or liquidate our business, and you could lose some or all of your investment.

We have a history of quarterly fluctuations in our revenue and operating results and expect these fluctuations to continue, which may result in volatility in our stock price.

As a result of fluctuations in our revenue and operating expenses, our quarterly operating results may vary significantly. We may not be able to curtail our spending quickly enough if our revenue falls short of our expectations. We expect that our operating expenses will increase substantially in the future as we expand our selling and marketing activities, increase our new product development efforts and hire additional personnel. Our operating results may fluctuate in the future as a result of the factors described below and elsewhere in this prospectus:

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•	customers’ budgetary constraints and the procedures that they must follow in order to purchase solutions and services;

•	the existence and growth of markets for our solutions and services;

•	potential reductions in the funds available to pay for our solutions;

•	the size and timing of orders from customers;

•	the specific mix of software and services in customer orders;

•	the period of time necessary for a customer to select and purchase our solutions;

•	changes in pricing policies by us or our competitors;

•	the timing of new solution announcements and solution introductions by us or our competitors;

•	changes in revenue recognition or other accounting guidelines employed by us and/or established by the Financial Accounting Standards Board or other rule making bodies;

•	the financial stability of our customers;

•	our ability to develop, introduce and market new solutions, applications and solution enhancements;

•	market acceptance of new solutions, applications and solution enhancements;

•	our success in expanding our sales and marketing programs;

•	deferrals of customer orders in anticipation of new solutions;

•	execution of, or changes to, our strategy; and

•	general market and economic conditions affecting businesses generally.

Lengthy sales cycles for some of our solutions and the adoption of transaction-based solutions may result in unanticipated fluctuations in the revenue that we receive from such solutions.

The duration of the sales cycle for our solutions and services is difficult to predict and depends on a number of factors, including the nature and size of the potential customer and the size of the purchase contemplated by the potential customer. Our sales and marketing efforts with respect to healthcare payers generally involve a lengthy sales cycle due to these organizations’ complex decision-making processes. Additionally, in light of increased governmental involvement in the healthcare industry and related changes in the operating environment for healthcare organizations, our current and potential customers may react to these changes by curtailing or deferring investments, including those for our products and services. If potential customers take longer than we expect to decide whether to purchase our solutions or to adopt our transaction-based solution, the expenses we incur in attempting to market our solutions could increase and our revenue could decrease, which could harm our business, financial condition and results of operations and the trading price of our common stock could decline.

If our information systems or the Internet experience security breaches or are otherwise perceived to be insecure, our business could suffer, and our revenue could decline.

The difficulty of securely transmitting confidential information and patient-related personal health information over the Internet has been a significant barrier to existing or potential customers’ willingness to engage in communications over the Internet. Our business model relies on our customers’ ability and willingness to use the Internet to transmit confidential patient health information. Any compromise of Internet security may deter customers from using the Internet for these purposes and from using our solutions or services.

We may be required to expend significant capital and other resources to protect against security breaches and hackers or to alleviate problems caused by breaches. Despite the implementation of security measures, it also is possible that third-parties could penetrate the network security of our solutions or otherwise misappropriate confidential patient health information and other data that may be stored on or transmitted using our solutions. In that event, our operations could be interrupted, and we could be subject to allegations of liability and the effects of regulatory action. We may need to devote significant financial and other resources to defend ourselves from such allegations, to protect against security breaches and to alleviate problems caused by such breaches, whether or not such breaches were a result of a deficiency in our solutions or services.

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     Consumer groups with concerns about privacy issues relating to the use and storage of personally-identifiable data, such as patient medical information, may influence healthcare professionals to refrain from adopting our solutions.

Consumer sentiment regarding healthcare privacy issues is constantly evolving. Such consumer sentiment may affect our customers’ interest in our current or future products. In some cases, consumer groups and individual consumers have already begun to express concern over the storage and/or use of personally-identifiable patient information. Accordingly, privacy concerns of consumers may influence healthcare professionals to refrain from adopting our solutions, which could in turn harm our prospects. Moreover, strong consumer attitudes may precipitate significant adverse opinions, which may lead to new regulations. If we fail to successfully monitor and address the privacy concerns of consumers, our business and prospects would be harmed.

     If we do not develop and implement new or updated solutions and services in order to generate revenue from existing and new customers and compete effectively against our competitors, our revenue could decline, and our future growth could be adversely affected.

We must introduce and license new solutions and improve the functionality of our existing core solutions and services in a timely manner in order to retain existing customers and attract new customers. The pace of change in the markets we serve is rapid, and there are frequent new solution and service introductions by our competitors and by vendors whose solutions and services we use in providing our own solutions and services. If we do not successfully identify and respond to technological and regulatory changes and evolving industry standards in a timely manner, our core solutions and services may become obsolete or unattractive to potential or existing customers. Technological changes also may result in the offering of competitive solutions and services at prices lower than we are charging for ours, which could result in our losing sales unless we lower our prices. Furthermore, our development and implementation of proposed solutions and services may take longer and cost more than originally expected, requiring more testing than anticipated and the addition of personnel and other resources. Any such failure or delay could adversely affect our competitive position and our profitability or could make our current solutions obsolete or unattractive to potential or existing customers.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees that we need to support our business.

The industry in which we operate is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that our current employees will continue to work for us. Our ability to provide high-quality solutions to our customers depends in large part upon our employees’ experience and expertise. We must attract and retain highly qualified personnel, including doctors and nurses, with a deep understanding of the healthcare and healthcare information technology industries. We compete with a number of companies for experienced personnel and many of these companies, including customers and competitors, have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to customers and competitors who may seek to recruit them and increases the costs of replacing them. If we fail to retain our employees, the quality of our products and services and our ability to provide such products and services could diminish and this could have a material adverse effect on our business, financial condition and results of operations and as a result, the trading price of our common stock may decline.

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If we lose the services of our key personnel, we may be unable to replace them, and our business, financial condition and results of operations could be adversely affected.

Our success largely depends on the continued skills, experience, efforts and policies of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of David St. Clair, our Chairman of the Board of Directors and Chief Executive Officer; John H. Capobianco, our President and Chief Operating Officer; and Carl E. Smith, our Executive Vice President and Chief Financial Officer are integral to the execution of our business strategy. If one or more of our key employees leaves our employment, we will have to find a replacement with the combination of skills and attributes necessary to execute our strategy. Because competition for skilled employees is intense, and the process of finding qualified individuals can be lengthy and expensive, we believe that the loss of the services of key personnel could adversely affect our business, financial condition and results of operations. We cannot assure you that we will continue to retain such personnel.

Our failure to compete successfully could cause our revenue or market share to decline.

The market for our solutions and services is intensely competitive and is characterized by rapidly evolving industry standards, technology and user needs and the frequent introduction of new solutions and services. Some of our competitors may be more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than we do. In addition, a number of companies new to our market have introduced or developed solutions and services that are competitive with one or more components of the solutions that we offer. We expect that additional competitors will continue to enter this market. Moreover, we expect that competition will continue to increase as a result of consolidation in both the information technology and healthcare technology industries. If one or more of our competitors or potential competitors were to merge or partner with one of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. Furthermore, our potential customer base is composed of a limited number of healthcare insurance payers. This limited number of potential customers, and the fact that many of our competitors already may have an existing relationship with many of them, is likely to further increase the level of competition within our industry and may lead to increased price competition. We compete on the basis of several factors, including:

•	solution depth and functionality;

•	ease of deployment, integration and configuration;

•	domain expertise;

•	depth of clinical content;

•	service support;

•	solution price;

•	breadth of sales infrastructure; and

•	breadth of customer support.

There can be no assurance that we will be able to compete successfully against current and future competitors or that the competitive pressures that we face will not materially adversely affect our business, financial condition and results of operations.

     Acquisitions, business combinations and other transactions may be difficult to complete and, if completed, may have a negative effect on our operating results, financial condition and the prospects of our business.

We may pursue acquisitions of existing companies in order to grow our business and to diversify our solutions and services if we determine that such acquisitions are likely to serve our strategic goals. We cannot assure you that we will be able to locate any suitable acquisition opportunities. Further, even if we find such opportunities, we cannot assure you that we will be able to integrate successfully any future acquisitions, that these acquired companies will operate profitably or that we will realize the potential benefits from these acquisitions. To date, our Company and its management has had limited experience with the integration of acquired businesses. If we do not successfully integrate acquired companies, the attention of our management may be diverted and our business, financial condition and results of operations could be adversely affected.

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Complex software such as ours often contains undetected defects or errors, which could lead to an increase in our costs or a reduction in our revenue.

It is possible that errors may be found in our solutions after the introduction of new software or enhancements to existing software have been made. We continually introduce new solutions and enhancements to our solutions, and despite testing by us, it is possible that errors might occur in our software. If we detect any errors before we introduce a solution, we might have to delay deployment for an extended period of time while we address the problem. If we do not discover software errors that affect our new or current solutions or enhancements until after they are deployed, we would need to provide enhancements to correct such errors. Errors in our software could result in:

•	harm to our reputation;

•	lost sales;

•	delays in commercial release;

•	solution liability claims;

•	delays in or loss of market acceptance of our solutions;

•	license terminations or renegotiations; and

•	expenses and diversion of resources to remedy errors.

Furthermore, our customers might use our software solutions together with solutions from other companies. As a result, when problems occur, it might be difficult to identify the software solution that is the source of the problem. Even when our software solutions do not cause these problems, the existence of these errors might cause us to incur significant costs, divert the attention of our technical personnel from our solution development efforts, impact our reputation and cause significant customer relations problems.

If we are deemed to infringe on the proprietary rights of third-parties, we could incur unanticipated expenses and be prevented from providing our solutions and services.

Many participants in our industry have an increasing number of patents and patent applications, as well as copyrights and trade secrets, and have frequently demonstrated a readiness to take legal action based on allegations of patent and other intellectual property infringement. We could face an adverse claim and litigation alleging infringement by us of the intellectual property rights of others.

We could be subject to intellectual property infringement claims for our current or future solutions and services if our solutions’ functionality overlaps with competitive solutions. While we do not believe that we have infringed or are infringing on any proprietary rights of third-parties, we cannot assure you that infringement claims will not be asserted against us or that those claims will be unsuccessful.

If infringement claims are brought against us, we would likely incur substantial costs and suffer the diversion of management resources defending any infringement claims. We cannot be certain that we will have the financial resources to defend ourselves against any patent or other intellectual property litigation. If we were found to infringe on the intellectual property rights of others, we might be forced to pay significant license fees or royalties or damages for infringement, including, if the claimant successfully claims willful infringement, potential treble damages. Moreover, we cannot assure you that a license for any intellectual property of third-parties that might be required for the operation of our solutions or services will be available on commercially reasonable terms, or at all. In addition, we could be forced to stop providing certain solutions and services or using certain technology or trademarks if we are enjoined or face an injunction from a court, or our use of such items could be restricted on terms that we find unacceptable. Even the mere announcement of intellectual property litigation against us could cause our stock price to drop, regardless of the ultimate outcome of the dispute. We would likely incur substantial costs and suffer the diversion of management resources defending any infringement claims. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide solutions or services. In addition, we cannot assure you that licenses for any intellectual property of third-parties that might be required for the operation of our solutions or services will be available on commercially reasonable terms, or at all.

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     Our failure to license and effectively integrate third-party technologies could adversely affect our ability to sell our solutions and lead to a decline in revenue and the future growth of our business.

For some of the technology that is used in our solutions and in providing our services, we depend upon licenses from third-party vendors. For example, we license a database module that is material to our Advanced Medical Management module from InterSystems Corporation. We must continue licensing these technologies to operate and license our solutions and to service our customers. These technologies might not continue to be available to us on commercially reasonable terms, if at all. Most of these licenses are for a limited duration and can be renewed only by mutual consent, including the InterSystems license that expires on December 31, 2006. In addition, most of these licenses, including the InterSystems license, may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. Our inability to obtain any of these licenses could delay development of new solutions and services or cause us to cease operating one or more solutions or services until equivalent replacement technology can be identified, licensed and integrated. There is no assurance that we would be able to find an equivalent replacement technology, and if we did, the resources required to obtain and implement an equivalent replacement technology could be significant and could harm our business, financial condition and results of operations.

Most of the technology that we license from third-parties is licensed pursuant to agreements that are non-exclusive. Therefore, our competitors may obtain the right to use the technology covered by such licenses and use the technology to compete directly with us. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of such technology into our solutions and services, the diversion of our resources from the development of our own proprietary technology and our inability to generate revenue from such licensed third-party technology sufficient to offset associated acquisition and maintenance costs. In addition, if our vendors choose to cease providing any of our licensed third-party technology or discontinue support of the licensed third- party technology in the future, we might not be able to offer our related modules and services. Furthermore, if these third-parties are unsuccessful in their continued research and development efforts or we are unsuccessful in our internal technology development efforts, we might not be able to modify or adapt our own solutions to effectively compete in our industry.

     We have limited intellectual property protection and may be unable to adequately protect or enforce our intellectual property rights. This could substantially impair our ability to compete and achieve our business goals.

Our success and business plan are predicated on our proprietary systems and technology. Accordingly, protecting our intellectual property rights related to our systems and technology is critical to our continued success and our ability to maintain our competitive position. We protect our proprietary systems through a combination of trademark, trade secret and copyright law, confidentiality agreements and technical measures. We currently have one pending patent application and we also filed an application under the Patent Cooperation Treaty, which preserves our rights to seek a corresponding patent in certain foreign countries should we determine that foreign patent protection is desirable. However, we can give no assurance that such patents will ever be issued or, if such patents are issued, that their claims will have sufficient scope to ensure protection of any of our solutions or services or to offer a competitive advantage. We cannot be sure that the steps we have taken will prevent misappropriation of our technology or infringement of our intellectual property rights. We cannot ensure that others will not independently develop similar or alternative technologies or duplicate any of our or our licensors’ technologies, or that we will develop additional proprietary technologies that are patentable or protectable intellectual property. In addition, the process of completing patents could divert our resources away from designing new solutions or otherwise developing our solutions.

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To protect our intellectual property rights, we may in the future need to assert claims of infringement or misappropriation of such rights against third-parties. The outcome of litigation to enforce our intellectual property rights is highly unpredictable, could result in substantial costs and diversion of resources and could have a material adverse effect on our financial condition and results of operations regardless of the final outcome of such litigation. Such infringement or misappropriation of our intellectual property would have an adverse effect on our competitive position. We may also have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of invalidity, and we may likely incur substantial out of pocket costs and the diversion of management’s time and attention in so doing.

Despite our efforts to protect our unpatented and unregistered intellectual property rights, we may not be successful or the safeguards may not be adequate to detect or deter misappropriation of our technology or to prevent an unauthorized third-party from copying or otherwise obtaining and using our products, technology or other information that we regard as proprietary. Policing unauthorized use of our solutions, services and proprietary technology is very difficult, and nearly impossible on a worldwide basis. If we are not able to protect our intellectual property rights or if our intellectual property is otherwise impaired, it could result in significant harm to our future growth plans and the success of our business could be materially and adversely affected.

Factors beyond our control could cause interruptions in our operations, which would adversely affect our reputation in the marketplace and our business, financial condition and results of operations.

To succeed, we must be able to operate our systems without interruption. Certain of our communications and information services are provided through our third-party service providers, which we do not control. Our operations are vulnerable to interruption by damage from a variety of sources, many of which are not within our control, including without limitation:

•	power loss and telecommunications failures;

•	software and hardware errors, failures or crashes;

•	loss or interruption of Internet access;

•	computer viruses and similar disruptive problems; and

•	fire, flood and other natural disasters.

Any significant interruptions in our services or operations would damage our reputation in the marketplace, may result in liability to our customers and have a negative impact on our business, financial condition and results of operations.

Performance problems with our solutions or services or our customers’ system failures, whether caused by hardware, software or other problems, could cause us to lose business or incur liabilities.

Our customer satisfaction and our business could be harmed if our customers experience transmission delays or failures or loss of data in their systems as a result of our solutions or services. These systems, and the software used in these systems, are complex, and despite testing and quality control, we cannot be certain that problems will not occur or that they will be detected and corrected promptly and permanently when they do occur.

We have developed contingency plans for handling customer system failures and other customer emergencies; however, we have limited backup facilities if these systems are not functioning. The occurrence of a major catastrophic event or other system failure at any of our facilities or at one of our third-party facilities could interrupt our services or result in the loss of stored data, which could have a material adverse impact on our business or cause us to incur material liabilities. If we are unable to deliver our solutions to our customers as a result of the failure of a customer’s system, our inability to deliver will negatively impact our financial condition. Although we maintain insurance for our business, we cannot assure that our insurance will be adequate to compensate us for all losses that may occur or that this coverage will continue to be available on acceptable terms or in sufficient amounts.

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We may not generate sufficient future taxable income to allow us to realize our deferred tax assets.

We have a significant amount of tax loss carryforwards that will be available to reduce the taxes we would otherwise owe in the future. We have recognized the value of a portion of these future tax deductions in our consolidated balance sheet at December 31, 2005. The realization of our deferred tax assets is dependent upon our generation of future taxable income during the periods in which we are permitted, by law, to use those assets. We exercise judgment in evaluating our ability to realize the recorded value of these assets, and consider a variety of factors, including the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Our evaluation of the realizability of deferred tax assets must consider both positive and negative evidence, and the weight given to the potential effects of positive and negative evidence is based on the extent to which the evidence can be verified objectively. While we believe that sufficient positive evidence exists to support our determination that the realization of a portion of our deferred tax assets is more likely than not, we cannot assure you that we will have profitable operations in the future that will allow us to fully realize those assets.

     If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement.

In connection with the audit of our financial statements as of and for the year ended December 31, 2005 and re-audit of the financial statements as of and for the years ended December 31, 2004 and 2003, our independent auditors reported to our audit committee on July 28, 2006 that we had material weaknesses in our internal controls (as defined under the standards established by the Public Company Accounting Oversight Board — U.S.) with respect to our accounting and reporting of certain complex transactions. In addition, on December 16, 2005, in connection with their audit of our financial statements as of and for the year ended December 31, 2004, our previous independent auditors reported to our audit committee and informed us that we had material weaknesses in our internal controls as defined under auditing standards generally accepted in the United States of America. A material weakness is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

The following material weaknesses were reported by our independent auditors in connection with their audit of our financial statements as of and for the year ended December 31, 2005 and re-audit of the financial statements as of and for the years ended December 31, 2004 and 2003:

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We did not have adequate controls to provide reasonable assurance that all elements of contractual arrangements with customers were being recorded in accordance with generally accepted accounting principles. Specifically, we did not have adequate controls to properly determine that persuasive evidence of contractual arrangements with customers existed before recording revenue. Errors in determining that contracts had been signed by customers resulted in the premature recognition of revenue that should have been deferred to later periods, in accordance with Statement of Position 97-2 (SOP 97-2), “Software Revenue Recognition,” and related interpretations. As a result of these identified deficiencies, material revenue-related audit adjustments were recorded to our financial statements to defer revenue from the periods in which they were originally recorded until such time as the appropriate revenue recognition criteria were met.

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We did not have appropriate accounting personnel who possessed an appropriate level of experience in the selection and application of generally accepted accounting principles with respect to the accounting for our Series A convertible preferred stock and Series B and C redeemable convertible preferred stock to provide reasonable assurance that all transactions were being appropriately recorded and summarized in our financial statements. Specifically, we did not properly identify and record the beneficial conversion option relating to the accrued and unpaid dividends on our Series A convertible preferred stock. We did not identify and record the embedded derivative conversion option on our Series B and C redeemable convertible preferred stock and reflect the changes in the fair value of those conversion options in earnings. We did not accrete the carrying value of the Series C redeemable convertible preferred stock to liquidation value, which was three times the stated value. As a result of these identified deficiencies, we recorded material post-closing audit adjustments to our financial statements for the years ended December 31, 2005, 2004 and 2003.

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The following material weaknesses were reported by our previous independent auditors in connection with their audit of our financial statements as of and for the years ended December 31, 2004 and 2003:

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Errors in revenue recognition were identified that resulted primarily from a lack of secondary review over the application of accounting principles to specific contract terms as well as the analysis and estimates supporting the amounts recorded. These errors resulted from the lack of a systematic process for accumulating information supporting VSOE and underlying recorded revenue as well as the lack of appropriate levels of review. As a result, we recorded material post-closing audit adjustments to our financial statements for the year ended December 31, 2003.

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We did not have appropriate accounting personnel who possessed an appropriate level of experience in the selection and application of generally accepted accounting principles with respect to the accounting for our Series A convertible preferred stock and Series B and C redeemable convertible preferred stock to provide reasonable assurance that all transactions were being appropriately recorded and summarized in the financial statements. Specifically, we did not accrete the carrying value to redemption value at the earliest redemption date and did not properly record the accrued and unpaid dividends on Series A convertible preferred stock and Series B and C redeemable convertible preferred stock. As a result of these identified deficiencies, we recorded material post-closing audit adjustments to our financial statements for the year ended December 31, 2003.

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We did not have appropriate accounting personnel who possessed an appropriate level of experience in the selection and application of generally accepted accounting principles with respect to the accounting for income taxes, specifically the appropriate valuation allowance for deferred tax assets. As a result of this material weakness, we recorded material post-closing audit adjustments to our financial statements for the year ended December 31, 2003.

These material weaknesses may have contributed to the errors corrected in the restatement of our financial statements as of and for the years ended December 31, 2005, 2004 and 2003. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Controls and Procedures; Material Weaknesses in Internal Controls and Changes in Accountants.”

We have begun our remediation efforts and we believe that our actions in this regard have strengthened our internal controls over financial reporting. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Controls and Procedures; Material Weaknesses in Internal Controls and Changes in Accountants.” Our efforts to date have included the following:

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We have expanded our accounting staff to add additional skills and experience, specifically experience in revenue recognition for software sales and services, and will continue the expansion of our accounting staff, as well as the use of qualified outside professionals as necessary to enhance and maintain our internal accounting controls.

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We instituted new internal accounting controls, including a detailed review of new contracts by qualified accounting personnel to appropriately recognize and record revenue from term license sales as well as the sales from professional services and subscription and maintenance.

•	We instituted new internal accounting controls over the pricing of our separate software and service offerings.

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We instituted new accounting procedures to accrete the value of our preferred stock to its redemption value at the earliest redemption date, and to accrete the value of our preferred stock for accrued but unpaid dividends.

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We have engaged qualified outside professionals to assist our accounting staff in analyzing and recording current and deferred income tax provisions and benefits, assets, and liabilities, and will continue to do so as necessary to improve, enhance and maintain our system of internal accounting controls.

Although initiated, our plans to improve the effectiveness of our internal controls and processes are not complete. We anticipate that it will take some time to establish the disclosure controls and procedures desired by our management and our board of directors. While we expect to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take to complete the remedial steps identified above because doing so depends on several factors beyond our control, including the hiring of additional qualified personnel. While the costs to date of our remediation efforts have not been material, we may incur material costs in the future for remediation of material weaknesses in internal controls. We will continue to evaluate the effectiveness of the control environment and will continue to refine existing controls. We cannot assure you that the measures we have taken to date or any future measures will remediate the material weaknesses reported by our independent auditors. Additional deficiencies in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our prior period financial statements. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock.

In addition, these material weaknesses and any other deficiencies in internal controls that we identify in the future will need to be addressed as part of the evaluation of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and may impair our ability to comply with Section 404. See the immediately following risk factor in this prospectus regarding our reporting obligations and internal controls over financial reporting. These material weaknesses indicate that improvements in our overall control environment are needed in order to meet our responsibilities for financial reporting as a public company.

     If we fail to comply with the reporting obligations of the Securities Exchange Act of 1934 and Section 404 of the Sarbanes-Oxley Act of 2002, or if we fail to achieve and maintain adequate internal controls over financial reporting, our business results of operations and financial condition, and investors’ confidence in us, could be materially adversely affected.

As a public company, we will be required to comply with the periodic reporting obligations of the Securities Exchange Act of 1934, including preparing annual reports, quarterly reports and current reports. Our failure to prepare and disclose this information in a timely manner could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing. In addition, we will be required under applicable law and regulations to integrate our systems of internal controls over financial reporting. We plan to evaluate our existing internal controls with respect to the standards adopted by the Public Company Accounting Oversight Board. During the course of our evaluation, we may identify areas requiring improvement and may be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and costs to us and require us to divert substantial resources, including management time from other activities.

We expect to dedicate significant management, financial and other resources in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002 in the second half of 2006 and in 2007. We expect these efforts to include a review of our existing internal control structure. As a result of this review, we may either hire or outsource additional personnel to expand and strengthen our finance function. We cannot be certain at this time that we will be able to comply with all of our reporting obligations and successfully complete the procedures, certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 by the time that we are required to file our annual report on Form 10-K for the year ended December 31, 2007. If we fail to achieve and maintain the adequacy of our internal controls and do not address the deficiencies identified by our auditors, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act of 2002. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock.

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Risks Related to our Offering

We will incur significant increased costs as a result of operating as a public company, and our management and key employees will be required to devote substantial time to new compliance initiatives.

We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules and regulations implemented by the Securities and Exchange Commission and the NASDAQ Global Market, impose various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will devote substantial amounts of time to these new compliance initiatives. These rules and regulations will significantly increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We will also incur additional costs associated with our public company reporting requirements and the remediation of any material weaknesses we identify through these efforts. We expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. We currently are evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. If our profitability is adversely affected because of these additional costs, it could have a negative effect on the trading price of our common stock.

We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be.

Before this offering, there was no public trading market for our common stock, and we cannot assure you that one will develop or be sustained after this offering. If a market for our common stock does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price, if at all. We cannot predict the prices at which our common stock will trade. The initial public offering price for our common stock will be determined through our negotiations with the underwriters and may not bear any relationship to the market price at which our common stock will trade after this offering or to any other established criteria of the value of our business. It is possible that, in future quarters, our operating results may be below the expectations of securities analysts and investors. As a result of these and other factors, the price of our common stock may materially decline.

Anti-takeover provisions of Pennsylvania law and our articles of incorporation and bylaws could delay and discourage takeover attempts that shareholders may consider to be favorable.

Certain provisions of our amended and restated articles of incorporation and second amended and restated bylaws that will be in effect upon completion of this offering and applicable provisions of the Pennsylvania Business Corporation Law may make it more difficult for a third-party to acquire, or prevent a third-party from acquiring, control of us or effecting a change in our board of directors and management. These provisions include:

•	the classification of our board of directors into three classes, with one class elected each year;

•	a prohibition on cumulative voting in the election of directors;

•	the ability of our board of directors to issue preferred stock without shareholder approval;

•	the ability of our shareholders to take action only at a meeting of our shareholders and not by written consent;

•	the prohibition on shareholders calling a special meeting of our shareholders;

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the requirement that shareholders comply with advance notice procedures in order to nominate candidates for election to our board of directors or to provide shareholder proposals for consideration at any meeting of our shareholders; and

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the prohibition of our entering into certain business combinations with holders of 20% or more of our voting securities without prior approval of our board of directors, unless a majority of our disinterested shareholders approves the transaction.

The Pennsylvania Business Corporation Law further provides that because our amended and restated articles of incorporation and second amended and restated bylaws provide for a classified board of directors, shareholders may remove directors only for cause. These and other provisions of the Pennsylvania Business Corporation Law and our amended and restated articles of incorporation and second amended and restated bylaws could delay, defer or prevent us from experiencing a change of control or changes in our board of directors and management and may adversely affect our shareholders’ voting and other rights. Any delay or prevention of a change of control transaction or changes in our board of directors and management could deter potential acquirers or prevent the completion of a transaction in which our shareholders could receive a substantial premium over the then current market price for their shares of our common stock.

The price of our common stock may be highly volatile.

In the past several years, technology stocks have experienced high levels of volatility and significant declines in value from their historic highs. The trading price of our common stock following this offering may fluctuate substantially. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay to purchase shares of our common stock. The prevailing price depends on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of software companies in general, and healthcare information software companies in particular;

•	actual or anticipated changes in our earnings or fluctuations in our operating results;

•	actual or anticipated changes in the expectations of securities analysts;

•	general economic conditions and trends affecting the United States and/or the world economy generally;

•	the success of our competitors and fluctuations in their stock prices;

•	major catastrophic events;

•	sales of large blocks of our stock; and

•	departures of key personnel.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business, which could cause the trading price of our common stock to decline.

Sales of outstanding shares of our common stock into the market in the future could cause the market price of our common stock to drop significantly, even if our business is doing well.

If our existing shareholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the 180-day contractual lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline below the initial public offering price. After this offering, approximately 14,941,729 shares of our common stock will be outstanding, assuming no exercise of the underwriters’ overallotment option. Of these shares, 4,759,255 shares of our common stock (including the 4,700,000 shares of our common stock sold in this offering) will be freely tradable, without restriction, in the public market. Cowen and Company, LLC may, in its sole discretion, permit our directors, officers, employees and current shareholders who are subject to the 180-day contractual lock-up to sell shares prior to the expiration of the lock-up agreements. The lock-up is subject to extension under certain circumstances. See “Shares Eligible for Future Sales—Lock-Up Agreements” elsewhere in this prospectus.

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After the lock-up agreements pertaining to this offering expire 180 days from the date of this prospectus, up to an additional 10,182,474 shares will be eligible for sale in the public market, 7,696,921 of which are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act of 1933 as amended, or the Securities Act, and various vesting agreements. In addition, the shares subject to outstanding warrants and the shares underlying options that are either subject to the terms of our Amended and Restated Stock Option Plan or our Series C Stock Equity Incentive Plan or reserved for future issuance under our 2006 Equity Incentive Plan will become eligible for sale in the public market to the extent permitted by the provisions of various option agreements and warrants, the lock-up agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline. For additional information, see “Shares Eligible for Future Sale.”

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution of $8.95 per share, because the price that you pay will be substantially greater than the net tangible book value per share of our common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution upon the exercise of options to purchase common stock under our equity incentive plans, if we issue restricted stock or other equity-based incentives to our employees under these plans or if we otherwise issue additional shares of our common stock.

     If research analysts fail to research or publish reports about our business or if they issue unfavorable commentary or fail to recommend the purchase of our common stock, the price of our common stock could decline.

The trading market for our common stock will depend in part on the research performed by, and the reports published by, research analysts concerning our business. These research analysts are independent and are outside of our and our underwriters’ control. The trading price of our common stock could decline if research analysts fail to research and publish, cease publishing or publish negative reports on our business or otherwise fail to recommend the purchase of our common stock.

We do not intend to pay dividends to our common shareholders for the foreseeable future.

We have never declared or paid any dividends on our common stock and do not intend to do so for the foreseeable future. We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. See “Dividend Policy” elsewhere in this prospectus.

We have broad discretion in the use of the net proceeds of this offering.

We intend to use approximately $9.5 million of the net proceeds from this offering to pay accrued and unpaid dividends to the former holders of our Series B and Series C preferred stock upon the automatic conversion of such shares to common stock upon the consummation of this offering. We intend to use the remaining net proceeds from this offering, as determined by our management in its sole discretion, for general corporate purposes, including working capital needs and potential strategic acquisitions and investments. We have not determined the specific allocation of the net proceeds of this offering among these additional uses. Our management will have broad discretion over the use and investment of the net proceeds of this offering, and accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning management’s specific intentions.

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Insiders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

Our directors, executive officers and each of our shareholders who own greater than 5% of our outstanding common stock and their affiliates, in the aggregate, will beneficially own approximately 57.7% of the outstanding shares of our common stock after this offering. As a result, these shareholders, if acting together, would be able to influence or control matters requiring approval by our shareholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of us, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of us and might ultimately affect the market price of our common stock.

We may issue additional securities in the future, including shares, debt or equity-linked debt, which may depress our stock price.

Our issuance of additional securities could:

•	cause substantial dilution of the percentage ownership of our shareholders at the time of the issuance;

•	cause substantial dilution of our earnings per share;

•	subject us to the risks associated with increased leverage, including a reduction in our ability to obtain financing or an increase in the cost of any financing we obtain;

•	subject us to restrictive covenants that could limit our flexibility in conducting future business activities; and

•	adversely affect the prevailing market price for our outstanding securities.

We do not intend to seek security holder approval for any such acquisition or security issuance unless required by applicable law or regulation or the terms of existing securities. If these securities are issued, such issuances may cause the trading price of our stock to decline.

We may not be able to raise additional funds on terms that are acceptable to us when such funds are needed for our business or to exploit opportunities.

Our future liquidity and capital requirements will depend upon numerous factors, including the success of our businesses, our existing and new solutions and service offerings, competing technologies and market developments, potential future acquisitions and additional repurchases of our common stock. We may need to raise additional funds to support expansion, develop new or enhanced solutions and services, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. If required, we may raise such additional funds through public or private debt or equity financing, strategic relationships or other arrangements. There can be no assurance that such financing will be available on acceptable terms, if at all, or that such financing will not be dilutive to our shareholders.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements, which are usually accompanied by words such as “may,” “might,” “will,” “should,” “could,” “would,” “intends,” “estimates,” “predicts,” “potential,” “continue,” “believes,” “anticipates,” “plans,” “expects” and similar expressions, relate to, without limitation, statements about our market opportunities, our strategy, our competition, our projected revenue and expense levels and the adequacy of our available cash resources. This prospectus also contains forward-looking statements attributed to third-parties relating to their estimates regarding our industry. You should not place undue reliance on any of the forward-looking statements contained in this prospectus.

The cautionary statements contained in “Risk Factors” and other similar statements contained elsewhere in this prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those expressed or forecasted in, or implied by, such forward-looking statements.

Although we believe that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, no assurance can be given that such expectations will be attained or that any deviations will not be material. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We disclaim any obligation or undertaking to disseminate any updates or revision to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of the shares of our common stock in this offering of approximately $26.9 million, assuming an initial public offering price of $10.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. A $1.00 increase (decrease) in the assumed public offering price of $10.00 per share would increase (decrease) the net proceeds to us from this offering by $3.1 million (assuming the number of shares set forth on the cover page of this preliminary prospectus remains the same). We will not receive any of the proceeds from the sale of shares of common stock sold by the selling shareholders, including any shares of our common stock sold by the selling shareholders if the underwriters exercise their overallotment option.

We will use approximately $9.5 million of the net proceeds of this offering to pay the accrued and unpaid dividends to the former holders of our Series B and Series C preferred stock upon the automatic conversion of such shares to common stock upon the consummation of this offering.

We intend to use the remaining net proceeds of this offering for general corporate purposes, including working capital needs. While we have not allocated the remaining net proceeds of this offering to specified general corporate purposes, we may utilize such proceeds by allocating them amongst the following categories: technology infrastructure to help increase transaction volume and further enhance our software products and develop new software solutions; the addition of sales and marketing personnel to encourage adoption of Patient Clinical Summaries, increase awareness of our solutions and expand our customers within the payer markets; and development of marketing, sales and other promotional programs to cross-sell products to our existing and future customers. We believe opportunities may exist to expand our current business through strategic acquisitions and investments in technology, and we may use a portion of the proceeds for these purposes. We are not currently a party to any contracts or letters of intent, nor do we have any arrangements or understandings, with respect to any strategic acquisitions or investments. The amount of net proceeds to be utilized for strategic acquisitions has not been determined.

Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We currently intend to retain any future earnings to finance our operations and the further expansion and development of our business, and therefore, do not intend to declare or pay cash dividends on our capital stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions in any future loan covenants, restrictions imposed by applicable law and other factors our board of directors deems relevant.

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CONVERSION AND EXERCISE TRANSACTIONS

Current Capitalization

As of December 13, 2006, we had outstanding:

•	2,333,333 shares of Series A preferred stock;

•	2,755,261 shares of Series B preferred stock;

•	3,323,350 shares of Series C preferred stock; and

•	5,666,804 shares of common stock (not including any conversion of preferred stock assumed elsewhere in this prospectus).

As of December 13, 2006, we had warrants outstanding for the purchase of an aggregate of 649,358 shares of our common stock. As of December 13, 2006, we also had outstanding options to purchase 2,937,080 shares of our common stock. These options include options to purchase shares of our Series C preferred stock issued pursuant to our Series C Stock Equity Incentive Plan, which awards will become options to purchase 55,000 shares of our common stock upon the consummation of this offering.

Our articles of incorporation provide that upon the consummation of the first public offering of our common stock resulting in proceeds to us of at least $30 million and the satisfaction of other conditions:

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all of the outstanding shares of our Series A preferred stock will automatically convert into shares of our common stock at a rate of 1.011 shares of our common stock for each share of our Series A preferred stock, subject to adjustment for certain future events;

•
all of the outstanding shares of our Series B preferred stock will automatically convert into shares of our common stock at a rate of 0.631 shares of our common stock for each share of our Series B preferred stock, subject to adjustment for certain future events; and

•
all of the outstanding shares of our Series C preferred stock will automatically convert into shares of our common stock at a rate of 0.500 shares of our common stock for each share of our Series C preferred stock, subject to adjustment for certain future events.

Outstanding shares of our Series A, Series B and Series C preferred stock are entitled to receive dividends in an amount equal to 9%, 9% and 10%, respectively, on the stated values of those shares, which are set forth in the rights and preferences of the preferred stock. On December 13, 2006, the aggregate dividends payable to the holders of all of the outstanding shares of our Series A, Series B and Series C preferred stock was approximately $3.1 million, $7.6 million and $1.9 million, respectively. We plan to use part of the net proceeds of this offering to pay the Series B and Series C preferred stock dividends. No cash dividends will be paid on our Series A preferred stock in connection with this offering. Instead, the holders of our Series A preferred stock have elected that we include the value of the accrued and unpaid dividends on the Series A preferred stock when calculating the number of shares of our common stock to be issued to them when the Series A preferred stock converts to common stock upon the consummation of this offering.

Upon the consummation of this offering, there will be no outstanding shares of our preferred stock. As discussed above, based on the number of such shares currently outstanding, these shares of our Series A, Series B and Series C preferred stock (including estimated accrued and unpaid dividends on the Series A preferred stock outstanding upon the consummation of this offering) would convert into 2,358,123 shares, 1,737,638 shares and 1,661,664 shares of common stock, respectively, upon the consummation of this offering.

Reverse Stock Split

We anticipate effecting a 1-for-2 reverse stock split of our shares of common stock prior to the consummation of this offering. All information in this section “Conversion and Exercise Transactions” assumes the completion of this reverse stock split.

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Conversion Agreements

We entered into conversion agreements with the holders of our outstanding Series B and Series C preferred stock. Eight of these holders, Britannia Holdings Limited, Carl E. Smith, David St. Clair, Grotech Partners V, L.P. (affiliated with Grotech Capital Group V, LLC), Grotech V Maryland Fund, L.P. (affiliated with Grotech Capital Group V, LLC), Liberty Ventures I, L.P. (affiliated with Liberty Ventures), Liberty Ventures II, L.P. (affiliated with Liberty Ventures) and Stockwell Fund, L.P., are our affiliates by virtue of their positions as employees of ours, membership on our board of directors and/or the beneficial ownership of our common stock and their affiliation with a member of our board of directors. See “Management,” “Certain Relationships and Related Party Transactions” and “Principal and Selling Shareholders” elsewhere in this prospectus.

Under the terms of each conversion agreement, each holder was entitled to elect prior to July 12, 2006 to convert up to 31.5% of such holder’s outstanding shares of Series B preferred stock and of Series C preferred stock into shares of our common stock. As part of this conversion, the accrued but unpaid dividends on the converted shares were taken into account in calculating the number of shares of common stock issuable upon conversion of the shares of Series B and Series C preferred stock. The provisions of the conversion agreements became effective upon the filing of the Registration Statement on Form S-1 on August 11, 2006 of which this prospectus is a part. Therefore, the preferred stock and common stock presented above as outstanding as of December 13, 2006 take into account the conversion. Under such arrangements, an aggregate of 1,266,991 shares and 1,528,199 shares of Series B and Series C preferred stock, respectively, were converted for 1,240,448 shares and 1,122,134 shares of our common stock, which included 441,393 shares and 358,033 shares of our common stock, respectively, on account of accrued dividends.

Termination of Shareholders Agreement

Pursuant to the terms of the Third Amended and Restated Shareholders Agreement dated January 11, 2002 among us and the shareholders party thereto, all of the rights of the shareholders under the agreement will be terminated upon the consummation of this offering, which is considered a qualified initial public offering. For purposes of the agreement, a qualified initial public offering is a first public offering of our common stock in which the proceeds to us are at least $30 million and as to which our capital stock outstanding immediately prior to the closing of this offering on a fully diluted basis will have an aggregate public market value of not less than $150 million.

Conversion of Options Issued Pursuant to the Series C Stock Equity Incentive Plan

Upon the consummation of this offering, we will substitute shares of common stock for shares of Series C preferred stock subject to previously granted options to purchase shares of Series C preferred stock on a one-for-two basis. No options will be available for grant pursuant to the Series C Stock Equity Incentive Plan thereafter.

Warrants

On August 1, 2006, we amended the outstanding warrants to purchase 172,302 shares of our common stock that we had previously issued to Commerce Bank to provide for the right to exercise such warrant on a “cashless” basis. In connection with such amendment, Commerce Bank agreed to terminate its rights to register the shares of common stock issued upon the exercise of such warrants.

Outstanding warrants to purchase an aggregate of 217,500 shares of our common stock will terminate upon the consummation of this offering. Shares of common stock that may be purchased upon exercise of these warrants are included in the presentation of outstanding shares of common stock in this prospectus. In addition, we have assumed the exercise of these warrants for the purpose of presenting our pro forma and our pro forma as adjusted balance sheet in the “Summary Consolidated Financial Information” and “Capitalization” sections of this prospectus.

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CAPITALIZATION

The following table describes our capitalization as of September 30, 2006. Our capitalization is presented:

•	On an actual basis;

•	On a pro forma basis to give effect to:

•	a 1-for-2 reverse stock split of our shares of common stock to be effective prior to the consummation of this offering;

•	the restoration of our Treasury shares to our authorized but unissued common stock; and

•
the issuance of 217,500 shares of our common stock at a weighted average exercise price of $2.62 per share upon the exercise of outstanding warrants that would otherwise terminate upon the consummation of this offering;

•
the conversion of all outstanding shares of our Series A preferred stock, including the accrued and unpaid dividends thereon, into 2,358,123 shares of our common stock, which will automatically occur immediately prior to the consummation of this offering;

•
the conversion of all of the then outstanding shares of our Series B preferred stock and Series C preferred stock into 3,399,302 shares of our common stock, which will automatically occur immediately prior to the consummation of this offering;

•	the incurrence of an approximately $0.4 million charge due to the accretion on the Series A preferred stock, Series B preferred stock and Series C preferred stock after September 30, 2006; and

•
the incurrence of an approximately $9.5 million liability relating to the payment of the accrued and unpaid dividends to the former holders of our Series B and Series C preferred stock upon the automatic conversion of such shares to common stock upon the consummation of this offering.

•
On a pro forma as adjusted basis to give effect to the sale by us of 3,300,000 shares of our common stock in this offering at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.

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The pro forma and pro forma as adjusted information below is illustrative only and our capitalization table following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with the sections of this prospectus entitled “Use of Proceeds,” “Conversion and Exercise Transactions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

	September 30, 2006
	Actual	Pro Forma	Pro Forma As Adjusted

	(unaudited)
	(in thousands, except for share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents(1)	$387	$957	$22,142

Long-term debt, net of current portion	2,936	2,936	2,936
Series B convertible preferred stock, no par value; 7,500,000 shares authorized, 2,755,261 shares issued and outstanding, actual; 7,500,000 shares authorized, no shares issued and outstanding, pro forma; 7,500,000 shares authorized, no shares issued and outstanding, pro forma as adjusted	20,452	—	—
Series C convertible preferred stock, no par value; 7,500,000 shares authorized, 3,323,350 shares issued and outstanding, actual; 7,500,000 shares authorized, no shares issued and outstanding, pro forma; 7,500,000 shares authorized, no shares issued and outstanding, pro forma as adjusted	12,975	—	—

Shareholders’ equity (deficiency):
Series A convertible preferred stock, no par value; 2,333,333 shares authorized, 2,333,333 shares issued and outstanding, actual; 2,333,333 shares authorized, no shares issued and outstanding, pro forma; 2,333,333 shares authorized, no shares issued and outstanding, pro forma as adjusted	6,535	—	—
Common stock – no par value, 50,000,000 shares authorized - 11,291,108 shares issued and outstanding, actual; no par value, 50,000,000 shares authorized, 11,620,479 shares issued and outstanding, pro forma; 100,000,000 shares authorized, 14,920,479 shares issued and outstanding, pro forma as adjusted	30,668	65,512	92,404
Additional paid in capital Beneficial conversion feature	3,375	—	—
Accumulated deficit	(66,184)	(64,137)	(64,193)

Total shareholders’ (deficiency) equity(1)	(25,606)	1,375	28,211

Total capitalization	$10,757	$4,311	$31,147

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $10.00 per share would increase (decrease) each of cash and cash equivalents, total shareholders’ (deficiency) equity and total capitalization by $3.1 million assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

Our pro forma net tangible book value as of September 30, 2006 was approximately $(13.8) million, or approximately $(1.19) per share. Pro forma net tangible book value per share is determined by dividing the amount of our tangible net worth, or total tangible assets less total liabilities, by the pro forma number of shares of our common stock outstanding after giving effect to the transactions described in “Conversion and Exercise Transactions” in this prospectus. Dilution to new investors represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share of our common stock immediately after the completion of this offering. After giving effect to our sale of the shares offered hereby at an assumed initial public offering price of $10.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom, our pro forma net tangible book value as of September 30, 2006 would have been $15.7 million, or $1.05 per share. This represents an immediate increase in pro forma net tangible book value of $2.24 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $8.95 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$10.00
Pro forma net tangible book value per share as of September 30, 2006	$(1.19)
Increase per share attributable to new investors	2.24

Pro forma net tangible book value per share after this offering		1.05

Dilution per share to new investors		$8.95

The following table sets forth, on a pro forma basis as of September 30, 2006, after giving effect to the transactions described in “Conversion and Exercise Transactions” elsewhere in this prospectus, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing shareholders and by new investors who purchase shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses, assuming an initial public offering price of $10.00 per share:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share

Existing shareholders	11,620,479	77.9%	$48,448,008	59.5%	$4.17
New investors	3,300,000	22.1	33,000,000	40.5	10.00

Total	14,920,479	100.0%	$81,448,008	100.0%

The foregoing tables and calculations assume no exercise of any options or warrants outstanding as of December 13, 2006. Specifically, these tables and calculations exclude:

•
2,882,080 shares of our common stock issuable upon exercise of outstanding options to purchase shares of our common stock subject to the terms of our Amended and Restated Stock Option Plan as of December 13, 2006 at a weighted average exercise price of $4.32 per share;

•
55,000 shares of our common stock issuable upon exercise of outstanding options to purchase shares of our common stock subject to the terms of our Series C Stock Equity Incentive Plan as of December 13, 2006 at a weighted average exercise price of $2.26 per share (such awards were originally exercisable for Series C preferred stock but will become options to purchase common stock options on a one-for-two basis upon the consummation of this offering);

•
1,500,000 shares of our common stock reserved for future grants under our 2006 Equity Incentive Plan, which will become effective immediately prior to when we become subject to the reporting requirements of the Securities Exchange Act of 1934; and

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•
431,858 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock outstanding as of December 13, 2006 at a weighted average exercise price of $2.83 per share.

Because the exercise price of the outstanding options and some of the warrants is significantly below the assumed offering price, investors purchasing common stock in this offering will suffer additional dilution when and if these options or warrants are exercised. See “Management—Employee Benefit Plans” for further information regarding our equity incentive and stock option plans and “Description of Capital Stock—Warrants to Purchase Common Stock” for further information on warrants.

A $1.00 increase (decrease) in the assumed inital public offering price of $10.00 per share would increase (decrease) our pro forma as adjusted net tangible book value by $3.1 million and the pro forma as adjusted net tangible book value per share after completion of this offering by $0.21 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

The selected consolidated financial data set forth below are derived from our consolidated financial statements and should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. The consolidated statement of operations data for each of the years ended December 31, 2005, 2004 and 2003 and the consolidated balance sheet data as of December 31, 2005, 2004 and 2003 are derived from, and qualified by reference to, our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The consolidated statement of operations data for each of the years ended December 31, 2002 and 2001 and the consolidated balance sheet data as of December 31, 2002 and 2001 are derived from our audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for each of the nine month periods ended September 30, 2006 and 2005 and the consolidated balance sheet data as of September 30, 2006 and 2005 are derived from our unaudited consolidated financial statements which, in the opinion of management, contain all adjustments necessary to fairly present the information set forth below. Our historical results are not necessarily indicative of results for any future period.

The pro forma portion of the following selected consolidated financial data reflects the earnings per share impact of our 1-for-2 reverse stock split of our common stock to be effective prior to the consummation of this offering.

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001

	(unaudited)
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenue
Term license revenue	$7,403	$6,867	$9,729	$6,260	$2,439	$2,119	$1,655
Subscription, maintenance and transaction fees	16,311	10,961	17,187	14,666	12,600	9,456	6,776
Professional services	9,825	6,445	11,680	7,102	5,488	4,844	3,973

Total revenue	33,539	24,273	38,596	28,028	20,527	16,419	12,404
Cost of revenue:
Term licenses	1,204	775	1,653	1,455	872	764	1,140
Subscription, maintenance and transaction fees	5,560	6,046	8,163	6,774	4,837	4,047	5,325
Professional services	4,435	3,911	5,499	4,843	3,622	3,348	2,690

Total cost of revenue	11,199	10,732	15,315	13,072	9,331	8,159	9,155

Gross margin	22,340	13,541	23,281	14,956	11,196	8,260	3,249
Operating expenses
Sales and marketing	7,692	5,334	7,778	4,668	3,211	2,159	2,216
Research and development	5,828	1,951	2,627	3,243	3,903	4,787	7,911
General and administrative	8,904	5,727	9,707	6,320	4,343	4,626	5,088

Total operating expenses	22,424	13,012	20,112	14,231	11,457	11,572	15,215

(Loss) income from operations	(84)	529	3,169	725	(261)	(3,312)	(11,966)
(Gain) loss on change in fair value of redeemable convertible preferred stock conversion options	2,413	993	694	576	(38)	(127)	(50)
Interest expense (income)	287	174	274	175	249	209	(60)

(Loss) income before benefit for income taxes	(2,784)	(638)	2,201	(26)	(472)	(3,394)	(11,856)
Benefit (provision) for income taxes	148	(139)	6,491	—	—	—	—

Net (loss) income	$(2,636)	$(777)	$8,692	$(26)	$(472)	$(3,394)	$(11,856)
Accretion of convertible preferred shares and redeemable convertible preferred shares	(3,799)	(3,310)	(3,994)	(6,113)	(7,958)	(5,799)	(3,794)

(Loss) income available to common shareholders	$(6,435)	$(4,087)	$4,698	$(6,139)	$(8,430)	$(9,193)	$(15,650)

(Loss) income per share available to common shareholders, basic	$(0.87)	$(0.63)	$0.73	$(0.96)	$(1.36)	$(1.49)	$(3.66)
(Loss) income per share available to common shareholders, diluted	$(0.87)	$(0.63)	$0.33	$(0.96)	$(1.36)	$(1.49)	$(3.66)
Weighted average shares used to compute (loss) income available to common shareholders per common share, basic	7,374,336	6,444,413	6,458,129	6,378,732	6,215,840	6,180,387	4,275,635
Weighted average shares used to compute (loss) income available to common shareholders per common share, diluted	7,374,336	6,444,413	28,287,173	6,378,732	6,215,840	6,180,387	4,275,635
Pro forma stock split (unaudited)
Pro forma (loss) income per share available to common shareholders – basic	$(1.75)	$(1.27)	$1.45	$(1.92)	$(2.71)	$(2.97)	$(7.32)
Pro forma (loss) income per share available to common shareholders – diluted	$(1.75)	$(1.27)	$0.66	$(1.92)	$(2.71)	$(2.97)	$(7.32)
Weighted average shares used to compute pro forma (loss) income available to common shareholders – basic	3,687,168	3,222,207	3,229,065	3,189,366	3,107,920	3,090,193	2,137,817
Weighted average shares used to compute pro forma (loss) income available to common shareholders – diluted	3,687,168	3,222,207	14,143,586	3,189,366	3,107,920	3,090,193	2,137,817

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	September 30,		December 31,
	2006	2005	2005	2004	2003	2002	2001

	(unaudited)
	(in thousands, except share and per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$ 387	$ 62	$ 2,447	$ 431	$ 764	$—	$186
Total current assets	19,316	12,318	16,366	5,836	4,028	3,147	2,430
Total assets	38,214	20,543	32,283	12,219	7,150	7,402	7,080
Short-term debt	5,684	3,023	1,262	552	699	2,143	2,006
Deferred revenue, current	7,275	9,097	8,951	5,639	3,861	1,823	271
Deferred revenue, net of current	686	385	666	246	—	—	—
Total current liabilities	22,667	18,072	17,137	10,016	7,077	6,979	4,118
Long-term debt	2,936	1,686	2,515	1,180	174	309	466
Preferred stock	33,427	46,549	47,115	50,837	44,724	36,414	29,548
Total shareholders’ deficiency	(25,606)	(47,425)	(38,402)	(51,082)	(44,980)	(36,561)	(27,373)

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the “Selected Consolidated Financial Information” and our consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, the following discussion and analysis includes forward-looking information that involve risks, uncertainties and assumptions. Our actual results and the timing of events could differ materially from those anticipated by these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus.

Overview

We are a provider of software, services and clinical content to healthcare payers that allow them to improve the quality and affordability of healthcare provided to their members and increase their administrative efficiency. Our Collaborative Care Management solution analyzes data, automates payer workflow processes and electronically connects payers, healthcare providers and patients, providing them with a common view of the patient’s health that helps to foster better clinical decision making. Our solution is built around a suite of modular and easily configurable software applications and utilizes the Internet to link our payer customers to their members and their members’ chosen healthcare providers.

Our Collaborative Care Management solution is comprised of two related suites of products – Integrated Medical Management and Collaborative Data Exchange. Our Integrated Medical Management suite allows our healthcare payer customers to identify active care management opportunities among their members and automate an intervention process based on clinical best practices. Our Integrated Medical Management suite also helps our customers reduce internal administrative costs by automating traditionally manual processes. Our Collaborative Data Exchange suite allows our customers to securely transmit health records containing critical patient information in an easily understood format to patients and providers at the time they are making treatment decisions. We refer to these health records as Patient Clinical Summaries and believe that they are a critical first step to developing electronic health records. In the future, we expect our Patient Clinical Summaries to integrate additional information provided by patients and a broad range of providers, thereby increasing their value to all constituents.

Since 1999, we have focused on broadening our solution portfolio in order to respond to the evolving needs of our customers. In 1999, we began offering our Analytics and Disease Management module; in 2001, we began offering our Transactions and Information Exchange module; in 2003, we began offering OptiCareCert; in 2004, we began offering OptiCarePath; and in 2005, we began offering our customers the ability to electronically transmit Patient Clinical Summaries via our Transactions and Information Exchange infrastructure.

We operate in a relatively small market, where we have 56 of approximately 350 potential customers. This presents our management with the challenge of expanding our revenue within a limited potential customer base and the attendant risk of our inability to grow revenue if we are unable to do so. In addition, in the past, our non-recurring revenue, which primarily consists of term license fees for our software products and professional service fees associated with implementation of these software products, has constituted a significant portion of our revenue. This non-recurring revenue is generally paid in lump sums, thereby decreasing the predictability of our revenue. As a result of these risks and challenges, we have focused, and anticipate that we will continue to focus, on the growth of our business, expanding existing customer relationships, developing innovative new solutions, expanding our customer base within our market and continuing to build recurring and predictable revenue through new products like our Patient Clinical Summary. While we anticipate funding our growth primarily from operating cash flow, we may utilize a portion of the net proceeds for one or more of the components of our growth strategy. See “Use of Proceeds.”

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For the three years ending December 31, 2005, we experienced our fastest growth in term licenses and professional services revenue, thereby increasing those items as a percentage of our revenue. Consequently we realized a decreasing percentage of subscription, maintenance and transaction fee revenue even though that revenue grew as well. However, in the future, we anticipate the market will have an increased focus on Electronic Health Records and what we refer to as our Patient Clinical Summary. For these solutions, our customers pay an annual subscription fee and pay a transaction fee each time they utilize the solution. In addition, once adopted by a customer, there are less sales and administrative efforts required to increase the transaction volume with a customer as compared to the efforts required to sell a new term license for one of our other solutions. We anticipate that the growth of this portion of our business will outpace our traditional software licenses and, as a result, subscription and transaction revenue will become a larger portion of our overall revenue. We anticipate that this strategy will lead to more recurring and predictable overall revenue. In addition, given the lower administrative and sales costs associated with this revenue, we anticipate that this will increase our margins, especially as transaction volume with a given customer increases.

We evaluate and monitor our business based on our results from operations, including our percentage of revenue growth, our revenue by category, operating expenses as a percent of total revenue and our overall financial position. In doing so, we monitor margins for our existing business and evaluate the potential margin contributions for each type of revenue that we generate. In addition, we monitor our Earnings Before Interest, Depreciation and Amortization, or EBITDA, as a measure of operating performance in addition to net income and the other measures included in our financial statements.

We license our solutions primarily to large regional healthcare insurance companies. As of September 30, 2006, our customers included approximately 56 regional and national managed care organizations, including the largest organizations in more than 27 regional markets. Our revenue has increased at a compound annual growth rate of 32.8% since 2001, to $38.6 million for the year ended December 31, 2005. Our overall increase in revenue is attributable to increased emphasis by our customers on active management of their total insured population and the expansion of our solutions to meet their evolving needs.

Background

We began operations in 1988 by licensing an automated medical management solution to large regional healthcare insurance companies. This solution was the predecessor to our current Advanced Medical Management module. In 1999, we acquired the assets of an analytical software company that became the basis of our current Analytics and Disease Management module. In 2000, we expended a significant amount of capital to begin the development of our Transactions and Information Exchange module, completing the initial development of the module in the third quarter of 2001. In December 2002, we acquired assets that were the foundation for clinical decision support content, which enabled us to create our Clinical Rules and Processes module. In 2005, we began to offer our customers the ability to electronically transmit Patient Clinical Summaries to providers at the point of care.

From inception until 1997, our operations were funded primarily through internally generated cash flows and bank borrowings. In 1997, we issued approximately $3.5 million of Series A convertible preferred stock in order to raise capital for marketing our products. In 1999, we made a strategic decision to develop new products. To fund this initiative, in the fourth quarter of 1999 and in the first half of 2000, certain existing investors, including our Chief Executive Officer and Liberty Ventures I, L.P., which is an affiliate of ours as a result of their ownership of our outstanding capital stock, provided bridge financing until the closing of our Series B convertible preferred financing. To those investors who participated in the bridge financing, we issued seven-year warrants to purchase an aggregate of 435,000 shares of common stock, 375,000 of which had an exercise price of $2.00 per share and 60,000 of which had an exercise price of $5.00 per share. In June, July and August of 2000, we issued in the aggregate approximately $30.0 million of Series B convertible preferred stock, primarily to fund the research and development of new products. In September 2001 and March 2002, we issued in the aggregate approximately $4.9 million of Series C convertible preferred stock in order to fund our working capital requirements.

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In 1997, we entered into a borrowing arrangement with a third-party lender pursuant to which we issued warrants to purchase 200,000 shares of common stock at an exercise price of $2.00 per share. In 1999, we issued additional warrants to purchase 100,000 shares of common stock at an exercise price of $2.00 per share to the same lender. We entered into an arrangement with a different lender in 2001 pursuant to which we issued warrants to purchase 283,185 shares of common stock at an exercise price of $1.13 per share. In 2002, we entered into a borrowing arrangement with our current lender to provide working capital financing up to $4.0 million based upon eligible receivables. In connection with that arrangement, we issued warrants to purchase an aggregate 235,929 shares of common stock at an exercise price of $0.90 per share.

Sources of Revenue

We derive revenue from the following sources: (i) term license fees for our solutions; (ii) subscription, maintenance and transaction fees; and (iii) fees for discrete professional services.

Term License Revenue

Our customers pay a term license fee to utilize our Advanced Medical Management and Clinical Rules and Processes modules for five years. We recognize revenue for term license fees upon delivery of the software.

Subscription, Maintenance and Transaction Fees

Our customers pay an annual subscription fee to process data through MEDecision’s service bureau and access reports using our Analytics and Disease Management module and to transmit clinical data and decisions through Information Exchange modules. Customers also pay a fee for each transaction transmitted over our network. We recognize subscription fees ratably over the term of the subscription agreement and include this in the subscription, maintenance and transaction fee revenue on our consolidated statements of operations. We also offer our customers a hosted solution and receive monthly fees for those services. We recognize hosting revenue ratably over the term of the related agreement, which is typically five years in duration. Hosting revenue is included in subscription, maintenance and transaction fee revenue on our consolidated statements of operations.

Our customers pay an annual maintenance and support fee equal to approximately 22% of the annualized Advanced Medical Management license fee, which entitles our customers to unspecified software updates and upgrades and basic product support. For clinical content, our customers pay an additional 13% of the annualized license fee for maintenance and support. We recognize maintenance and support fees ratably over the term of the maintenance and support agreement.

Our customers pay transaction fees for each member eligibility verification, clinical adjudication of treatment requests and access to on-demand member health information, including Patient Clinical Summaries. We recognize transaction fees at the time of the transaction.

Professional Services

In conjunction with our solutions, we provide services to assist our customers in the installation and implementation of the software and the integration of our solutions with other systems within the healthcare insurance company. We sell these services on either a fixed price or a time-and-materials basis and recognize revenue when the services are performed. Services revenue also includes reimbursable billable travel, lodging and other out-of-pocket expenses incurred as part of delivering services to our customers.

Each of our license models provides us with a recurring revenue stream. Historically, a substantial portion of our clients have renewed their licenses each year. During the year ended December 31, 2005, our clients renewed 100% of the contracts the stated terms of which were to expire during that period. The combination of recurring revenue and high renewal rates provide us with substantial annual revenue visibility. Although in general our revenue is consistent throughout the year, sales of certain modules that have an initial term license can cause revenue volatility from quarter to quarter. The sales cycle for our Advanced Medical Management module is typically eight months or longer. As a result, it is difficult for us to predict the quarter in which a particular sale may occur. In addition, in a small portion of our sales, the license fee is material relative to our total revenue during the quarter. Accordingly, our revenue may vary significantly from quarter to quarter depending on the quarter during which a large sale occurs.

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Strategy for Growth

Our strategy for revenue growth is to (1) increase recurring and transaction-based revenue streams as a percentage of total revenue, primarily Patient Clinical Summary transactions; (2) expand our customer base into additional managed care organizations in the United States that could benefit from our entire Integrated Medical Management suite or certain components; (3) expand relationships with our customers; and (4) develop the next generation of our Collaborative Care Management Solution.

Historically, we derived most of our revenue from our Advanced Medical Management module, for which our customers purchase five-year term licenses and which we recognize as revenue at the time we enter into the contract. In 1999, we began licensing modules that provide transaction or annual recurring revenue that are recorded ratably over the contract term. In 2005, we began delivering a Patient Clinical Summary for eight managed care organizations. We intend to emphasize modules with transaction oriented and annual recurring revenue, as these streams provide us with greater revenue visibility and higher gross margins and operating margins. We have developed a scalable network infrastructure to deliver a high volume of transactions (such as authorizations, referrals and Patient Clinical Summaries) to providers and patients. An increase in transaction volume will require some additional technology infrastructure, but we believe the cost of network expansion will be substantially lower than the increase in revenue. In addition, we expect some investment initially in sales and marketing to educate and assist in the initial deployment of transaction-based modules, but less, as a percentage of revenue, than the increase in revenue.

Prior to 2003, we licensed our software module separately to payer organizations. Beginning in 2003, we began marketing and licensing our modules as an integrated solution, providing the payer an ability to license the entire Integrated Medical Management suite, or certain components initially, based upon the payer’s business needs at that time. We believe there are at least 300 additional managed care organizations in the United States, self-insured companies and Medicare and Medicaid organizations that could benefit from licensing and deploying our entire Integrated Medical Management suite, or selected modules. We license our solutions to new customers through our direct sales force, and our marketing initiatives generally have included conferences, trade shows, healthcare industry events and direct mail campaigns. We will continue to invest in additional sales personnel and marketing programs to increase awareness of our integrated solution, but not at the same rate of our revenue growth.

Through our customer sales operation, we have expanded our penetration within our customer base by including more members and by increasing the number of modules licensed by our customers. We intend to develop additional cross-selling programs to aid our customer relationship staff to continue to increase the number of modules utilized by our customers in the provision of care to their membership. The large cross-selling opportunity is based on the adoption of the Patient Clinical Summary transactions, which benefit the payer, patient and provider. This adoption will require some investment in marketing, but we expect it to be less than the direct sales costs associated with the sales of our historical software solutions.

Trends in Sales of our Solutions

Our Integrated Medical Management suite consists of four major modules: (i) Analytics and Disease Management; (ii) Advanced Medical Management; (iii) Clinical Rules and Process; and (iv) Transaction and Information Exchange. As discussed above, prior to 2003, we marketed and sold these modules individually rather than as a suite of products. Since that time, we have marketed these modules as the Integrated Medical Management suite, although we continue to license the modules individually in order to offer our customers an individualized solution. In general, customers license the Advanced Medical Management module as the core of their solution. Prior to 2004, our customers generally initiated their relationships with us by licensing just that one module. However, since 2004 we believe that our customers have focused more on implementing integrated multi-functional systems and have looked for products that offer more than a claims management system. As a result, a significant number of our new customers now license one or two modules in addition to our Advanced Medical Management module. We anticipate that this will remain the case for the foreseeable future.

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As a result of the shift in market focus to more integrated software solutions, we anticipate that new customers will license an increasing number of modules and existing customers will continue to expand their product suites by licensing additional modules. However, given that most of our customers initially license our Advanced Medical Management module, revenue related to that module is a significant portion of our overall revenue. We anticipate that this significance will diminish as customers license additional modules and our transaction fee revenue increases as a percentage of overall revenue.

Cost of Revenue

Our costs of revenue are broken down into cost of term licenses, cost of subscription, maintenance and transaction fees and cost of professional services.

Our cost of term licenses primarily consists of:

•	amortization of internally developed and purchased capitalized software; and

•	third-party license fees for the third-party software incorporated in our Advanced Medical Management module.

Our cost of subscription, maintenance and transaction fees consist of:

•	compensation and related employee benefits of our product support, product maintenance and product hosting staff;

•	third-party maintenance fees associated with the third-party software incorporated into our Advanced Medical Management module;

•	solution hosting costs associated with a third-party secured facility;

•	depreciation associated with our hosting network; and

•	communication costs associated with our hosting network.

Our cost of professional services consists of:

•	compensation and related employee benefits for our professional services staff;

•	costs of independent contractors that provide consulting and professional services to our customers; and

•	travel, lodging and other out-of-pocket expenses for our staff and independent consultants to perform work at a customer’s site for which we receive reimbursement.

The costs associated with each of our modules, as a percentage of revenue, is different. Therefore, changes in the mix of modules and services will result in fluctuations in gross margin. We expect the percentage of our revenue derived from our Analytics and Disease Management module, Clinical Rules and Processes module, Transaction and Information Exchange module and Collaborative Care Management solutions to increase in the future. As a result, we expect our gross margins to increase in the future.

Operating Expenses

We classify our operating expenses as follows:

Sales and Marketing

Sales and marketing expenses primarily consist of:

•
personnel and related costs for employees engaged in sales, corporate marketing, product marketing and product management, including salaries, commissions, other incentive compensation and related employee benefit costs;

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•	travel related expenses to meet with existing and potential customers, and for other sales and marketing related purposes;

•	costs associated with trade shows and industry conventions;

•	fees and other expenses related to public relations consultants; and

•	costs associated with our annual user conference and other marketing related activities.

We expense our sales commissions proportionately over the same period that the related revenue is recognized. We expect our sales and marketing expense to increase in the future as we increase the number of direct sales professionals and invest in marketing programs to encourage provider adoption of Collaborative Care Management solutions. However, we expect sales and marketing expenses to remain relatively constant as a percentage of revenue for the foreseeable future.

Research and Development

Research and development expenses consist primarily of:

•	personnel and related costs, including salaries and employee benefits for software engineers, software quality assurance engineers and clinical systems engineers;

•	consulting fees paid to independent consultants who provide software or quality engineering services to us; and

•	costs of medical panels and research for annual clinical updates to our solutions.

To date, our research and development efforts have been devoted to new product offerings and increases in features and functionality of our existing suites. We expect research and development expenses to increase in the future as we continue to develop innovative new solutions for our customers. However, we expect research and development expenses to remain consistent as a percentage of revenue, fluctuating slightly depending on our product development initiatives.

Historically, we have capitalized a portion of our research and development expenses related to purchased and internally developed software. Capitalized research and development expenses totaled $2.0 million and $0.9 million for the years ended December 31, 2005 and 2004, respectively. No research and development expenses were capitalized in 2003. Otherwise, we expense research and development as those costs are incurred.

General and Administrative

General and administrative expenses represent the complete, unallocated costs and expenses of managing and supporting our entire operations. General and administrative expenses consist primarily of:

•
personnel and related costs for our executives, finance, human resources, corporate information technology systems, strategic business, corporate quality, corporate training and administrative personnel;

•	legal and accounting professional fees;

•	facilities and related costs;

•	recruiting and training costs;

•	depreciation;

•	travel related expenses for executives and other administrative personnel; and

•	computer maintenance and support for our internal information technology system.

We expect general and administrative expenses to increase in the future as we absorb expenses related to being a publicly traded company and invest in an infrastructure to support our continued growth. However, we expect general and administrative expenses to decrease as a percentage of revenue for the foreseeable future.

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Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and consolidated results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an on-going basis we evaluate our estimates based upon historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates.

We believe that the following critical accounting policies affect our more significant estimates and judgments used in the preparation of our consolidated financial statements:

Revenue Recognition

We derive revenue primarily from three sources: (i) initial term and renewal license fees for our Advanced Medical Management and Clinical Rules and Processes modules; (ii) recurring revenue consisting of annual recurring subscription fees for our Analytics and Disease Management and Transactions and Information Exchange modules; transaction revenue associated with member eligibility verification, clinical adjudication of treatment requests and access of on-demand member health information; and technical and clinical maintenance and support fees; and (iii) fees for discrete professional services. Our standard license agreement typically provides a time-based license, which is typically five years in duration, to use our solutions. We may license our software in multiple element arrangements if the customer purchases any combination of maintenance, consulting, training, subscriptions or hosting services in conjunction with the software product license.

We recognize revenue pursuant to the requirements of AICPA Statement of Position, or SOP, 97-2, Software Revenue Recognition; as amended by SOP 98-9, Software Revenue Recognition, With Respect to Certain Transactions; SOP 81-1, Accounting for Performance of Construction-type and Certain Production-type Contracts; the Securities and Exchange Commission’s Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition; Emerging Issues Task Force, or EITF, Issue No. 00-21, Revenue Arrangements With Multiple Deliverables; EITF Issue No. 00-03, Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware; EITF Issue No. 03-05, Applicability of AICPA Statements of Position 97-2, Software Revenue Recognition, to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software; and other authoritative accounting guidance.

We enter into transactions that represent multiple-element arrangements, which may include a combination of professional services, hosting, PCS and software. In instances where certain arrangements include both software and non-software related elements, we apply the principles of SOP 97-2 to software elements. If the elements of the arrangement fall outside the scope of SOP 97-2, then we apply the principles of EITF 00-21. In accordance with EITF 00-21, multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

•	the delivered item(s) has value to the client on a stand-alone basis.

•	there is objective and reliable evidence of the fair value of the undelivered item(s).

•	if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the company.

If these criteria are not met, then revenue is deferred until such criteria are met or until the period(s) over which the last undelivered element is delivered. If there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative fair value. There may be cases, however, in which there is objective and reliable evidence of fair value of the undelivered item(s) but no such evidence for the delivered item(s). In those cases, the residual method is used to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate fair value of the undelivered item(s). We apply the revenue recognition policies discussed below to each separate unit of accounting.

We recognize revenue using the residual method when vendor-specific objective evidence, or VSOE, of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more delivered elements, and all revenue recognition criteria in SOP 97-2, other than the requirement for VSOE of fair value of each delivered element of the arrangement, are satisfied. We allocate revenue to each undelivered element based upon its respective fair value determined by either (a) the price charged when that element is sold separately, (b) the price established by management if that element is not yet sold separately and it is probable that the price will not change before the element is sold separately or (c) substantive renewal rates. We defer revenue for all undelivered elements and recognize the residual amount of the arrangement fee, if any, when the basic criteria in SOP 97-2 have been met.

Under SOP 97-2, provided that the customer’s contract does not require significant production, modification or customization of our basic software code, we recognize revenue when the following four criteria have been met:

•	persuasive evidence of an arrangement exists;

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•	delivery of our basic software code has occurred;

•	the license fee is fixed or determinable; and

•	collection of the license fee is probable.

For arrangements where we provide software hosting services, we record revenue in accordance with SOP 97-2 unless:

•	the customer cannot take possession of the software at any time during the hosting period without significant penalty;

•	the customer cannot contract with another hosting provider without significant effort or expenditure; or

•	the software’s functionality is compromised by the termination of hosting services.

Under these circumstances, we record revenue ratably over the longer of the contract period or the maintenance period under EITF Issue No. 00-03.

For those arrangements that meet the criteria for SOP 97-2 accounting, we establish fair value for all undelivered elements and use the residual method to determine the fair value of the license fee that is recorded upon achievement of the four revenue recognition criteria mentioned above and included in term license revenue in the consolidated statement of operations. VSOE is established for hosting services under such arrangements based on the price charged when hosting services are sold separately as a renewal. Hosting revenue is included with subscription, maintenance and transaction fee revenue in the consolidated statements of operations.

If at the outset of an arrangement we determine that the arrangement fee is not fixed or determinable, then revenue is deferred until the arrangement fee becomes due and payable by the customer, assuming all other revenue recognition criteria have been met. If at the outset of an arrangement we determine that collectibility is not probable, then revenue is deferred until payment is received. Our license agreements typically do not provide for a right of return other than during the standard 90-day warranty period. Historically, we have not incurred warranty expense or experienced returns of its products. If an arrangement allows for customer acceptance of the software or services, then we defer revenue recognition until the earlier of customer acceptance or when the acceptance rights lapse.

We also offer subscriptions to access software which is hosted at our ASP facility. We categorize these fees as subscriptions. The fees related to these subscription arrangements are recognized as revenue ratably over the subscription term, which is typically 12 months. Revenue for multiyear time-based licenses that include maintenance, whether separately priced or not, is recognized ratably over the license term and included in subscription, maintenance and transaction fee revenue unless a substantive maintenance renewal rate exists, in which case the residual amount is recognized as software revenue and included in term license fee revenue when the basic criteria in SOP 97-2 have been met.

Our initial maintenance term is generally in the range of one to five years, renewable by the customer on an annual basis thereafter. Our customers typically prepay maintenance for periods of one to 12 months. Maintenance revenue is deferred and recognized ratably over the term of the maintenance contract and is included in subscription, maintenance and transaction fee revenue. Should a customer on maintenance be specifically identified as a bad debtor, then we would cease recognizing maintenance revenue except to the extent that maintenance fees have already been collected.

While the statements of work with our customers may specify multiple elements, we believe that the service elements included in our contractual arrangements with customers are not essential to the functionality of our software, which can operate in a standalone fashion upon installation. These service elements do not include significant modification or customization of our software, but may include configuring, designing and implementing simple interfaces with other customer software, installation and configuration of third-party software, and training in the use of both our software and third-party software. The timing of payments for software is independent of the payment terms for the service elements in our contractual arrangements with customers. In multi-element arrangements involving software and consulting, training or other services that are not essential to the functionality of the software, the services revenue is accounted for separately from the software revenue. VSOE for services did not exist during 2004 and prior. As a result, revenue attributable to all elements in a multi-element arrangement, including software and services, in 2004 and 2003 were deferred until the related services were completed and only then recognized as revenue, assuming VSOE exists for all other undelivered elements. In situations when revenue is deferred as a result of ongoing services, the costs associated with all delivered elements are also deferred and recognized as expense when the services are completed. As of September 30, 2006, December 31, 2005 and 2004, $0, $0 and $0.5 million, respectively, of deferred costs were included within prepaid expenses and other current assets for such periods. In late 2004, we introduced package pricing for the various service elements of our contractual arrangements with customers, and now recognize VSOE for service elements based on the prices of those packages, which are based on hourly rates consistent with those used in the separate sales of services.

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Consulting, training and other services are typically sold under fixed-price arrangements and are recognized using the proportional performance method based on direct labor hours incurred to date as a percentage of total estimated project costs required to complete the project. Consulting services primarily comprise implementation support related to the installation and configuration of our products and do not typically require significant production, modification or customization of the software. In arrangements that require significant production, modification or customization of the software and where services are not available from third-party suppliers, the consulting and license fees are recognized concurrently. When total cost estimates exceed revenue in a fixed-price arrangement, the estimated losses are recognized immediately in cost of revenue.

The assumptions, risks and uncertainties inherent with the application of the proportional performance method affect the timing and amounts of revenue and expenses reported. Numerous internal and external factors can affect estimates, including direct labor rates, utilization and efficiency variances.

Where contractual arrangements with customers include the sale of third-party software, revenue is recognized for the sale of the third-party software and the related expense is included in cost of revenue.

In accordance with EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred, we account for out-of-pocket expenses rebilled to customers as maintenance, consulting and training revenue with related costs included in cost of revenue. For the nine months ended September 30, 2006 and 2005, and for the years ended December 31, 2005, 2004 and 2003, reimbursement expenses totaled $0.3 million, $0.3 million, $0.4 million, $0.4 million and $0.3 million, respectively.

We also generate revenue from transactions that are processed through our web portal. Fees from these transactions are billed to customers in arrears on a monthly basis and are recognized in the period in which the transactions occur. The Company establishes VSOE for these transaction fees based on the rates charged for transactions in separate sales.

We believe that our accounting estimates used in applying our revenue recognition are critical because:

•	the determination that it is probable that the customer will pay for the products and services purchased is inherently judgmental;

•	the allocation of proceeds to certain elements in multiple-element arrangements is complex;

•	the determination of whether a service is essential to the functionality of the software is complex;

•	establishing company-specific fair values of elements in multiple-element arrangements requires adjustments from time-to-time to reflect recent prices charged when each element is sold separately; and

•	the determination of the stage of completion for certain consulting arrangements is complex.

Changes in the aforementioned items could have a material effect on the type and timing of revenue recognized.

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Accounts Receivable and Allowance for Doubtful Accounts

The majority of our accounts receivable are due from trade customers. Credit is extended based on evaluation of each customer’s financial condition. Collateral is not required. Accounts receivable payment terms are typically 30 days and are stated in the financial statements at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the payment terms are considered past due. We determine our allowance by considering a number of factors including the length of time trade accounts receivable are past due, our previous loss history, customers’ current ability to pay their obligations to us and the condition of the general economy and the industry as a whole. We write off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Capitalized Software Research and Development Costs

We record capitalized software costs on the balance sheet at the lower of unamortized capitalized costs or net realizable value. We capitalize purchased and internally developed software in accordance with Statement of Financial Accounting Standards, or SFAS, No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. We identify projects that typically represent significant improvements in features and functionality. The costs incurred in the preliminary stages of development are expensed as research and development costs as they are incurred. Once a solution has reached the development stage where technological feasibility has been established, internal and external costs will be capitalized based upon the development hours charged against the project. Amortization begins and capitalization ends when the product is available for general release to our customers. Annual amortization of capitalized software costs is the greater of the amount computed using (i) the ratio that the current gross revenue for a product bears to the total of current and anticipated future gross revenue for that product or (ii) on a straight-line basis over the estimated economic life of the product, which ranges from three to five years. We evaluate the useful lives of these assets quarterly and test for impairments whenever events or changes in circumstances occur that could impact the recoverability of these assets.

Stock-Based Compensation

Prior to January 1, 2006, stock-based compensation was measured in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — An Amendment of FASB Statement No. 123, which permitted companies to continue to apply the provisions of Accounting Principles Board Opinion, or APB, No. 25, Accounting for Stock Issued to Employees, and related interpretations including Financial Accounting Standards Board, or FASB, Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25. Under this method, compensation expense is measured as the excess, if any, of the fair market value of our common stock at the date of the grant over the exercise price of the option. In accordance with the provisions of SFAS No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation–Transition and Disclosure, we disclosed pro forma results of operations as if the minimum value- based method had been applied in measuring compensation expense for stock-based incentive awards.

As required by FASB under SFAS No. 123R, Share-Based Payment, effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123R which requires us to apply the provisions of SFAS 123R to new awards granted, and to awards modified, repurchased, or cancelled after the effective date. We began recognizing stock-based compensation expense under a fair value computation effective January 1, 2006. The fair value of stock options will be recognized as expense in our financial statements over the remaining vesting period of the stock options. The adoption of SFAS No. 123R resulted in $0.5 million of expense in the first nine months of 2006, based upon options outstanding as of December 31, 2005 and the options granted in the first nine months of 2006. In addition, the adoption of this standard will result in difficulties comparing our operating results for future periods to those of our prior periods, since prior periods through 2005 will not reflect stock-based compensation expense under SFAS No. 123R.

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At the time that options were granted during the years 2001, 2002, 2003, 2004, 2005 and in January and April of 2006, the fair value of the common stock for the options was estimated by the board of directors, with input from management. Given the absence of an active market for our common stock, our board of directors, the members of which we believe had extensive business and finance experience, was required to estimate the fair value of our common stock at the time of each option grant. In July 2006, we engaged an independent valuation specialist to perform a retrospective valuation of our common stock as of and for the years ended December 31, 2001, 2002, 2003, 2004 and 2005. As a result of this retrospective valuation, it was determined that the exercise prices for the stock options granted in 2001, 2002, 2003, the first half of 2004 and for April and July 2006 exceeded the fair value of our common stock at those dates. The exercise prices for stock option grants in the second half of 2004, all of 2005 and January 2006 were below the retrospective fair values determined for those dates. Accordingly, as required by APB Opinion 25, for the difference by which the fair value of the underlying common stock exceeded the option exercise price of the grants in 2004 and 2005, we recognized stock-based compensation expense in our consolidated statements of operations for the years ended December 31, 2005 and 2004 in the amounts of $0.3 million and $21,000, respectively.

Significant Factors, Assumptions and Methodologies Used in Determining Fair Value.

We used the market approach (one of three generally used valuation approaches) to estimate the value of the enterprise at each date at which options were granted. The market approach uses direct comparisons to other enterprises and their equity securities to estimate the fair value of privately issued securities. The fair value measured by the market approach is based on a comparison to similar enterprises or similar transactions. Our board of directors considered the market values of comparable software companies in public and private sales, conducted discussions of value with outside equity investors (including those who had purchased shares of our Series A, Series B and Series C preferred stock) and potential strategic business partners and considered our business trends in determining our market-based value. Our board of directors then deducted the liquidation preferences of the preferred stock, including accrued and unpaid dividends, to determine the value remaining for the holders of our common stock. Given the objective and subjective factors utilized in this valuation methodology, there is inherent uncertainty in these estimates. Of the three generally accepted valuation methodologies, our board of directors believed that the market approach was the most appropriate approach to utilize because of its focus on value based on a sale or public offering liquidity events. At the time, it was more likely a liquidity event would involve the sale of us or an initial public offering of our common stock.

The independent valuation specialist also used a market approach to value our common stock. The specialist estimated the retrospective fair values of our common stock using a probability-weighted analysis of the present value of returns afforded to common shareholders in each of three possible future liquidity events – an initial public offering, sale or dissolution. Given the structure of our shareholder base, the valuation expert did not analyze our value in a scenario where we continue as a private company indefinitely with no liquidity transaction. For each of the three transaction scenarios, estimated future and present values for the shares of our common stock were calculated using assumptions, including: (i) the expected pre-money valuation (pre-initial public offering, pre-sale or pre-dissolution); (ii) the expected probability distribution of values relating to the expected pre-money valuation, which not only demonstrates the level of volatility of expected values, but is particularly important for a junior security – such as the common stock in an enterprise that has preferred stock – which demonstrates an asymmetrical distribution of returns; and (iii) an appropriate risk-adjusted discount rate to the present rate.

The valuation expert’s initial public offering valuation was based primarily on the following: (i) an analysis of companies comparable to us, including their valuation at a trailing year multiple and one-year forward revenue multiple; (ii) an analysis of a broader range of software companies, broken down into certain key criteria, including size, profitability and growth; and (iii) since detailed multi-year projections were available only for 2005 analysis, the valuation expert performed a discounted cash flow analysis for the December 31, 2005 valuation. Such projections were not available in prior years, and as a result, no discounted cash flow analysis was performed for those years. Using the foregoing, low, median and high values of the common equity were estimated and the common equity per share value was calculated. A weighted-average estimate of values was calculated using weightings of 0% (for the low case), 50% (for the median case) and 50% (for the high case) in the valuation analysis for 2005, 2004 and 2003, as well as June 30, 2006. A weighted-average estimate of values was calculated using weightings of 0% (for the low case), 25% (for the median case) and 75% (for the high case) in the valuation analysis for 2001 and 2002.

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The sale valuation was based primarily on the following: (i) an analysis of merger and acquisition transactions involving companies comparable to us, including their valuation as a trailing year revenue multiple; (ii) an analysis of a broader range of software company acquisitions, segmented by certain key criteria, including size and profitability; (iii) an estimated calculation of the common equity per share value by utilizing the foregoing, low, median and high values of the common equity; and (iv) a weighted-average estimate of values was calculated using weightings of 25% (for the low case), 50% (for the median case) and 25% (for the high case).

The dissolution valuation was based primarily on the following: (i) the valuation expert’s estimate (with management input) regarding expected dissolution proceeds; (ii) upon subtracting our liabilities from our assets, the net value to equity shareholders was estimated; (iii) after deducting accrued dividends, liquidation and preferences from the net equity value, the value to common shareholders was calculated. Since our management has represented that the dissolution scenario is highly unlikely, but not impossible, the valuation expert only assigned a 5% probability weighting on this scenario in its calculations.

The valuation expert applied weightings to each of the three indicated values based upon its estimate of the likelihood of the various scenarios, as of the valuation date. Its estimate of the likelihood of any given scenario was based on: (i) the initial public offering and merger and acquisition transaction market conditions; (ii) the relative size, based on trailing revenue, of the issuers which successfully completed initial public offerings during the relevant time period; (iii) our profitability; and (iv) the likelihood that an initial public offering would qualify as a Qualified Initial Public Offering under the terms of our preferred stock.

As a result of the foregoing, the following weightings were assigned for the applicable periods:

	June 30,	Year ended December 31,

	2006	2005	2004	2003	2002	2001

Sale / Merger	25%	70%	85%	90%	90%	90%
IPO	70%	25%	10%	5%	5%	5%
Dissolution	5%	5%	5%	5%	5%	5%

Total	100%	100%	100%	100%	100%	100%

Significant Factors Contributing to the Difference between Fair Value as of the Date of Each Grant and the Estimated Initial Public Offering Price.

As disclosed more fully in Note 8 to our Consolidated Financial Statements, we granted stock options with exercise prices of $0.50 during the years ended December 31, 2001 through 2005, $2.50 in January 2006 and $22.00 in April and July 2006. The independent valuation specialist determined in its retrospective valuation that the fair value of our common stock was, as of each date indicated:

	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005	June 30, 2006

Fair value per share	$0.14	$0.10	$0.14	$2.02	$4.52	$6.34

For the periods 2001 through 2005, the fair value determined contemporaneously by our board of directors differs from the retrospective valuation by the valuation expert, which in turn differs significantly from the expected valuation in this offering. The primary reason for the difference between the market-based fair value determined by our board of directors and the retrospective valuation by the valuation expert relates to the number and composition of the comparison companies used by our board of directors and the valuation expert, and the more comprehensive approach used by the valuation expert in that the valuation expert used a probability-weighted estimate of the values from each of the three scenarios posed (sale of the company, IPO or dissolution). The primary reason for the difference between the expected valuation in this offering and the fair values determined by the independent valuation expert as of June 30, 2006 and December 31, 2005, 2004, 2003, 2002 and 2001 is that during these periods, the valuation expert and we determined that it was highly unlikely that we could have completed an initial public offering due to (i) weak initial public offering conditions, (ii) our relative small size in terms of revenue compared to companies that completed initial public offerings during such periods, and (iii) prior to 2005, our lack of profitability. As a result, a liquidity event in the form of a sale or merger was determined to be most likely. Our sale or merger would trigger liquidation payments of approximately $40.0 million to the holders of our Series A, Series B and Series C preferred stock plus accrued dividends, greatly diminishing, or even eliminating, the value of our shares of common stock.

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As of June 30, 2006, the independent valuation expert determined that the fair value of our common stock was $6.34 per share. As of the date of the preliminary prospectus, the estimated initial public offering price of our common stock was $12.50. This increase in fair value between that determined by the valuation expert and that determined by our underwriters is attributable to the following factors: an increase in the valuation of comparable public companies included in the independent valuation expert's report; an increase in the probability of completing our initial public offering; and, as our initial public offering becomes more likely, the removal of the discount related to the uncertainty associated with a shareholder liquidity event. In addition, there was also a difference in the methodology utilized by the independent valuation expert and our underwriters. The valuation expert used a broader group of healthcare software companies that, overall, had valuation multiples that were lower than the group included in the underwriters' valuation. In addition, the valuation expert included as comparable companies only those companies whose revenue base is most closely comparable to our current business model, despite the fact that we anticipate increased subscription, maintenance and transaction fee based revenues in the future from our Patient Clinical Summary product.

Based on an estimated initial public offering price of $10.00, the intrinsic value of the options outstanding at September 30, 2006 was $23.1 million, of which $17.1 million related to vested options and $6.0 million related to unvested options (out-of-the-money options for 479,375 shares at $22.00 per share are not included in these amounts). Although it is reasonable to expect that the completion of this offering will add value to our common stock because they will have increased liquidity and marketability, the amount of additional value cannot be measured with precision or certainty.

Accounting for Preferred Shares and Derivative Shares

We account for our preferred stock and related instruments in accordance with EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock; EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingent Adjustable Conversion Ratios; EITF Issue No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments; SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities; and other applicable professional standards. The carrying value of our Series A, Series B and Series C preferred stock is increased, or accreted, using the interest method, to redemption or liquidation value, from the date of issuance to the earliest redemption date. The carrying value of our Series A, Series B and Series C preferred stock are also accreted for the value of accrued and unpaid cumulative dividends.

In accordance with the provisions of SFAS No. 133, we identified the conversion feature of our Series B and Series C preferred stock as an embedded derivative. Under the criteria of EITF 00-19, these embedded derivatives are classified as a liability, with changes in fair value of the derivatives at each balance sheet date reflected in our results of operations. For our Series A preferred stock, for which accrued and unpaid dividends may, at the option of the holder, be paid in additional shares of Series A preferred stock, when the fair value of our common stock (into which the dividend shares may be converted) exceeded the conversion price, a beneficial conversion option was recognized for the difference between the fair value of the common stock and the conversion price on the Series A preferred stock dividends, in accordance with EITF 00-27. Changes in the value of this beneficial conversion option are recorded in additional paid in capital in our consolidated balance sheet.

Accounting for Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any change in the enacted tax rate and its effect on deferred assets and liabilities is recognized in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets if it is more likely than not that such assets will not be realized.

The realization of deferred tax assets is evaluated quarterly by assessing the valuation allowance and by adjusting the amount of the allowance, if necessary. We make estimates and judgments to calculate our tax liabilities and determine the realization of our deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. We also estimate a deferred tax asset valuation allowance if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective.

In evaluating our ability to realize deferred tax assets, we consider all available positive and negative evidence. Our positive evidence includes our projections of future taxable income, the remaining life of the net operating loss carryforwards and cumulative taxable income over the three most recent fiscal years. Our negative evidence includes operating losses generated from 2000 through 2003 and the taxable losses generated in the first six and nine months of 2006. In determining future taxable income, we make assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require us to make judgments about our future taxable income and are consistent with the plans and estimates we use to manage our business. Any reduction in estimated future taxable income may require us to record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on our future earnings.

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We operate within multiple state taxing jurisdictions and are subject to audit in each jurisdiction. No audits have been made to date, and any audit may require an extended period of time to resolve. In our opinion, adequate provisions for income taxes have been made for all periods.

Significant Customer Contracts

Two of our customers, HealthCare Services Corporation, or HCSC, and Horizon Blue Cross Blue Shield, accounted for 27% and 22%, respectively, of our revenue for the nine months ended September 30, 2006. HCSC accounted for 25% of our revenue for 2005. Each of these contracts contains a term license component, an annual subscription and maintenance fee component. As is the case generally with all of our term license arrangements, a significant amount of the revenue of the contract is recognized in the initial year of the contract, with the remaining year revenue composed predominantly of annual subscription and maintenance fees and services relating primarily to implementation. See the discussion of “Sources of Revenue” above in this section of the prospectus. As a result, while these two contracts represent a material portion of our revenue in the nine months ended September 30, 2006, we can not determine at this time whether these contracts will represent a material portion of our revenue in the future.

HCSC Agreement

On November 15, 2005, we entered into a Master Product Agreement with HCSC. This agreement, which we refer to as the HCSC Agreement, is a software license and support agreement pursuant to which we license certain software products to HCSC and provide software support and hosting services to HCSC in connection with these software products. The initial term of the license under the HCSC Agreement is for three years, with a yearly option for HCSC to renew for two additional years until expiration in November 15, 2010. The HCSC Agreement may only be terminated by either party for a breach of the agreement, but the support services may be terminated by HCSC at any time with proper notice to us. Annual support fees and annual ASP hosting fees will not increase during the initial three year term, but may increase each year thereafter by no more than a fixed pre-negotiated rate. The agreement sets forth the support services to be provided, including technical support, business support and product upgrades.

The HCSC Agreement accounted for a significant portion of our 2005 revenue primarily as a result of the initial license fee that was recognized at the end of 2005. The implementation for the project was scheduled for the beginning of 2006. As a result, the revenue in connection with the implementation of the project resulted in the HCSC Agreement accounting for a significant portion of our revenue for the nine months ended September 30, 2006. Given that services are provided on an as requested basis, we can not determine at this time whether the HCSC Agreement will account for a material portion of our revenue in the future.

Horizon Agreement

On June 30, 2005, we entered into a Master Product and Services Agreement with Horizon Blue Cross Blue Shield of New Jersey, or Horizon. This agreement, which we refer to as the Horizon Agreement, is a software license and support agreement pursuant to which we license certain software products to Horizon and provide software support services to Horizon in connection with these software products. The initial term of the license under the Horizon Agreement is for five years. The Horizon Agreement may be terminated for convenience by Horizon under certain circumstances or for breach of the agreement by either party. Horizon may choose to terminate the support services on a yearly basis by choosing not to renew these services. The Horizon Agreement sets forth the support services to be provided, including technical support, business support and product upgrades. These support services have specific performance targets, metrics and escalation levels for each of our support services.

The Horizon Agreement accounted for less than 10% of our 2005 revenue. The Horizon Agreement accounted for a significant portion of our revenue for the nine months ended September 30, 2006 as a result of the initial license fees that were recognized in that period. Given that services are provided on an as requested basis, we can not determine at this time whether the Horizon Agreement will account for a material portion of our revenue in the future.

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Consolidated Results of Operations

The following table sets forth key components of our results of operations for the periods indicated as a percentage of total revenue:

	Nine Months Ended September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003

	(unaudited)
Revenue
Term license revenue	22%	28%	25%	22%	12%
Subscription, maintenance and transaction fees	49	45	45	53	61
Professional services	29	27	30	25	27

Total revenue	100	100	100	100	100
Cost of revenue:
Term licenses	3	3	4	5	4
Subscription, maintenance and transaction fees	17	25	22	24	23
Professional services	13	16	14	18	18
Total cost of revenue	33	44	40	47	45

Gross margin	67	56	60	53	55
Operating expenses
Sales and marketing	23	22	20	17	16
Research and development	17	8	7	12	19
General and administrative	27	23	25	22	21

Total operating expenses	67	53	52	51	56

(Loss) income from operations	—	3	8	2	(1)
(Gain) loss on change in fair value of redeemable convertible preferred stock conversion options	7	4	2	2	—
Interest expense, net	1	1	1	—	1

(Loss) income before benefit for income taxes	(8)	(2)	5	—	(2)
Benefit (provision) for income taxes	—	(1)	17	—	—

Net (loss) income	(8)	(3)	22	—	(2)
Accretion of convertible preferred shares and redeemable convertible preferred shares	(11)	(14)	(10)	(22)	(39)

(Loss) income available to common shareholders	(19)%	(17)%	12%	(22)%	(41)%

Comparison of Nine Months Ended September 30, 2006 and 2005

Revenue

Consolidated revenue increased 38% to $33.5 million for the nine months ended September 30, 2006 from $24.3 million for the nine months ended September 30, 2005. This increase resulted primarily from an increase in subscription, maintenance and transaction revenue and professional services revenue. Subscription, maintenance and transaction revenue increased $5.3 million to $16.3 million for the nine months ended September 30, 2006 from $11.0 million for the nine months ended September 30, 2005. Professional services revenue increased $3.4 million to $9.8 million for the nine months ended September 30, 2006 from $6.4 million for the nine months ended September 30, 2005.

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For the nine months ended September 30, 2006 we entered into a total of 19 contracts compared to 13 for the nine months ended September 30, 2005. In the 2006 period, five contracts were with new customers who licensed our Advanced Medical Management module and at least one other module. The remaining 13 contracts were with existing customers that have already implemented our Advanced Medical Management module and were adding an additional module. In the 2005 period, we entered into a total of 13 contracts, of which four were with new customers who licensed our Advanced Medical Management module. Three of these four customers also licensed at least one additional module. During the 2006 period, Horizon Blue Cross licensed our Clinical Care Pathways solution and expanded, its utilization of our Advanced Medical Management module to an increased membership base. For the nine months ended September 30, 2006, Horizon Blue Cross represented approximately 22% of our total revenue.

The subscription, maintenance and transaction revenue increase reflects the revenue from contracts signed in late 2005 for our Clinical Care Pathways and Analytics and Disease Management product (approximately $2.9 million of which was associated with our agreement with HCSC), hosting contracts signed in early 2005 for which the customers did not complete implementation until the fourth quarter of 2005 and increased maintenance and support revenue associated with contracts executed in late 2005 and early 2006. The increase in professional services revenue reflects several implementation projects associated with HCSC in connection with their contract executed in the fourth quarter of 2005.

Cost of Revenue

Cost of revenue increased 5% to $11.2 million for the nine months ended September 30, 2006 from $10.7 million for the nine months ended September 30, 2005.

This net increase resulted from an increase in the cost of term licenses of $0.4 million and professional services of $0.5 million, partially offset by a decrease in costs of subscription, maintenance and transaction fees of $0.5 million.

The increase in cost of term licenses is principally due to an increase in the amortization of capitalized software costs of $0.3 million and secondarily to an increase in the cost of third-party software licenses associated with new term license contracts.

The cost of subscription, maintenance and transaction fees decreased primarily due to a reallocation of personnel from product maintenance to product development resulting in a $0.7 million decrease in costs. This was partially offset by increased personnel in product support and hosted operations of $0.3 million.

The cost of professional services increased $0.5 million due to additional personnel and independent consultants to support our increased services work.

Gross Margin

Gross margin increased 65% to $22.3 million for the nine months ended September 30, 2006 from $13.5 million for the nine months ended September 30, 2005. As a percentage of revenue, gross margin increased to 67% for the nine months ended September 30, 2006 from 56% for the nine months ended September 30, 2005.

Gross margin from term license fee revenue increased 2% to $6.2 million for the nine months ended September 30, 2006 from $6.1 million for the nine months ended September 30, 2005. As a percentage of term license fee revenue, gross margin from term license fee revenue decreased to 84% for the nine months ended September 30, 2006 from 88% for the nine months ended September 30, 2005. This decrease is attributable to an increase in capitalized software amortization for our Advanced Medical Management product and third-party software costs associated with new term licenses contracts.

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Gross margin from subscription, maintenance and transaction fee revenue increased 114% to $10.7 million for the nine months ended September 30, 2006 from $5.0 million for the nine months ended September 30, 2005. As a percentage of subscription, maintenance and transaction fee revenue, gross margin from subscription, maintenance and transaction fee revenue increased to 66% for the nine months ended September 30, 2006 from 45% for the nine months ended September 30, 2005. This increase is a result of revenue from contracts signed in late 2005 for Clinical Care Pathways, hosting contracts signed in early 2005 for which customers did not complete implementation until the fourth quarter of 2005 and increased maintenance and support revenue associated with contracts signed in the late part of 2005. In addition, lower amortization of capitalized software related to products licensed on a subscription basis and a reallocation of personnel from product maintenance to product development contributed to the increased gross margin on subscription, maintenance and transaction fee revenue.

Gross margin from professional services revenue increased 116% to $5.4 million for the nine months ended September 30, 2006 from $2.5 million for the nine months ended September 30, 2005. As a percentage of professional services revenue, gross margin from professional services revenue increased to 55% for the nine months ended September 30, 2006 from 39% for the nine months ended September 30, 2005. This increase is a result of continued operational efficiency in our professional services operations from new project management methodologies which were implemented in late 2004.

Sales and Marketing

Sales and marketing expenses increased 45% to $7.7 million for the nine months ended September 30, 2006 from $5.3 million for the nine months ended September 30, 2005. This $2.4 million increase is due to increased sales and product marketing personnel that increased sales and marketing expense $1.1 million, increased commission expense of $1.0 million attributable to the increased revenue and increased corporate marketing expenses of $0.3 million for public relations, user conference and tradeshows.

Research and Development

Research and development expenses increased 190% to $5.8 million for the nine months ended September 30, 2006 from $2.0 million for the nine months ended September 30, 2005. The material change of the $3.8 million increase reflects increased personnel and personnel-related costs and increased independent contractor costs of $3.5 million. For the nine months ended September 30, 2006, we capitalized $1.1 million of software development costs related to specific projects which will add new product features and functionality, a decrease of 15% from $1.3 million capitalized for the nine months ended September 30, 2005. Total research and development expenditures increased 92% to $6.9 million (including capitalized software development costs of $1.1 million) for the nine months ended September 30, 2006 from $3.6 million (including capitalized software development costs of $1.6 million) for the nine months ended September 30, 2005.

General and Administrative

General and administrative expenses increased 56% to $8.9 million for the nine months ended September 30, 2006 from $5.7 million for the nine months ended September 30, 2005 or $3.2 million. This increase is due to an increase of $0.6 million in personnel and personnel related costs within the corporate operations, increased depreciation expense of $0.7 million, an increase in legal and consultant costs of $0.4 million associated with the development of Collaborative Data Exchange strategic relationships, $0.4 million related to recruiting costs for new personnel and a $0.3 million increase in facility costs resulting from the additional space leased in the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005. In addition, approximately $0.3 million of the increase is related to stock compensation expense and the adoption of SFAS No. 123R, Share Based Payment, as of January 1, 2006.

(Gain) Loss on Change in Fair Value of Redeemable Convertible Preferred Stock Conversion Options

The fair value of conversion options changed by $1.4 million to a $2.4 million loss for the nine months ended September 30, 2006 from a $1.0 million loss for the nine months ended September 30, 2005. The change resulted from the increase in the fair value of the conversion options calculated using the Black-Scholes model.

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Interest Expense, Net

Interest expense, net increased 50% to $0.3 million for the nine months ended September 30, 2006 from $0.2 million for the nine months ended September 30, 2005. This $0.1 million increase is attributable to higher overall average borrowings outstanding as well as higher average costs of borrowing for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005.

Provision for Income Taxes

We project our taxable income for the year ending December 31, 2006 by calculating our effective tax rate for the period. For interim period reporting purposes, we calculate an income tax provision (benefit) using the effective tax rate for the full-year.

Net (Loss) Income

We recorded a net loss of $2.6 million for the nine months ended September 30, 2006 compared to a net loss of $0.8 million for the nine months ended September 30, 2005. The increase in term license and subscription, maintenance and transaction revenue and improving efficiency in professional services all contributed to an increase in gross margin of $8.8 million. Increases in expenses for the nine months ended September 30, 2006 of $9.4 million over the nine months ended September 30, 2005 offset the improved margin. We had a $0.1 million loss from operations for the nine months ended September 30, 2006 compared to $0.5 million in income from operations for the nine months ended September 30, 2005. An increase in interest expense combined with an increase in the provision for income taxes reduced the increase in income from operations, thereby resulting in a change in net loss of $1.8 million for the nine months ended September 30, 2006 over the nine months ended September 30, 2005.

Accretion of Convertible Preferred Shares and Redeemable Preferred Shares

The accretion of convertible and redeemable convertible preferred shares for the nine months ended September 30, 2006 increased $0.5 million to $3.8 million from $3.3 million for the nine months ended September 30, 2005. This increase is attributable to the increase in the fair value of our common stock and the associated value of the embedded conversion feature of the preferred shares. Under accounting rules, this accretion of value to the preferred stock reduces the net income available to common shareholders.

(Loss) Income Available to Common Shareholders

For the reasons described above, the loss available to common shareholders increased by $2.3 million to $6.4 million for the nine months ended September 30, 2006 from $4.1 million for the nine months ended September 30, 2005. This resulted from a net loss of $2.6 million for the nine month ended September 30, 2006 compared to a net loss of $0.8 million for the nine months ended September 30, 2005.

Comparison of Years Ended December 31, 2005 and 2004

Revenue

Consolidated revenue increased 38% to $38.6 million for the year ended December 31, 2005 from $28.0 million for the year ended December 31, 2004. The $10.6 million increase in consolidated revenue was attributable to an increase in the number and average size of sales of our Integrated Medical Management suite closed during 2005 compared to 2004, an increase of $4.6 million in professional services fees attributable to increased volume of services work for existing customers and an increase in transaction fees and hosting revenue. Term license revenue increased 55% for the year ended December 31, 2005 over the year ended December 31, 2004 resulting from the sale of our complete Integrated Medical Management suite to a large healthcare insurance company. Revenue derived from transaction fees and hosting fees increased 76%, or $2.2 million, for the year ended December 31, 2005 over the year ended December 31, 2004 due to the licensing in late 2004 of our solutions to several customers on a hosted basis, resulting in 2005 revenue of $1.7 million, and an increase in the volume of authorizations and referrals transmitted over the Transactions and Information Exchange module resulting in $0.3 million revenue in 2005.

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For the year ended December 31, 2005, we entered into a total of 18 product contracts compared to 12 contracts executed in the year ended December 31, 2004. In the 2005 period, four contracts were with new customers who licensed our Advanced Medical Management module, and three of whom licensed at least one other module. For the year ended December 31, 2004, we signed contracts with seven new customers, five of whom licensed our Advanced Medical Management module and one of whom also licensed at least one additional module.

Beginning in the second quarter of 2003, we began to market our Integrated Medical Management solution. Prior to that date, we marketed and licensed modules individually. Our customers have historically licensed our Advanced Medical Management module. Since 2003, new customers license our Advanced Medical Management solution, and may license one or two additional products. For the year ended December 31, 2005, we entered into a total of 19 product contracts. Six contracts were for new customers that licensed multiple products. The existing customer contracts contain a license for one additional product.

For the year ended December 31, 2005, approximately 55% of the professional services revenue was from projects for existing customers.

Cost of Revenue

Cost of revenue increased 17% to $15.3 million for the year ended December 31, 2005 from $13.1 million for the year ended December 31, 2004. This increase resulted from an increase in cost of term licenses of $0.2 million to $1.7 million for the year ended December 31, 2005 from $1.5 million for the year ended December 31, 2004, an increase in the cost of subscription, maintenance and transaction fees of $1.4 million to $8.2 million for the year ended December 31, 2005 from $6.8 million for the year ended December 31, 2004 and an increase of $0.7 million to $5.5 million for the year ended December 31, 2005 from $4.8 million for the year ended December 31, 2004.

The increase in the cost of subscription, maintenance and transaction fees is largely attributable to increased personnel and personnel related costs and increased temporary consultants for product support of $0.5 million and $0.4 million, respectively, and increased cost of network support and maintenance associated with the hosted operations of $0.2 million.

The increase of $0.6 million in cost of professional services results from increased personnel and personnel related costs.

Gross Margin

Gross margin increased 55% to $23.3 million for the year ended December 31, 2005 from $15.0 million for the year ended December 31, 2004. As a percentage of revenue, gross margin increased to 60% for the year ended December 31, 2005 from 53% for the year ended December 31, 2004.

Gross margin from term license revenue increased 67% to $8.0 million for the year ended December 31, 2005 from $4.8 million for the year ended December 31, 2004. As a percentage of term license revenue, gross margin from term license revenue increased to 82% for the year ended December 31, 2005 from 76% for the year ended December 31, 2004. This increase is a result of the licensing of our Integrated Medical Management suite to HCSC.

Gross margin from subscription, maintenance and transaction fee revenue increased 14% to $9.0 million for the year ended December 31, 2005 from $7.9 million for the year ended December 31, 2004. As a percentage of subscription, maintenance and transaction fee revenue, gross margin from subscription, maintenance and transaction fee revenue decreased to 52% for the year ended December 31, 2005 from 54% for the year ended December 31, 2004. This decrease is a result of increased personnel and personnel related costs related to product support and increased cost of network support and maintenance associated with our hosting operations offset by higher subscription fees and hosting fees from customers who signed contracts in the late part of 2004.

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Gross margin from professional services revenue increased 170% to $6.2 million for the year ended December 31, 2005 from $2.3 million for the year ended December 31, 2004. As a percentage of professional services revenue, gross margin from professional services revenue increased to 53% for the year ended December 31, 2005 from 32% for the year ended December 31, 2004. This increase is due to increased utilization of personnel from reduced turnover and new project management methodologies which we began implementing in late 2004.

Sales and Marketing

Sales and marketing expenses increased 66% to $7.8 million for the year ended December 31, 2005 from $4.7 million for the year ended December 31, 2004. The material components of the $3.1 million increase include increased commission expense due to the increase in consolidated revenue in 2005 over 2004 of $1.0 million, increased sales personnel and personnel-related costs of $1.4 million resulting from the reorganization of our sales organization and creation of a sales team focused on cross-selling, increased travel-related expenditures of $0.2 million and increased trade show expenses and other marketing-related costs of $0.4 million.

Research and Development

Research and development expenses decreased 19% to $2.6 million for the year ended December 31, 2005 from $3.2 million for the year ended December 31, 2004. The net decrease of $0.6 million reflects an increase in capitalization of software development partially offset by increased development efforts adding new product features and functionality prior to establishing technological feasibility, which required increased personnel and personnel-related costs as well as increased use of independent contractors. For the year ended December 31, 2005, we capitalized $2.4 million of software development costs, an increase of $1.2 million over the $1.2 million of software development costs capitalized for the year ended December 31, 2004. Total research and development expenditures for the year ended December 31, 2005 were $5.0 million (including capitalized software development costs of $2.4 million) in aggregate, a 14%, or $0.6 million increase over total research and development expenditures of $4.4 million (including capitalized software development costs of $1.2 million) for the year ended December 31, 2004.

General and Administrative

General and administrative expenses increased 54% to $9.7 million for the year ended December 31, 2005 from $6.3 million for the year ended December 31, 2004. The $3.4 million increase is primarily attributable to the accrual of a special incentive pool of $1.1 million based upon our results of operations for the year ended December 31, 2005, the creation of a strategic business development operation focused on developing Collaborative Care Management opportunities increasing costs $0.5 million in 2005 compared to 2004, increased travel-related expenses of $0.2 million (primarily attributable to the strategic business development operation), increased facilities and facilities-related expenses of $0.4 million relating to increased office space, increased depreciation of $0.2 million related to increased capital expenditures, increased recruiting and retention costs of $0.3 million and increased legal and consulting costs of $0.3 million.

(Gain) Loss on Change in Fair Value of Redeemable Convertible Preferred Stock Conversion Options

The fair value of conversion options changed by $0.1 million to $0.7 million for the year ended December 31, 2005 from $0.6 million for the year ended December 31, 2004. The change resulted from the change in the fair value of the conversion options calculated using the Black-Scholes model.

Interest Expense, Net

Interest expense, net increased 50% to $0.3 million for the year ended December 31, 2005 from $0.2 million for the year ended December 31, 2004. The $0.1 million increase is attributable to increased average borrowings for capital expenditures, primarily through capital leases, offset by lower average borrowings for working capital and secondarily to increased average interest rates on borrowings in 2005 compared to 2004.

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Provision for Income Taxes

We realized an income tax benefit of $6.5 million for the year ended December 31, 2005 as compared to no provision or benefit for the year ended December 31, 2004. The $6.5 million increase was primarily attributable to the utilization of our net operating loss carryforward and the reduction in our tax valuation allowance of approximately $7.5 million with a consequent increase in our net deferred tax asset of $6.5 million. These changes resulted from management’s evaluation of our positive and negative evidence bearing upon the ability to realize our deferred tax assets and we believe that it is more likely than not that we will realize a portion of the benefits of federal and state tax assets.

Net (Loss) Income

We recorded net income of $8.7 million for the year ended December 31, 2005 compared to a net loss of $26,000 for the year ended December 31, 2004. The increase in term license and subscription, maintenance and transaction revenue, as well as an increase in the volume of professional services work performed for customers, contributed to an increase in gross margin of $8.3 million. Increases in expenses for the year ended December 31, 2005 of $5.9 million over the year ended December 31, 2004 partially offset the improved margin. Our income from operations for the year ended December 31, 2005 increased $2.4 million over the year ended December 31, 2004. An increase of $0.1 million in the valuation of the embedded conversion feature of the preferred shares for the year ended December 31, 2005 over the year ended December 31, 2004 and an increase in interest expense resulted in a change in pre-tax income of $2.2 million for the year ended December 31, 2005 over the year ended December 31, 2004. For the year ended December 31, 2005, we had pre-tax income of $2.2 million compared to a pre-tax loss of $26,000 for the year ended December 31, 2004. In 2005, we realized an income tax benefit of $6.5 million from the utilization of net operating loss carryforwards and a reduction in the tax valuation allowance. This resulted in net income for the year ended December 31, 2005 of $8.7 million compared to a net loss of $26,000 for the year ended December 31, 2004.

Accretion of Convertible Preferred Shares and Redeemable Preferred Shares

The accretion of convertible and redeemable convertible preferred shares for the year ended December 31, 2005 decreased $2.1 million to $4.0 million from $6.1 million for the year ended December 31, 2004. This increase is attributable to the increase in the fair value of the Company’s common stock and the associated value of the beneficial conversion feature of the preferred shares. Under accounting rules, this accretion of value to the preferred stock reduces the net income available to our common shareholders.

(Loss) Income Available to Common Shareholders

For the reasons described above, for the year ended December 31, 2005, we recorded net income available to common shareholders of $4.7 million compared to a net loss available for common shareholders for the year ended December 31, 2004 of $6.1 million. This $10.8 million change resulted from an increase in net income of $8.7 million plus a reduction in the accretion of preferred stock conversion value of $2.1 million.

Comparison of Years Ended December 31, 2004 and 2003

Revenue

Consolidated revenue increased 37% to $28.0 million for the year ended December 31, 2004 from $20.5 million for the year ended December 31, 2003. The major components of the $7.5 million increase are an increase in the number and average size of sales of our Integrated Medical Management suite closed during 2004 compared to 2003, the recognition of $2.5 million fees from term licenses entered into during 2003 but only recognized in 2004 when all services work was completed, a $1.5 million increase in the volume of authorizations and referrals transmitted over the Transactions and Information Exchange module resulting from new contracts closed in 2003 and a $1.6 million increase in volume of professional services work in 2004.

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For the year ended December 31, 2004, we entered into a total of 12 product contracts compared to ten product contracts executed in the year ended December 31, 2003. Beginning in the second quarter of 2003, we began to market our Integrated Medical Management solution. Prior to that date, we marketed and licensed modules individually. In 2003, 80% of the product contracts we executed were for one of our products. In 2004, we entered into contracts with one new customer and two existing customers for our entire Integrated Medical Management solution. In 2004, four new customers licensed our Advanced Medical Management module and two new customers licensed two products, one of which was our Advanced Medical Management module.

For the year ended December 31, 2004, approximately 63% of the professional services revenue relates to projects for existing customers.

Cost of Revenue

Cost of revenue increased 41% to $13.1 million for the year ended December 31, 2004 from $9.3 million for the year ended December 31, 2003. The $3.8 million increase results from an increase in the cost of term licenses of $0.6 million to $1.5 million for the year ended December 31, 2004 from $0.9 million for the year ended December 31, 2003, an increase in the cost of subscription, maintenance and transaction fees of $2.0 million to $6.8 million for the year ended December 31, 2004 from $4.8 million for the year ended December 31, 2003 and an increase in the cost of professional services of $1.2 million to $4.8 million for the year ended December 31, 2004 from $3.6 million for the year ended December 31, 2003.

The $2.0 million increase in the cost of subscription, maintenance and transaction fees primarily results from increased personnel and personnel-related costs in product support of $1.3 million and an increase in personnel and personnel-related costs associated with our hosted operations of $0.2 million.

Gross Margin

Gross margin increased 34% to $15.0 million for the year ended December 31, 2004 from $11.2 million for the year ended December 31, 2003. As a percentage of revenue, gross margin decreased to 53% for the year ended December 31, 2004 from 55% for the year ended December 31, 2003.

Gross margin from term license revenue increased 220% to $4.8 million for the year ended December 31, 2004 from $1.5 million for the year ended December 31, 2003. As a percentage of term license revenue, gross margin from term license revenue increased to 76% for the year ended December 31, 2004 from 63% for the year ended December 31, 2003. This increase is a result of license fees from contracts executed in 2003 but not recognized until 2004 upon delivery of the products and services.

Gross margin from subscription, maintenance and transaction fee revenue increased 1% to $7.9 million for the year ended December 31, 2004 from $7.8 million for the year ended December 31, 2003. As a percentage of subscription, maintenance and transaction fee revenue, gross margin from subscription, maintenance and transaction fee revenue decreased to 54% for the year ended December 31, 2004 from 62% for the year ended December 31, 2003. This decrease is a result of increased costs for personnel and personnel-related costs related to our product support and hosting operations.

Gross margin from professional services revenue increased 21% to $2.3 million for the year ended December 31, 2004 from $1.9 million for the year ended December 31, 2003. As a percentage of professional services revenue, gross margin from professional services revenue decreased to 32% for the year ended December 31, 2004 from 35% for the year ended December 31, 2003. This decrease is a result of inefficiencies related to high staff and management turnover within the professional services organization.

Sales and Marketing

Sales and marketing expenses increased 47% to $4.7 million for the year ended December 31, 2004 from $3.2 million for the year ended December 31, 2003. The $1.5 million increase is attributable to increased sales commissions associated with the increased revenue of $1.1 million, additional sales personnel and personnel-related costs of $0.1 million and increased trade show and other marketing costs of $0.3 million.

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Research and Development

Research and development expenses decreased 18% to $3.2 million for the year ended December 31, 2004 from $3.9 million for the year ended December 31, 2003. The net decrease of $0.7 million reflects increased development efforts adding new product features and functionality prior to establishing technological feasibility, which required increased personnel and personnel related costs as well as increased use of independent contractors, both offset by increased capitalized software development. For the year ended December 31, 2004, we capitalized $1.2 million of software development costs. For the year ended December 31, 2003, we did not capitalize any software development costs. We began offering our Integrated Medical Management suite in early 2003 and our research and development operation was focused primarily on maintenance of the new product offering. Total research and development expenditures for the year ended December 31, 2004 aggregated $4.4 million (including capitalized software development costs of $1.2 million), a 13%, or $0.5 million increase over total research and development expenditures of $3.9 million for the year ended December 31, 2003.

General and Administrative

General and administrative expenses increased 47% to $6.3 million for the year ended December 31, 2004 from $4.3 million for the year ended December 31, 2003. The material components of the $2.0 million increase include the addition in 2004 of a Chief Medical Officer to our executive team that increased personnel costs by $0.3 million, increased recruiting costs of $0.3 million, increased depreciation expense of $0.1 million associated with capital purchases and increased costs of $0.1 million for maintenance and support of our communications infrastructure.

(Gain) Loss on Change in Fair Value of Redeemable Convertible Preferred Stock Conversion Options

The fair value of conversion options was $0.6 million for the year ended December 31, 2004 compared to a $38,000 gain for the year ended December 31, 2003. The increase resulted from the increase in the fair value of the conversion option calculated using the Black-Scholes model.

Interest Expense, Net

Interest expense, net decreased 30% to $175,000 for the year ended December 31, 2004 from $249,000 for the year ended December 31, 2003. The $74,000 net decrease reflects lower average borrowings under our working capital facility partially offset by higher average borrowings for capital expenditures.

Provision for Income Taxes

We made no provision for income taxes in 2003 or 2004.

Net (Loss) Income

We recorded a net loss of $26,000 for the year ended December 31, 2004 compared to a net loss of $0.5 million for the year ended December 31, 2003. The increase in term license and subscription, maintenance and transaction revenue, as well as an increase in the volume of professional services work performed for customers, contributed to an increase in gross margin of $3.8 million. Increases in expenses for the year ended December 31, 2004 of $2.7 million over the year ended December 31, 2003 partially offset the improved margin. Our income from operations for the year ended December 31, 2004 increased $1.0 million over the year ended December 31, 2003 to $0.7 million. An increase of $0.6 million in the Black-Scholes valuation of the embedded conversion feature of the preferred shares for the year ended December 31, 2004 over the year ended December 31, 2003 and a reduction in interest expense resulted in a change in pre-tax income of $0.4 million for the year ended December 31, 2004 over the year ended December 31, 2003. For the year ended December 31, 2004, we had a pre-tax loss of $26,000 compared to a pre-tax loss of $0.5 million for the year ended December 31, 2003.

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Accretion of Convertible Preferred Shares and Redeemable Preferred Shares

The accretion of convertible and redeemable convertible preferred shares for the year ended December 31, 2004 decreased $1.9 million to $6.1 million from $8.0 million for the year ended December 31, 2003. This decrease is attributable to completion of the accretion of preferred stock issuance costs and accretion to redemption value as of June 30, 2004. Under accounting rules, this accretion of value to the preferred stock reduces the net income available to common shareholders.

(Loss) Income Available to Common Shareholders

For the reasons described above, the loss available for our common shareholders decreased $2.3 million to $6.1 million for the year ended December 31, 2004 from $8.4 million for the year ended December 31, 2003. The net loss for the year ended December 31, 2004 declined $0.5 million from the year ended December 31, 2003. In addition, the accretion of preferred redemption and conversion option values decreased $1.8 million to $6.1 million for the year ended December 31, 2004 from $7.9 million for the year ended December 31, 2003.

Unaudited Quarterly Statements of Operations

The following tables present our unaudited quarterly results of operations for each of the nine quarters beginning September 30, 2004 and ending September 30, 2006. You should read the following table in conjunction with our audited consolidated financial statements and related notes appearing at the end of this prospectus. We have prepared the unaudited information on a basis consistent with our audited consolidated financial statements and have included all adjustments, which, in the opinion of management, are necessary to fairly present our operating results for the quarters presented. Our historical unaudited quarterly results of operations are not necessarily indicative of results for any future quarter or for a full year.

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We have reflected on a pro forma basis the effect on historical basic and diluted earnings per share of the 1-for-2 reverse stock split effected prior to the consummation of its initial public offering.

	Three Months Ended
	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005	Dec. 31, 2004	Sept. 30, 2004

	(unaudited) (in thousands)
Consolidated Statement of Operations Data:
Revenue
Term license revenue	$3,479	$3,509	$415	$2,862	$5,032	$1,183	$652	$797	$2,279
Subscription, maintenance and transaction fees	5,502	5,501	5,308	6,226	3,926	3,493	3,542	3,623	3,695
Professional services	3,046	3,676	3,103	5,235	2,646	2,013	1,786	1,867	2,568

Total revenue	12,027	12,686	8,826	14,323	11,604	6,689	5,980	6,287	8,542
Cost of revenue:
Term licenses	519	473	212	878	502	180	93	181	549
Subscription, maintenance and transaction fees	1,959	1,879	1,722	2,117	2,366	1,895	1,785	1,820	1,633
Professional services	1,341	1,473	1,621	1,588	1,208	1,313	1,390	1,340	1,354

Total cost of revenue	3,819	3,825	3,555	4,583	4,076	3,388	3,268	3,341	3,536

Gross margin	8,208	8,861	5,271	9,740	7,528	3,301	2,712	2,946	5,006

Operating expenses
Sales and marketing	2,873	2,614	2,205	2,444	2,238	1,846	1,250	1,081	1,179
Research and development	2,118	2,149	1,561	676	580	771	600	946	738
General and administrative	3,262	3,167	2,475	3,980	2,005	1,918	1,804	1,705	1,658

Total operating expenses	8,253	7,930	6,241	7,100	4,823	4,535	3,654	3,732	3,575

(Loss) income from operations	(45)	931	(970)	2,640	2,705	(1,234)	(942)	(786)	1,431
(Gain) loss on change in fair value of redeemable convertible preferred stock conversion options	2,979	(281)	(285)	(299)	1,213	(116)	(104)	(113)	697
Interest expense, net	147	80	60	100	78	55	41	56	51

(Loss) income before benefit for income taxes	(3,171)	1,132	(745)	2,839	1,414	(1,173)	(879)	(729)	683
Benefit (provision) for income taxes	75	(343)	416	6,630	(1,032)	507	386	—	—

Net (loss) income	$(3,096)	$789	$(329)	$9,469	$382	$(666)	$(493)	$(729)	$683
Accretion of convertible preferred shares and redeemable convertible preferred shares	(2,431)	(684)	(684)	(684)	(2,022)	(644)	(644)	(644)	(644)

(Loss) income available to common shareholders	$(5,527)	$105	$(1,013)	$8,785	$(1,640)	$(1,310)	$(1,137)	$(1,373)	$39

(Loss) income per share available to common shareholders, basic	$(0.61)	$0.02	$(0.15)	$1.35	$(0.25)	$(0.20)	$(0.18)	$(0.21)	$0.01

Income (loss) per share available to common shareholders, diluted	$(0.61)	$0.02	$(0.15)	$0.31	$(0.20)	$(0.20)	$(0.18)	$(0.21)	$0.00

Weighted average shares used to compute (loss) income available to common shareholders per common share, basic	8,993,495	6,552,958	6,549,699	6,498,829	6,445,686	6,445,643	6,441,869	6,435,536	6,427,538

Weighted average shares used to compute (loss) income available to common shareholders per common share, diluted	8,993,495	6,951,554	6,549,699	29,206,908	8,070,266	6,445,643	6,441,869	6,435,536	8,378,438

Pro forma stock split (unaudited)
Pro forma earnings per share available to common shareholders - basic	(1.23)	0.03	(0.31)	2.70	(0.51)	(0.41)	(0.35)	(0.43)	0.01
Pro forma earnings per share available to common shareholders - diluted	(1.23)	0.03	(0.31)	0.63	(0.41)	(0.41)	(0.35)	(0.43)	0.01
Weighted average shares used to compute pro forma (loss) income available to common shareholders - basic	4,496,747	3,276,479	3,274,850	3,249,415	3,222,843	3,222,822	3,220,934	3,217,768	3,213,769
Weighted average shares used to compute pro forma (loss) income available to common shareholders - diluted	4,496,747	3,475,777	3,274,850	14,603,454	4,035,133	3,222,822	3,220,934	3,217,768	4,189,219

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Comparison of Unaudited Quarterly Results

Revenue

Our total consolidated revenue has increased over the periods presented based on new sales of our Integrated Medical Management suite and increased utilization of the solutions from which we derive transaction fees. Our total consolidated revenue has varied from quarter to quarter based on new sales and renewals of term licenses for our Advanced Medical Management module and the volume of services work contracted from both existing and new customers.

Cost of Revenue

Our cost of revenue has varied on a quarterly basis reflecting third-party software fee costs associated with new sales of our Advanced Medical Management module, amortization of capitalized software as projects are completed and software is deployed for general use and the addition of personnel and/or independent contractors to support the contracted services revenue.

Gross Margin

Our gross margins have varied on a quarterly basis primarily due to the mix of revenue and the proportion of license revenue and transaction fees to the total revenue for the quarter and the impact of training and other non-billable time of resources added to the professional services operations.

Sales and Marketing

Sales and marketing expenses have generally increased over the periods presented due to the addition of sales and product marketing personnel. Quarterly fluctuations are the result of the timing of marketing expenditures and sales commission expense associated with license revenue recognized during the quarter.

Research and Development

Research and development expenses have generally increased over the periods presented due to the increased focus on new product features and functionality and the associated addition of personnel and independent consultants.

General and Administrative

General and administrative expenses have generally increased over the periods presented reflecting expansion of executive management, addition of strategic business development operations, increased costs of recruiting staff for the entire organization, increased facilities cost and increased depreciation expense. In the three months ended December 31, 2005, we recorded an accrual of $1.1 million for a special incentive, based upon our results of operations for the year ended December 31, 2005.

Liquidity and Capital Resources

Since our inception, we financed our operations primarily through internally generated cash flows, borrowings from banks and the issuance of preferred stock. As of September 30, 2006 and December 31, 2005, we had cash of $0.4 million and $2.4 million, respectively, and receivables of $13.0 million and $10.4 million, respectively. As of each of September 30, 2006 and December 31, 2005, we had $3.8 million and $0, respectively, of borrowings under our bank working capital facility. As of September 30, 2006 and December 31, 2005, we had $4.8 million and $3.8 million, respectively, in total capital equipment financing, primarily capital leases, outstanding. As of September 30, 2006 and December 31, 2005, we had accumulated dividends on our preferred stock of $12.2 million and $14.5 million, respectively. In connection with this offering, all of our outstanding preferred stock will be converted to common stock under the terms of each class of preferred stock, the Series A accrued dividend as of the date of this offering will be converted to common stock pursuant to an election of each holder as provided under the rights, preferences and designations of the Series A preferred stock and the Series B and Series C accrued dividends as of the date of this offering will be paid in cash from the proceeds of this offering.

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Upon the agreement of the holders of 60% of the then outstanding Series B and Series C preferred stock, such holders, after March 31, 2007, can require us to redeem the preferred stock. We anticipate that this offering will become effective prior to March 31, 2007. Upon the effectiveness of this offering, all Series B and Series C preferred stock will convert to common stock, and we will have no preferred stock outstanding. Additionally, upon the conversion of all the Series B and Series C preferred stock, any right to require us to redeem such shares will become null and void.

In the event that this offering is not consummated prior to March 31, 2007, or is withdrawn, and the redeemable preferred shareholders obtain the agreement of the holders of 60% of the outstanding Series B and Series C preferred stock to require us to redeem such shares, we likely would be unable to immediately pay the redemption amount. In that event, a liability would be recorded on our books and repaid as funds became available.

We have a working capital facility with Silicon Valley Bank that is collateralized by all our assets. Our borrowings under this facility can be no more than the lesser of $8.0 million or 80% of eligible receivables, as such term is defined in the bank agreement, minus the total amounts then undrawn on all outstanding letters of credit, or any other accommodations issued or incurred by Silicon Valley Bank for our benefit. The working capital facility terminates on September 29, 2007. As of September 30, 2006, we had $3.8 million outstanding under the working capital facility and remaining availability of $1.4 million. We also have a $1.0 million equipment line of credit with Silicon Valley Bank that is collateralized by our assets. As of September 30, 2006, we had no outstanding borrowings under this equipment line. We may borrow under this facility at any time prior to December 31, 2006 to finance the acquisition cost of capital equipment purchased after January 31, 2006. At December 31, 2006, all advances under this facility will be converted to a 30-month amortizing term loan.

Operating Activities

Net cash used in operating activities was $2.8 million and $0.2 million for the nine months ended September 30, 2006 and 2005, respectively. The net decrease in cash flow from operations for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005 resulted from increased payments to vendors, including the professional services, fees and expenses associated with this offering. Accounts receivable increased $2.6 million to $13.0 million at September 30, 2006 from $10.4 million at December 31, 2005. This increase in accounts receivable results from an increase in revenue, the timing of the signing of product contracts and the timing of payments from our customers. Revenue for the quarter ended September 30, 2006 increased 22% over revenue for the quarter ended December 31, 2005, excluding approximately $4.5 million of term license and services revenue recorded in the quarter ended December 31, 2005 that had been fully paid prior to that quarter and had been in deferred revenue. Customers typically make software purchases near the end of a calendar quarters which results in a significant amount of our quarterly revenue being reflected in accounts receivable at the end of each quarter. Net cash used in operating activities for the nine months ended September 30, 2006 consisted of a net loss of $2.6 million, partially offset by non-cash depreciation and amortization of $2.2 million, stock compensation expense of $0.5 million, a decrease of $1.6 million in deferred revenue and by changes in working capital. Net cash used in operating activities for the nine months ended September 30, 2005 consisted of a net loss of $0.8 million, non-cash depreciation and amortization of $1.6 million, an increase in deferred revenue of $3.6 million, an increase in accounts receivable of $6.4 million and an increase in other working capital of $1.8 million. Deferred revenue consists of annual maintenance and subscription fees for the software solutions that are paid in advance and recorded over the service period and advance billings for professional services projects that are recorded using the proportional performance method based upon labor hours expended compared to estimated labor hours to complete the project. Deferred revenue declined $1.6 million to $8.0 million at September 30, 2006 from $9.6 million at December 31, 2005. The reduction was attributable to the amortization of prepaid annual maintenance and subscription fees of $3.0 million partially offset by an increase in advance payments for professional services projects of $1.4 million.

Net cash provided by operating activities was $5.7 million and $2.5 million for the years ended December 31, 2005 and 2004, respectively. Net cash provided from operating activities for the year ended December 31, 2005 primarily resulted from net income of $5.1 million, plus non-cash depreciation and amortization of $2.1 million, and an increase in deferred revenue of $3.7 million, partially was offset by changes in working capital of $5.2 million. Net cash provided from operations for the year ended December 31, 2004 consisted of a net loss of $1.3 million, offset by non-cash depreciation and amortization of $1.9 million and an increase in deferred revenue of $2.0 million, partially offset by changes in working capital of $0.1 million.

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Investing Activities

Net cash used in investing activities was $2.0 million and $2.0 million for the nine months ended September 30, 2006 and 2005, respectively. The net change in investing activities resulted from a slightly lower investment in the development of new product features and functionality as the Company focused on the implementation of software products for contracts closed. Net cash used in investing activities for the nine months ended September 30, 2006 related to development activities to enhance our product offering and the capitalization of the cost associated with those projects of $1.1 million and the purchase of office equipment and computer equipment of $0.9 million. Net cash used in investing activities for the nine months ended September 30, 2005, related to development activities to enhance our product offering and the capitalization of the cost associated with those projects of $1.6 million and the purchase of office equipment and computer equipment of $0.4 million.

Net cash used in investing activities was $3.2 million and $2.0 million for the years ended December 31, 2005 and 2004, respectively. Net cash used in investing activities for the year ended December 31, 2005 related to development activities to enhance our product offering and the capitalization of the cost associated with those projects of $2.0 million, the capitalization of contingent payments of $0.1 million related to the acquisition of clinical decision support software at the end of 2002, the capitalization of software developed by an independent firm of $0.8 million and the purchase of office equipment and computer equipment of $0.8 million. Net cash used in investing activities for the year ended December 31, 2004 related to development activities to enhance our product offering and the capitalization of the cost associated with those projects of $0.9 million, the capitalization of contingent payments related to the acquisition of clinical decision support software at the end of 2002 of $0.3 million and the purchase of office equipment and computer equipment of $0.9 million.

Financing Activities

Net cash provided by financing activities was $2.8 million and $1.8 million for the nine months ended September 30, 2006 and 2005, respectively. The net change in financing activities resulted from increased borrowing under the line of credit in 2006 partially offset by higher loan payments in 2006. Net cash provided by financing activities for the nine months ended September 30, 2006 consisted of borrowing against our line of credit of $3.8 million offset by repayments against our capital leases outstanding and our equipment line of credit. Net cash provided by financing activities for the nine months ended September 30, 2005 consisted of borrowing against our line of credit of $2.1 million and borrowing against our equipment line of credit of $0.2 million offset by repayments against our capital leases outstanding.

Net cash used in financing activities was $0.5 million and $0.8 million for the years ended December 31, 2005 and 2004, respectively. Net cash used in financing activities for the year ended December 31, 2005 consisted of borrowings against our equipment line of credit of $0.2 million and repayments against our capital leases outstanding. Net cash used in financing activities for the year ended December 31, 2004 consisted of repayments on our capital leases outstanding and repayment of borrowings on our working capital facility.

We believe that our cash balances, cash flows from operations and available borrowings under our working capital line of credit, equipment line of credit and capital leases will be sufficient to satisfy our working capital and capital expenditure requirements for at least the next 12 months. We will use approximately $9.5 million of the estimated net proceeds of this offering to pay the accrued and unpaid dividends to the former holders of our Series B and Series C preferred stock upon the automatic conversion of such shares to common stock upon the consummation of this offering. We intend to use the balance of the net proceeds of this offering for general corporate purposes, including working capital needs. We believe opportunities may exist to expand our current business through strategic acquisitions and investments in technology, and we may use a portion of the proceeds for these purposes. Changes in our operating plans, lower than anticipated revenue, increased expenses or other events, including those described in “Risk Factors” may cause us to seek additional debt or equity financing on an accelerated basis. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could negatively impact our growth plans, our financial condition and results of operations. Additional equity financing would be dilutive to the holders of common stock, and debt financing, if available, may involve significant cash payment obligations and covenants or financial ratio requirements that restrict our ability to operate our business. We do not, however, have any current plans to issue additional equity, including preferred stock, in the near future. After this offering and payment of accrued dividends, we expect to have cash and cash equivalents of approximately $22.2 million.

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Contractual Obligations and Commitments

The following table summarizes our contractual arrangements at December 31, 2005, after giving effect to the completion of this offering, and our application of the net proceeds and the timing and effect that such commitments are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
	2006	2007	2008	2009	2010	Thereafter, through 2016

	(in thousands)
Contractual Obligations:
Capital leases	$1,428	$1,343	$988	$299	$79	—
Operating leases	1,136	1,130	1,009	1,038	1,076	$6,874
Note payable(1)	100	75	—	—	—	—
Other long term liabilities	—	22	—	—	—	—
Third-party software agreements	588	150	200	—	—	—

Total	$3,252	$2,720	$2,197	$1,337	$1,155	$6,874

(1)	Excludes interest which is calculated at prime (7.25% at December 31, 2005) plus 1.75%.

The amounts listed above for capital leases represent payments that we are required to make for equipment. If we fail to remain current with our obligations for any of these capital leases, we would be in default, and our continued failure to cure such default would cause our remaining obligations under the defaulted capital lease to become immediately due.

The amounts listed above for operating leases represent base monthly rent on leases for office space and copier and fax equipment, and do not include required variable facility operating expense reimbursements to the landlord. If we fail to make payments on our office space, we will be required to pay all remaining lease payments immediately.

In May 2006, we entered into an operating lease for additional premises. The amounts listed above do not include base monthly rent amounts due under this lease.

We are party to an Amended and Restated Loan and Security Agreement with Silicon Valley Bank dated September 28, 2006 pursuant to which Silicon Valley Bank provides senior debt financing to us. Our obligations under the Amended and Restated Loan and Security Agreement are secured by a lien on all of our assets. The Amended and Restated Loan and Security Agreement includes covenants requiring us to maintain a minimum amount of liquidity and net income. From and after completion of this offering, we must maintain cash and cash equivalents of at least $2.0 million. In addition, our net loss for the quarter ended September 30, 2006 could not exceed $275,000. We are also required to have a minimum net income of $750,000 for the quarter ended December 31, 2006, $1,250,000 for the quarter ended March 31, 2007, $1,600,000 for the quarter ended June 30, 2007 and $2,000,000 for each quarter thereafter. We were in compliance with the net loss requirement as of September 30, 2006 and, given the anticipated proceeds of this offering, we anticipate complying with the liquidity requirement upon the consummation of this offering.

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In the event that we make a misrepresentation, breach a warranty or fail to perform a covenant set forth in the Amended and Restated Loan and Security Agreement or if there is a material adverse change in our business, operations or condition (each of which is defined in the agreement as an event of default), Silicon Valley Bank may, among other things, cease making loans to us, accelerate the date for payment of all of our outstanding obligations to the bank and/or take possession of and sell all of our assets. Additionally, from and after the occurrence and during the continuance of an event of default, the then current interest rate on the outstanding loans under the Amended and Restated Loan and Security Agreement will increase by 5%.

We are party to a contract to purchase third-party licenses from a software vendor. The agreement expired on December 31, 2005; however, the agreement automatically renews on an annual basis, unless terminated by either party. Expense of $0.5 million and $0.5 million was incurred under this agreement in each of 2005 and 2004 and is included in cost of revenue in the accompanying financial statements. Scheduled future minimum payments as of December 31, 2005 under this contract are $0.5 million in 2006.

We are party to a contract whereby we are obligated to make minimum royalty payments on an annual basis. Total minimum royalty payments under this agreement aggregate $0.5 million and are recorded ratably over the four year term of the agreement. We recorded $0.1 million and $0.1 million of expense under this agreement for each of the years ended December 31, 2005 and 2004. Scheduled future minimum payments as of December 31, 2005 under this contract are $0.5 million.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates. We do not hold or issue financial instruments for trading purposes.

Interest Rate Risk

The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Some of the securities in which we may invest may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities, certificates of deposit and money market funds. Money market funds are not subject to market risk because the interest paid on these funds fluctuates with the prevailing interest rate. However, a decline in interest rates would result in reduced future investment income.

Our interest expense, generally, is not sensitive to changes in prevailing interest rates since the majority of our borrowings outstanding, capital leases, are at a fixed rate. Borrowings under our working capital and equipment lines of credit are subject to adjustments in prevailing interest rates. Future increases in prevailing rates will increase future interest expense. However, we do not believe a 10% increase in prevailing interest rates will have a material effect on our interest expense.

Recent Accounting Pronouncements

In December 2004 the FASB issued SFAS No. 123R, Share-Based Payment, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R is a revision to SFAS No. 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R requires companies to recognize the fair value of stock options and other stock-based compensation to employees, including grants of employee stock options, effective January 1, 2006. SFAS No. 123R requires us to measure the cost of employee services received in exchange for stock compensation based upon the grant-date fair value of the employee stock options. Incremental compensation costs arising from subsequent modifications of awards after the grant date must also be recognized as compensation expense.

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Prior to January 1, 2006, we measured stock-based compensation in accordance with APB No. 25. Beginning January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123R and have reflected share-based compensation of $0.5 million in the results of operations for the nine months ended September 30, 2006. Based upon the stock options outstanding at December 31, 2005 and options granted in 2006, we will recognize compensation expense in future consolidated statements of income of approximately $0.7 million and $0.8 million for the years ended December 31, 2006 and 2007, respectively, based upon the option vesting schedule. Under the prospective-transition method of SFAS No. 123R, results for prior periods have not been restated. The impact on our financial condition or results of operations will depend on the number and terms of share-based payments granted in the future.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (i) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle and (ii) a correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. We do not expect adoption of SFAS No. 154 to have a material effect on our results of operations or financial condition.

In June 2005, the EITF reached a consensus on EITF Issue No. 04-10, Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds. This guidance requires that individual operating segments that do not meet the quantitative thresholds set forth in SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, for separate reporting may be aggregated only if the segments meet certain requirements. These requirements are applicable for fiscal years ending after October 13, 2004. The adoption of EITF Issue No. 04-10 does not affect us because we currently operate in only one segment.

In September 2005, the EITF reached consensus on EITF Issue No. 05-02, The Meaning of “Conventional Convertible Debt Instrument” in EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. EITF Issue No. 05-02 is effective for new instruments entered into and instruments modified in reporting periods beginning after June 29, 2005. The adoption of EITF Issue No. 05-02 is expected to have no impact on our financial statements.

At the June 15-16, 2005 EITF meeting the EITF discussed EITF Issue No. 05-04, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. EITF Issue No. 05-04 addresses how a liquidated damages clause payable in cash affects the accounting for a freestanding financial instrument subject to the provisions of EITF Issue No. 00-19. The guidance discussed (i) whether a registration rights penalty meets the definition of a derivative and (ii) whether the registration rights agreement and the financial instrument to which it pertains should be considered as a combined instrument or as separate freestanding instruments. At the September 15, 2005 EITF meeting, the EITF postponed further deliberations on EITF Issue No. 05-04, and the FASB staff requested that the FASB consider a separate Derivatives Issue Guide, or DIG, issue that addresses whether a registration rights agreement is a derivative in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging. Following the resolution of that DIG issue, the FASB staff will request that the EITF reconvene deliberations on EITF Issue No. 05-04. While EITF Issue No. 05-04 remains unresolved, we have determined that the liquidated damage clauses contained in our convertible note agreements have been properly considered and accounted for in accordance with the prevailing guidance.

In July 2006, FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, or FIN 48, which clarifies the accounting for uncertainty in tax positions. This interpretation requires the financial statement recognition of a tax position taken or expected to be taken in a tax return if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact that the adoption of FIN 48 will have on its financial condition and results of operations.

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In July 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements. This statement provides guidance for using fair value to measure assets and liabilities, and applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. This statement will become effective for us as of January 1, 2007, and while expected to result in additional disclosures, is not expected to have a material effect on our results of operations or financial condition.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements.

Historically, there have been two widely-used methods for quantifying the effects of financial statement misstatements. These methods are referred to as the “roll-over” and “iron curtain” method. The roll-over method quantifies the amount by which the current year income statement is misstated. Exclusive reliance on an income statement approach can result in the accumulation of errors on the balance sheet that may not have been material to any individual income statement, but which may misstate one or more balance sheet accounts. The iron curtain method quantifies the error as the cumulative amount by which the current year balance sheet is misstated. Exclusive reliance on a balance sheet approach can result in disregarding the effects of errors in the current year income statement that results from the correction of an error existing in previously issued financial statements. We currently use the rollover method for quantifying identified financial statement misstatements, but we will use both methods after adoption of SAB 108.

SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of a registrant’s financial statements and the related financial statement disclosures. This approach is commonly referred to as the “dual approach” because it requires quantification of errors under both the roll-over and iron curtain methods.

SAB 108 allows registrants to initially apply the dual approach either by (1) retroactively adjusting prior financial statements as if the dual approach had always been used or (2) recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of this “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose.

We initially applied SAB 108 using the retroactive transition method in connection with the preparation of our interim financial statements for the nine months ending September 30, 2006. When we initially applied the provisions of SAB 108, we did not record a material adjustment as of September 30, 2006.

Controls and Procedures; Material Weaknesses in Internal Controls and Changes in Accountants

On March 14, 2006, upon the authorization of our board of directors acting on the recommendation of the audit committee of the board of directors, we selected Grant Thornton LLP as our independent registered public accounting firm. We did not consult with Grant Thornton on any financial or accounting reporting matters before its appointment. All of the audited financial statements included in this prospectus have been audited by Grant Thornton.

In connection with the audits of our financial statements for the years ended December 31, 2005, 2004 and 2003, Grant Thornton identified and informed us that we had material weaknesses (as defined under the standards established by the Public Company Accounting Oversight Board – U.S.) with respect to our accounting and reporting of certain complex transactions, as more specifically described below. As a result of these material weaknesses, we restated our financial statements as of and for the years ended December 31, 2005, 2004 and 2003. Our selected financial data as of and for the years ended December 31, 2002 and 2001 were derived from financial statements, which we restated as a result of these material weaknesses and which were audited by Grant Thornton.

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KPMG LLP (KPMG) was previously the principal accountants for the Company. On March 14, 2006, upon the authorization of our board of directors acting on the recommendation of our audit committee, we dismissed KPMG as our independent registered public accounting firm. The audit report of KPMG on our consolidated financial statements as of and for the year ended December 31, 2004 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that such report contained a separate paragraph stated as follows: “We also audited the adjustments described in Note 3 to the accompanying consolidated financial statements that were applied to restate the 2003 financial statements. The consolidated financial statements of the Company as of December 31, 2003 were audited by other auditors whose report thereon dated February 25, 2004, expressed an unqualified opinion on those statements, before the restatement described in Note 3 to the consolidated financial statements.”

In connection with the audit of the year ended December 31, 2004, and the subsequent interim period through March 14, 2006, there were (i) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference in connection with its report to the subject matter of the disagreements, and (ii) no reportable events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K, except that KPMG reported orally to and discussed with our audit committee on December 16, 2005 that during its audit of the consolidated financial statements as of and for the year ended December 31, 2004, it noted material weaknesses in internal controls related to accounting for revenue recognition, accounting for the accretion of costs and dividends related to preferred stock and accounting for income taxes, as more specifically described below. We have authorized KPMG to respond fully to any inquiries by our successor independent registered accounting firm, Grant Thornton, regarding these material weaknesses.

On May 27, 2005, upon the authorization of our board of directors, acting on the recommendation of our audit committee, we dismissed Goldenberg Rosenthal, LLP and engaged KPMG as our independent registered public accounting firm. We did not consult with KPMG on any financial or accounting reporting matters before its appointment.

In connection with the audit of the year ended December 31, 2003 and the subsequent interim period through May 27, 2005, there were no disagreements with Goldenberg Rosenthal on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Goldenberg Rosenthal, would have caused them to make reference thereto in their report on our financial statements for such years. The audit report of Goldenberg Rosenthal on our consolidated financial statements as of and for the year ended December 31, 2003 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with the audit of our financial statements as of and for the years ended December 31, 2005, 2004 and 2003, in July 2006, our independent auditors reported to our audit committee and informed us that we had material weaknesses (as defined under the standards established by the Public Company Accounting Oversight Board – U.S.) with respect to our accounting and reporting of certain complex transactions. In addition, in December 2005, in connection with their audit of our financial statements as of and for the year ended December 31, 2004, our previous independent auditors reported material weaknesses in our internal controls as defined under auditing standards generally accepted in the United States of America. A material weakness is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

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As a result of the material weakness reported by our independent auditors, we restated our financial statements as of and for the years ended December 31, 2005, 2004 and 2003 as summarized in the following table:

Change in: (amounts in $ millions):	December 31, 2005	December 31, 2004	December 31, 2003

Total assets	—	(0.9)	(1.1)
Liability for fair value of conversion options	(4.9)	0.6	0.02
Additional paid-in capital—beneficial conversion feature	(2.2)	—	—
Shareholders’ deficiency	(6.1)	(51.7)	(12.5)
Net revenue	—	(0.5)	1.6
Income from operations	—	(0.09)	1.7
Change in fair value of conversion option	(3.6)	0.6	(0.04)
Net income or loss	3.6	(0.7)	1.7
Accretion of convertible preferred and redeemable convertible preferred shares	(2.2)	6.1	8.0
Increase (decrease) in net income available to common shareholders	5.8	(6.8)	(6.2)

The following material weaknesses were reported by our independent auditors in connection with their audit of our financial statements as of and for the year ended December 31, 2005 and re-audit of the financial statements as of and for the years ended December 31, 2004 and 2003:

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We did not have adequate controls to provide reasonable assurance that all elements of contractual arrangements with customers were being recorded in accordance with generally accepted accounting principles. Specifically, we did not have adequate controls to properly determine that persuasive evidence of contractual arrangements with customers existed before recording revenue. Errors in determining that contracts had been signed by customers resulted in the premature recognition of revenue that should have been deferred to later periods, in accordance with Statement of Position 97-2 (SOP 97-2), “Software Revenue Recognition,” and related interpretations. As a result of these identified deficiencies, material revenue-related audit adjustments were recorded to our financial statements to defer revenue from the periods in which they were originally recorded until such time as the appropriate revenue recognition criteria were met.

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We did not have appropriate accounting personnel who possessed an appropriate level of experience in the selection and application of generally accepted accounting principles with respect to the accounting for our Series A convertible preferred stock and Series B and C redeemable convertible preferred stock to provide reasonable assurance that all transactions were being appropriately recorded and summarized in the financial statements. Specifically, we did not properly identify and record the beneficial conversion option relating to the accrued and unpaid dividends on our Series A convertible preferred stock. We did not identify and record the embedded derivative conversion option on our Series B and C redeemable convertible preferred stock and reflect the changes in the fair value of those conversion options in earnings. We did not accrete the carrying value of the Series C redeemable convertible preferred stock to liquidation value, which was three times the stated value. As a result of these identified deficiencies, we recorded material post-closing audit adjustments to our financial statements for the years ended December 31, 2005, 2004 and 2003.

As a result of the material weakness reported by our previous independent auditors in we restated our financial statements as of and for the year ended December 31, 2003, which resulted in a $8.1 million decrease in total assets, a $43.3 million increase in shareholders’ deficiency, a $2.8 million decrease in income from operations, a $10.8 million decrease in net income before and after taxes and a $2.0 million decrease in net income available to common shareholders.

The following material weaknesses were reported by our previous independent auditors in connection with their audit of our financial statements as of and for the years ended December 31, 2004 and 2003:

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Errors in revenue recognition were identified that resulted primarily from a lack of secondary review over the application of accounting principles to specific contract terms as well as the analysis and estimates supporting the amounts recorded. These errors resulted from the lack of a systematic process for accumulating information supporting VSOE and underlying recorded revenue as well as the lack of appropriate levels of review. As a result, we recorded material post-closing audit adjustments to our financial statements for the year ended December 31, 2003.

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We did not have appropriate accounting personnel who possessed an appropriate level of experience in the selection and application of generally accepted accounting principles with respect to the accounting for our Series A convertible preferred stock and Series B and C redeemable convertible preferred stock to provide reasonable assurance that all transactions were being appropriately recorded and summarized in the financial statements. Specifically, we did not accrete the carrying value to redemption value at the earliest redemption date and did not properly record the accrued and unpaid dividends on Series A convertible preferred stock and Series B and C redeemable convertible preferred stock. As a result of these identified deficiencies, we recorded material post-closing audit adjustments to our financial statements for the year ended December 31, 2003.

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We did not have appropriate accounting personnel who possessed an appropriate level of experience in the selection and application of generally accepted accounting principles with respect to the accounting for income taxes, specifically the appropriate valuation allowance for deferred tax assets. As a result of this material weakness, we recorded material post-closing audit adjustments to our financial statements for the year ended December 31, 2003.

These material weaknesses may have contributed to the errors corrected in the restatement of our financial statements as of and for the years ended December 31, 2005, 2004 and 2003.

We have begun our remediation efforts and we believe that our actions in this regard have strengthened our internal controls over financial reporting. Our efforts include the following:

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Expanding our accounting staff to add additional skills and experience, specifically experience in revenue recognition for software sales and services to address the weaknesses related to revenue recognition, income taxes and complex accounting transactions, as well as to document, test and enhance our overall internal control environment, and we will continue the expansion of our accounting staff, as well as the use of qualified outside professionals as necessary to enhance and maintain our internal accounting controls;

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To address the material weakness in internal controls over revenue recognition, we have instituted new internal accounting controls, including a detailed review of new contracts by qualified accounting personnel to appropriately recognize and record revenue from term license sales as well as the sales from professional services and subscription and maintenance. In addition, we have instituted new internal accounting controls over the pricing of our separate software and service offerings;

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Instituted new accounting procedures to accrete the value of our preferred stock to its redemption value at the earliest redemption date and to accrete the value of our preferred stock for accrued but unpaid dividends by class to address the weaknesses related to recording complex transactions; and

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To help address the material weaknesses related to revenue recognition, preferred stock, income taxes and accounting for complex transactions, we have engaged qualified outside professionals to assist our accounting staff in analyzing and recording current and deferred income tax provisions and benefits, assets and liabilities, and will continue to do so as necessary to improve, enhance and maintain our system of internal accounting controls.

Although initiated, our plans to improve the effectiveness of our internal controls and processes are not complete. We anticipate that it will take some time to establish the disclosure controls and procedures desired by our management and our board of directors. While we expect to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take to complete the remedial steps identified above because doing so depends on several factors beyond our control, including the hiring of additional qualified personnel.

As of September 30, 2006, we have incurred approximately $0.1 million of costs related to our efforts to remediate our material weaknesses. While the costs associated with our remediation efforts to date have not been material, we cannot assure you that we will not incur material costs in remediation in the future. We will continue to evaluate the effectiveness of the control environment and will continue to refine existing controls. We cannot assure you that the measures we have taken to date or any future measures will remediate the material weaknesses reported by our independent auditors. Additional deficiencies in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our prior period financial statements. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock.

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In addition, these material weakness and any other deficiencies in internal controls that we identify in the future will need to be addressed as part of the evaluation of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and may impair our ability to comply with Section 404.

For a description of risks associated with our internal controls, please see “Risk Factors – If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our common stock.”

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BUSINESS

Company Overview

We are a provider of software, services and clinical content to healthcare payers that allow them to improve the quality and affordability of healthcare provided to their members and increase their administrative efficiency. Our Collaborative Care Management solution analyzes data, automates payer workflow processes and electronically connects payers, providers and patients, providing them with a common view of the patient’s health that helps to foster better clinical decision making. Our solution is built around a suite of modular and easily configurable software applications and utilizes the Internet to link our payer customers to their members and their members’ chosen healthcare providers.

Our Collaborative Care Management solution is comprised of two related suites of products – Integrated Medical Management and Collaborative Data Exchange. Our Integrated Medical Management suite allows our healthcare payer customers to identify active care management opportunities among their members and automate an intervention process based on clinical best practices. Our Integrated Medical Management suite also helps our customers reduce internal administrative costs by automating traditionally manual processes. Our Collaborative Data Exchange suite allows our customers to securely transmit health records containing critical patient information in an easily understood format to patients and providers at the time they are making treatment decisions. We refer to these health records as Patient Clinical Summaries, and believe that they are a critical first step to developing Electronic Health Records. In the future, we expect our Patient Clinical Summaries to integrate additional information provided by patients and a broad range of providers, thereby increasing their value to all constituents.

As of September 30, 2006, our customers included approximately 56 regional and national managed care organizations, including the largest organizations in more than 27 regional markets. Based on our review of publicly available information and our customers’ enrollment data, we believe that, in the aggregate, our customers insure or manage care for approximately one out of every six insured persons in the United States. Depending on the application, we provide our solutions on an annual subscription basis, under limited term licenses or on a per-transaction basis, both of which provide us with recurring revenue. We primarily license our solutions through direct sales to customers in the United States. Our revenue has increased at a compound annual growth rate of 32.8% since 2001, to $38.6 million for the year ended December 31, 2005, from $12.4 million for the year ended December 31, 2001.

Industry Overview

The Centers for Medicare & Medicaid Services, or CMS, projected that more than $2.0 trillion was spent on healthcare in 2005, representing 16% of the U.S. Gross Domestic Product, or GDP. CMS estimates that spending will grow to $4.0 trillion by 2015, or 20% of the GDP, representing 7.2% annual growth since 2004. Healthcare costs are increasing in part due to improvements in medical technology and medical treatments, but also because of increases in general utilization of healthcare products and services. Rising healthcare costs negatively impact a wide array of constituencies, including federal and state governments, employers, consumers and healthcare providers. However, we believe that the broad array of healthcare payers is the most directly impacted. Payers include federal and state government programs like Medicare, Medicaid and public employee health benefit plans, large commercial insurers and numerous other national, regional and local health plans and administrators and self-insured corporations. Rising healthcare costs consistently threaten to negatively impact these payers.

We believe that payers have two options if they are to maintain their viability. First, payers can proactively manage the delivery of healthcare services and products to their members to improve the quality and cost of care. Second, they can offset rising healthcare costs by reducing their internal administrative costs through efficiency gains. To the extent they are not successful at proactively managing care more effectively and reducing their internal administrative costs, payers must pass the rising cost of healthcare on to their customers and their members. Passing on these costs ultimately threatens the payers’ relationships with their customers and/or members as enterprises and consumers also seek to lower their healthcare-related expenditures. Accordingly, payers are consistently seeking new strategies to more effectively manage the care delivery process for their members and reduce their internal operating costs. According to a Gartner survey entitled “Healthcare Payers’ IT Budgets Continue to Climb,” published on April 17, 2006, health plans’ information technology budgets increased by over 25% on a per member basis from 2002 to 2004. We believe, based on our research, that the market for care management solutions is currently in excess of $1 billion per year and is growing at a compound annual growth rate in excess of 15.8%.

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Overuse, underuse and misuse of medical services and treatments is widespread.

We believe that one of the material contributors to rising healthcare costs is overuse, underuse and misuse of medical services and treatments caused by providers lacking timely access to necessary patient information and providers consistently failing to apply clinical best practices, which we refer to as poor-quality care. We believe that this combination has led to avoidable medical errors, injuries and fatalities. For example, The Institute of Medicine reported in November 1999 that as many as 98,000 people die in hospitals each year as a result of preventable medical errors. Additionally, an article in the Wall Street Journal dated May 23, 2006 reported that the Institute for Healthcare Improvement found that poor communication is responsible for as many as 50% of all medication errors and up to 20% of adverse drug events in hospitals.

Providers Generally Lack Necessary Patient Information. We believe that a primary contributor to medical errors is generally the lack of information exchange among different providers treating the same patients. Generally, providers have access to only the patient information contained in their own files and systems. For providers seeing a patient for the first time, the information is often limited to information provided by the patient, which is generally rudimentary, incomplete or inaccurate. We believe that this issue is particularly acute in emergency room situations where physicians need to make quick decisions about how to treat a patient, and generally lack the critical information that they need to provide the patient with optimal care. We believe that this absence of complete patient information has a negative impact on the quality and cost of care by causing providers to misdiagnose medical conditions, prescribe medications that negatively interact with each other, and order duplicative or medically unnecessary tests and procedures.

In an effort to address this critical roadblock to improving quality of care, in 2004, President Bush appointed a National Coordinator for Health Information Technology to develop a strategy for a national health information infrastructure. Largely as a consequence, we believe that electronic health information networks are gaining popularity as a potential means to foster the exchange of healthcare data by linking payers, providers and patients to the same network. Both the Nationwide Health Information Network and its regional counterparts, the Regional Health Information Organizations, depend on the existence of Electronic Health Records, or EHRs, for their success. EHRs are intended to provide a comprehensive view of a patient’s health status and care history compiled from an individual patient’s information across the healthcare system. We believe that EHRs will eventually consolidate information supplied by payers (Payer Based Health Records), information supplied by providers (Electronic Medical Records, or EMRs) and information supplied by patients (Personal Health Records, or PHRs).

However, an impediment to creating EHRs in the near term is the relative scarcity of detailed electronic patient data. According to a U.S. Department of Health and Human Services study, published by the Centers for Disease Control in March 2005, only 17% of physicians were utilizing EMR systems in their practices in 2003, and under a third of hospitals were utilizing EMRs in 2002. In terms of patient-supplied data, we believe that PHRs are in their infancy. Based on our analysis of industry reports and our customers’ experience with Internet applications they provide to their members, we believe that fewer than 1% of the population of the United States has created and maintains an electronic PHR for themselves and/or their families. As a result, we believe that today’s only reliable source of comprehensive patient data comes from payers, which have vast amounts of member data contained in their legacy claims processing and care management systems.

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Clinical Best Practices Are Not Universally Applied by Providers. Even when physicians have a reasonably complete picture of a patient’s status, physicians often do not have all of the medical information that would help them treat the patient, thereby putting the patient’s health at unnecessary risk. A wide array of medical organizations, such as the American Medical Association, American Diabetes Association and American Heart Association, consistently update clinical best practices for treatment of medical conditions and chronic diseases. Although providers have access to this information, based on a RAND study published in the New England Journal of Medicine in June 2003, we believe that clinical best practices are not employed approximately 45% of the time. Failure to apply clinical best practices can raise healthcare costs by decreasing the quality and cost effectiveness of the treatment. We believe that these failures occur for a variety of reasons, including provider inability to keep up with clinical best practices due to the volume of medical conditions and diseases and the frequency that clinical best practices change.

Given the magnitude of the challenges facing the healthcare system, the need for payers to respond to rapid increases in medical costs, and the capital requirements for information systems to address the challenges, we believe that the payers are the logical drivers of change. Payers, however, face their own challenges.

Payers generally lack systems to effectively and efficiently address poor-quality care.

Due to their role in the healthcare system, payers are uniquely positioned to identify poor-quality care and have an interest in improving outcomes for their members to reduce the cost of care. As the financial intermediary between the provider and patient, payers have the opportunity to monitor the care provided to their members through active care management programs. Payers have a large volume of patient information in electronic format contained in their legacy claims processing and care management systems. However, we believe that payers generally lack the information technology systems to play these roles effectively and efficiently. Based on our experience, we believe that payers generally rely on a combination of manual processes, third-party point solutions and proprietary systems for many components of the care management process. As a result, we believe that these processes generally suffer from the following critical weaknesses:

Payers Cannot Effectively and Efficiently Identify High-Risk Patients. In order for payers to identify poor-quality care, they must monitor the care provided to their members. Payers widely rely on manual processes, third-party providers or their own proprietary systems with limited functionality and scalability to identify high-risk members. The administrative cost of using clinical staff to closely monitor every member is prohibitively expensive and materially outweighs the financial benefits. For payers to have a positive influence on quality and cost of care at an acceptable administrative cost, we believe that they must have the technology to identify members with a high risk of substantial healthcare costs, including members with chronic diseases such as diabetes, or severe medical conditions such as breast cancer. While identifying patients whose historical costs have been high is relatively easy, the challenge is to identify those patients who will incur high costs in the next 12 to 18 months. We believe that less than 20% of payers’ most seriously ill members are responsible for a majority of the payers’ healthcare costs.

Payers Lack Information Systems to Optimally Manage Member Care. Payers employ teams of doctors and nurses, who are in short supply and highly compensated, to monitor the care provided to high-risk members and often intervene where necessary. These professionals review each patient’s treatment plan against clinical best practices and intervene with the treating provider and patient to the extent poor-quality care exists. This process is referred to as care management. In our experience, these care management professionals lack comprehensive information technology systems to support their workflow processes. Furthermore, they often rely on manual, ad-hoc processes to interject clinical best practices into their workflow. As a result, we believe that the traditional care management process suffers from the following weaknesses:

•	care managers fail to consistently identify poor-quality care;

•	care managers’ intervention processes have a high risk of manual error;

•	care managers cannot consistently apply the most recent clinical best practices;

•	payers fail to capture and analyze valuable historical data; and

•	payers can only apply care management to the most obvious, highest cost members.

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Payers Lack Systems Necessary to Share Critical Patient Information Internally and With Providers. We believe that payers have the most comprehensive base of patient information in electronic format. Their legacy claims and care management systems contain basic member identification information as well as raw data on the member’s historical medical conditions, inpatient facility admissions, emergency room visits, tests and procedures, medications and providers. This information, once processed and validated, can be utilized throughout a payer’s organization to help to improve the quality of care. However, this generally does not occur, because many payers’ legacy systems are not integrated with other systems. Therefore, data housed in one system cannot be leveraged by other functional departments without direct access to that system. The information contained in payers’ legacy systems can be even more valuable at the point of care. For example, we believe that this basic information would increase an emergency room doctor’s ability to provide high quality care when presented with an unconscious patient. However, in order for this information to positively influence care decisions, providers must have on-demand access to this information in an easily understood format. To date, payers have lacked the systems necessary to automatically assemble the data, review the data for inconsistencies, analyze and summarize the data and disseminate the data internally and to providers in real time.

Benefits of Our Solutions

Our Collaborative Care Management solution is comprised of two related suites of products – Integrated Medical Management and Collaborative Data Exchange. Our Integrated Medical Management suite is a seamless payer-based care management system that analyzes, applies, administers and automates healthcare programs based on actionable intelligence. It assembles current and historical data and transforms it into an easily understood format. Our Integrated Medical Management suite also provides comprehensive, automated tools to ensure the most efficient handling of the information and consistent application of rules throughout the collaborative care management decision making process. Our Collaborative Data Exchange suite enables providers to obtain a Patient Clinical Summary, which includes the patient’s demographic information, medical conditions, medications, providers and treatment opportunities in an on-demand, easy to use format. As a result, the Patient Clinical Summary allows patients and providers to leverage the same actionable intelligence at the point of care as the care manager. We believe that these solutions promote collaborative health care management where all healthcare stakeholders – the payer, the provider and the patient – participate in helping to obtain the best outcome at the best cost.

We believe our solutions allow our payer customers to improve the quality of care and reduce costs by enabling payers to:

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Identify high-risk members. Our solutions automatically organize the data contained in our customers’ legacy claims processing and care management systems and apply proprietary algorithms to that data to classify their members based on their risk of incurring material medical costs. We believe that these solutions increase the effectiveness of our customers’ care management programs by more accurately and efficiently identifying members that would benefit from active disease or case management, thereby helping to improve the quality and to reduce the cost of care.

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Promote consistency and reduce manual errors and administrative costs through automation. Our solutions automate the workflow process for utilization management, case management and disease management. With respect to utilization management, our solutions automate workflow processes to enable our customers to adjudicate approximately 85% of healthcare authorization requests from providers without manual intervention and guides utilization management specialists through the workflow process for the remaining, more complex cases. By doing so, these solutions allow our customers’ specialists to handle more cases and to focus on more complex value-added tasks, thereby reducing administrative costs. With respect to case management and disease management, our solutions guide care management specialists through a systematic intervention process specifically tailored to the member’s medical condition or disease based on clinical best practices and our customers’ internal rules and guidelines. By doing so, we believe our solutions promote consistent utilization and care management processes that are less prone to manual error, thereby helping to improve the quality and to reduce the cost of care.

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Promote the consistent application of clinical best practices. Our solutions enable care management professionals to apply clinical best practices and best processes when adjudicating the medical appropriateness of requested services, evaluating treatment plans and creating intervention plans. Accordingly, adjudications are more accurate and care management intervention plans are more consistently based on clinical best practices helping to improve the quality and to reduce the cost of care.

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Utilize analytics to improve processes. The reporting tools contained in our solutions allow our customers to analyze historical results to determine which care management interventions were generally the most effective in improving the quality of care and cost efficiency. These tools allow our customers to continually refine and improve their internal care management rules and guidelines.

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Enable enhanced information access. Our solutions establish a single source of clinical information that supports integration with our customers’ other operational systems to ensure that care managers have access to the most current information. By providing access to all relevant data, we allow more effective care management programs. Our solutions also allow patients and providers to obtain a Patient Clinical Summary, which includes patient demographic information, medical conditions, providers and treatment opportunities in an on-demand, easy to use format. By providing this critical patient information to patients and providers in an easily understood format in real time, we believe that we improve the quality and reduce the cost of care. For example, in a recently completed study dated July 24, 2006 that we commissioned to be conducted on our behalf by HealthCore, Inc., a data analysis company owned by Wellpoint, the sharing of Patient Clinical Summaries by BlueCross BlueShield of Delaware with the staff at the emergency department for Christiana Care Health System greatly reduced the cost of care for patients seen in the emergency room. The study compared the costs of services delivered in the emergency department, and for those patients admitted to the hospital during their first day of hospitalization. HealthCore included data on 918 emergency room visits where Patient Clinical Summaries were retrieved and 3,590 matched “control” visits where no Patient Clinical Summaries were used. The conclusion was that overall costs paid by the health plan and the patient dropped by an average of approximately $545 per emergency department visit, or 19.7% of the average cost of the control visits that did not utilize this information.

Our Strategy

Our goal is to be the leading provider of care management solutions and to encourage market-wide adoption of our Patient Clinical Summaries. Key elements of our strategy include:

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Continue to expand our relationships with customers. We have developed strong customer relationships, which we believe provide us with both recurring revenue streams from those customers and cross-selling opportunities. During 2005, we renewed approximately 100% of our customer contracts which were subject to renewal. Historically, our revenue per customer has increased as we have expanded our penetration within those customers by including more members and increasing the number of solutions purchased by those customers. We will further strengthen relationships with our existing customers to ensure a consistent renewal rate in the future. We also intend to develop innovative cross-selling programs to continue to increase our revenue per customer.

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Innovate new solutions and lead the next generation of Collaborative Care Management. Over the past seven years, we have introduced several new solutions and expanded our clinical content in response to the unique needs of our customers. We have accomplished this expansion through internal development, as well as acquisitions. We intend to further develop innovative solutions, both internally and through acquisitions, to improve the quality and cost of care and increase administrative efficiency. In particular, we intend to lead the market in the development of the next generation of Collaborative Care Management solutions. To that end, we are currently developing two new software modules, called MEDeWeaver and MEDePathway, which we expect will allow providers and patients to populate Patient Clinical Summaries with additional information. We expect these expanded solutions to serve as the foundation for electronic health records by aggregating payer, provider and patient-contributed information.

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Apply resources to ensure provider adoption of Patient Clinical Summaries. We released our Collaborative Data Exchange suite in 2005 and currently are deploying it for eight managed care organizations. We generate a transaction fee for each Patient Clinical Summary delivered to a provider. Therefore, the growth in revenue for our Collaborative Data Exchange suite is contingent upon adoption of Patient Clinical Summaries by providers. In order to cultivate provider adoption, we created a specialized marketing and training team and worked with our customers’ provider relations departments to strengthen our ability to increase usage of our Patient Clinical Summaries. We intend to continue to creatively apply resources in order to encourage provider adoption of Patient Clinical Summaries.

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Expand our customer base. We have grown our annual revenue to $38.6 million in 2005 by licensing our solutions to approximately 56 customers. We estimate that there are at least 300 additional managed care organizations in the United States that could benefit from our solutions. Because they share the same challenges as our existing customers, we believe that self-insured companies and Medicare and Medicaid organizations are also attractive target customers. Our strategy also includes committing resources to license our solutions into smaller payers in markets where our larger customers have rolled out our principal connectivity module, Transactions and Information Exchange. We believe these smaller payers can achieve high productivity gains from the already established provider adoption of our self-service tools. Furthermore, we expect that the emerging Regional Health Information Organizations will provide us with a new market opportunity. We intend to continue to invest in sales and marketing to increase awareness of our solutions within the payer market and obtain additional payer customers.

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Continue to build recurring and predictable revenue streams. Historically, we derived most of our revenue from our Advanced Medical Management module, for which our customers purchase five-year term licenses. Although this module provides us with a recurring revenue stream, the size of the license fee and the fact that we recognize the license fee at the time we enter into the contract has caused this revenue stream to fluctuate, sometimes significantly, from quarter to quarter. In 1999, we began offering our customers additional solutions and clinical content for which they pay annual subscription fees or transaction fees. These revenue streams provide us with greater quarterly revenue visibility as we recognize the revenue from annual subscription fees ratably over the term of the license and from transactions as they occur. We intend to continue to develop new solutions for which our customers will pay annual subscription fees or transaction fees.

Our Collaborative Care Management Solution

Our Integrated Medical Management Suite

Our Integrated Medical Management suite consists of four major modules: Analytics and Disease Management, Advanced Medical Management, Clinical Rules and Processes and Transactions and Information Exchange.

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Analytics and Disease Management. Our Analytics and Disease Management module is a decision support module which provides our customers with the patient identification, clinical analysis and risk stratification tools necessary to identify diseases and conditions that materially affect cost and clinical utilization.

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Payer Based Health Record. Our Analytics and Disease Management module automates the creation of an electronic Payer Based Health Record for each of a payer’s members. It does so by aggregating the data contained in the payer’s legacy claims processing systems, capturing all of the raw data related to a specific member and combining that information with the care management data that exists in the Advanced Medical Management module. After gathering the data, our module applies proprietary algorithms and embedded clinical content to analyze the data for inconsistencies. For example, the existence of one test for diabetes without corresponding evidence of treatment for diabetes does not result in the listing of diabetes on the member’s list of medical conditions. Once the Payer Based Health Record has been created, it is available for use in all of our other solutions, as well as for reporting and further analysis.

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Risk stratification. Leveraging the same data utilized to create the Payer Based Health Record, our Analytics and Disease Management module automatically identifies members who could immediately benefit from active disease or case management to help to improve clinical or cost outcomes. After patients have been identified and their clinical information analyzed, proprietary algorithms, and in some cases third-party applications, contained in our module classify members, enabling our customers to match the intensity of the case or disease management resources with the patient’s need. In conjunction with the stratification methodology, our Analytics and Disease Management module establishes a set of triggers for specific events that indicate whether a member is likely to become a cost or utilization outlier. These triggers can be customized to match the specific clinical criteria used by our customers, or provided as part of the Clinical Rules and Processes module.

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Integration with Advanced Medical Management and reporting. When integrated with our Advanced Medical Management module, the data derived by our Analytics and Disease Management module is then electronically integrated with our customers’ care management workflow system. After a care management program has been established, the reporting tools provided in our Analytics and Disease Management module allow our customers to determine which interventions were the most efficient in meeting the plan’s goals, which were the most cost effective and which led to the best health outcomes for their members. This information allows the payers’ medical directors to begin to develop best practice models, monitor their effectiveness and then modify the best practice models as necessary.

Advanced Medical Management. Our Advanced Medical Management module serves as the core of the Integrated Medical Management suite, enabling our customers to manage all aspects of their care management programs, providing centralized reporting and establishing a single source of clinical information leveraged by each component of the integrated suite. The module supports integration with our customers’ other operational systems, such as claims and eligibility systems, to ensure that payers’ care managers have access to the most current data and that those operational systems have access to the most current care management data. It also assists our customers with meeting regulatory and accreditation requirements for consistent care management processes.

•	Workflow automation. Leveraging this comprehensive data repository, our Advanced Medical Management module automates workflow across the continuum of the care management process including:

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Utilization management. This quality assurance process allows payers to confirm the medical necessity of healthcare services and products. Utilization management generally includes the clinical review of hospital admissions, organ transplants, elective surgeries, high-tech diagnostic tests and expensive medications, often before the service or product is delivered to the patient.

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Case management. This care and financial benefits coordination process supports patients with multiple conditions and/or traumatic injuries by ensuring that the patient receives the appropriate care from different members of the patient’s care team at the appropriate time and in the appropriate setting, even when the patient’s health benefit plan might require modification to provide coverage for such treatment.

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Disease management. These coaching and care coordination processes support patients with chronic conditions by helping to ensure that the patient understands the nature of the condition and the best ways to minimize the impact of the condition, and that the patient complies with the established treatment regimen. The disease manager also helps coordinate the patient’s interaction with the healthcare system to ensure that the patient receives the appropriate care from different members of the patient’s care team at the most appropriate time and in the most appropriate setting.

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Interoperability with Analytics and Disease Management. When payers utilize our Advanced Medical Management module in combination with our Analytics and Disease Management module, workflows are automatically populated with care management data generated by the Analytics and Disease Management module. Additionally, since the same data also is used to create the Patient Clinical Summary for the provider, everyone on the care management team is working with consistent data.

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Interoperability with Transactions and Information Exchange. When payers utilize our Advanced Medical Management module with our Transaction and Information Exchange module, most authorizations and referrals that traditionally would be handled by a payer care manager for approval over the telephone are automatically, clinically adjudicated with the same rules that the payer care manager would have used. Only the referrals and authorizations that are considered too complicated or questionable are presented to a payer care manager, having automatically populated their work queue, when the exception occurs. The case is then presented with all of the pertinent history and relevant clinical guidelines to help the payer care manager adjudicate the request manually.

We license a database module from InterSystems Corporation that is material to our Advanced Medical Management module. The license expires on December 31, 2006, and can be renewed only by mutual consent. In addition, the license may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. If we fail to license the InterSystems Corporation database module, it could adversely affect our ability to sell our solutions and lead to a decline in revenue and the future growth of our business.

Clinical Rules and Processes. Our Clinical Rules and Processes module is a content solution consisting of clinical best practices, which have been validated by evidence-based medicine, and care management best processes, which we have defined based on our customers’ shared experience. When deployed as part of our Integrated Medical Management suite, our Clinical Rules and Processes module supplements a payer’s existing rules and guidelines by populating the system with reliable, evidence-based clinical rules. This supplements our customers’ ability to automate processes and promotes the clinical consistency required to provide the best diagnostics and treatment recommendations. We continually update our Clinical Rules and Processes module based on evolving clinical best practices and best processes and distribute the updated content to our customers annually for lower priority changes and more frequently for higher priority changes.

Our Clinical Rules and Processes module consists of two primary categories of content:

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Medical Appropriateness Criteria. This category consists of clinical content for utilization management regarding the medical appropriateness of a proposed healthcare service or treatment. These rules are used to manually or automatically adjudicate requests for authorizations and referrals.

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Clinical Care Pathways. This category consists of content for case and disease management that automatically populates questionnaires, goal templates and other correspondence to patients and providers. This information is integrated with the Advanced Medical Management module and is exposed to the payer care manager when they bring up a case in their workflow. We support clinical care pathways for 28 medical conditions, which we believe address the majority of healthcare spending.

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Transactions and Information Exchange. Our Transactions and Information Exchange module creates a necessary bridge electronically linking physicians, hospitals and other providers to payers. Using this module, providers can electronically submit referrals, authorizations and extensions requests through multiple communication sources including the Internet, interactive voice response and electronic data interchange. As a result, payers can reach all of their provider community regardless of the technology infrastructure on the provider’s side. When combined with our Clinical Rules and Processes module, the module provides payers with the ability to automatically process requests from physicians and hospitals. The automatic approval of routine requests significantly reduces a payer’s administrative costs because requests are initiated, processed and completed without human intervention on behalf of the payer. Payers using the Internet and interactive voice response paths have been able to automate and approve up to 85% of their referral requests. Requests that require human intervention are flagged for further review and immediately routed to a care manager at the payer for resolution.

Our Collaborative Data Exchange Suite

Our Collaborative Data Exchange suite leverages the connectivity of our Transactions and Information Exchange module to deliver Patient Clinical Summaries electronically and on-demand to providers at the point of care.

Patient Clinical Summaries

Our Patient Clinical Summary is an Electronic Health Record that is currently built from the data contained in the Payer Based Heath Record. The Patient Clinical Summaries present in an easily digested format:

•	patient demographic information, including name, date of birth, contact information and the name of the patient’s primary care physician;

•	a summary of the patient’s medical conditions categorized by severity;

•	a complete log of the patient’s facility admissions and emergency room visits;

•	a summary of historical tests and healthcare services provided to the patient;

•	a summary of medications taken by the patient;

•	a list of the patient’s historical providers, their specialty and contact information;

•	a schedule of early detection flags and potential treatment opportunities; and

•	an evaluation of the patients’ risk of needing treatment for a serious medical condition in the next 12 months.

Future Solutions

We are currently developing two additional components that we believe will increase the value of our Collaborative Data Exchange suite.

MEDeWeaver. We believe that our MEDeWeaver module will enable the next generation of the Electronic Health Record by weaving together all available sources of patient information, including the Payer Based Health Record, the Electronic Medical Record and the Personal Health Record. MEDeWeaver is a module that gathers patient data stored in several different databases, analyzes the data for inconsistencies, and combines the data into one report. This product is currently in development and we expect it to be available for testing by the fourth quarter of 2006.

MEDePathway. We believe that our MEDePathway module will allow our payer customers to leverage the data contained in the Patient Clinical Summary for other uses. For example, if a payer has a member portal through which they allow their members to access information, MEDePathway would allow the payer to expose the data contained in the Patient Clinical Summary to the patient through the portal. The data is provided as a standardized transmission allowing the payer to decide how to present the data within the portal. In effect, MEDePathway will manage incoming requests for information and outgoing responses. It will validate the requestor, manages the communications and security for accepting the request from outside sources, and then delivers the data to the recipient. The data sent is based on the needs of the receiver and complies with the relevant state and federal data privacy requirements. This product is currently in development.

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Professional Services

Our professional services personnel have extensive domain expertise and use our proprietary technology and content to provide implementation and consulting services, and training. Many of our professional service personnel have held positions at healthcare organizations or senior level consulting positions at major consulting firms and other enterprise software companies.

Implementation and Consulting Services

Our implementation services begin with an evaluation of a customer’s current information technology infrastructure, which includes process engineering to optimize the configuration of our solutions and integration with existing applications to fit each organization’s dynamic business requirements. We support a consulting certification program and have a project management office that equips our consultants with a library of toolkits, forms, training documentation and workshop templates. We also oversee the management of customer deployments to help enable smooth, systematic and on-time implementations and maximize success and financial returns for our customers. After the initial deployment of our solutions, we provide ongoing strategic consulting services to help our customers achieve desired results in quality improvement, increased productivity, cost savings and operational effectiveness. We collaborate with customer project leaders to establish an ongoing process for continual evolution and solution optimization so that our customers can promote best practice usage and end user adoption long after we deploy our solutions.

Training

We offer a full range of educational services including pre-deployment classroom training, train-the-trainer programs, system administrator training, post-deployment specialty training, upgrade training and eLearning/web-based training. We also offer a variety of training tools to drive user adoption, including solution user manuals, process user guides, feature training exercises, a self-service website for training scheduling and registration, post-training assessments and synchronous, web-based training tools for remote users.

Technology, Development and Operations

Technology

Our Integrated Medical Management suite and Collaborative Data Exchange suite are built on a multi-tier, independent Java 2 Platform, Enterprise Edition, or J2EE, architecture using a standards-based Struts (Model-View-Controller) Framework that consists of open source components, commercially available products and our own proprietary tools. This framework incorporates a fully defined services-orientated architecture that allows for the continued extension and adaptability of our Integrated Medical Management suite through an underlying collection of highly cohesive, loosely coupled components. We use this programming model to abstract interfaces, standardize messaging and increase the versatility and the value of our solutions. This approach allows for platform independence coupled with high scalability and availability.

We have implemented the following guiding principles into our development methodology:

•	flexible architecture to accommodate customer change requests built upon solid business domain models and solution architecture;

•	modular solution architecture to facilitate reuse and enhance marketability;

•	database independence achieved through integration and resource tiers with no dependency on encapsulated and loosely coupled business logic;

•	leverage open community standards; and

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•	incremental migration from legacy to new architecture to preserve the customer experience.

Development

We believe that three primary factors drive our innovation: our clients, our domain experts and our research and development employees. We use the feedback gained through our customer interactions and from all of our employees to add value added enhancements to the model products. We also leverage the experience of our domain experts, who produce white papers, case studies and thought pieces, which form the foundation for our innovation. Our research and development team maintains a repository of ideas, and selected ideas are presented to the market validation team. Market validated ideas progress to the prototype stage. The executive team reviews prototypes and selects those with the highest potential, which then enter the product development phase. Once in the product development stage, our team of internal software engineers develop, test and implement the applicable code for stand-alone deployment or integration into our existing solutions, as applicable.

Operations

Our primary service delivery datacenter is managed by MEDecision within a SunGard hardened datacenter facility in Philadelphia, Pennsylvania. This datacenter serves as the primary facility for our transaction based solutions and also for delivery of Patient Clinical Summaries to payers, providers and patients. A physically separate segment of this facility is used to deliver our hosted solutions for customers who subscribe to this service offering. We also have a secondary datacenter in Wayne, Pennsylvania for our Analytics and Disease Management module service bureau offering and a disaster recovery site located within another SunGard facility in Carlstadt, New Jersey. We adhere to industry standards and best practices in our domestic operations. The transaction environment is shared across clients to reduce costs for each individual client. Each client’s network connectivity is highly secured. Data backups are completed over the wide area network to our disaster recovery facility in Carlstadt, New Jersey.

Our datacenters are continuously monitored by a comprehensive set of tools and personnel, 24 hours a day, seven days a week. Our datacenters have built-in power redundancy, with two uninterrupted power supplies backed up by an industrial strength generator to provide uninterrupted service to our clients. We have documented our network, server and database management procedures including backup and recovery.

Customer Support

We believe that superior customer support is critical to our customers. Our customer support group assists our customers by answering questions and troubleshooting our solutions. Customer support is available 24 hours a day, seven days a week by telephone, email and over the Internet from a member of our customer support team. Each member of our customer support team receives comprehensive training and orientation to ensure that our customers receive high-quality support and service. Each of our customers is assigned a single point of contact. When an issue is reported to us, our customer support personnel follow a clearly defined escalation process to ensure that mission-critical issues are resolved to the satisfaction of the client. We believe that our customer service model has materially contributed to our client retention rate. As of September 30, 2006, our customer support group consisted of 20 employees located in Wayne, Pennsylvania.

Customers

As of September 30, 2006, we had contracts with 45 entities that represented approximately 56 regional and national managed care plans. Our customers include the largest managed care organizations in more than 27 regional markets.

In late 2005, Health Care Service Corporation, or HCSC, selected our Collaborative Care Management solution for use by its enterprise. As part of that contract, HCSC consolidated three separate agreements with us: BlueCross BlueShield of Illinois, Texas, New Mexico and Oklahoma. On an aggregated basis, the healthcare plans covered by the HCSC agreement accounted for 25% of our revenue in 2005, and included a five-year term license fee that accounted for 13% of revenue. If the healthcare plans currently covered by the HCSC agreement are aggregated in similar fashion for the purpose of comparison with prior years, the plans also accounted for 10% of our revenue in 2004 and 17% of revenue in 2003. In 2004, PacifiCare accounted for 15% of our total revenue and BCBS of Massachusetts accounted for 14% of our total revenue. Our sales to HCSC and Horizon Blue Cross Blue Shield accounted for approximately 27% and 22%, respectively, of our revenue for the nine months ended September 30, 2006. No other customer accounted for greater than 10% of our revenue in the years 2005, 2004 or 2003 or for the nine months ended September 30, 2006. We have described in more detail our contractual relationships with HCSC and Horizon Blue Cross Blue Shield in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Significant Customer Contracts.”

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Sales and Marketing

Our target customers include the leading regional health insurance companies and national health insurance companies. We license our solutions to new customers primarily through our direct sales force. We manage our relationships with our existing customers, including cross-selling and up-selling activities, through client relationship managers. Our sales office is located in Wayne, Pennsylvania.

Our marketing initiatives are generally targeted toward increasing awareness of our solutions within the healthcare payer market. In order to do so, we participate in conferences, trade shows and healthcare industry events, conduct direct mail and email campaigns, advertise in industry-specific trade magazines and Internet websites, distribute white papers, case studies and thought pieces, and use our website to provide product and Company information.

Intellectual Property

Our intellectual property rights are important to our business. We rely on a combination of copyright, trade secret, trademark and other common laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. However, we believe that the following factors are more essential to our ability to maintain a competitive advantage:

•	our domain expertise;

•	frequent enhancements to our solutions;

•	continued expansion of our healthcare content; and

•	the technological skills of our research and development personnel.

Others may develop products that are similar to and that compete with our technology. We generally enter into confidentiality and other written agreements with our employees and third-party partners, whereby we attempt to control access to and distribution of our software, documentation and other proprietary technology. Despite our efforts to protect our proprietary technology, third-parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property or proprietary technology or may otherwise develop a product with similar functionality as our solutions and services. Policing unauthorized use of our intellectual property and proprietary technology is difficult, and nearly impossible on a worldwide basis. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriation of our technology or intellectual property.

Litigation regarding intellectual property is prevalent in the software industry. From time to time, in the ordinary course of our business, we may be subject to claims relating to our intellectual property rights or those of others, and we expect that third-parties may commence legal proceedings or otherwise assert intellectual property claims against us in the future, particularly if we expand the scope of our business, increase the number of products we offer that compete with third-parties in the industry or the functionality of our solutions or services overlap with those of third-parties. We cannot be certain that a third-party does not have a patent or other intellectual property rights that could result in a future claim against us. These actual and potential claims and any resulting litigation could subject us to significant liability for damages. In addition, even if we prevail, litigation could be expensive, time consuming and require additional Company resources to defend and could affect our business materially and adversely. Any third-party claims or litigation may also limit our ability to use various business processes, software and hardware, other systems, technologies or intellectual property, unless we are able to enter into a license agreement with such third-party, which may not be available on commercially reasonable terms, if at all.

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Competition

We have experienced, and expect to continue to experience, intense competition from a number of companies. Our Integrated Medical Management suite competes with Landacorp, Inc., McKesson Corporation and The TriZetto Group, Inc., each of which offer products that compete with one or more modules in our suite of solutions. The principal competitive factors in our industry include:

•	solution breadth and functionality;

•	ease of deployment, integration and configuration;

•	domain expertise;

•	depth of clinical content;

•	service support;

•	solution price;

•	breadth of sales infrastructure; and

•	breadth of customer support.

We believe that we generally compete favorably with respect to all of these factors.

We may face future competition from large, established healthcare information technology companies, as well as from emerging companies. Barriers to entry into our industry are relatively low, new software products are frequently introduced and existing products are continually enhanced. In addition, we expect that there is likely to be consolidation in our industry, which would lead to increased price competition and other forms of competition. Established companies not only may develop their own competitive products, but may also acquire or establish cooperative relationships with current or future competitors, including cooperative relationships between both larger, established and smaller public and private companies. In addition, our ability to license our solutions will depend, in part, on the compatibility of our software with software provided by our competitors. Our competitors could alter their products so that they will no longer be compatible with our software or they could deny or delay access by us to advance software releases, which would limit our ability to adapt our software to these new releases. If our competitors were to bundle their products in this manner or make their products non-compatible with ours, our ability to license our solutions might be harmed and could reduce our gross margins and operating income.

Employees

As of September 30, 2006, we had 235 employees, consisting of 46 employees in sales and marketing, 95 employees in research and development, 67 employees in delivery and support of our solutions and 27 employees in general and administrative positions. None of our employees are represented by a union. We consider our relationship with our employees to be good and have not experienced any interruptions of our operations as a result of labor disagreements.

Facilities

We lease our headquarters in Wayne, Pennsylvania, which consists of approximately 90,000 square feet. The leases for our headquarters expire in August 2016. We believe that our facilities are in good operating condition and will adequately serve our needs for at least the next 18 months. We also anticipate that, if required, suitable additional or alternative space will be available on commercially reasonable terms, in office buildings we currently occupy or in space nearby, to accommodate expansion of our operations.

Litigation

There are no material legal proceedings to which we are a party or to which any of our property is subject. We may, however, become subject to lawsuits in the ordinary course of our business.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth information concerning our executive officers and directors as of the date of this prospectus:

Name	Age	Position

Executive officers and directors:
David St. Clair	54	Chairman of the Board and Chief Executive Officer
John H. Capobianco	54	President, Chief Operating Officer and Director
Ronald D. Nall	60	Executive Vice President and Chief Information Officer
Henry A. DePhillips, III, M.D.	46	Executive Vice President and Chief Medical Officer
Carl E. Smith	58	Executive Vice President and Chief Financial Officer
Danielle Russella Bantivoglio	40	Executive Vice President, Client Solutions
Kristel L. Schimmoller	43	Senior Vice President, Product Marketing
Mary Jo Timlin-Hoag	48	Senior Vice President, Client Operations

Non-management directors:
Frank A. Adams(1)	61	Director
Paul E. Blondin(2)	55	Director
Charles P. Cullen(1)	42	Director
Elizabeth A. Dow(2)	55	Director
Thomas R. Morse	55	Director
Timothy W. Wallace	49	Director

(1)	This director will resign immediately prior to the consummation of this offering.
(2)	This person will join our board of directors upon the consummation of this offeirng.

David St. Clair founded MEDecision in 1988 and has served as the Chairman of our board of directors and Chief Executive Officer since 1988. From 1985 until 1988, Mr. St. Clair served as the Vice President of GMIS, Inc., which was subsequently acquired by McKesson Corporation. From 1981 until 1985, Mr. St. Clair served as a Principal for Hay Associates in its Strategic Management Group. Mr. St. Clair received a B.A.S. in Mechanical Engineering from the University of Pennsylvania and a M.B.A. from Harvard University.

John H. Capobianco joined us in 2002 as our Executive Vice President, Sales and Marketing. In 2003, Mr. Capobianco was promoted to President and Chief Operating Officer, and he continues to serve in such capacity. Mr. Capobianco has served as a director since 2002. Since September 2001, Mr. Capobianco has served as President and Chief Executive Officer for TekTite Ltd., a consulting practice that he owns. From February 2001 until August 2001, Mr. Capobianco served as a General Manager for Hewlett-Packard Company. From March 1998 until January 2001, Mr. Capobianco served as Chief Marketing Officer and then Executive Vice President, Strategic Planning, for Bluestone Software. From 1997 until 1998, Mr. Capobianco served as Senior Vice President, Marketing, for SAP America. From 1996 until 1997, Mr. Capobianco served as Senior Vice President, Corporate Marketing, for Sybase, Inc. From 1995 until 1996, Mr. Capobianco served as Vice President, Marketing, for PRIMAVERA Systems, Inc. From 1985 to 1995, Mr. Capobianco served as Vice President, Marketing, for Computer Associates International, Inc., now known as CA, Inc.

Ronald D. Nall joined us in April 2006 and has served as our Executive Vice President and Chief Information Officer since that time. From 2004 until April 2006, Mr. Nall served as Principal for RN Consulting. From 2000 until 2002, Mr. Nall served as Executive Vice President, Services and Product Delivery, for SynQuest, Inc. From 1997 until 1999, Mr. Nall served as Senior Vice President, Services and Products for PowerCerv Inc. From 1995 until 1997, Mr. Nall served as Senior Vice President, Product Research, Marketing and Development, for Datalogix International Inc. From 1988 until 1995, Mr. Nall served as Vice President and Product Owner for Computer Associates International. Mr. Nall received a B.S. in Management and a M.B.A. from the University of West Florida.

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Henry A. DePhillips, III, M.D. joined us in 2004 and has served as our Executive Vice President and Chief Medical Officer since that time. From 2000 until 2004, Dr. DePhillips served as Medical Director and then Senior Medical Director of Independence Blue Cross. Also from 2000 until 2004, Dr. DePhillips served as the Senior Medical Director of AmeriHealth Administrators. From 1996 until 2000, Dr. DePhillips was Regional Medical Director of AmeriHealth Insurance Company. Prior to that time, Dr. DePhillips was a private physician practicing in Wilmington, Delaware. Dr. DePhillips received a B.S. in Biochemistry from Trinity College and a M.D. from Hahnemann University.

Carl E. Smith joined us in 2001 as our Vice President, Finance and Chief Financial Officer. In 2002, Mr. Smith became our Secretary, and he continues to serve in such capacity. In 2004, Mr. Smith was promoted to Executive Vice President, Finance and Chief Financial Officer, and he continues to serve in such capacity. From 1998 until 2001, Mr. Smith served as the Vice President, Finance, and then the Chief Financial Officer of Personnel Data Systems, Inc. From 1994 until 1998, Mr. Smith served as the Senior Vice President, Finance and Administration, of ICT Group, Inc. From 1992 until 1994, Mr. Smith served as the Controller and then the Vice President, Finance for DNA Plant Technology Corporation. From 1990 until 1992, Mr. Smith served as the Chief Financial Officer for Envirosafe Services, Inc. From 1987 until 1989, Mr. Smith served as the Chief Financial Officer for Environmental Control Group, Inc. From 1974 until 1987, Mr. Smith served as the Vice President, Controller, and then the Vice President, Finance, of Advanta Corporation. Mr. Smith received a B.S. in Business and Accounting from the Pennsylvania State University and is a Certified Public Accountant.

Danielle Russella Bantivoglio joined us in 2002 as our Senior Vice President, Sales. In March 2006, Ms. Bantivoglio was promoted to Executive Vice President, Client Solutions, and she continues to serve in such capacity. From January 2001 until December 2001, Ms. Bantivoglio served as the General Manager, Americas Independent Software Vendor/Original Equipment Manufacturer Sales, and then General Manager, Worldwide Independent Software Vendor/Original Equipment Manufacturer Sales, of Hewlett-Packard Company. From April 2000 until January 2001, Ms. Bantivoglio served as the Vice President, Worldwide Sales Operations, for Bluestone Software Inc., which was acquired by Hewlett-Packard Company. From September 1991 until April 2000, Ms. Bantivoglio served as the Vice President, Sales & Marketing, of Momentum Systems. Ms. Bantivoglio received a B.S. in Business Administration with a concentration in Finance from Drexel University.

Kristel L. Schimmoller joined us in 1989, and has held several positions of increasing responsibility, including Director, Product Marketing, from 2001 until 2004, and Vice President, Product Marketing, from 2004 until April 2006. In April, 2006, Ms. Schimmoller was promoted to Senior Vice President, Product Marketing, and she continues to serve in such capacity. Ms. Schimmoller received a B.S. in Computer Science and Mathematics from Elizabethtown College and a M.B.A. from Villanova University.

Mary Jo Timlin-Hoag joined us in November 2005 as our Vice President, Client Operations. In April 2006, Ms. Timlin-Hoag was promoted to Senior Vice President, Client Operations, and she continues to serve in such capacity. From 2003 until 2005, Ms. Timlin- Hoag served as Executive Director, Business Development and Business Partners of McKesson Health Solutions. From 2002 until 2003, Ms. Timlin-Hoag served as Project/Operations Manager, Clinical Encounter Solutions for Welch Allyn. From 2000 until 2002, Ms. Timlin- Hoag served as Senior Director, Strategic Alliances and Business Solutions for G.E. Medical-MedicaLogic. From 1998 until 2000, Ms. Timlin-Hoag served as Director, Medical Call Centers for Patient InfoSystems. From 1994 until 1998, Ms. Timlin-Hoag served as Director, Patient Management, Mid-Atlantic Region for Aetna US Healthcare. Prior to that time, Ms. Timlin-Hoag was a staff nurse for Frankford Hospital in Philadelphia, Pennsylvania. Ms. Timlin-Hoag received a B.S. in Nursing and a Masters Degree in Public Health from Pennsylvania State University. Ms. Timlin-Hoag also received certifications in Project Management and Finance and Accounting from Villanova University.

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Non-Management Directors

Frank A. Adams has served as a member of our board of directors since 2004. Mr. Adams will resign as a director immediately prior to the consummation of this offering. Since 1984, Mr. Adams has served as Managing General Partner for Grotech Capital Group, a venture capital company. Mr. Adams received a B.S. in Business and a J.D. from the University of Baltimore.

Paul E. Blondin has been elected to the board of directors, effective upon the consummation of this offering. Mr. Blondin has been the Chairman and Chief Executive Officer of Pactolus Communications Software Corp. since 2001. From 1999 until 2001, Mr. Blondin was the Chief Executive Officer of IP Highway. Mr. Blondin received a B.S. in Accounting from Boston College and a M.B.A. from Babson College.

Charles P. Cullen has served as a member of our board of directors since 2001, and is a member of the audit committee and compensation committee. Mr. Cullen will resign as a director immediately prior to the consummation of this offering. Since 2000, Mr. Cullen has worked for Grotech Management Company. Mr. Cullen received a B.B.A. in Accounting from Loyola College, a J.D. from the University of Notre Dame and a M.M. in Business from Northwestern University.

Elizabeth A. Dow has been elected to the board of directors, effective upon the consummation of this offering. Since 1993, Ms. Dow has been the President and Chief Executive Officer of Leadership Philadelphia. Ms. Dow received a B.A. in Psychology from the University of Minnesota, an M.A. in Counseling from Cornell University and a M.B.A. from the Wharton School of Business at the University of Pennsylvania.

Thomas R. Morse has served as a member of our board of directors since 1997, and is a member of the audit committee and compensation committee. Since 1998, Mr. Morse has served as President of Liberty Advisors, Inc., a venture capital company. Mr. Morse currently serves on the board of directors of Othera Pharmaceuticals, GCA Corporation and ANI Pharmaceuticals. Mr. Morse is a Chartered Financial Analyst. Mr. Morse received a B.S. in Mechanical Engineering from the United States Naval Academy and a M.B.A. from the Wharton School of Business at the University of Pennsylvania.

Timothy W. Wallace has served as a member of our board of directors since March 2002, and is the Chairperson of the audit committee and a member of the compensation committee. Since April 2000, Mr. Wallace has been Chief Executive Officer of FullTilt Solutions, Inc., an enterprise product information management software company. Mr. Wallace currently serves on the board of directors of Knova Software, for which he also serves as the Chairperson of the audit committee, and Migo Software, for which he also serves as the Chairperson of the audit committee. Mr. Wallace is a Certified Public Accountant (inactive). Mr. Wallace received a B.S. in Accounting from Indiana University of Pennsylvania and a M.B.A. from Miami University.

Composition of Board of Directors

Our board of directors currently consists of six members – Messrs. St. Clair, Capobianco, Morse, Wallace, Adams and Cullen. Messrs. Adams and Cullen intend to resign from our board of directors effective immediately prior to the consummation of this offering. We have elected two additional members to our board of directors, Paul E. Blondin and Elizabeth A. Dow, each of whom will join the board of directors effective upon the consummation of this offering. Our directors, other than Mr. St. Clair and Mr. Capobianco, are not, and never have been, our employees or employees of any of our subsidiaries. Each of Messrs. Blondin, Morse and Wallace and Ms. Dow are “independent directors,” as defined by the NASDAQ Global Market’s listing standards.

Effective upon the consummation of this offering, we will divide the terms of office of the directors into three classes:

•	Class I, whose term will expire at the annual meeting of shareholders to be held in 2007;

•	Class II, whose term will expire at the annual meeting of shareholders to be held in 2008; and

•	Class III, whose term will expire at the annual meeting of shareholders to be held in 2009.

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A classified board of directors may have the effect of deterring or delaying any attempt by any person or group to obtain control of us by a proxy contest since such third-party would be required to have its nominees elected at two separate annual meetings of our board of directors in order to elect a majority of the members of our board of directors. See “Risk Factors—Anti-takeover provisions of Pennsylvania law and our articles of incorporation and bylaws could delay and discourage takeover attempts that shareholders may consider to be favorable.”

Our board of directors will observe all applicable criteria for independence established by the NASDAQ Global Market and other governing laws and applicable regulations. No director will be deemed to be independent unless our board of directors determines that the director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Effective upon the consummation of this offering, Class I will consist of Messrs. Morse and Wallace, Class II will consist of Messrs. Blondin and Capobianco and Class III will consist of Ms. Dow and Mr. St. Clair. At each annual meeting of our shareholders after the initial classification, the successors to directors whose terms will then expire shall serve from the time of election and qualification until the third annual meeting following election and until their successors are duly elected and qualified. A resolution of our board of directors may change the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors.

Committees of the Board of Directors

Upon the consummation of this offering, the committees of our board of directors will include the audit committee, compensation committee and nominating and corporate governance committee. These committees will have the composition and responsibilities as described below as of the consummation of this offering. Our board of directors may also establish various other committees to assist the board of directors in its responsibilities from time to time.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Our audit committee:

•	evaluates the qualifications, independence and performance of our independent auditors;

•	determines the engagement of our independent auditors;

•	approves the retention of our independent auditors to perform any proposed permissible non-audit services;

•	ensures the rotation of the partners of our independent auditors on our engagement team as required by law;

•	review our financial reports and other financial information that we prepare;

•	reviews our systems of internal controls established for finance, accounting, legal compliance and ethics;

•	reviews our accounting and financial reporting processes;

•	provides for effective communication between our board of directors, our senior and financial management and our independent auditors;

•	discusses with management and our independent auditors the results of our annual audit and the review of our quarterly financial statements;

•	reviews the audits of our financial statements;

•	reviews legal matters that may have a material impact on our financial statements; and

•	implements a pre-approval policy for certain audit and non-audit services performed by our independent auditors.

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Effective upon the consummation of this offering, our audit committee will be comprised of Messrs. Blondin, Morse and Wallace, each of whom is a non-employee member of our board of directors. Mr. Wallace is the chairman of the audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence under the current requirements of the listing standards of the NASDAQ Global Market and that Messrs. Blondin and Wallace meet the requirements for independence under Section 10A-3 of the Securities Exchange Act of 1934. Our board of directors has determined that Mr. Morse does not meet the requirements for independence under Section 10A-3 of the Securities Exchange Act of 1934 because he is an affiliate of each of Liberty Ventures I, L.P., Liberty Ventures II, L.P. and Commonwealth Venture Partners II, L.P. who collectively hold greater than 10% of our common stock (on an as converted basis). We intend to replace Mr. Morse on our audit committee with an additional director who will meet the requirements for independence under Section 10A-3 of the Securities Exchange Act of 1934 within the timeframe required by the Securities and Exchange Commission rules and NASDAQ Global Market listing standards. Our board of directors also has determined that each of Messrs. Blondin and Wallace is an “audit committee financial expert” as defined under Securities and Exchange Commission rules and regulations implementing Section 407 of the Sarbanes-Oxley Act of 2002. We intend to comply with future requirements regarding our audit committee to the extent they become applicable to us.

Compensation Committee

Our compensation committee reviews and recommends policy relating to the compensation and benefits of our executive officers. Our compensation committee:

•	reviews and approves corporate goals and objectives relevant to the compensation and the benefits of our Chief Executive Officer and our other executive officers;

•	evaluates the performance of these officers in light of those goals and objectives; and

•	sets compensation of these officers based on such evaluations.

Our compensation committee also administers the issuance of stock options and other awards under our 2006 Equity Incentive Plan and our Amended and Restated Stock Option Plan. Upon the consummation of this offering, the compensation committee will be comprised of Ms. Dow and Mr. Morse (chair). We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Global Market and Securities and Exchange Commission rules and regulations, including those regarding the independence of our compensation committee members. We intend to comply with future requirements to the extent that they become applicable to us.

Nominating and Corporate Governance Committee

Our board of directors has not yet selected any of its members to join our nominating and governance committee. Upon such selection, which may be completed after the consummation of this offering, the composition of our nominating and corporate governance committee will comply with any applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Global Market and Securities and Exchange Commission rules and regulations, including those regarding the independence of the members of our nominating and corporate governance committee. The functions of the nominating and governance committee are currently being performed by our entire board of directors, a majority of which, upon the consummation of this offering, will satisfy the independence requirements of the NASDAQ Global Market. Our nominating and corporate governance committee’s responsibilities will include the selection of potential candidates for our board of directors. It will also make recommendations to our board of directors concerning the structure and membership of the other committees of our board of directors. The nominating and corporate governance committee will be responsible for implementing policies and procedures with regard to consideration of any director candidates recommended by our shareholders.

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Compensation Committee Interlocks and Insider Participation

Effective upon the consummation of this offering, the members of our compensation committee will be Ms. Dow and Mr. Morse (chair). Neither of these individuals was at any time during fiscal year 2005 an officer or employee of ours. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

Following the completion of this offering, we intend to compensate each member of our board of directors, other than those who are our employees or are employees or affiliates of our affiliates, with an annual retainer of $15,000 for service on the board of directors. The chair of the compensation committee will receive an additional annual fee of $4,000 while each other member of the compensation committee will receive an annual fee of $2,000. In addition, the audit committee chair will receive an additional annual fee of $5,000 and each other member of the audit committee will receive an additional annual fee of $3,000. The chair of the nominating and corporate governance committee will receive an additional $3,000 while each other member of the nominating and corporate governance committee will receive an additional fee of $1,500. In addition, those members of our board of directors who are not our employees or are employees or affiliates of our affiliates will receive an annual grant of 10,000 shares of common stock.

Executive Compensation

The following table sets forth summary information concerning compensation of our Chief Executive Officer and each of the next four most highly compensated current executive officers whose total annual salary and bonus exceeded $100,000 during our fiscal year ended December 31, 2005. We refer to these persons as our named executive officers.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Compensation	Shares Underlying Options

David St. Clair	2005	$300,000		$182,500	(1)	—	87,500
Chairman and Chief	2004	287,500		30,280		—	125,000
Executive Officer	2003	275,000		—		—	—

John H. Capobianco	2005	$260,427		$220,072	(2)	—	87,500
President and Chief	2004	250,000		101,202	(3)	—	130,000
Operating Officer	2003	250,000		—		—	3,500

Carl E. Smith	2005	$208,333		$100,000	(4)	—	80,000
Executive Vice President,	2004	191,666		—		—	30,000
Chief Financial Officer and	2003	148,333		—		—	54,500
Secretary

Henry A. DePhillips, III, M.D.	2005	$310,000		$140,000	(5)	—	50,000
Executive Vice President and	2004	234,231	(6)	—		—	75,000
Chief Medical Officer	2003	—		—		—	—

Danielle Russella Bantivoglio	2005	$185,418		$416,291	(7)	—	—
Executive Vice President,	2004	160,338		403,856	(8)	—	—
Client Solutions	2003	151,250		90,740	(8)	—	—

(1)
Represents Mr. St. Clair’s portion of a special incentive bonus approved by the compensation committee of our board of directors based on our 2005 performance. For more information, see “Certain Relationships and Related Party Transactions.”

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(2)
Represents a $107,572 annual incentive bonus paid pursuant to Mr. Capobianco’s employment agreement based upon the net increase in our annual revenue, as well as a payment of $112,500 representing Mr. Capobianco’s portion of a special incentive bonus pool approved by the compensation committee of our board of directors based on our 2005 performance.

(3)	Represents the annual incentive pursuant to Mr. Capobianco’s employment agreement based upon the net increase in our annual revenue.
(4)	Represents Mr. Smith’s portion of a special incentive bonus pool approved by the compensation committee of our board of directors based on our 2005 performance.
(5)	Represents Dr. DePhillips’ portion of a special incentive bonus pool approved by the compensation committee of our board of directors based on our 2005 performance.
(6)	Dr. DePhillips’ 2004 compensation is based on a partial year of employment, as he joined us in March 2004.
(7)
Represents commissions of $391,291 earned in 2005 under the commission plan with Ms. Bantivoglio, as well as a payment of $25,000 representing Ms. Bantivoglio’s portion of a special incentive bonus pool approved by the compensation committee of our board of directors based on our 2005 performance.

(8)	Represents commissions earned in each period under the commission plan with Ms. Bantivoglio.

Option Grants in Last Fiscal Year

The following table sets forth information regarding grants of stock options to purchase shares of our common stock to each of the named executive officers during the year ended December 31, 2005. All options included on the table have an exercise price equal to no less than the fair market value of our common stock, as determined by our board of directors, on the date of grant.

Potential realizable value is based upon an assumed initial public offering price of our common stock of $10.00 per share. Potential realizable values are net of exercise prices, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved if options are exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission based on the assumed initial offering price of $10.00, and do not represent our estimate or projection of our future stock price. We cannot assure you that any of the values in the table will be achieved. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock and overall stock market conditions.

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The percentage of total options granted to our employees in 2005 is based on options to purchase an aggregate of 548,500 shares of common stock granted under our equity incentive plans to our employees in 2005.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)

Name	Number of Securities Underlying Options/ SARs Granted (#)	Percentage of Total Options/ SARs Granted To Employees In Fiscal Year	Exercise of Base Price ($/Sh)	Fair Market Value On Date of Grant ($/Sh)(2)	Expiration Date	5%	10%

David St. Clair	87,500	15.95%	$0.550	$2.02	5/3/2010	$1,041,708	$1,295,491
John H. Capobianco	87,500	15.95%	$0.500	$2.02	5/3/2015	$1,364,253	$2,120,157
Carl E. Smith	80,000	14.59%	$0.500	$5.52	8/23/2015	$1,247,317	$1,986,136
Henry A, DePhillips, III, M.D.	50,000	9.12%	$0.500	$5.52	8/23/2015	$779,573	$1,241,335
Danielle Russella Bantivoglio	—	—	—	—	—	—	—

(1)
Potential net realizable values are net of exercise price, but before any applicable taxes associated with the exercise. The assumed rates of stock appreciation are provided in accordance with the Securities and Exchange Commission rules based upon an assumed initial public offering price of $10.00 per share and do not represent our estimate or projection of future stock price.

(2)	Represents the fair market value, based upon an independent appraisal of the value of our common stock.

Aggregate Option Exercises in 2005 and Option Values

The following table sets forth information concerning the number and value of unexercised options held by each of our named executive officers on December 31, 2005. The value of “in-the-money” options to purchase our common stock represents the positive spread between the exercise price of options to purchase our common stock and the assumed initial public offering price of $10.00 per share.

			Number of Securities Underlying Unexercised Options/SARs at December 31, 2005(1)	Value of Unexercised In-the- Money Options/SARs at December 31, 2005(2)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable

David St. Clair	—	—	103,750/193,750	$920,588/$1,830,938
John H. Capobianco	—	—	581,000/240,000	$5,513,340/$2,280,000
Carl E. Smith	—	—	93,875/110,625	$883,894/$1,050,936
Henry A. DePhillips, III, M.D.	—	—	18,750/106,250	$178,125/$1,009,375
Danielle Russella Bantivoglio	—	—	18,750/6,250	$178,125/$59,375

(1)
The number of shares underlying options reflected in the table includes shares of common stock into which the Series C preferred stock underlying the Series C preferred stock options will be converted upon the consummation of this offering. See “Conversion and Exercise Transactions” elsewhere in this prospectus.

(2)
There was no public trading market for our common stock on December 31, 2005. Accordingly, these values are based upon an assumed initial public offering price of $10.00 per share less the applicable exercise price.

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Employment Agreement with David St. Clair

We entered into an employment agreement with David St. Clair, our Chairman and Chief Executive Officer, on January 1, 2003, which was amended on July 18, 2006. The agreement is for a term of three years and thereafter, the agreement automatically extends for successive one year periods. Pursuant to the agreement, Mr. St. Clair’s yearly base salary for 2006 is $300,000 and is reviewed at least yearly by the compensation committee of our board of directors and may be increased by the committee from time to time. In addition to his base salary, Mr. St. Clair is eligible to receive annual bonuses with respect to each fiscal year that ends during his employment with us. The amount of each such bonus, and the criteria for Mr. St. Clair’s eligibility to receive such amount, are to be determined by the compensation committee. Under the agreement, Mr. St. Clair is also eligible to receive equity incentive awards (for example, a grant of stock options or restricted stock). The type and size of award, the vesting provisions of such award and all other terms and conditions of such award will be determined by the compensation committee. Mr. St. Clair is eligible to participate in any and all plans providing general benefits to our employees, subject to the provisions, rules and regulations applicable to each such plan.

Pursuant to the agreement, we may terminate Mr. St. Clair with or without “cause” and Mr. St. Clair may resign at any time. If Mr. St. Clair’s employment with us is terminated due to his death or disability, he or his estate will be entitled to receive his base salary accrued through the date of termination, any annual bonus earned but not yet paid with respect to a calendar year ending prior to the date of the termination and any life or disability benefits payable under our employee benefit plans.

If we terminate Mr. St. Clair without “cause,” we will pay Mr. St. Clair his base salary accrued through the date of termination, any annual bonus earned but not yet paid with respect to a calendar year ending prior to the date of the termination and an aggregate amount equal to his annual base salary at the time of termination paid the following 12 months.

If Mr. St. Clair’s employment with us terminates within 18 months after a “change in control” as a result of an “involuntary termination” or a termination by us without “cause” we will pay Mr. St. Clair his base salary accrued through the date of termination, any annual bonus earned but not yet paid with respect to a calendar year ending prior to the date of the termination, waiver of all applicable premiums to be paid for statutory post-employment healthcare insurance for a period of 12 months and a lump sum equal to 1.5 multiplied by the greater of (i) his base salary at the time of such termination or (ii) his base salary at the time of the “change in control.” In addition, in such case, all of Mr. St. Clair’s stock options will become exercisable and all forfeiture conditions on Mr. St. Clair’s restricted stock will lapse.

Under the agreement, all payments to Mr. St. Clair are subject to reduction to the extent that the reduction would avoid the imposition of certain “golden parachute” excise taxes and thereby increase his net after-tax proceeds. In addition, to the extent necessary to comply with Section 409A of the Internal Revenue Code, any of the severance payments due under the agreement within the first six months following Mr. St. Clair’s separation from service will be deferred (without interest) and paid to Mr. St. Clair in a lump sum immediately following that six-month period.

The payment of any severance benefits under the agreement is conditioned upon the execution by Mr. St. Clair of a release. In addition, Mr. St. Clair is subject to confidentiality and proprietary information covenants following termination of employment.

For purposes of the agreement, “cause” means any of: (i) commission of a felony or an act of fraud, theft, embezzlement or other gross misconduct; (ii) misuse, misappropriation or disclosure of any of our confidential information, directly or indirectly, or use of it in any way, except as required or permitted in the course of Mr. St. Clair’s employment; (iii) willful or reckless conduct which endangers the safety of other persons or property during the course of his employment or while on premises leased or owned by us; (iv) conviction of alcohol abuse or the use of illegal drugs; (v) material breach by Mr. St. Clair of the employment agreement or of any duty owed to us or our shareholders, which breach is not cured within ten (10) days following delivery to Mr. St. Clair of written notice identifying the actions, omissions or occurrences constituting such breach; or (vi) material refusal by Mr. St. Clair to perform his duties under the agreement, which refusal is not cured within 30 days following delivery to Mr. St. Clair of written notice identifying the actions, omissions or occurrences constituting such failure or refusal.

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For purposes of the agreement, “involuntary termination” means any of (i) the assignment to Mr. St. Clair of duties or responsibilities materially inconsistent with his status as our Chief Executive Officer; (ii) a material, adverse change in Mr. St. Clair’s title or authority; (iii) a material reduction in Mr. St. Clair’s base salary; or (iv) the relocation of Mr. St. Clair to a facility or a location more than 50 miles from Mr. St. Clair’s then present worksite, without Mr. St. Clair’s express written consent.

In addition, for purposes of this agreement, “change in control” means any of (i) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding certain of our shareholders and the affiliates of such shareholders) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of our securities representing fifty percent (50%) or more of the total voting power represented by our then outstanding voting securities; (ii) our consummation of a merger or consolidation with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by our voting securities or such surviving entity outstanding immediately after such transaction; (iii) our liquidation; or (iv) our sale or disposition of all or substantially all of our assets.

Pursuant to the agreement, Mr. St. Clair must devote his entire working time to our business and affairs. Additionally, during the term of the agreement and for the two year period thereafter, Mr. St. Clair is prohibited from directly or indirectly, engaging or participating, within the United States, in any business engaging in the provision of integrated medical management services or technology-based clinical decision support or transaction management services to payers or in any other activity in which we engage. Mr. St. Clair has also agreed, during the term of his employment and for the two year period thereafter, not to, directly or indirectly, (i) solicit, divert or appropriate any of our customers or clients, (ii) influence or attempt to influence any person to terminate or modify any employment, consulting, agency, distributorship or other arrangement with us, or (iii) without our express written consent, employ or retain any individual who has been employed or engaged by us within the preceding 12 months.

Employment Agreement with John H. Capobianco

We entered into an employment agreement with John H. Capobianco, our President, Chief Operating Officer and a member of our board of directors on September 4, 2002, which was amended on July 18, 2006. The agreement is for a term of two years and thereafter, the agreement automatically extends for successive one year periods. Pursuant to the agreement, Mr. Capobianco’s yearly base salary for 2006 is $260,427 and is reviewed at least yearly by the compensation committee of our board of directors and may be increased by the compensation committee from time to time. In addition to his base salary, Mr. Capobianco is eligible to receive annual bonuses with respect to each fiscal year that ends during his employment with us, including a revenue bonus and a management incentive bonus. The amount of the annual revenue bonus is to be equal to 1% of the net increase in our consolidated revenue for such year. The amount of each management incentive bonus, and the criteria for Mr. Capobianco’s eligibility to receive such amount, are to be determined by the compensation committee. Under the agreement, Mr. Capobianco is also eligible to receive equity incentive awards (for example, a grant of stock options or restricted stock) with respect to each calendar year ending during the term of the agreement. The type and size of award, the vesting provisions of such award and all other terms and conditions of such award will be determined by the compensation committee. Mr. Capobianco is eligible to participate in any and all plans providing general benefits to our employees, subject to the provisions, rules and regulations applicable to each such plan.

Pursuant to the agreement, we may terminate Mr. Capobianco with or without “cause” and Mr. Capobianco may resign at any time. If Mr. Capobianco’s employment with us is terminated due to his death or disability, he or his estate will be entitled to receive his base salary accrued through the date of termination, any bonuses earned but not yet paid with respect to any period ending prior to the date of the termination and any life or disability benefits payable under our employee benefit plans. In addition, in that case Mr. Capobianco or his estate may retain any revenue bonus advances previously paid, whether or not earned.

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If we terminate Mr. Capobianco without “cause,” we will pay Mr. Capobianco his base salary accrued through the date of termination, any bonuses earned but not yet paid with respect to any period ending prior to the date of the termination and an aggregate amount equal to one-half his annual base salary at the time of termination paid over the following six months.

If Mr. Capobianco’s employment with us terminates within 18 months after a “change in control” as a result of an “involuntary termination” or a termination by us without “cause” we will pay Mr. Capobianco his base salary accrued through the date of termination, any bonuses earned but not yet paid with respect to a calendar year ending prior to the date of the termination, waiver of all applicable premiums to be paid for statutory post-employment healthcare insurance for a period of six months and a lump sum equal to the greater of (i) his base salary at the time of such termination or (ii) his base salary at the time of the “change in control.” In addition, in such case, all of Mr. Capobianco’s stock options will become exercisable and all forfeiture conditions on Mr. Capobianco’s restricted stock will fully lapse.

Under the agreement, all payments to Mr. Capobianco are subject to reduction to the extent that the reduction would avoid the imposition of certain “golden parachute” excise taxes and thereby increase his net after-tax proceeds. In addition, to the extent necessary to comply with Section 409A of the Internal Revenue Code, any of the severance payments due under the agreement within the first six months following Mr. Capobianco’s separation from service will be deferred (without interest) and paid to Mr. Capobianco in a lump sum immediately following that six-month period.

The payment of any severance benefits is conditioned upon the execution by Mr. Capobianco of a release. In addition, Mr. Capobianco is subject to confidentiality and proprietary information covenants following termination of employment.

For purposes of the agreement, “involuntary termination” means any of (i) the assignment to Mr. Capobianco of duties or the significant reduction of Mr. Capobianco’s authority that are, in either case, materially inconsistent with his status as our President and Chief Operating Officer; (ii) the removal of Mr. Capobianco from such position for a reason other than for “cause” or misconduct; (iii) a material reduction in Mr. Capobianco’s base salary or annual bonus opportunities without his express written consent; or (iv) the relocation of Mr. Capobianco to a facility or a location more than 50 miles from Mr. Capobianco’s then present worksite, without Mr. Capobianco’s express written consent. In addition, for purposes of this agreement, the definitions “change in control” and “cause” are substantially identical to the definitions of those terms in Mr. St. Clair’s employment agreement, as described above.

Pursuant to the agreement, Mr. Capobianco must devote his entire working time to our business and affairs. Additionally, during the term of the agreement and for the two year period thereafter, Mr. Capobianco is prohibited from directly or indirectly, engaging or participating, within the United States, in any business engaging in the provision of technology-based clinical decision support or transaction management services to managed care payers. Mr. Capobianco has also agreed, during the term of his employment and for the one year period thereafter, not to, directly or indirectly, (i) solicit, divert or appropriate any of our customers or clients; (ii) influence or attempt to influence any person to terminate or modify any employment, consulting, agency, distributorship or other arrangement with us; or (iii) without our express written consent, employ or retain any individual who has been employed or engaged by us within the preceding 12 months.

Employee Benefit Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees and directors with the financial interests of our shareholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate qualified employees, and encourages them to devote their best efforts to our business and financial success. The material terms of our equity incentive plans are described below.

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2006 Equity Incentive Plan

In October 2006, we adopted (and our shareholders approved) the 2006 Equity Incentive Plan, which will become effective immediately prior to when we become subject to the reporting requirements of the Securities Exchange Act of 1934. We refer to the 2006 Equity Incentive Plan as the 2006 Plan. The 2006 Plan provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards.

Employees, directors, consultants and other individuals who provide services to us or our affiliates are eligible to be granted awards under the 2006 Plan; provided however, that only employees are eligible to be granted incentive stock options. The principal features of the 2006 Plan are summarized below. The complete 2006 Plan is filed as an exhibit to the registration statement of which this prospectus is a part.

Number of Shares of Our Common Stock Available Under the 2006 Plan

The number of shares of our common stock available for future issuance under the 2006 Plan will be 1,500,000 shares plus an additional number of shares that are subject to awards outstanding under our Amended and Restated Stock Option Plan immediately prior to the consummation of this offering but that are ultimately not issued pursuant to such awards (e.g., because the awards expire or are cancelled or forfeited). Shares subject to forfeited, cancelled or expired awards under the 2006 Plan will also again become available for grant under the 2006 Plan. Similarly, any otherwise issuable shares under the 2006 Plan or the Amended and Restated Stock Option Plan that are instead withheld in satisfaction of the exercise price of any option or tax withholding obligation associated with any award will again become available for grant under the 2006 Plan. Finally, the shares subject to any award settled in cash will again become available for grant under the 2006 Plan. The number of shares of our common stock subject to awards outstanding under our Amended and Restated Stock Option Plan immediately prior to the consummation of this offering (and therefore, the maximum number of shares potentially subject to the provisions described above) will not exceed 2,931,205. Therefore, the maximum number of shares of our common stock that may be issued under the 2006 Plan will not (absent shareholder approval) exceed 4,431,205.

Administration of the Plan

Our board of directors, or a committee of the board of directors, administers the 2006 Plan and determines which individuals will be granted awards, the type of awards to be granted, the number of shares subject to each award and the other terms and conditions thereof. To administer the 2006 Plan, a committee of the board of directors must consist of at least two members of our board of directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, and with respect to awards that are intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, an “outside director” for the purposes of Section 162(m). Our board of directors may amend or modify the 2006 Plan at any time, provided that to the extent that any such amendment purports to alter the class of persons eligible to receive incentive stock options or increase the maximum number of shares as to which awards may be granted, such purported amendment must receive the approval of a majority of our shareholders to be effective.

The 2006 Plan will continue in effect until terminated by us in accordance with its terms, although incentive stock options may not be granted more than 10 years after the adoption of the 2006 Plan.

Stock Options Under the Plan

The 2006 Plan permits the grant of incentive stock options and non-qualified stock options. The exercise price of any option granted under the 2006 Plan may not be less than 100% of the fair market value per share of our common stock on the date of grant. In the case of any incentive stock option granted to a participant who owns at least 10% of the total combined voting power of all classes of our capital stock, the 2006 Plan provides that the exercise price must be at least 110% of the fair market value of our common stock on the date of the grant. In addition, the aggregate fair market value of shares of our common stock for which incentive stock options are first exercisable in any calendar year may not exceed $100,000 (determined with reference to the fair market value of those shares on the date of grant). The exercise price of any option granted under the 2006 Plan may be paid in cash, previously acquired shares or by such other means as the board of directors may accept.

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Under the 2006 Plan, each option will vest and be exercisable at such time and to such extent as specified in the pertinent option agreement. However, no incentive stock option award will be exercisable with respect to any shares of our common stock more than 10 years after the date of such award (or five years from the date of grant if the optionee owns at least 10% of the total combined voting power of all classes of our capital stock). Unless otherwise specified by our board of directors with respect to a particular option, all options are non-transferable except upon death.

Stock Appreciation Rights

The 2006 Plan permits the grant of stock appreciation rights, which we refer to as SARs, that give the holder the right to receive the appreciation in value of shares subject to the SAR. Unless otherwise specified in the award agreement, the term of a SAR will be 10 years. SARs vest and become exercisable subject to such terms and conditions as determined by the board of directors at the time of grant. Upon exercise, the holder will be entitled to receive in either cash and/or shares (as determined by the board of directors) an amount equal to the excess of (i) the fair market value of the shares covered by the SAR on the date of exercise over (ii) the fair market value of the shares covered as of the date the SAR was granted. Unless otherwise specified by our board of directors with respect to a particular SARs, all SARs are non-transferable except upon death.

Termination of Options and SARs

If a participant’s service with us terminates due to death or disability, any vested option or SAR held by the participant may be exercised until (i) such time specified by our board of directors; (ii) if not specified by our board of directors, one year from termination of service; or (iii) if earlier than the foregoing, the expiration of the stated term of the option or SAR. If a participant’s service with us is terminated for cause, any unexercised option or SAR will be automatically forfeited. In addition, if a participant’s service with us is terminated for any other reason, any vested option or SAR held by the participant may be exercised until (i) such time specified by our board of directors; (ii) if not specified by our board of directors, ninety days from termination of service; or (iii) if earlier than the foregoing, the expiration of the stated term of the option or SAR.

Restricted Stock

The 2006 Plan permits the grant of restricted stock. All restricted stock is non-transferable until vested. The board of directors may condition the vesting of restricted stock upon the continued employment of the recipient, the attainment of specified individual or corporate performance goals or such other factors as the board of directors may determine. Unless otherwise specified by the board of directors, if a participant’s service with us terminates prior to the expiration of the restriction period, all the participant’s restricted stock that remains subject to forfeiture will be forfeited automatically.

Restricted Stock Units

The 2006 Plan permits the grant of restricted stock units. Each restricted stock unit will entitle the recipient to a payment from us equal to the fair market value of one share of our common stock at a specified time or upon the occurrence of a specified event. Such payments may be made in cash, stock or a combination thereof. The terms governing restricted stock units, such as vesting, time and form of payment and termination of units, will be set forth in the applicable award agreement.

Performance Awards

The 2006 Plan permits performance awards to be granted which become payable on account of the attainment of one or more performance goals established by the board of directors. Performance awards may be paid by the delivery of stock, cash or any combination thereof.

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Other Stock Based Awards

The board of directors may also from time to time grant other stock-based awards under the 2006 Plan in such amounts and on such terms and conditions as it shall determine.

Adjustments upon Certain Events

In the event of any recapitalization, reorganization, merger, consolidation, stock split or combination, stock dividend or other similar event or transaction affecting our shares, equitable substitutions or adjustments will be made by the board of directors to: (i) the aggregate number, class and/or issuer of the securities reserved for issuance under the 2006 Plan; (ii) the number, class and/or issuer of shares subject to outstanding awards; and (iii) the exercise price of options and SARs then outstanding under the 2006 Plan.

Effect of Change in Control

Upon or in anticipation of any change in control (as defined in the 2006 Plan), the 2006 Plan provides that the board of directors may, in its discretion and without the need for the consent of any award holder, take one or more of the following actions contingent upon the occurrence of that change in control: (i) cause any or all outstanding options or SARs to become vested and/or immediately exercisable, in whole or in part; (ii) cause any or all outstanding restricted stock, restricted stock unit or other stock based award to become non- forfeitable, in whole or in part; (iii) cancel any option, restricted stock, restricted stock unit, SAR or other stock based award in exchange for a similar award in respect of the capital stock of a successor corporation or its parent; (iv) cause any outstanding option or SAR to become fully vested and exercisable for a reasonable period in advance of the change in control, and to the extent not exercised prior to that change in control, cancel that option or SAR upon closing of the change in control; (v) cancel any option or SAR in exchange for cash and/or other substitute consideration with a value equal to the number of shares subject to that option or SAR, multiplied by the difference, if any, between the fair market value per share on the date of the change in control and the exercise price of that option or SAR; or (vi) redeem any share of restricted stock or any restricted stock unit in exchange for cash and/or other substitute consideration with a value equal to the fair market value per share on the date of the change in control. In the discretion of the board of directors, any cash or substitute consideration payable upon cancellation or redemption of an award may be subjected to vesting terms substantially identical to those that applied to the cancelled or redeemed award prior to the change in control.

Amended and Restated Stock Option Plan

In January 1993, we adopted our Amended and Restated Stock Option Plan that had been approved by our shareholders. The plan has been extended from time to time and provides for the award of incentive stock options and non- qualified stock options. Our board of directors has resolved to make no further grants of awards pursuant to the Amended and Restated Stock Option Plan after the consummation of this offering.

Grants of non-qualified stock options can be made to our employees, directors, consultants and other individuals who perform services for us. Grants of incentive stock options may only be made to our employees. The principal features of the plan are summarized below. The complete plan is filed as an exhibit to the registration statement of which this prospectus is a part.

Number of Shares of Our Common Stock Available Under the Plan

As of December 13, 2006, there were options outstanding under the plan with respect to 2,882,080 shares of our common stock. No additional grants will be made under the plan after the consummation of this offering. In connection with any change affecting our common stock by reason of stock split, stock dividend, stock combination or reclassification, recapitalization or merger, or similar event, our board of directors will adjust appropriately the number of shares subject to outstanding options, the share prices of outstanding options, and any other revisions to outstanding options as our board of directors deems are equitably required.

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Administration of the Plan

The compensation committee of the board of directors administers the plan. Our compensation committee, among other things, interprets the plan, selects award recipients, determines the type of awards to be granted to such recipients and determines the number of shares subject to each award and the terms and conditions thereof. Our compensation committee may amend or modify the plan at any time, provided that to the extent that any such amendment purports to alter the class of persons eligible to receive incentive stock options, extend the expiration date of the plan, decrease the minimum option price of an incentive stock option under the plan or increase the maximum number of shares as to which stock options may be granted, such purported amendment must receive the approval of our shareholders to be effective.

Stock Options Under the Plan

Grants of both incentive stock options and non-qualified stock options have been made under the plan.

Under the plan, each option will vest and be exercisable at such time and to such extent as specified in the pertinent option agreement between us and the option recipient. However, no award will be exercisable with respect to any shares of our common stock more than 10 years after the date of such award. All options are nontransferable except by will or the laws of descent and distribution or, with respect to nonstatutory stock options, pursuant to a qualified domestic relations order. If a participant’s service with us terminates due to death or disability, any options held by the participant may be exercised until (i) such time specified by our board of directors; (ii) if not specified by our board of directors, one year from termination of service; or (iii) if earlier than the foregoing, the expiration for the stated term of the option. If a participant’s service with us is terminated for cause or if our board of directors finds that a participant has breached any confidentiality or non-competition agreements with us, any unexercised options will be automatically forfeited. In addition, if a participant’s service with us is terminated for any other reason, any option held by the participant may be exercised until (i) such time specified by our board of directors; (ii) if not specified by our board of directors, three months from termination of service; or (iii) if earlier than the foregoing, the expiration of the stated term of the option.

Series C Stock Equity Incentive Plan

In December 2001, we adopted our Series C Stock Equity Incentive Plan. Upon consummation of this offering, we will substitute shares of common stock for shares of Series C preferred stock subject to options based on the conversion price at the time of this offering. Our board of directors has resolved to make no further grants of awards pursuant to the Series C Stock Equity Incentive Plan after the consummation of this offering. The plan provides for the award of stock options or restricted shares, but our board of directors has not approved the use of this plan for incentive stock options. Consequently, our board of directors has not presented this plan to our shareholders for approval.

Grants of non-qualified stock options can be made to our employees, directors, consultants and other individuals who perform services for us. The principal applicable features of the plan are summarized below. The complete plan is filed as an exhibit to the registration statement of which this prospectus is a part.

Upon the conversion of the outstanding shares of our Series C preferred stock to common stock immediately prior to the consummation of this offering, our board of directors has resolved to substitute each currently outstanding option to purchase a share of our Series C preferred stock with an option to purchase a share of our common stock on a one-for-two basis. All of the information concerning the Series C Stock Equity Incentive Plan in this prospectus assumes this conversion upon the consummation of this offering.

In connection with recapitalizations, stock splits, combinations, stock dividends and other events affecting our common stock, our board of directors will make adjustments or equitable substitutions it deems appropriate in its sole discretion to the maximum number, type and issuer of shares of our common stock subject to outstanding options, to the exercise price of the options and to the number, type and issuer of restricted shares.

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Administration of the Plan

The compensation committee administers the plan, and interprets the plan, selects award recipients, determines the type of awards to be granted to such recipients and determines the number of shares subject to each award and the terms and conditions thereof, among other functions. Our compensation committee may amend or modify the plan at any time, provided no amendment can impair the rights of a participant with respect to an existing award without such participant’s consent. In addition, to the extent that any such amendment purports to alter the class of persons eligible to receive awards or increase the maximum number of shares as to which stock options may be granted, such purported amendment must receive the approval of our shareholders to be effective. In addition, our board of directors is also authorized to adopt, alter and repeal any rules relating to the administration of the plan and to rescind the authority of the compensation committee and thereafter directly administer the plan.

Stock Options Under the Plan

The only awards currently outstanding under the plan are non-qualified stock options with respect to 110,000 shares of our Series C preferred stock, which awards will become options to purchase 55,000 shares of our common stock upon the consummation of this offering.

Under the plan, each option will vest and be exercisable at such time and to such extent as specified in the pertinent option agreement between us and the option recipient. However, no award is exercisable with respect to any shares issuable pursuant to the Series C Stock Equity Incentive Plan more than five years after the date of such award. Unless otherwise specified by our board of directors with respect to a particular option, all options are non-transferable, except upon death. If a participant’s service with us terminates due to death or disability, any options held by the participant may be exercised until (i) such time specified by our board of directors; (ii) if not specified by our board of directors, ninety days from termination of service; or (iii) if earlier than the foregoing, the expiration for the stated term of the option. If a participant’s service with us is terminated for cause, any unexercised options will be automatically forfeited. In addition, if a participant’s service with us is terminated for any other reason, any option held by the participant may be exercised until (i) such time specified by our board of directors; (ii) if not specified by our board of directors, 30 days from termination of service; or (iii) if earlier than the foregoing, the expiration of the stated term of the option.

Upon or in anticipation of our change in control, our board of directors may, in its discretion:

•	cause outstanding options to become immediately and fully vested and exercisable;

•	cancel any outstanding option in exchange for an option to purchase common stock of any successor corporation; or

•
cancel outstanding options in exchange for cash and/or other consideration equal to the amount by which the fair market value of the shares of stock subject to the option exceeds the option exercise price.

Indemnification and Limitation of Director and Officer Liability

Our second amended and restated bylaws limit the personal liability of our directors to us or our shareholders for monetary damages for breaches of fiduciary duty as a director to the fullest extent permitted by the Pennsylvania Business Corporation Law of 1988. In general, the Pennsylvania Business Corporation Law of 1988 provides that our bylaws may not limit or eliminate the liability of our directors for any breach or failure to perform their duties as directors if such breach or failure constitutes self-dealing, willful misconduct or recklessness.

Our second amended and restated bylaws also include provisions for indemnification of our directors and officers to the fullest extent permitted by the Pennsylvania Business Corporation Law of 1988. We maintain directors and officers liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. Prior to the completion of this offering, we will amend our policy to include coverage against liabilities with respect to the Securities Act.

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In addition to the indemnification provided for in our second amended and restated bylaws, we also intend to enter into agreements to indemnify our directors and executive officers. These agreements, among other things, will provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these agreements are necessary to attract and retain qualified directors and executive officers.

In so far as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation agreements and other arrangements which are described in the “Management” section of this prospectus and the transactions described below, since January 1, 2003, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any of our directors, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

We believe that all of the transactions set forth below are on terms no less favorable to us than we could have obtained from unaffiliated third-parties. It is our intention to ensure that all future transactions between us and our directors, officers, principal shareholders and their affiliates are approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third-parties.

Third Amended and Restated Shareholders Agreement

We are party to a Third Amended and Restated Shareholders Agreement, which we refer to as the Shareholders Agreement dated January 11, 2002 among MEDecision, Inc. and the shareholders party thereto. The shareholders include holders of our Series A preferred stock, holders of our Series B preferred stock, certain holders of our Series C preferred stock and certain holders of our common stock. Under the Shareholders Agreement, the holders of preferred stock who are a party thereto have the right to designate an aggregate of five individuals for nomination and election to the board of directors, two of which may be neither employees or shareholders of MEDecision nor shareholders, limited partners, employees, general partners or managers of any shareholder. David St. Clair, our Chairman of the board of directors and Chief Executive Officer, may nominate three individuals for nomination and election to the board of directors, one of which may be neither an employee or shareholder of MEDecision nor a shareholder, limited partner, employee, general partner or manager of any shareholder.

In addition, the Shareholders Agreement provides rights to certain parties to the Shareholders Agreement with respect to our capital stock, including rights of first refusal, preemptive rights, co-sale rights and participation rights in the sale of shares of our capital stock. The preemptive rights do not apply to issuances by us in an initial public offering of our common stock, including this offering, in which the aggregate proceeds to us exceed $30 million and as to which our capital stock outstanding immediately prior to the closing of this offering on a fully diluted basis will have an aggregate public market value of not less than $150 million.

Pursuant to the terms of the Shareholders Agreement, all of the rights of the shareholders under the agreement will terminate upon the consummation of this offering.

Second Amended and Restated Registration Rights Agreement

Pursuant to the provisions of the Second Amended and Restated Registration Rights Agreement dated as of September 25, 2001 by and among MEDecision, Inc. and the holders party thereto, the holders, who will collectively hold 53.0% of our common stock outstanding after the completion of this offering, are entitled to certain registration rights with respect to the registration of those shares under the Securities Act. The holders who are entitled to such rights include Carl E. Smith, our Executive Vice President and Chief Financial Officer, funds affiliated with Grotech Capital Group V, LLC and funds affiliated with Liberty Ventures, each of which is an affiliate of the Company by virtue of their beneficial ownership of our common stock or their affiliation with a member of our board of directors. For more information, see “Description of Capital Stock—Registration Rights” elsewhere in this prospectus.

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Option Grants Under Amended and Restated Stock Option Plan

Since January 1, 2003, we have issued to Danielle Russella Bantivoglio, options to purchase shares of our common stock pursuant to our Amended and Restated Stock Option Plan, on the dates, in the amounts and at the exercise price per underlying share listed within the following chart:

Date	Underlying Shares	Exercise Price per Underlying Share

4/26/06	12,500	$22.00

Since January 1, 2003, we have issued to John H. Capobianco, options to purchase shares of our common stock pursuant to our Amended and Restated Stock Option Plan, on the dates, in the amounts and at the exercise price per underlying share listed within the following chart:

Date	Underlying Shares	Exercise Price per Underlying Share

4/27/04	130,000	$0.50
5/3/05	87,500	$0.50
4/26/06	125,000	$22.00

Since January 1, 2003, we have issued to Henry A. DePhillips, III, M.D., options to purchase shares of our common stock pursuant to our Amended and Restated Stock Option Plan, on the dates, in the amounts and at the exercise price per underlying share listed within the following chart:

Date	Underlying Shares	Exercise Price per Underlying Share

4/27/04	75,000	$0.50
8/23/05	50,000	$0.50

Since January 1, 2003, we have issued to Ronald D. Nall, options to purchase shares of our common stock pursuant to our Amended and Restated Stock Option Plan, on the dates, in the amounts and at the exercise price per underlying share listed within the following chart:

Date	Underlying Shares	Exercise Price per Underlying Share

4/26/06	150,000	$22.00

Since January 1, 2003, we have issued to Kristel L. Schimmoller, options to purchase shares of our common stock pursuant to our Amended and Restated Stock Option Plan, on the dates, in the amounts and at the exercise price per underlying share listed within the following chart:

Date	Underlying Shares	Exercise Price per Underlying Share

5/3/05	45,000	$0.50

Since January 1, 2003, we have issued to Carl E. Smith, options to purchase shares of our common stock pursuant to our Amended and Restated Stock Option Plan, on the dates, in the amounts and at the exercise price per underlying share listed within the following chart:

Date	Underlying Shares	Exercise Price per Underlying Share

4/25/03	50,000	$0.50
8/5/04	30,000	$0.50
8/23/05	80,000	$0.50

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Since January 1, 2003, we have issued to David St. Clair, options to purchase shares of our common stock pursuant to our Amended and Restated Stock Option Plan, on the dates, in the amounts and at the exercise price per underlying share listed within the following chart:

Date	Underlying Shares	Exercise Price per Underlying Share

10/26/04	125,000	$0.55
5/3/05	87,500	$0.55
7/18/06	125,000	$22.00

Since January 1, 2003, we have issued to Mary Jo Timlin-Hoag, options to purchase shares of our common stock pursuant to our Amended and Restated Stock Option Plan, on the dates, in the amounts and at the exercise price per underlying share listed within the following chart:

Date	Underlying Shares	Exercise Price per Underlying Share

12/17/04	5,000	$0.50
5/3/05	7,500	$0.50

Series C Stock Grants Under Series C Stock Equity Incentive Plan

On April 25, 2003, we granted to David St. Clair and Carl E. Smith 73,000 and 18,000 shares, respectively, of Series C preferred stock pursuant to the Series C Stock Equity Incentive Plan. The shares granted pursuant to this Plan relate to each recipient’s respective performance in 2002 as an employee of the Company.

Series C Option Grants Under Series C Stock Equity Incentive Plan

Since January 1, 2003, we have issued options to purchase shares of our Series C preferred stock pursuant to our Series C Stock Equity Incentive Plan, to the following executive officers, on the dates, in the amounts and at the exercise price per underlying share listed within the following chart (the amount of shares and the exercise price assumes the conversion of such options to options to purchase shares of our common stock on a one-for-two basis upon the consummation of this offering):

Name	Date	Underlying Shares (Common Stock)	Exercise Price per Underlying Share

John H. Capobianco	5/2/03	3,500	$2.26
Carl E. Smith	5/2/03	4,500	$2.26

Conversion Agreements

We entered into conversion agreements with certain of the holders of our outstanding Series B and Series C preferred stock. Eight of these holders, Britannia Holdings Limited, Carl E. Smith, David St. Clair, Grotech Partners V, L.P. (affiliated with Grotech Capital Group V, LLC), Grotech V Maryland Fund, L.P. (affiliated with Grotech Capital Group V, LLC), Liberty Ventures I, L.P. (affiliated with Liberty Ventures), Liberty Ventures II, L.P. (affiliated with Liberty Ventures) and Stockwell Fund, L.P. are our affiliates by virtue of their positions with the Company, membership on our board of directors and/or the beneficial ownership of our common stock and their affiliation with a member of our board of directors.

Under the terms of each conversion agreement, each holder was entitled to elect prior to July 12, 2006 to convert up to 31.5% of such holder’s outstanding shares of Series B preferred stock and of Series C preferred stock into shares of our common stock. As part of this conversion, the accrued but unpaid dividends on the converted shares were taken into account in calculating the number of shares of common stock issuable upon conversion of the shares of Series B and Series C preferred stock. The provisions of the conversion agreements became effective upon the filing of the Registration Statement on Form S-1 on August 11, 2006 of which this prospectus is a part.

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Under such arrangements:

•
Britannia Holdings Limited converted 199,788 shares and 165,318 shares of Series B and Series C preferred stock, respectively, into 195,646 shares and 122,221 shares of our common stock, which included 69,646 shares and 39,562 shares of our common stock, respectively, on account of accrued dividends;

•	Carl E. Smith converted 19,726 shares of Series C preferred stock into 14,033 shares of our common stock, which included 4,170 shares of our common stock on account of accrued dividends;

•
David St. Clair converted 19,978 shares and 68,502 shares of Series B and Series C preferred stock, respectively, into 19,564 shares and 48,281 shares of our common stock, which included 6,964 shares and 14,030 shares of our common stock, respectively, on account of accrued dividends;

•
Grotech Partners V, L.P. converted 655,306 shares and 850,332 shares of Series B and Series C preferred stock, respectively, into 641,720 shares and 628,661 shares of our common stock, which included 228,440 shares and 203,495 shares of our common stock, respectively, on account of accrued dividends;

•
Grotech V Maryland Fund, L.P. converted 10,655 shares and 13,825 shares of Series B and Series C preferred stock, respectively, into 10,434 shares and 10,221 shares of our common stock, which included 3,714 shares and 3,308 shares of our common stock, respectively, on account of accrued dividends;

•
Liberty Ventures I, L.P. converted 79,915 shares and 66,117 shares of Series B and Series C preferred stock, respectively, into 78,258 shares and 48,881 shares of our common stock, which included 27,858 shares and 15,822 shares of our common stock, respectively, on account of accrued dividends;

•
Liberty Ventures II, L.P. converted 86,574 shares and 71,644 shares of Series B and Series C preferred stock, respectively, into 84,779 shares and 52,967 shares of our common stock, which included 30,179 shares and 17,145 shares of our common stock, respectively, on account of accrued dividends; and

•
Stockwell Fund, L.P. converted 173,150 shares and 143,288 shares of Series B and Series C preferred stock, respectively, into 169,560 shares and 105,934 shares of our common stock, which included 60,360 shares and 34,290 shares of our common stock, respectively, on account of accrued dividends.

Warrant Amendments

On September 15, 2006, we entered into amendments with the holders of warrants to purchase 187,500 shares of our common stock which would otherwise expire on or prior to October 31, 2006. Two of those holders, David St. Clair and Liberty Ventures I, L.P. (affiliated with Liberty Ventures Partners) are our affiliates by virtue of their positions with the Company, membership on our board of directors and/or the beneficial ownership of our common stock and their affiliation with a member of our board of directors. Under the terms of each amendment, the expiration date of each such warrant was extended until the earlier of December 31, 2006 or the closing of a qualified public offering of our common stock.

Relatives of Directors and Executive Officers Employed by the Company

While we encourage employees at all levels to refer people they know, including relatives, for employment at the Company, we have adopted a policy limiting the employment of relatives. The policy provides that in no situation will relatives work in positions in which one directly manages the other, and only under special circumstances will a relative be given the authority to influence, directly or indirectly, any term or condition of employment of the other. The Company currently employs Robert Capobianco, the son of John Capobianco, our President and Chief Operating Officer, as a Product Market Analyst. Pursuant to the terms of his employment with the Company, Robert Capobianco is to receive $65,000 in annual cash compensation during 2006 (excluding fringe benefits and bonus opportunities). Both Robert Capobianco and John Capobianco have provided written acknowledgements to the Company confirming that John Capobianco will not have any influence or involvement in the decisions regarding Robert Capobianco’s employment with the Company.

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Incentive Bonus Pool

The compensation committee of our board of directors has approved a special incentive bonus pool in an aggregate amount of $0.6 million. This pool has been allocated amongst our executive officers that were employed by the Company at the end of 2005 based on the performance of such employees as determined by the compensation committee. All of our executive officers who were our employees as of December 31, 2005 will receive an award from the special incentive pool, which group consists of David St. Clair, John H. Capobianco, Carl E. Smith, Henry A. DePhillips, III, M.D., Danielle Russella Bantivoglio and our former Chief Information Officer. For more information, see “Executive Compensation.”

Option Plan Shareholders’ Agreement

As a condition to exercising any option to purchase shares of our common stock granted under our Amended and Restated Stock Option Plan, holders of such options are required to execute a Shareholders’ Agreement pursuant to which each exercising holder agrees to grant to Mr. St. Clair a proxy to vote all shares of our common stock owned by such exercising holder including shares acquired upon such exercise. This proxy terminates on the earlier of three years from the date of such exercising holder’s execution of the Shareholders’ Agreement or the effective date of this registration statement. Accordingly, all such proxies will expire upon the consummation of this offering. As of December 13, 2006, Mr. St. Clair has voting power over 205,885 shares of our common stock pursuant to these proxies.

Pledge Agreements

Mr. St. Clair has entered into several pledge agreements with certain members of his family, each of which grants Mr. St. Clair a proxy to vote all shares of common stock held of record by such family member. Each of these pledge agreements was entered into to secure the payment of a promissory note issued by the respective family member. Each pledge agreement and associated proxy terminates upon the repayment of the promissory note. As of December 13, 2006, Mr. St. Clair has voting power over 135,000 shares of our common stock pursuant to these pledge agreements.

Indemnification Agreements and Directors and Officers Liability Insurance

Our second amended and restated bylaws limit the personal liability of our directors to us or our shareholders for monetary damages for breaches of fiduciary duty as a director to the fullest extent permitted by the Pennsylvania Business Corporation Law of 1988. A general description of these provisions is contained under the heading “Indemnification and Limitation of Director and Officer Liability.” In addition, we maintain directors and officers liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. Prior to the completion of this offering, we will amend our policy to include coverage against liabilities with respect to the Securities Act. We also intend to enter into agreements to indemnify our directors and executive officers. A general description of the provisions of these agreements is contained under the heading “Indemnification and Limitation of Director and Officer Liability.”

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PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of December 13, 2006 by:

•	each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers;

•	all of our current executive officers and directors as a group; and

•	each selling shareholder.

In the table, the number of shares of our common stock beneficially owned before this offering assumes the following events, which are described in “Conversion and Exercise Transactions” elsewhere in this prospectus:

•
the conversion of all outstanding shares of our Series A preferred stock, including the accrued and unpaid dividends thereon, into 2,358,123 shares of our common stock, which will automatically occur immediately prior to the consummation of this offering;

•
the conversion of all of the then outstanding shares of our Series B preferred stock and Series C preferred stock into 3,399,302 shares of our common stock, which will automatically occur immediately prior to the consummation of this offering;

•
the conversion of all outstanding options to purchase shares of Series C preferred stock into options to purchase common stock at the then applicable conversion rate of the Series C preferred stock in effect upon the completion of this offering; and

•
the issuance of 217,500 shares of our common stock at a weighted average exercise price of $2.62 per share upon the exercise of outstanding warrants that would otherwise terminate upon the consummation of this offering.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days of December 13, 2006 are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding these options or warrants, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon 11,641,729 shares of our common stock outstanding as of December 13, 2006, and 14,941,729 shares of our common stock outstanding upon completion of this offering. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/ o MEDecision, Inc., 601 Lee Road, Chesterbrook Corporate Center, Wayne, Pennsylvania 19087.

A portion of the shares of common stock being offered hereunder by each of the selling shareholders listed in the table below were acquired upon conversion of a portion of the shares of Series B and Series C preferred stock previously purchased from the Company, such conversion which was pursuant to the conversion agreements previously described in “Conversion and Exercise Transactions.” The remainder of the shares of common stock being offered hereunder by the selling shareholders will be acquired upon conversion of the Series B and Series C preferred stock in connection with the consummation of this offering. All of the shares of Series B and Series C preferred stock were originally issued by the Company on or prior to April 2003.

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				Percentage of Shares Outstanding

Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares to be Sold in this Offering	Number of Shares to be Sold if Overallotment Option is Exercised in Full	Before this Offering	After this Offering	After this Offering if Overallotment Option is Exercised in Full

Five percent shareholders:
Funds Affiliated with Grotech Capital Group V, LLC(1)	3,143,972	711,266	1,096,085	27.0%	16.3%	13.7%
Stockwell Fund, L.P.(2)	2,091,257	456,141	668,758	17.9%	10.9%	9.5%
Funds Affiliated with Liberty Ventures(3)(28)	1,734,631	33,245	33,245	14.8%	11.3%	11.3%
DWS Investment GmbH(4)	965,860	—	—	8.3%	6.5%	6.5%
Britannia Holdings Limited(5)	771,620	174,565	269,010	6.6%	4.0%	3.4%

Directors and named executive officers:
David St. Clair(6)	2,011,606	—	—	17.0%	13.3%	13.3%
John H. Capobianco(7)	755,375	—	—	6.1%	4.8%	4.8%
Carl E. Smith(8)	166,232	—	—	1.4%	1.1%	1.1%
Henry A. DePhillips, III, M.D.(9)	45,312	—	—	*	*	*
Danielle Russella Bantivoglio(10)	25,000	—	—	*	*	*
Frank A. Adams(1)(11)	3,143,972	711,266	1,096,085	27.0%	16.3%	13.7%
Charles P. Cullen(1)(12)	3,143,972	711,266	1,096,085	27.0%	16.3%	13.7%
Thomas R. Morse(3)	1,734,631	33,245	33,245	14.8%	11.3%	11.3%
Timothy W. Wallace(13)	25,000	—	—	*	*	*

All directors and executive officers as a group (12 persons)(14)	8,011,503	744,511	1,129,330	61.8%	44.7%	42.3%

Other selling shareholders:
Leonard Brooks, III(15)	4,502	1,018	1,570	*	*	*
J. Allen Dougherty, IRA(16)	6,415	1,451	2,236	*	*	*
J. Allen Dougherty TTEE UTD 12/22/97 FBO Peter Wetherill(17)	19,249	4,356	6,711	*	*	*
Frank J. Drazka(18)(28)	2,136	483	534	*	*	*
Kevin Gilbert(19)	24,010	5,432	8,371	*	*	*
Martin Magida(20)(28)	694	157	208	*	*	*
Christopher J. Masso (21)(28)	1,281	290	447	*	*	*
Mark O’Neill (22)(28)	3,846	870	1,341	*	*	*
Terri Moffa Paramito and Albert J. Paramito, JT Ten(23)	12,833	2,903	4,474	*	*	*
John M. Torrence (24)(28)	1,281	290	447	*	*	*
Stephen Todd Walker(25)(28)	5,128	1,160	1,788	*	*	*
Samuel D. Weaver(26)	25,670	5,807	8,949	*	*	*
Harrison G. Wehner (27)(28)	2,504	566	826	*	*	*

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)
Represents 50,302 shares of common stock held by Grotech V Maryland Fund, L.P. and 3,093,670 shares of common stock held by Grotech Partners V, L.P. Grotech Capital Group V, LLC is the general partner of each of Grotech V Maryland Fund, L.P. and Grotech Partners V, L.P. Voting and investment power over the 3,143,972 shares beneficially owned by Grotech Capital Group V, LLC is shared by Frank A. Adams and Stuart Frankel. The address of Grotech Capital Group V, LLC is 9690 Deereco Road, Suite 800, Timonium, Maryland 21093.

(2)
Includes 75,000 shares of common stock issuable upon exercise of warrants that are immediately exercisable held by Stockwell Fund, L.P. Stockwell Fund, L.P. is a Delaware limited partnership, the general partner of which is Stockwell Managers, LLC, a Delaware limited liability company. The Investment Committee of Stockwell Fund, L.P. has voting and investment power over the shares beneficially owned by Stockwell Fund, L.P. The members of the Investment Committee of Stockwell Fund, L.P. are as follows: David S. Evans, William J. McGrath, Jon A. Burgman, Thomas A. Garvin and Hollis W. Rademacher. The address of Stockwell Fund, L.P. is 222 West Adams Street, Suite 1000, Chicago, Illinois 60606.

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(3)
Includes 1,083,441 shares of common stock held by Liberty Ventures I, L.P., 81,000 shares of common stock issuable upon exercise of warrants that are immediately exercisable by Liberty Ventures I, L.P., 334,378 shares of common stock held by Liberty Ventures II, L.P. and 235,812 shares of common stock held by Commonwealth Venture Partners II, L.P. Thomas R. Morse is the president and sole stockholder of Liberty Ventures, Inc., which is the general partner of Liberty Ventures I, L.P. Mr. Morse is also a managing director of the general partner of Liberty Ventures II, L.P. Mr. Morse is a general partner of Commonwealth Venture Partners II, L.P. Voting and investment power over the shares beneficially owned by Liberty Ventures I, L.P., Liberty Ventures II, L.P. and Commonwealth Venture Partners II, L.P. is held by Mr. Morse. Mr. Morse disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the named funds. The address of Mr. Morse and each of the funds is c/o Liberty Ventures Partners, One Commerce Square, 2005 Market St., Suite 2040, Philadelphia, Pennsylvania 19103-7012.

(4)
Includes 24,000 shares of common stock issuable upon exercise of warrants that are immediately exercisable held by DWS Investment GmbH. The address of DWS Investment GmbH is Mainzer Landstr. 178-190, 60612 Frankfurt, Germany.

(5)
Voting and investment power over the 771,620 shares beneficially owned by Britannia Holdings Limited is shared by Michael Underdown and Peter Craggs. The address of Britannia Holdings Limited is Tudor House, Le Bordage, First Floor, St. Peter Port, Guernsey GY1 1DB.

(6)
Includes options to purchase 134,375 shares of common stock and options to purchase 70,000 shares of Series C preferred stock, which will be converted into options to purchase 35,000 shares of common stock, held by Mr. St. Clair that are exercisable within 60 days of December 13, 2006. Also includes 37,500 shares of common stock issuable upon exercise of warrants that are immediately exercisable held by Mr. St. Clair, and 135,000 shares of common stock for which Mr. St. Clair has voting power pursuant to pledge agreements with certain holders of record of such shares. Does not include 205,885 shares of common stock for which Mr. St. Clair has been given a proxy to vote such shares by certain holders of record of such shares, such proxies which terminate by their terms upon the consummation of this offering.

(7)
Includes options to purchase 751,875 shares of our common stock and options to purchase 7,000 shares of Series C preferred stock, which will be converted into options to purchase 3,500 shares of common stock, held by Mr. Capobianco that are exercisable within 60 days of December 13, 2006.

(8)
Includes options to purchase 126,250 shares of common stock and options to purchase 9,000 shares of Series C preferred stock, which will be converted into options to purchase 4,500 shares of common stock, held by Mr. Smith that are exercisable within 60 days of December 13, 2006.

(9)	Includes options to purchase 45,312 shares of common stock held by Dr. DePhillips that are exercisable within 60 days of December 13, 2006.
(10)	Includes options to purchase 25,000 shares of common stock held by Ms. Russella Bantivoglio that are exercisable within 60 days of December 13, 2006.
(11)
Frank A. Adams is the managing director of Grotech Capital Group, LLC. As such, Mr. Adams may be deemed to have shared voting and investment power with respect to shares held by funds affiliated with Grotech Capital Group, LLC. Mr. Adams disclaims beneficial ownership of the securities held by funds affiliated with Grotech Capital Group, LLC, except to the extent of his pecuniary interests therein, if any.

(12)
Charles P. Cullen is the Chief Financial Officer of Grotech Management Company, which provides services to funds affiliated with Grotech Capital Group, LLC. As such, Mr. Cullen may be deemed to have shared voting and investment power with respect to shares held by funds affiliated with Grotech Capital Group. Mr. Cullen disclaims beneficial ownership of the securities held by funds affiliated with Grotech Capital Group, LLC, except to the extent of his pecuniary interests therein, if any.

(13)	Includes options to purchase 25,000 shares of common stock held by Mr. Wallace that are exercisable within 60 days of December 13, 2006.
(14)	Includes beneficial ownership of 104,375 shares of common stock held by two of our executive officers.
(15)	The address of Leonard Brooks, III is 119 Noe Avenue, Chatham, New Jersey 07928.

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(16)
J. Allen Dougherty has sole voting and investment power over the 6,415 shares beneficially owned by the J. Allen Dougherty, IRA. The address of J. Allen Dougherty, IRA is 6 The Green, Woodstock, Vermont 05091.

(17)
J. Allen Dougherty has sole voting and investment power over the 19,249 shares beneficially owned by J. Allen Dougherty TTEE UTD 12/22/97 FBO Peter Wetherill. The address of J. Allen Dougherty TTEE UTD 12/22/97 FBO Peter Wetherill is 6 The Green, Woodstock, Vermont 05091.

(18)	The address of Frank J. Drazka is 46 Lincoln Avenue, Rye Brook, New York 10573.
(19)	The address of Kevin Gilbert is 7728 Atron Avenue, West Hill, California 91304.
(20)	The address of Martin Magida is 2 Dogwood Lane, Darien, Connecticut 06820.

(21)	The address of Christopher J. Masso is 63 Hampshire Way, Medford, New Jersey 08155.

(22)	The address of Mark O’Neill is c/o Deutsche Bank, 1735 Market Street, 24th Floor, Philadelphia, Pennsylvania 19103.
(23)	The address of Terri Moffa Paramito and Albert J. Paramito, JT Ten is 5284 Fairway Woods Drive #4313, Delray Beach, Florida 33484.

(24)	The address of John M. Torrence is 16 Bunning Drive, Voorhees, New Jersey 08043.
(25)	The address of Stephen Todd Walker is 611 Rose Lane, Bryn Mawr, Pennsylvania 19010.
(26)	The address of Samuel D. Weaver is 12 Winding Lane, Greenwich, Connecticut 06831.
(27)	The address of Harrison G. Wehner is 2 Ellerdale Close, London, United Kingdom NW3 6BE.
(28)
This selling shareholder has represented to us that the selling shareholder is affiliated with a registered broker-dealer. This selling shareholder has further represented that the shares to be offered under this prospectus were acquired in the ordinary course of business, and that, at the time of acquisition, this selling shareholder had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the shares.

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DESCRIPTION OF CAPITAL STOCK

General

Upon the consummation of this offering, our amended and restated articles of incorporation will authorize the issuance of up to 100,000,000 shares of common stock, no par value per share and 10,000,000 shares of preferred stock, no par value per share, the rights and preferences of which may be established from time to time by our board of directors.

As of December 13, 2006, we had outstanding:

•	2,333,333 shares of Series A preferred stock held by three shareholders;

•	2,755,261 shares of Series B preferred stock held by 29 shareholders;

•	3,323,350 shares of Series C preferred stock held by 36 shareholders; and

•	5,666,804 shares of common stock held by 108 shareholders.

Upon the consummation of this offering, we will convert all of the outstanding shares of (i) Series A preferred stock into 2,358,123 shares of our common stock, (ii) Series B preferred stock into 1,737,638 shares of our common stock and (iii) Series C preferred stock into 1,661,664 shares of our common stock. Accordingly, upon the consummation of this offering, assuming the issuance of 217,500 shares of common stock upon the exercise of outstanding warrants that would otherwise terminate upon the consummation of this offering, we will have 14,941,729 shares of common stock issued and outstanding, and no shares of Series A preferred stock, Series B preferred stock or Series C preferred stock will be outstanding.

We anticipate effecting a 1-for-2 reverse stock split of our shares of common stock prior to the consummation of the offering. All information in this section “Description of Capital Stock” assumes the completion of this reverse stock split.

The following description summarizes some of the key terms of our capital stock. For a complete description of these terms, you should refer to our amended and restated articles of incorporation and our second amended and restated bylaws, each of which will be in effect upon the consummation of this offering, and by the provisions of applicable law. Copies of our amended and restated articles of incorporation and second amended and restated bylaws are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of common stock are entitled to one vote for each share for the election of directors and on all other matters submitted to a vote of shareholders, and do not have cumulative voting rights in the election of directors. Whenever corporate action is to be taken by vote of the shareholders, it becomes authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter. Holders of common stock are entitled to receive, as, when and if declared by our board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes.

No preemptive rights, liquidation rights or sinking fund provisions apply to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets available for distribution.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

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Preferred Stock

Our board of directors has the authority, without action by our shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, including voting rights, dividend rights, conversion rights, and redemption and liquidation preferences. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock will affect, and may adversely affect, the rights of holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in our control without further action by the shareholders.

Upon the consummation of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Options to Purchase Common Stock

As of December 13, 2006, there were outstanding options to purchase a total of 2,937,080 shares of our common stock, at a weighted average exercise price of $4.28 per share, of which 1,890,819 underlying shares were vested on such date. The foregoing assumes that the options to purchase Series C preferred stock are converted into options to purchase shares of our common stock upon consummation of this offering. After the consummation of this offering, no additional awards will be granted pursuant to our Amended and Restated Stock Option Plan or our Series C Stock Equity Incentive Plan. After this offering, 1,500,000 shares of our common stock will be available for issuance under our 2006 Equity Incentive Plan, plus such additional shares as may become available upon recycling of shares now subject to outstanding awards under the Amended and Restated Stock Option Plan, as described above under the heading “Number of Shares of Our Common Stock Available under the 2006 Plan.”

Warrants to Purchase Common Stock

As of December 13, 2006, there were warrants to purchase a total of 431,858 shares of our common stock outstanding at a weighted average exercise price of $2.83 per share, and warrants to purchase 217,500 shares of our common stock which will terminate upon the consummation of this offering.

Registration Rights

Pursuant to the provisions of the Second Amended and Restated Registration Rights Agreement dated as of September 25, 2001 by and among MEDecision, Inc. and the Holders party thereto (as such term is defined therein), the Holders, which will collectively hold 53.0% of our common stock outstanding after the consummation of this offering, will be entitled to certain registration rights with respect to the registration of those shares under the Securities Act. The Second Amended and Restated Registration Rights Agreement provides that if we determine to register any of our securities under the Securities Act, either for our own account or for the account of a security holder or holders, including in connection with this offering, the Holders are entitled to written notice of the registration and are entitled to include their shares of our common stock in such registration. In addition, the Holders have the right, at any time, to demand that we use all reasonable best efforts to effect the registration of their shares of our common stock on up to two occasions. If we qualify for registration on Form S-3, such Holders each have unlimited rights to request registrations on Form S-3, but not more than one such registration in any 12 month period. All of these registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares included in an offering, including in this offering. We are required to pay all registration expenses except any underwriting discounts or commissions or transfer taxes of the Holders related to such registrations pursuant to the Second Amended and Restated Registration Rights Agreement. In addition, in the event that any shares owned by a Holder are proposed to be offered by means of a registration statement pursuant to this agreement, we have agreed to indemnify and hold harmless such Holder, any underwriter participating in such offering, each officer, partner, manager and director of such person, each person, if any, who may control such Holder or underwriter and each representative of any Holder serving on our board of directors from and against all demands, claims, actions, assessments, losses, damages, liabilities, costs and expenses imposed upon any breach of representation or warranty made by us in any underwriting agreement or any untrue statement of a material fact contained in the registration statement or any omission of a material fact.

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Pursuant to the provisions of a Warrant Purchase Agreement dated June 15, 2001, PNC Bank, National Association, which holds a warrant to purchase shares less than one percent of our common stock outstanding after the consummation of this offering, will be entitled to certain registration rights with respect to the registration of those shares under the Securities Act after the consummation of this offering. The agreement provides that if we determine to register any of our securities under the Securities Act, then PNC Bank is entitled to written notice of the registration and to include its shares of our common stock issuable upon exercise of the warrants in such registration. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares included in an offering. PNC Bank agreed in the Warrant Purchase Agreement not to sell or otherwise transfer our equity securities during the 10 days prior to and during the 180-day period beginning on the effective date of the registration statement for the initial public offering or during the 90-day period beginning on the effective date of the registration statement for any subsequent offering in which it participates.

Anti-Takeover Effects of Provisions of Our Articles of Incorporation, Our Bylaws and Pennsylvania Law

Our amended and restated articles of incorporation and second amended and restated bylaws, each of which shall be effective upon the consummation of this offering, as well as laws of the Commonwealth of Pennsylvania contain various provisions intended to promote stability of our shareholder base and render more difficult certain unsolicited or hostile attempts to take us over which could disrupt us, divert the attention of our directors, executive officers and employees and adversely affect the independence and integrity of our business. A summary of these provisions of our amended and restated articles of incorporation and second amended and restated bylaws, each as in effect upon the consummation of this offering, and Pennsylvania law is set forth below.

Classified Board of Directors; Removal of Directors.     Pursuant to our amended and restated articles of incorporation, the number of directors on our board of directors shall not be less than one or greater than seven as determined by a majority vote of our board of directors. The directors will be divided into three classes, each class to consist as nearly as possible of one-third of the directors. Directors elected by our shareholders at an annual meeting of shareholders will be elected by a plurality of all votes cast at such annual meeting. Initially, the terms of office of the three classes of directors will expire, respectively, at the annual meeting of shareholders in 2007, 2008 and 2009. After the expiration of the terms of the initial classified board of directors, the terms of the successors of each of the three classes of directors will expire three years from the year of their respective election. See “Management—Composition of Board of Directors” elsewhere in this prospectus.

Our second amended and restated bylaws provide that except as otherwise provided for or fixed by or pursuant to an amendment to the second amended and restated bylaws setting forth the rights of the holders of any class or series of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the members of the board of directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board of directors will shorten the term of any incumbent director. Subject to the rights of holders of any preferred stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

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These provisions of our second amended and restated bylaws would preclude a third-party from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by removal with its own nominees. Under the classified board of directors provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board of directors. Accordingly, these provisions could discourage a third-party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

Special Shareholders’ Meetings and Right to Act by Written Consent.     Our second amended and restated bylaws provide that a special meeting of shareholders may be called only by the chairman of our board of directors or our Chief Executive Officer or upon a resolution adopted by a majority of our entire board of directors. Our shareholders are not generally permitted to call, or to require that the board of directors call, a special meeting of shareholders pursuant to the terms of our amended and restated articles of incorporation. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. Our second amended and restated bylaws provide that any action of shareholders may be taken only at a meeting of the shareholders or a class of shareholders and may not be taken without a meeting through the execution of a consent or consents thereto by the shareholders.

Procedures for Shareholder Nominations and Proposals.     Our second amended and restated bylaws establish an advance notice procedure for shareholders to nominate candidates for election as directors and to propose any new business at any annual meeting. With respect to shareholder nominations and proposals, only persons nominated in accordance with this procedure are eligible to serve as directors, and only business brought before the annual meeting in accordance with this procedure may be conducted at the annual meeting. Under this procedure, notice of shareholder nominations and proposals for new business at the annual meeting must be received by our secretary not later than 60 days nor earlier than 90 days before the first anniversary of the previous year’s annual meeting; provided, however, that if the annual meeting date is more than 30 days before or more than 60 days after the anniversary date, notice must be received no more than 90 days before or later than the later of 60 days before the annual meeting date or the 15th day following the day on which we first publicly announced the annual meeting. For nominations and proposals for any special meetings, our second amended and restated bylaws require notice not more than 90 days nor less than 60 days before the special meeting or the 15th day following the day on which we first publicly announced the special meeting. Our second amended and restated bylaws provide that notice to our secretary with respect to any shareholder nomination or proposal must include certain information regarding the nominee, the proposal and the shareholder nominating a director or proposing business.

By requiring advance notice of nominations by our shareholders, this procedure will afford our board of directors an opportunity to consider the qualifications of the proposed nominees, and to the extent deemed necessary or desirable by our board of directors, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, this shareholder notice procedure will provide a more orderly procedure for conducting annual meetings of our shareholders, and to the extent deemed necessary or desirable by our board of directors, will provide our board of directors with an opportunity to inform our shareholders, prior to such meetings, of the board of directors’ position regarding action to be taken with respect to such business, so that our shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although our second amended and restated bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, our Chairman of the board of directors has the power to determine compliance with the shareholder notice procedure described above. Our second amended and restated bylaws also may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third-party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

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Authorized but Unissued Shares.     The authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval, subject to various limitations imposed by the NASDAQ Global Market. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Our Articles of Incorporation and Bylaws.     Our amended and restated articles of incorporation, which shall be effective upon the consummation of this offering, provide that, unless previously approved by our board of directors, the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to:

•	amend or repeal the provisions of our amended and restated articles of incorporation with respect to the election of directors;

•	amend or repeal the provisions of our amended and restated articles of incorporation with respect to amendments to our amended and restated articles of incorporation; and

•	adopt any provision inconsistent with such provisions.

In addition, our second amended and restated bylaws, which shall be effective upon the consummation of this offering, provide that the amendment or repeal by our shareholders of any bylaws made by our board of directors would require the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors.

Pennsylvania Anti-Takeover Law.     We are subject to the following anti-takeover provisions under Pennsylvania law.

Subchapter F of the Pennsylvania Business Corporation Law generally prohibits a “business combination” with a shareholder or group of shareholders (and affiliates and associates of such shareholders) who beneficially own(s) at least 20% of the voting power of a public corporation, or an interested shareholder, for a five-year period following the date on which the holder became an interested shareholder unless this business combination or the acquisition by the shareholder or group of shareholders of at least 20% of the voting power of the corporation is approved in advance by our board of directors or approved by certain majority of those shareholders who are not an interested shareholders nor affiliates or associates thereof. This provision may discourage open market purchases of our stock or a non- negotiated tender or exchange offer for our stock, and accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction.

Under Section 1715 of the Pennsylvania Business Corporation Law, our directors are not required to regard the interests of any particular group, including those of the shareholders, as being dominant or controlling in considering our best interests. The directors may consider, to the extent they deem appropriate, such factors as:

•
the effects of any action upon any group affected by such action, including our shareholders, employees, suppliers, customers and creditors, and communities in which we have stores, offices or other establishments;

•	our short-term and long-term interests, including benefits that may accrue to us from our long-term plans and the possibility that these interests may be best served by our continued independence;

•	the resources, intent and conduct of any person seeking to acquire control of us; and

•	all other pertinent factors.

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Section 1715 further provides that any act of our board of directors, a committee of the board of directors or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of our disinterested directors have assented will be presumed to satisfy the standard of care set forth in the Pennsylvania Business Corporation Law, unless it is proven by clear and convincing evidence that our disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715, our directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

The rights and limitations provided by Section 1715 may discourage open market purchases of our common stock or a non-negotiated tender or exchange offer for our common stock, and accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. As a result, the rights and limitations provided by Section 1715 may have a depressive effect on the price of our common stock.

The NASDAQ Global Market Listing

We have applied to have our common stock approved for quotation on the NASDAQ Global Market under the symbol “MEDE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is StockTrans, Inc. Its address is 44 W. Lancaster Avenue, Ardmore, Pennsylvania 19003, and its telephone number is (610) 649-7300.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after the consummation of this offering. Future sales of substantial amounts of our common stock in the public market, or the possibility of those sales, could reduce prevailing market prices. Some shares will not be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below. Sales of substantial amounts of our common stock in the public market after any of these restrictions on sale lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock and impair our ability to raise equity capital in the future.

Upon the consummation of this offering, 14,941,729 shares of our common stock will be outstanding. Whether or not the underwriters exercise any part of their overallotment option, 14,941,729 shares of our common stock will be outstanding since all shares of our common stock subject to this option are outstanding shares owned by the selling shareholders. The shares of common stock being sold in this offering, other than shares sold in our directed share program, will be freely tradable, other than by any of our “affiliates” as defined in Rule 144(a) under the Securities Act, without restriction or registration under the Securities Act. All remaining shares were issued and sold by us in private transactions and are “restricted securities” as that term is defined under Rule 144 of the Securities Act. These remaining securities are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act, which are summarized below, or another applicable exemption from registration.

As a result of contractual lock-up agreements with us or the underwriters as described below, and subject to the provisions of Rules 144, 144(k) and 701 summarized below, these securities will be available for sale in the public market as follows:

Eligibility of Restricted Shares For Sale in Public Market

Days after Date of this Prospectus	Shares Eligible for Sale	Comment

As of the date of this prospectus	5,560,572	Shares not locked up and eligible for sale subject to Rule 144
180 days after the date of this prospectus	17,655,417	Lock-up terminates (unless extended); shares eligible for sale subject to Rule 144 and Rule 701 (including options exercisable for shares of our common stock that will be vested and eligible for sale 180 days after the date of this prospectus)

Some of the shares in the table above, including shares held by executive officers and directors, listed as not being saleable until 180 days after the date of this prospectus may become saleable at a sooner date, as described under “Lock-up Agreements” below.

Lock-Up Agreements

All of our directors and officers, and certain of our shareholders, holding in the aggregate 11,581,157 shares of our common stock, or securities convertible into shares of our common stock outstanding before this offering, have signed contractual lock-up agreements pursuant to which they have agreed with the underwriters that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, they will not offer, sell, assign, transfer, pledge or contract to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock without the prior written consent of Cowen and Company, LLC. These shares represent approximately 77.5% of our common shares outstanding upon completion of the offering and approximately 99.5% of our common shares outstanding that were not sold in the offering. In addition, if we issue an earnings release or material news or a material event relating to us occurs during the last 17 days of the lock-up period or if, prior to the expiration of the 180 days, we announce that we will release earnings results during the 16-day period beginning on the 180th day, the restrictions imposed by the underwriters’ lock-up agreements may be extended until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event for all such shares. See the description of lock-up agreements in the “Underwriting” section of this prospectus.

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Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of this offering, a person who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding, which will equal shares immediately after this offering; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 are also subject to requirements regarding the manner of sale, notice, and the availability of current public information about us. Rule 144 also provides that affiliates that sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, may sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under written compensatory plans or contracts may be resold, to the extent not subject to the lock-up agreements:

•	by persons other than affiliates, beginning 90 days after the effective date of this offering, subject only to the manner-of-sale provisions of Rule 144; and

•	by affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the one-year holding period requirement of Rule 144.

Form S-8 Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act following this offering to register the shares of our common stock that are issuable pursuant to our 2006 Equity Incentive Plan, our Series C Stock Equity Incentive Plan and our Amended and Restated Stock Option Plan. These registration statements are expected to become effective upon filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to the lock-up agreements, and to the extent that it applies, to Rule 144 limitations applicable to affiliates.

Registration Rights

Pursuant to the provisions of a Second Amended and Restated Registration Rights Agreement dated as of September 25, 2001 by and among MEDecision, Inc. and the holders party thereto, the holders, which will collectively hold 53.0% of our common stock outstanding after the consummation of this offering, will be entitled to certain registration rights with respect to the registration of those shares under the Securities Act.

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Pursuant to the provisions of a warrant purchase agreement dated June 15, 2001, PNC Bank, National Association, which holds a warrant to purchase shares less than one percent of our common stock outstanding after the consummation of this offering, will be entitled to certain registration rights with respect to the registration of those shares under the Securities Act. For more information, see “Description of Capital Stock—Registration Rights” elsewhere in this prospectus. After such registration, these shares of our common stock will become freely tradable without restriction under the Securities Act. These sales could have a material adverse effect on the prevailing market price of our common stock.

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CERTAIN MATERIAL U.S. FEDERAL INCOME TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of shares of our common stock applicable to non-U.S. holders. In general, a “non-U.S. holder” is any holder other than:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Generally, an individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, such individual would count all of the days in which he or she was present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income tax purposes as if they were citizens of the United States.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, final, temporary or proposed Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service and all other applicable authorities, all of which are subject to change (possibly with retroactive effect). We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset (generally property held for investment).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain U.S. expatriates; and

•	persons that will hold common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.

Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

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If a partnership holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock should consult its own tax advisors.

Dividends

In general, distributions made to a non-U.S. holder are treated as dividends if they are paid out of our current or accumulated earnings and profits. To the extent distributions exceed our current and accumulated profits, they are treated as a return of capital which reduces the basis of the non-U.S. holder in our common stock, and to the extent in excess of such basis, they are treated as capital gain from the sale of our common stock. Dividends we pay, if any, to a non-U.S. holder will be subject to U.S. withholding tax at a rate of 30% on the gross amount of the dividend. The withholding tax might not apply or might apply at a reduced rate if the non-U.S. holder can claim the benefits of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder must demonstrate its entitlement to treaty benefits by providing an Internal Revenue Service Form W-8BEN or appropriate substitute form to us or our paying agent. Also, special rules apply if the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States, and if a treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States. Dividends effectively connected with a U.S. trade or business, and if a treaty applies, attributable to a permanent establishment of a non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder files certain forms, including Internal Revenue Service Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or a reduced rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the holder’s shares of our common stock unless:

•
the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States, and if required by an applicable income tax treaty as a condition to subjecting a non-U.S. holder to United States income tax on a net basis, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States, in which case a non-U.S. holder will be subject to U.S. federal income tax on any gain realized upon the sale or other disposition on a net basis, in the same manner as if the non-U.S. holder were a resident of the United States. Furthermore, the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation;

•
the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met, in which case a non-U.S. holder will be subject to a flat 30% tax on any gain realized upon the sale or other disposition, which tax may be offset by United States source capital losses (even though the individual is not considered a resident of the United States);

•	the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code regarding the taxation of U.S. expatriates; or

•
we are or have been a U.S. real property holding corporation (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period. We do not believe that we are or have been a USRPHC, and we do not anticipate becoming a USRPHC. If we have in the past or were to become a USRPHC at any time during this period, generally gains realized upon a disposition of shares of our common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock during this period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Internal Revenue Code). Our common stock will be treated as regularly traded on an established securities market during any period in which it is listed on a registered national securities exchange or any over-the-counter market, including the NASDAQ Global Market.

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U.S. Federal Estate Tax

Shares of our common stock that are owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding, Information Reporting and Other Reporting Requirements

Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding tax is imposed (at a current rate of 28%) on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. A non-U.S. holder of shares of our common stock will be subject to this backup withholding tax on dividends we pay unless the holder certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a United States person) or otherwise establishes an exemption.

Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a United States person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker that is:

•	a U.S. person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•
a foreign partnership if at any time during its tax year (i) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (ii) the foreign partnership is engaged in a U.S. trade or business.

Information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF SHARES OF OUR COMMON STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON STOCK.

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UNDERWRITING

We, the selling shareholders and the underwriters for this offering named below have entered into an underwriting agreement with respect to our common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us and the selling shareholders the number of shares of our common stock set forth opposite its name below. Cowen and Company, LLC, CIBC World Markets Corp. and Pacific Growth Equities, LLC are the representatives of the underwriters.

Underwriters	Number of Shares

Cowen and Company, LLC
CIBC World Markets Corp.
Pacific Growth Equities, LLC

Total	4,700,000

The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the overallotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling shareholders have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Cowen and Company, LLC is acting as sole bookrunning manager for the underwriting syndicate. As sole bookrunning manager, Cowen and Company, LLC is responsible for recording a list of potential investors that have expressed an interest in purchasing shares of our common stock. Cowen and Company, LLC and CIBC World Markets Corp. are acting as co-lead managers in the underwriting process.

Overallotment Option to Purchase Additional Shares. The selling shareholders have granted to the underwriters an option to purchase up to 705,000 additional shares of common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of common stock offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from the selling shareholders in approximately the same proportion as shown in the table above.

Discounts and Commissions. The following table shows the public offering price, underwriting discount and proceeds, before expenses to us and the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

We estimate that the total expenses of this offering, excluding underwriting discount, will be approximately $3.8 million and are payable by us.

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Total

	Per Share	Without Overallotment	With Overallotment

Public offering price
Underwriting discount
Proceeds, before expenses, to us
Proceeds, before expenses, to selling shareholders

The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $_____ per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $_______ per share to other dealers. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary Accounts. The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Market Information. Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters.

An active trading market for the shares may not develop. It is also possible that after this offering the shares will not trade in the public market at or above the initial public offering price.

We have applied for the quotation of our common stock on the NASDAQ Global Market under the symbol “MEDE.”

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•
Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress.

•
Overallotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriters sell more shares than could be covered by exercise of the overallotment option, and therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when our common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

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These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NASDAQ Global Market, in the over-the-counter market or otherwise, and if commenced, may be discontinued at any time.

Lock-Up Agreements. Pursuant to certain “lock-up” agreements, we and our executive officers, directors and certain of our other shareholders, have agreed, subject to certain exceptions, not to offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, and common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Cowen and Company, LLC, for a period of 180 days after the date of the pricing of this offering. The 180-day restricted period will be automatically extended if (i) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or replaceable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit us, among other things and subject to restrictions, to (i) issue common stock or options pursuant to employee benefit plans; (ii) issue common stock upon exercise of outstanding options or warrants; or (iii) file registration statements on Form S-8. The exceptions permit parties to the “lock-up” agreements, among other things and subject to restrictions, to (i) participate in transfers or exchanges involving common stock or securities convertible into common stock or (ii) make certain gifts. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

Directed Share Program. At our request, the underwriters have reserved up to 275,000 shares of our common stock for sale, at the initial public offering price, through a directed share program to our business associates, employees and friends and family members of our employees. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in this offering will be reduced to the extent the reserved shares are purchased in the directed share program. Any reserved shares of common stock not purchased through the directed share program will be offered to the general public on the same basis as the other common stock offered hereby.

Electronic Offer, Sale and Distribution of Shares. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members in a manner that will make internet distributions on the same basis as other allocations. Other than the prospectus in the electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships. Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

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LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania. Pepper Hamilton LLP has provided legal services to us since 1999. Certain current and former partners of Pepper Hamilton LLP are partners in The Peregrine Equity Fund, LLP, which owns 7,241 shares of Series B preferred stock, 5,983 shares of Series C preferred stock and 5,275 shares of common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, New York, New York.

EXPERTS

The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of our common stock to be sold in this offering. This prospectus, which forms a part of the registration statement, does not contain all of the information in the registration statement and the exhibits that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. You may also request copies of these filings, at no cost, by telephone at (610) 540-0202 or by mail to: 601 Lee Road, Chesterbrook Corporate Center, Wayne, Pennsylvania 19087, Attention: Investor Relations.

We maintain an Internet website at http://www.medecision.com (which is not intended to be an active hyperlink in this prospectus). The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

Upon the consummation of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance with such requirements, will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above. We intend to furnish our shareholders with annual reports containing financial statements audited by our independent accountants.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Operations for the nine months ended September 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005, 2004 and 2003	F-3
Consolidated Balance Sheets as of September 30, 2006 (unaudited) and December 31, 2005 and 2004	F-4
Consolidated Statements of Convertible Preferred Stock, Redeemable Convertible Preferred Stock and Stockholders’ Deficiency for the nine months ended September 30, 2006 (unaudited) and the years ended December 31, 2005, 2004 and 2003
F-5
Consolidated Statements of Cash Flows for the nine months ended September 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005, 2004 and 2003	F-6
Notes to Consolidated Financial Statements	F-7

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Report of Independent Registered Public Accounting Firm

The Board of Directors
MEDecision, Inc.:

We have audited the accompanying consolidated balance sheets of MEDecision, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, convertible preferred stock, redeemable convertible preferred stock and stockholders’ deficiency and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MEDecision, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in footnote 2 to the financial statements, the Company restated its financial statements as of and for the years ended December 31, 2005, 2004 and 2003.

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania

July 19, 2006 (except for paragraphs three through five of footnote 2, Restatement of Financial Statements, as to which the date is September 25, 2006, footnote 13, Subsequent Events, as to which the date is September 29, 2006 and the last paragraph of footnote 2, Restatement of Financial Statements, as to which the date is November 14, 2006)

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MEDECISION, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(in thousands, except share and per share data)

	Nine Months Ended September 30,		Year Ended December 31,

	2006	2005	2005	2004	2003

	(unaudited)		(as restated)
Revenue
Term license revenue	$7,403	$6,867	$9,729	$6,260	$2,439
Subscription, maintenance and transaction fees	16,311	10,961	17,187	14,666	12,600
Professional services	9,825	6,445	11,680	7,102	5,488

Total revenue	33,539	24,273	38,596	28,028	20,527
Cost of revenue:
Term licenses	1,204	775	1,653	1,455	872
Subscription, maintenance and transaction fees	5,560	6,046	8,163	6,774	4,837
Professional services	4,435	3,911	5,499	4,843	3,622

Total cost of revenue	11,199	10,732	15,315	13,072	9,331

Gross margin	22,340	13,541	23,281	14,956	11,196

Operating expenses
Sales and marketing	7,692	5,334	7,778	4,668	3,211
Research and development	5,828	1,951	2,627	3,243	3,903
General and administrative	8,904	5,727	9,707	6,320	4,343

Total operating expenses	22,424	13,012	20,112	14,231	11,457

(Loss) income from operations	(84)	529	3,169	725	(261)
(Gain) loss on change in fair value of redeemable convertible preferred stock conversion options	2,413	993	694	576	(38)
Interest expense, net	287	174	274	175	249

(Loss) income before benefit for income taxes	(2,784)	(638)	2,201	(26)	(472)
Benefit (provision) for income taxes	148	(139)	6,491	—	—

Net (loss) income	$(2,636)	$(777)	$8,692	$(26)	$(472)
Accretion of convertible preferred shares and redeemable convertible preferred shares	(3,799)	(3,310)	(3,994)	(6,113)	(7,958)

(Loss) income available to common shareholders	$(6,435)	$(4,087)	$4,698	$(6,139)	$(8,430)

(Loss) income per share available to common shareholders, basic	$(0.87)	$(0.63)	$0.73	$(0.96)	$(1.36)

(Loss) income per share available to common shareholders, diluted	$(0.87)	$(0.63)	$0.33	$(0.96)	$(1.36)

Weighted average shares used to compute (loss) income available to common shareholders per common share, basic	7,374,336	6,444,413	6,458,129	6,378,732	6,215,840
Weighted average shares used to compute (loss) income available to common shareholders per common share, diluted	7,374,336	6,444,413	28,287,173	6,378,732	6,215,840

Pro forma stock split data (unaudited)
Pro forma (loss) income per share available to common shareholders–basic	$(1.75)	$(1.27)	$1.45	$(1.92)	$(2.71)
Pro forma (loss) income per share available to common shareholders–diluted	$(1.75)	$(1.27)	$0.66	$(1.92)	$(2.71)
Weighted average shares used to compute pro forma (loss) income available to common shareholders–basic	3,687,168	3,222,207	3,229,065	3,189,366	3,107,920
Weighted average shares used to compute pro forma (loss) income available to common shareholders–diluted	3,687,168	3,222,207	14,143,586	3,189,366	3,107,920

Pro forma earnings per share after conversion of convertible preferred and redeemable convertible preferred stock–diluted	$(0.01)		$0.33

The accompanying notes are an integral part of these consolidated financial statements.

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MEDECISION, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (in thousands, except share and per share data)

	Pro Forma effect of certain offering related transactions (excluding the effects of the offering proceeds) September 30,	September 30,	December 31,
	2006	2006	2005	2004

	(see note 3) (unaudited)	(unaudited)	(as restated)
Assets
Current assets
Cash and cash equivalents	$957	$387	$2,447	$431
Accounts receivable, net of allowances for doubtful accounts of $68 (unaudited), $55 and $98	12,968	12,968	10,363	4,401
Prepaid expenses	448	448	553	383
Other current assets	2,589	2,589	227	621
Deferred income taxes	2,924	2,924	2,776	—

Total current assets	19,886	19,316	16,366	5,836

Property and equipment
Computer equipment and software	12,168	12,168	10,434	7,707
Leasehold improvements	3,185	3,185	2,032	1,514
Office equipment and furniture	2,333	2,333	1,363	924

	17,686	17,686	13,829	10,145
Less accumulated depreciation and amortization	(8,845)	(8,845)	(7,216)	(5,892)

Net property and equipment	8,841	8,841	6,613	4,253
Capitalized software, net of accumulated amortization of $6,625 (unaudited), $6,091 and $5,297	3,854	3,854	3,274	1,664
Other assets	514	514	341	466
Deferred income taxes	5,689	5,689	5,689	—

Total assets	$38,784	$38,214	$32,283	$12,219

Liabilities, Convertible Preferred Stock, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficiency)
Current liabilities
Revolving credit line	$3,814	$3,814	$—	$—
Current portion of capital lease obligations	1,770	1,770	1,162	552
Current portion of long-term note payable	100	100	100	—
Accounts payable	3,650	3,650	2,006	1,237
Accrued payroll and related costs	1,863	1,863	1,803	534
Other accrued expenses	11,211	1,760	1,826	1,459
Conversion option on the convertible preferred stock and the convertible redeemable preferred stock	—	2,435	1,289	595
Deferred license and maintenance revenue	5,378	5,378	8,407	4,114
Deferred professional services revenue	1,897	1,897	544	1,525

Total current liabilities	29,683	22,667	17,137	10,016
Long-term liabilities
Capital lease obligations	2,936	2,936	2,440	1,180
Note payable	—	—	75	—
Deferred rent	2,362	2,362	1,510	994
Deferred tax liability	1,720	1,720	1,720	—
Deferred license and maintenance revenue, net of current	686	686	666	246
Other long-term liabilities	22	22	22	28

Total long-term liabilities	7,726	7,726	6,433	2,448
Commitments and contingencies	—	—	—	—
Series A convertible preferred stock, no par value; authorized 2,333,333 shares; issued and outstanding 2,333,333 shares at December 31, 2004; liquidation and redemption value $5,983 at December 31, 2004	—	—	—	5,983
Series B redeemable convertible preferred stock, no par value; authorized 7,500,000 shares; issued and outstanding 2,755,261 shares at September 30, 2006 (unaudited), 4,022,252 shares at December 31, 2005 and December 31, 2004; liquidation and redemption value $20,532, $28,625, and $26,913 at September 30, 2006 (unaudited), December 31, 2005 and 2004, respectively	—	20,452	28,545	26,833
Series C redeemable convertible preferred stock, no par value; authorized 7,500,000 shares; issued and outstanding 3,323,350 shares at September 30, 2006 (unaudited), 4,851,549 shares at December 31, 2005 and December 31, 2004; liquidation and redemption value $13,458, $19,053, and $18,504 at September 30, 2006 (unaudited), December 31, 2005 and 2004, respectively	—	12,975	18,570	18,021
Stockholders’ equity (deficiency)
Series A convertible preferred stock no par value; authorized 2,333,333 shares; issued and outstanding 2,333,333 shares at September 30, 2006 (unaudited) and December 31, 2005; liquidation value $6,535 and $6,298 at September 30, 2006 (unaudited) and December 31, 2005, respectively	—	6,535	6,298	—
Common stock, no par value; authorized 50,000,000 shares; issued and outstanding 11,291,108 shares at September 30, 2006 (unaudited), 6,549,454 shares at December 31, 2005 and 6,438,242 shares at December 31, 2004	65,512	30,668	13,631	13,365
Additional paid in capital-beneficial conversion feature	—	3,375	1,418	—
Accumulated deficit	(64,137)	(66,184)	(59,749)	(64,447)

Total stockholders’ equity (deficiency)	1,375	(25,606)	(38,402)	(51,082)

Total liabilities, convertible preferred stock, redeemable convertible preferred stock and stockholders’ equity (deficiency)	$38,784	$38,214	$32,283	$12,219

The accompanying notes are an integral part of these consolidated financial statements.

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MEDECISION, INC. AND SUBSIDIARIES

Consolidated Statements of Convertible Preferred Stock,
Redeemable Convertible Preferred Stock and Stockholders’ Deficiency
(in thousands, except share and per share data)

					Stockholders’ Deficiency
	Series A redeemable convertible preferred	Series B redeemable convertible preferred	Series C redeemable convertible preferred	Series A convertible preferred	Common Stock		Additional Paid-in Capital— Beneficial Conversion	Accumulated
	stock	stock	stock	stock	Shares	Amount	Feature	Deficit	Total

Balance at December 31, 2002 (restated)	$5,353	$22,368	$8,693	$—	6,208	$13,317	$—	$(49,878)	$(36,561)
Net loss	—	—	—	—	—	—	—	(472)	(472)
Accretion of convertible preferred stock and redeemable convertible preferred stock issuance costs	—	659	43	—	—	—	—	(704)	(704)
Accretion of convertible preferred stock and redeemable convertible preferred stock dividends	315	1,712	544	—				(2,571)	(2,571)
Accretion to redemption value			4,683					(4,683)	(4,683)
Shares issued for acquisition	—	—	198	—		—	—	—	—
Issuance of Series C redeemable convertible preferred stock as compensation	—	—	156	—		—	—	—	—
Exercise of stock options	—	—	—	—	14	11	—	—	11

Balance as of December 31, 2003 (restated)	5,668	24,739	14,317	—	6,222	13,328	—	(58,308)	(44,980)
Net income (restated)	—	—	—	—		—		(26)	(26)
Accretion of convertible preferred stock and redeemable convertible preferred stock issuance costs	—	382	25	—		—		(407)	(407)
Accretion of convertible preferred stock and redeemable convertible preferred stock dividends	315	1,712	549	—		—		(2,576)	(2,576)
Accretion to redemption value (restated)			3,130					(3,130)	(3,130)
Issuance of stock options below fair market value	—	—	—	—		21		—	21
Exercise of stock options	—	—	—	—	216	16		—	16

Balance at December 31, 2004 (restated)	5,983	26,833	18,021	—	6,438	13,365	—	(64,447)	(51,082)
Net income (restated)	—	—	—	—		—		8,692	8,692
Accretion of convertible preferred stock and redeemable convertible preferred stock dividends	36	1,712	549	279		—	1,418	(3,994)	(2,297)
Reclassification	(6,019)	—	—	6,019	—			—	6,019
Issuance of stock options below fair market value	—	—	—	—		256		—	256
Exercise of stock options	—	—	—	—	111	10		—	10

Balance at December 31, 2005 (restated)	—	28,545	18,570	6,298	6,549	13,631	1,418	(59,749)	(38,402)
Net (loss) income (unaudited)	—	—	—	—		—		(2,636)	(2,636)
Issuance of stock options (unaudited)	—	—	—	—		463		—	463
Exercise of stock options (unaudited)	—	—	—	—	17	14	—	—	14
Conversion to common stock (unaudited)	—	(9,303)	(5,990)	—	4,725	16,560	—	—	16,560
Accretion of convertible preferred stock and redeemable convertible preferred stock dividends (unaudited)	—	1,210	395	237	—	—	1,957	(3,799)	(1,605)

Balance at September 30, 2006 (unaudited)	$—	$20,452	$12,975	$6,535	11,291	$30,668	$3,375	$(66,184)	$(25,606)

The accompanying notes are an integral part of these consolidated financial statements.

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MEDECISION, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,		Year Ended December 31,

	2006	2005	2005	2004	2003

	(unaudited)		(as restated)
Cash flows from operating activities
Net (loss) income	$(2,636)	$(777)	$8,692	$(26)	$(472)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,629	916	1,324	1,173	1,112
Loss (gain) on change in fair value of redeemble convertible preferred stock conversion options	2,413	993	694	576	(38)
Amortization of capitalized software	534	641	793	701	949
Stock compensation expense	463	141	256	21	156
Stock issued as consideration for acquisition	—	—	—	—	198
Amortization of deferred financing cost	14	15	20	22	72
Provision for (recovery of) for doubtful accounts	13	(64)	(43)	5	(137)
Deferred income tax (benefit) provision	(148)	139	(6,491)	—	—
Decrease (increase) in assets:
Accounts receivable	(2,618)	(6,461)	(5,919)	(2,393)	884
Prepaid expenses and other assets	(2,444)	(243)	329	(214)	(943)
Increase (decrease) in liabilities:
Accounts payable	1,644	59	769	(85)	(249)
Accrued payroll and related costs	60	394	1,269	(158)	(16)
Other accrued expenses	(115)	426	252	859	(300)
Deferred revenue	(1,656)	3,597	3,732	2,024	2,038

Net cash (used in) provided by operating activities	(2,847)	(224)	5,677	2,505	3,254
Cash flows from investing activities
Capitalized software	(1,114)	(1,609)	(2,403)	(1,158)	(82)
Purchase of property and equipment	(878)	(364)	(764)	(860)	(696)

Net cash used in investing activities	(1,992)	(1,973)	(3,167)	(2,018)	(778)
Cash flows from financing activities
Proceeds from exercise of common stock options	14	4	10	16	11
Repayment of capital lease obligations	(974)	(471)	(679)	(412)	(350)
Net borrowings on line of credit	3,814	2,095	—	(424)	(873)
Repayment of subordinated note payable	—	—	—	—	(500)
Borrowings on equipment note payable, bank	—	250	250	—	—
Repayment on equipment note payable, bank	(75)	(50)	(75)	—	—

Net cash provided by (used in) financing activities	2,779	1,828	(494)	(820)	(1,712)

Net (decrease) increase in cash and cash equivalents	(2,060)	(369)	2,016	(333)	764
Cash and cash equivalents, beginning of period	2,447	431	431	764	—

Cash and cash equivalents, end of period	$387	$62	$2,447	$431	$764

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$340	$159	$253	$155	$184
Supplemental disclosures of noncash investing and financing activities:
Property and equipment acquired under capital leases	$2,078	$1,153	$2,549	$1,695	$144
Tenant improvement allowance received under operating lease	$901	$371	$371	$982	$—

The accompanying notes are an integral part of these consolidated financial statements.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

(1)	Business

MEDecision, Inc. (Parent) and its wholly-owned subsidiaries, Optimed Medical Systems, LLC (Optimed), and Collaborative Care Consortium (C3), collectively, the Company, provide technology-based clinical decision support and transaction management solutions to managed care payers in the healthcare industry located in the United States. The Parent began operations in 1988, Optimed began operations in 2003 and C3 began operations in 2005. The Parent, Optimed and C3 are all incorporated in the Commonwealth of Pennsylvania. The consolidated financial statements include the accounts of the Parent, Optimed and C3. All material intercompany balances and transactions have been eliminated. The Company operates in one business segment, namely the healthcare information technology industry.

(2)	Restatement of Financial Statements

Subsequent to the issuance of the Company’s financial statements for the year ended December 31, 2004, management reviewed its revenue recognition accounting policies and concluded that certain modifications were necessary to correct its method of accounting for reimbursable expenses billed to, and paid by, its customers in accordance with the consensus in EITF Issue 01-14. The Company previously netted amounts received against the related expenses included in cost of revenue. In accordance with the guidance in EITF 01-14, the Company now recognizes reimbursable expenses billed to customers in revenue and the related expenses in cost of revenue. As a result of this error correction, revenue and cost of revenue increased by $367 in 2004 and $251 in 2003. No cumulative effect on retained earnings was recognized. In addition, as part of its review of its revenue recognition policies, the Company determined that revenue from certain contracts had been recognized prematurely in prior periods as a result of not properly determining that contracts had been signed by customers before revenue was recognized. The Company now applies the guidance in SAB 104 and Statement of Position 97-2, Software Revenue Recognition. As a result, revenue increased by $118 in 2004 and $1,387 in 2003. The restated results reflect an increase in revenue and cost of revenue of approximately $531 and $308 for the year ended December 31, 2004 and $1,609 and $178 for the year ended December 31, 2003. As a result of its review of its revenue recognition policy, the Company also corrected its practice of recognizing in mid-month the advance billings for the following month in accounts receivable and deferred revenue. The Company now records receivables and deferred revenue in the month when due. The effect of this error correction was to decrease accounts receivable and deferred revenue by $754 in 2004 and $821 in 2003. No cumulative effect on retained earnings was recognized.

In addition, the Company determined that it had not accounted for the conversion options embedded in its Series B and C redeemable convertible preferred stock. In accordance with guidance in SFAS 133, EITF 00-19 and Derivatives Implementation Group No. B- 38, the Company has now bifurcated the value of the embedded conversion option on the Series B and Series C redeemable convertible preferred stock and recorded these options at fair value at each balance sheet date, with changes in fair value recorded against earnings. The restated results include the value of the conversion options on the Series C redeemable convertible preferred stock and the Series B redeemable convertible preferred stock using the fair value method at the end of each quarter with the change in fair value recorded against earnings.

Subsequent to issuing its financial statements for the year ended December 31, 2005, the Company also determined that the carrying value of the Series C redeemable convertible preferred stock should be increased by periodic accretions, using the interest method, to the redemption value at the earliest redemption date of June 20, 2004 in accordance with EITF Topic D-98. In addition, the Company determined that the value of the conversion option liability needed to be corrected. The Company also determined that the beneficial conversion option recorded for the Series C redeemable convertible preferred stock should not have been recognized in accordance with EITF Issue 00-27.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

The Company also determined as a result of the retrospective valuation of its common stock performed by an independent valuation specialist that a beneficial conversion option existed on the accrued and unpaid dividends on its Series A convertible preferred stock as of September 30, 2004. In accordance with EITF 00-27, the Company recorded a beneficial conversion option for the difference between the fair value per share of the common stock and the conversion price of the Series A dividends. Changes in the value of this beneficial conversion option are recorded in additional paid in capital.

As a result of these error corrections, Series C redeemable convertible preferred stock increased by $11,015, $10,863 and $7,729 at December 31, 2005, 2004 and 2003, respectively. Series B redeemable convertible preferred stock increased by $60 and decreased by $44 at December 31, 2004 and 2003, respectively, and the liability for the conversion option on the convertible preferred stock and redeemable convertible preferred stock decreased $4,940 at December 31, 2005 and increased $595 and $18 at December 31, 2004 and 2003, respectively, while earnings decreased by $576 for the year ended December 31, 2004 and increased $38 for the year ended December 31, 2003, respectively. Series A convertible preferred stock increased $2 at December 31, 2004.

The Company granted stock options to employees in 2004 at an exercise price determined by the board of directors at the grant dates to approximate the fair market value of the common stock. In 2006, management engaged the services of an independent appraiser to value the common stock at various historical dates. As a result of that valuation, the fair market value of the stock increased by $0.76 per share in 2004. Consequently, the exercise price of stock options granted in 2004 was less than the revised fair market value, and in accordance with Statement of Financial Accounting Standards No. 123, Stock Based Compensation, the Company recorded $21 in expense in the year ended December 31, 2004 for the excess of fair market value over the exercise price of the options.

The following detail of restated amounts also includes a decrease in general and administrative expense of $90 in 2003 related to accruals recorded in the incorrect period. The Company also accrued an estimate of potential sales tax liability in 2004 and 2003, increasing general and administrative expense and decreasing pre-tax income by $118 in 2004 and decreasing general and administrative expense and increasing pre-tax income by $40 in 2003. Certain revenue items have been reclassified in 2004 and 2003 to be consistent with the presentation of those items in 2005.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

The following is a summary of the significant effects of the restatement on the Company’s consolidated balance sheet at December 31, 2004 and 2003 and the Company’s consolidated statements of operations and cash flows for the periods then ended. The effect of the restatement on the Company’s consolidated financial statements at December 31, 2005 was the change to Series C redeemable convertible preferred stock and accumulated deficit discussed above.

	December 31, 2005		December 31, 2004		December 31, 2003

	As restated	As previously reported	As restated	As previously reported	As restated	As previously reported

Balance sheet data:
Cash and cash equivalents	2,447	2,447	431	426	764	764
Accounts receivable	10,363	10,363	4,401	5,178	2,013	2,870
Prepaid expenses	553	553	383	408	180	253
Other current assets	227	227	621	611	1,071	1,071
Total current assets	16,366	16,366	5,836	6,623	4,028	4,958
Computer equipment and software	10,434	10,434	7,707	7,707	6,058	5,118
Leasehold improvements	2,032	2,032	1,514	1,472	60	—
Office equipment and furniture	1,363	1,363	924	966	490	496
Accumulated depreciation and amortization	(7,216)	(7,216)	(5,892)	(5,890)	(4,719)	(4,719)
Net property and equipment	6,613	6,613	4,253	4,255	1,889	1,892
Capitalized software	3,274	3,274	1,664	1,762	1,207	1,346
Other assets	341	341	466	479	26	28
Total assets	32,283	32,283	12,219	13,119	7,150	8,236
Current portion of capital lease obligations	1,162	1,162	552	548	275	275
Current portion of long-term note payable	100	100	—	—	424	424
Accounts payable	2,006	2,006	1,237	1,248	1,322	1,421
Accrued payroll and related taxes	1,803	1,803	534	538	692	812
Other accrued expenses	1,826	1,826	1,459	1,270	485	512
Conversion option on the convertible preferred stock	1,289	6,229	595	—	18	—
Deferred revenue	—	9,617	—	6,666	—	4,553
Deferred license and maintenance revenue	8,407	—	4,114	—	2,829	—
Deferred professional services revenue	544	—	1,525	—	1,032	—
Total current liabilities	17,803	22,743	10,262	10,270	7,077	7,996
Capital lease obligations	2,440	2,440	1,180	1,194	174	171
Deferred rent	1,510	1,510	994	1,022	81	81
Deferred license and maintenance revenue, net of current	666	—	246	—	—	—
Other long-term liabilities	22	22	28	—	74	20
Total long-term liabilities	5,767	5,767	2,202	2,216	329	272
Series A convertible preferred stock	—	—	5,983	5,981	5,668	5,666
Series B redeemable convertible preferred stock	28,545	28,545	26,833	26,773	24,739	24,783
Series C redeemable convertible preferred stock	18,570	7,555	18,021	7,158	14,317	6,588
Common stock	13,631	13,631	13,365	13,288	13,328	13,272
Additional paid in capital-beneficial conversion feature	1,418	3,650	—	—	—	—
Accumulated deficit	(59,749)	(55,906)	(64,447)	(52,567)	(58,308)	(50,342)
Total stockholders’ deficiency (equity)	(38,402)	(32,327)	(51,082)	633	(44,980)	(32,485)
Total liabilities, convertible preferred stock, redeemable convertible preferred stock and stockholders’ deficiency	32,283	32,283	12,219	13,119	7,150	8,236

Statement of operations data:
Term license revenue	9,729	9,729	6,260	8,035	2,439	2,679
Subscription, maintenance and transaction fees	17,187	17,187	14,666	12,748	12,600	11,054
Professional services	11,680	11,680	7,102	6,714	5,488	5,185
Total revenue	38,596	38,596	28,028	27,497	20,527	18,918
Cost of revenue	15,315	15,315	13,072	12,764	9,331	9,153
Gross margin	23,281	23,281	14,956	14,733	11,196	9,765
Sales and marketing	7,778	7,778	4,668	4,665	3,211	3,194
Research and development	2,627	2,627	3,243	3,243	3,903	3,903
General and administrative	9,707	9,707	6,320	6,009	4,343	4,624
Total operating expenses	20,112	20,112	14,231	13,917	11,457	11,721

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

	December 31, 2005		December 31, 2004		December 31, 2003

	As restated	As previously reported	As restated	As previously reported	As restated	As previously reported

Income (loss) from operations	3,169	3,169	725	816	(261)	(1,957)
Change in fair value of conversion options	694	4,334	576	—	(38)	—
Interest expense	274	274	175	167	249	246
(Loss) income before benefit for income taxes	2,201	(1,439)	(26)	649	(472)	(2,203)
Net (loss) income	8,692	5,052	(26)	649	(472)	(2,203)
Accretion of convertible preferred shares and redeemable convertible preferred shares	(3,994)	(6,226)	(6,113)	—	(7,958)	—
(Loss) income available to common shareholders	4,698	(1,174)	(6,139)	649	(8,430)	(2,203)

Statement of cash flows data:
Net (loss) income	8,692	5,052	(26)	649	(472)	(2,203)
Depreciation and amortization	1,324	1,324	1,173	1,171	1,112	1,113
(Gain) loss on change in fair value of redeemable convertible preferred stock conversion options	694	4,334	576	—	(38)	—
Amortization of capitalized software	793	793	701	742	949	992
Stock compensation expense	256	256	21	—	156	—
Shares issued as consideration for acquisition	—	—	—	—	198	—
Amortization of deferred financing cost	20	20	22	22	72	72
(Recovery of) provision for doubtful accounts	(43)	(43)	5	(11)	(137)	(13)
(Decrease) increase in accounts receivable	(5,919)	(5,919)	(2,393)	(2,297)	884	1,865
(Decrease) increase in prepaid expenses and other assets	329	329	(214)	(156)	(943)	(1,075)
Increase (decrease) in accounts payable	769	769	(85)	(172)	(249)	(137)
Increase (decrease) in accrued payroll and related costs	1,269	1,269	(158)	(274)	16	89
Increase (decrease) in other accrued expenses	252	252	859	1,679	(300)	172
Increase in deferred revenue	3,732	3,732	2,024	2,113	2,038	2,390
Net cash provided by operating activities	5,677	5,677	2,505	3,446	3,254	3,259
Capitalized software	(2,403)	(2,403)	(1,158)	(1,158)	(82)	(82)
Purchase of property and equipment	(764)	(764)	(860)	(1,839)	(696)	(699)
Net cash used in investing activities	(3,167)	(3,167)	(2,018)	(2,997)	(778)	(781)
Proceeds from exercise of common stock options	10	10	16	16	11	11
Repayment of capital lease obligation	(679)	(679)	(412)	(399)	(350)	(352)
Net borrowings on line of credit	—	—	(424)	(424)	(873)	(873)
Net cash used in financing activities	(494)	(494)	(820)	(807)	(1,712)	(1,712)
Cash paid for interest	253	253	155	171	184	180

When the Company published its restated financial statements for the year ended December 31, 2005, the (loss) income per share available to common shareholders, diluted, was incorrectly stated as $0.17 per share. The correct figure was $0.33 per share. There was no effect on assets or liabilities or retained earnings, and the financial statements have been restated to reflect the correction.

(3)	Summary of Significant Accounting Policies and Practices

(a)	Basis of presentation

The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. The interim consolidated financial statements have been prepared using the interim basis of reporting, and as such, reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results for the periods presented. The nature of the Company’s business is such that the results of any interim period are not necessarily indicative of the results for a full year.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

(b)	Pro Forma Information (Unaudited)

The Company has presented pro forma balance sheet information in accordance with the rules of the Securities and Exchange Commission to reflect the changes in capitalization that will occur as a result of the Company’s initial public offering. This pro forma information does not include the proceeds and the use of proceeds from the initial public offering.

The unaudited pro forma balance sheet data presents the effects, as if they had occurred at September 30, 2006, of the following capitalization events that will occur upon consummation of the initial public offering (i) the issuance of 435,000 shares of common stock at a weighted average exercise price of $1.31 per share upon the exercise of outstanding warrants that would otherwise terminate upon the consummation of the offering; (ii) the conversion of all outstanding shares of Series A convertible preferred stock, including the estimated accrued and unpaid dividends thereon immediately prior to the consummation of this offering, into 4,686,248 shares of common stock, which will automatically occur immediately prior to the consummation of the offering; (iii) the conversion of all of the then outstanding shares of Series B redeemable convertible preferred stock and Series C redeemable convertible preferred stock into 6,798,640 shares of common stock, which will automatically occur immediately prior to the consummation of this offering; (iv) the incurrence of an approximately $0.4 million charge due to the accretion on the Series A preferred stock, Series B redeemable convertible preferred stock and Series C redeemable convertible preferred stock after September 30, 2006; and (v) recognition of a liability of approximately $9.5 million to pay the accrued and unpaid dividends to the former holders of Series B and Series C redeemable convertible preferred stock upon the automatic conversion of such shares to common stock upon the consummation of the offering.

	Historical September 30, 2006	Conversion of Expiring Warrants	Conversion of Preferred Stock	Effect of dividends	Pro forma September 30, 2006

	(Unaudited)

Cash and cash equivalents	$387	$570			$957
Total current assets	19,316	570			19,886
Total assets	38,214	570			38,784
Other accrued expenses	1,760			$9,451	11,211
Conversion option	2,435		$(2,435)		—
Total current liabilities	$22,667	—	$(2,435)	$9,451	$29,683
Long-term liabilitiies	7,726				7,726
Series B redeemable convertible preferred stock	20,452		(13,032)	(7,420)	—
Series C redeemable convertible preferred stock	12,975		(11,266)	(1,709)	—
Stockholders’ deficiency					—
Series A convertible preferred stock	6,535		(6,535)		—
Common stock	30,668	570	30,899	3,375	65,512
APIC	3,375			(3,375)	—
Accumulated deficit	(66,184)		2,435	(388)	(64,137)
Total stockholders’ deficiency	$(25,606)	$570	$26,799	$(388)	$1,375
Total liabilities and stockholders’ deficiency	$38,214	$570			$38,784

The Company has presented the pro forma effects on historical earnings per share of the 1-for-2 reverse stock split of its common stock to be effective prior to the consummation of its initial public offering in accordance with the rules of the Securities and Exchange Commission.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

The Company has presented pro forma earnings per share information on the consolidated statements of operations in accordance with the rules of the Securities and Exchange Commission to reflect the conversion of the preferred stock and the exercise of the warrants which would otherwise terminate upon the consummation of a qualified initial public offering and the dilutive effect of the assumed exercise of the remaining outstanding warrants and outstanding stock options. Outstanding options and remaining outstanding warrants with exercise prices equal to or less than the fair market value are assumed to have been exercised as of the beginning of the period shown, with the proceeds used to repurchase shares at the average market price (treasury stock method) in accordance with the guidance from Statement of Financial Accounting Standards No. 128, Earnings per Share.

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2006	2005

	(Unaudited)
Net (loss) income	$(2,636)	$8,692
Add: gain (loss) on conversion option	2,413	694

Pro forma net (loss) income	$(223)	$9,386

Weighted average common shares outstanding, as reported	7,374,336	6,458,129
Effects of nominal shares outstanding	1,677,029	1,094,947
As if converted effect of assumed conversion of preferred shares	18,532,382	18,003,804
Effects of dilution
Effect of assumed exercise of outstanding warrants	1,238,720	894,114
Effect of assumed exercise of outstanding stock options	3,341,212	3,407,464
Less: treasury stock effect of assumed exercise of options and warrants	(2,019,869)	(1,571,285)

Pro forma weighted average common shares	30,143,810	28,287,173

Pro forma diluted (loss) earnings per share (diluted)	$(0.01)	$0.33

(c)	Use of Estimates

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make assumptions and estimates that affect the reported amounts of assets and liabilities in the financial statements, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting periods. Management believes that the estimates used are reasonable, although actual amounts could differ from those estimates and the differences could have a material impact on the consolidated financial statements.

(d)	Revenue Recognition

The Company derives its revenue primarily from three sources: (i) initial term and renewal license fees for its Advanced Medical Management and Clinical Rules and Processes modules; (ii) recurring revenue consisting of annual recurring subscription fees for its Analytics and Disease Management and Transactions and Information Exchange modules, transaction revenue associated with member eligibility verification, clinical adjudication of treatment requests and access of on-demand member health information and technical and clinical maintenance and support fees; and (iii) fees for discrete professional services. The Company’s standard license agreement typically provides a time-based license, five years in duration, to use its solutions. The Company may license its software in multiple element arrangements if the customer purchases any combination of maintenance, consulting, training, subscriptions or hosting services in conjunction with the software product license.

The Company recognizes revenue pursuant to the requirements of AICPA Statement of Position (SOP) 97-2, Software Revenue Recognition; as amended by SOP 98-9, Software Revenue Recognition, With Respect to Certain Transactions; SOP 81-1, Accounting for Performance of Construction-type and Certain Production-type Contracts; the Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition; Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables; EITF Issue No. 00-03, Application of AICPA Statement of Position 97-2, to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware; EITF Issue No. 03-05, Applicability of AICPA Statement of Position 97-2, Software Revenue Recognition, to Non-Software Deliverables in an Arrangement Containing More-Than Incidental Software; and other authoritative accounting guidance.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

The Company enters into transactions that represent multiple-element arrangements, which may include a combination of professional services, hosting, PCS and software. In instances where certain arrangements include both software and non-software related elements, the Company applies the principles of SOP 97-2 to software elements. If the elements of the arrangement fall outside the scope of SOP 97-2, then the Company applies the principles of EITF 00-21. In accordance with EITF 00-21, multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

•	the delivered item(s) has value to the client on a stand-alone basis.

•	there is objective and reliable evidence of the fair value of the undelivered item(s).

•	if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the company.

If these criteria are not met, then revenue is deferred until such criteria are met or until the period(s) over which the last undelivered element is delivered. If there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative fair value. There may be cases, however, in which there is objective and reliable evidence of fair value of the undelivered item(s) but no such evidence for the delivered item(s). In those cases, the residual method is used to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate fair value of the undelivered item(s). The Company applies the revenue recognition policies discussed below to each separate unit of accounting.

The Company recognizes revenue using the residual method when vendor-specific objective evidence (VSOE) of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more delivered elements and all revenue recognition criteria in SOP 97-2 other than the requirement for VSOE of fair value of each delivered element of the arrangement are satisfied. The Company allocates revenue to each undelivered element based on its respective fair value determined by either (a) the price charged when that element is sold separately, (b) the price established by management if that element is not yet sold separately and it is probable that the price will not change before the element is sold separately or (c) substantive renewal rates. The Company defers revenue for the undelivered elements and recognizes the residual amount of the arrangement fee, if any, when the basic criteria in SOP 97-2 have been met.

Provided that the customer’s contract does not require significant production, modification or customization of the software under SOP 97-2, the Company recognizes revenue when the following four criteria have been met:

•	persuasive evidence of an arrangement exists;

•	delivery of its basic software code has occurred;

•	the license fee is fixed or determinable; and

•	collection of the license fee is probable.

For arrangements where the Company provides software hosting services, it records revenue in accordance with SOP 97-2 unless:

•	the customer cannot take possession of the software at any time during the hosting period without significant penalty;

•	the customer cannot contract with another hosting provider without significant effort or expenditure; or

•	the software’s functionality is compromised by the termination of hosting services.

Under these circumstances, the Company records revenue ratably over the longer of the contract period or the maintenance period.

For those arrangements that meet the criteria for SOP 97-2 accounting, the Company has fair value for all undelivered elements and uses the residual method to determine the fair value of the license fee that is recorded upon achievement of the four revenue recognition criteria mentioned above and is included in term license revenue in the consolidated statement of operations. VSOE is established for hosting services under such arrangements based on the price charged when hosting services are sold separately as a renewal. Hosting revenue is included with subscription, maintenance and transaction fee revenue in the consolidated statement of operations.

If at the outset of an arrangement the Company determines that the arrangement fee is not fixed or determinable, then revenue is deferred until the arrangement fee becomes due and payable by the customer, assuming all other revenue recognition criteria have been met. If at the outset of an arrangement the Company determines that collectibility is not probable, then revenue is deferred until payment is received. The Company’s license agreements typically do not provide for a right of return other than during the standard warranty period of 90 days. Historically, the Company has not incurred warranty expense or experienced returns of its products. If an arrangement allows for customer acceptance of the software or services, then the Company defers revenue recognition until the earlier of customer acceptance or when the acceptance rights lapse.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

The Company also offers subscriptions to access software which is hosted at its ASP facility. These fees are categorized as subscriptions by the Company. The fees related to these subscription arrangements are recognized as revenue ratably over the subscription term, which is typically 12 months. Revenue for multiyear time-based licenses and the provision of maintenance, whether separately priced or not, is recognized ratably over the license term and included in subscription, maintenance and transaction fee revenue unless a substantive maintenance renewal rate exists, in which case the residual amount is recognized as software revenue and included in term license fee revenue when the basic criteria in SOP 97-2 have been met.

The Company’s initial maintenance term is generally in the range of one to five years, renewable by the customer on an annual basis thereafter. The Company’s customers typically prepay maintenance for periods of one to 12 months. Maintenance revenue is deferred and recognized ratably over the term of the maintenance contract and is included in subscription, maintenance and transaction fee revenue. If a customer on maintenance is specifically identified as a bad debtor, then the Company would cease recognizing maintenance revenue except to the extent that maintenance fees have already been collected.

While the statements of work with customers may specify multiple elements, the Company believes that the services elements included in its contractual arrangements with customers are not essential to the functionality of its software, which can operate in a standalone fashion upon installation. These services elements do not include significant modification or customization of its software, but may include configuring, designing and implementing simple interfaces with other customer software, installation and configuration of third-party software, and training in the use of Company and third-party software. The timing of payments for software is independent of the payment terms for the services elements in its contractual arrangements with customers. In multiple element arrangements involving software and consulting, training or other services that are not essential to the functionality of the software, the services revenue is accounted for separately from the software revenue. VSOE for services did not exist during 2004 and prior years. As a result, revenue attributable to all elements in a multiple element arrangement, including services, in 2004 and 2003 were deferred until the related services were completed and only then recognized as revenue, assuming VSOE exists for all other undelivered elements. In situations when revenue is deferred as a result of ongoing services, the costs associated with all delivered elements are also deferred and recognized as expense when the services are completed. As of September 30, 2006 (unaudited) and December 31, 2005, 2004 and 2003, $0, $0, $543 and $1,001, respectively, of deferred costs were included within prepaid expenses and other current assets for such periods. In late 2004, the Company introduced package pricing for the various service elements of its contractual arrangements with customers, and now recognizes VSOE for services elements based on the prices of those packs which are based on hourly rates consistent with those used in the separate sales of services. Accordingly, beginning in 2005, the Company recognized revenue for delivered elements and undelivered elements in a multiple element arrangement based on VSOE.

Consulting, training and other services are typically sold under fixed-price arrangements and are recognized using the proportional performance method based on direct labor costs incurred to date as a percentage of total estimated project costs required to complete the project. Consulting services primarily comprise implementation support related to the installation and configuration of the Company’s products and do not typically require significant production, modification or customization of the software. In arrangements that require significant production, modification or customization of the software and where services are not available from third-party suppliers, the consulting and license fees are recognized concurrently. When total cost estimates exceed revenue in a fixed-price arrangement, the estimated losses are recognized immediately in cost of revenue.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

The assumptions, risks and uncertainties inherent with the application of the proportional performance method affect the timing and amounts of revenue and expenses reported. Numerous internal and external factors can affect estimates, including direct labor rates, utilization and efficiency variances.

Where contractual arrangements with customers include the sale of third-party software, revenue is recognized for the sale of the third-party software, and the related expense is included in cost of revenue.

In accordance with EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for “Out of Pocket Expenses Incurred,” the Company accounts for out-of-pocket expenses rebilled to customers as maintenance, consulting and training revenue, with the related costs included in cost of revenue. For the nine months ended September 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005, 2004 and 2003, reimbursed expenses totaled $264, $335, $427, $367 and $251, respectively.

The Company also generates revenue from transactions that flow through its Web portal. Fees from these transactions are billed to customers in arrears on a monthly basis and are recognized in the period in which the transactions occur. The Company establishes VSOE for these transaction fees based on the rates charged for transactions in separate sales.

(e)	Cost of Revenue

The Company’s costs of revenue are broken down into cost of term licenses, cost of subscription, maintenance and transaction fees and cost of professional services.

The Company’s cost of term licenses consists of:

•	amortization of internally developed and purchased capitalized software; and

•	third-party license fees for the third-party software incorporated in the Company’s Advanced Medical Management module.

The Company’s cost of subscription, maintenance and transaction fees consists of:

•	compensation and related employee benefits of the Company’s product support, product maintenance and product hosting staff;

•	third-party maintenance fees associated with the third-party software incorporated into the Company’s Advanced Medical Management module;

•	solution hosting costs associated with a third-party secured facility;

•	depreciation associated with the Company’s hosting network; and

•	communication costs associated with the Company’s hosting network.

The Company’s cost of professional services consists of:

•	compensation and related employee benefits for the Company’s professional services staff;

•	costs of independent contractors that provide consulting and professional services to the Company’s customers; and

•	travel, lodging and other out-of-pocket expenses for the Company’s staff and independent consultants to perform work at a customer’s site for which the Company receives reimbursement.

The costs associated with each of our modules, as a percentage of revenue, is different. Therefore, changes in the mix of modules and services will result in fluctuations in gross margin. The Company expects the percentage of the Company’s revenue derived from the Company’s Analytics and Disease Management module, Clinical Rules and Processes module, Transaction and Information Exchange module and Collaborative Care Management solutions to increase in the future. As a result, the Company expects its gross margins to increase in the future.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

(f)	Cash and cash equivalents

Cash equivalents are highly liquid investments with original maturities of 90 days or less. Such investments are stated at cost, which approximates for value.

(g)	Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The majority of the Company’s accounts receivable are due from trade customers. Credit is extended based on evaluation of the customer’s financial condition. Collateral is not required. Accounts receivable payment terms are typically 30 days and are stated in the financial statements at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the payment terms are considered past due. The Company determines the allowance by considering a number of factors, including the length of time trade accounts receivable are past due, previous loss history, the customer’s current ability to pay its obligations and the condition of the general economy and the industry as a whole. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The Company does not have any off-balance-sheet credit exposure related to its customers.

Period Ended	Balance at Beginning of Period	Charged	Write-Offs	Balance at End of Period

September 30, 2006 (unaudited)	$55	$13	$—	$68
December 31, 2005	98	(25)	(18)	55
December 31, 2004	93	16	(11)	98
December 31, 2003	230	(124)	(13)	93

Accounts receivable include unbilled revenue for products delivered and services performed but not billed. Unbilled revenue as of September 30, 2006 (unaudited) and December 31, 2005, and 2004 was $4,834, $1,324 and $888, respectively.

(h)	Prepaid expenses

Prepaid expenses consist primarily of amounts paid for annual software maintenance contracts.

(i)	Property and Equipment

Property and equipment are stated at cost. Property and equipment under capital leases are stated at the present value of future minimum lease payments at the inception of the lease.

In 2005 and 2004, the Company received lease incentives of $371 and $982, respectively, relating to tenant improvement allowances in conjunction with entering into an operating lease for its corporate headquarters. Such tenant improvement allowances have been recorded as leasehold improvements and are being amortized over the life of the lease. These tenant improvement allowances are not included as collateral under the Company’s borrowing agreement with a bank since title to such asset is deemed to be held by the landlord. See also Note 3(q) below.

Depreciation and amortization on property and equipment are calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful life of computer equipment and software is three to five years, while office equipment and furniture is four to seven years. Property and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Total depreciation and amortization expense for the nine months ended September 30, 2006 and 2005 (unaudited) and for the years ended December 31, 2005, 2004 and 2003 was $1,629, $916, $1,324, $1,173 and $1,112, respectively, which is included in general and administrative expense in the accompanying statements of operations.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

(j)	Capitalized Software Costs

Capitalized software costs are stated on the balance sheet at the lower of unamortized capitalized costs or net realizable value.

The Company capitalizes purchased and internally developed software in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. The capitalization of costs of internally developed software begins when technological feasibility is established. Amortization begins and capitalization ends when the product is available for general release to customers. Annual amortization of capitalized software costs is the greater of the amount computed using (a) the ratio that the current gross revenue for a product bears to the total of current and anticipated future gross revenue for that product or (b) on a straight-line basis over the estimated economic life of the product, which ranges from three to five years. The Company performs quarterly reviews to ensure that the estimated future gross revenue from each product exceeds the unamortized costs.

During the nine months ended September 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005, 2004 and 2003, the Company capitalized $823, $1,273, $2,002, $869 and $0, respectively, related to internally developed software costs and $291, $336, $401, $289 and $82, respectively, of purchased software from third-parties. Amortization of capitalized software costs amounted to $534, $641, $794, $700 and $949 for the nine months ended September 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005, 2004 and 2003, respectively, which was recorded in cost of revenue.

(k)	Other Assets

Other current assets and other assets consist of deferred financing costs and refundable deposits. Deferred financing costs are amortized over the life of the borrowing. Deferred costs represent internal payroll and other costs incurred in connection with software installation and customization. These costs are deferred until delivered or until recognized under the percentage- of-completion method. In addition, other assets includes items such as prepaid insurance, miscellaneous receivables, prepaid rent and the long term portion of prepaid expenses.

		December 31,

	September 30, 2006	2005	2004

	(unaudited)
Other current assets:
Deferred costs	$—	$—	$543
Prepaid insurance	19	77	64
Deferred financing fees	2,559	60	10
Deferred rent	—	64	—
Miscellaneous receivables	11	26	4

	$2,589	$227	$621

Other assets:
Refundable deposits	$376	$214	$320
Long-term portion of prepaid expenses	138	127	146

	$514	$341	$466

(l)	Research and Development

Research and development costs other than software costs capitalized in accordance with SFAS No. 86 are expensed as incurred. Research and development costs expensed were $5,828, $1,951, $2,627, $3,243 and $3,903 in the nine months ended September 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005, 2004 and 2003, respectively.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

(m)	Advertising

Advertising costs are expensed as incurred and amounted to $229, $182, $356, $144 and $108 in the nine months ended September 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005, 2004 and 2003, respectively. These costs are included in sales and marketing expense in the accompanying statements of operations.

(n)	Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes, under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets if it is more likely than not that such assets will not be realized. The factors used to assess the likelihood of realization are the forecast of future taxable income the remaining time period to utilize any tax operating losses and tax credits and available tax planning strategies that could be implemented to realize deferred tax assets.

(o)	Stock-Based Compensation

Through the end of 2005, the Company measured stock-based compensation arrangements in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which permitted companies to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under APB Opinion No. 25, the Company did not record compensation expense when stock options were granted to eligible participants as long as the exercise price was not less that the fair market value of the stock when the option was granted. In accordance with, SFAS No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, the Company disclosed pro forma results of operations, including per share data as if the minimum value-based method had been applied in measuring compensation expense for stock-based incentive awards. Although the Company’s board of directors used its best estimate of the fair value of the Company’s stock price and made grants of stock options in 2003, 2004 and 2005 with exercise prices equal to those estimates of fair value, a subsequent independent appraisal of the common stock’s value on the grant dates resulted in recognizing stock-based compensation expense in the Consolidated Statement of Operations for the years ended December 31, 2005, 2004 and 2003 in the amounts of $256, $21 and $0, respectively, for the difference between the fair market value of the underlying common stock on the date of grant and the option exercise price for options granted under the Company’s stock option plan. As a result, the Company recorded expense for the intrinsic value.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123, EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans—an interpretation of APB Opinions No. 15 and 25.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, Share Based Payment: An Amendment of FASB Statements No. 123 and 95. This statement requires that the cost resulting from all share-based payment transactions be recognized in the Company’s consolidated financial statements. In addition, in March 2005 the Securities and Exchange Commission (SEC) released SEC Staff Accounting Bulletin (SAB) No. 107, Share-Based Payment. SAB No. 107 provides the SEC staff’s position regarding the application of SFAS No. 123R and certain SEC rules and regulations, and also provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. Generally, the approach in SFAS No. 123R is similar to the approach described in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure of fair value recognition, as prescribed under SFAS No. 123, is no longer an alternative.

Effective January 1, 2006, the Company adopted the calculated value recognition provisions of SFAS No. 123R utilizing the prospective-transition method, as permitted by SFAS No. 123R. Under this transition method, compensation cost was recognized during the nine months ended September 30, 2006 (unaudited) for the portion of outstanding vested awards, based on the grant-date calculated value of those awards.

During the nine months ended September 30, 2006 (unaudited), 1,016,250 options were granted. For the nine months ended September 30, 2006 (unaudited), the Company recognized expense of $463 ($0.06 per share) as a result of the adoption SFAS No. 123R. No tax benefit was recognized on this expense because of the non-deductibility of incentive stock options.

The options were valued using a Black-Scholes model. Under SFAS No. 123R, the Company expects to continue to utilize the Black-Scholes model to estimate the calculated value related to employee stock options. The Company’s assessment of the estimated compensation charges for these other options is affected by the appraised valuation of its common stock relying on assumptions regarding a number of complex and subjective variables and the related tax impact.

As of September 30, 2006 (unaudited), there was $2,369 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under existing stock option plans. The total calculated measurement value of options vested during the nine months ended September 30, 2006 (unaudited) was $321. The Company estimates that the cost for the year ended December 31, 2006 (unaudited) will be $705.

The Black-Scholes model is used by the Company to determine the weighted average fair value of options. The calculated value of options at date of grant and the assumptions utilized to determine such values are indicated in the following table:

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

	Nine Months Ended September 30,		Year Ended December 31,

	2006	2005	2005	2004	2003

	(unaudited)
Weighted average fair value at date of grant for options granted during the period	$2.48	$1.56	$1.58	$1.01	$0.07
Weighted average risk-free interest rates	5.0%	4.0%	4.0%	4.0%	5.4%
Weighted average expected life of option (in years)	7.8	7.3	7.3	6.9	8.7
Expected stock price volatility	84.6%	—	—	—	—
Expected dividend yield	—	—	—	—	—

The Company determined its volatility factor through an analysis of peer companies in terms of market capitalization and total assets. The Company cannot compute expected volatility due to its lack of historical stock prices. The Company uses historical data to estimate option exercise and employee termination within the valuation model. Separate groups of employees and non-employees that have similar historical exercise behavior are considered separately for valuation purposes. The Company calculated the expected term by analyzing for each group cumulative share exercise and expiration data and post-vesting employment termination behavior as of the grant date. The weighted average life as of each grant date was then calculated and used in determining the fair value at each grant date. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected dividend yield is zero based on the Company’s historical experience.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

(p)	Impairment of Long-Lived Assets

In accordance with SFAS No. 144, long-lived assets, such as property and equipment, and other assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(q)	Deferred Rent and Lease Incentives

The Company’s operating leases contain predetermined fixed escalations of minimum rentals during the original lease terms. For these leases, the Company recognizes the related rent expense on a straight-line basis over the life of the lease and records the difference between the amounts charged to operations and amounts paid as deferred rent. The Company also received certain lease incentives in conjunction with entering into operating leases in 2006, 2005 and 2004, which includes $901, $371 and $982, respectively, in tenant improvement allowances. These lease incentives were recorded as deferred rent at the beginning of the lease term and recognized as a reduction of rent expense over the lease term. See Note 3(i) above. As a result of the above, as of September 30, 2006 (unaudited), and December 31, 2005 and 2004, there is a deferred rent balance of $2,394, $1,446 and $1,025, respectively, of which $31 is included in other accrued expenses in current liabilities as of December 31, 2004, and $0 and $64 is included in other current assets at September 30, 2006 (unaudited) and December 31, 2005, respectively.

(r)	Accounting for Convertible Preferred Stock, Redeemable Convertible Preferred Stock and Derivative Shares

The Company accounts for the preferred stock and related instruments in accordance with EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock; EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion features or Contingent Adjustable Conversion Ratios; EITF Issue No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments; SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and other applicable professional standards. The carrying value of the Company’s Series A convertible preferred stock and Series B and Series C redeemable convertible preferred stock is increased, or accreted, using the interest method, to redemption or liquidation value, from the date of issuance to the earliest redemption date. The carrying value of the Company’s Series A convertible preferred stock and Series B and Series C redeemable convertible preferred stock are also accreted for the value of accrued and unpaid cumulative dividends.

In accordance with the provisions of SFAS No. 133, the Company identified the conversion feature of the Company’s Series B and Series C redeemable convertible preferred stock as an embedded derivative. Under the criteria of EITF 00-19, these embedded derivatives are classified as a liability, with changes in fair value of the derivatives at each balance sheet date reflected in the Company’s results of operations. For the Company’s Series A convertible preferred stock, for which accrued and unpaid dividends may, at the option of the holder, be paid in additional shares of Series A convertible preferred stock, when the fair value of the Company’s common stock (into which the dividend shares may be converted) exceeded the conversion price, a beneficial conversion option was recognized for the difference between the fair value of the common stock and the conversion price on the Series A convertible preferred stock dividends, in accordance with EITF 00-27. Changes in the value of this beneficial conversion option are recorded in additional paid in capital in the Company’s Consolidated Balance Sheet.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

(s)	Commitments and Contingencies

In accordance with SFAS No. 5, Accounting for Contingencies, the Company records liabilities for loss contingencies when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated.

(t)	Fair Value of Financial Instruments

As of September 30, 2006 (unaudited) and December 31, 2005 and 2004, the Company has the following financial instruments: accounts receivable, accounts payable, accrued expenses and capital lease obligations and debt. The carrying value of these financial instruments approximated fair value. Accrued expenses are stated at the amounts expected to be paid within the next 12 months, and capital lease obligations are stated at the net present value of future minimum payments.

(u)	Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of trade accounts receivable. Substantially all of the Company’s sales and related accounts receivable are from customers in the health care industry located in North America. Sales to two customers for the nine months ended September 30, 2006 (unaudited) were 49%; sales to two customers for the nine months ended September 30, 2005 (unaudited) were 37%; sales to one customer for the year ended December 31, 2005 were 25%; sales to three customers for the year ended December 31, 2004 were 38% and sales to two customers for the year ended December 31, 2003 were 27%. At September 30, 2006 (unaudited), December 31, 2005 and 2004, trade receivables related to three, two and three customers were 52%, 60% and 46%, respectively, of net accounts receivable. The Company does not require collateral or other security to support credit sales, but provides an allowance for bad debts based on historical experience and specifically identified risks.

Cash balances are maintained at one bank. Accounts located in the United States are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. Certain operating cash accounts may exceed the FDIC insurance limits.

(v)	Earnings (Loss) Per Share

The Company follows SFAS No. 128, Earnings Per Share. Under SFAS No. 128, companies that are publicly held or have complex capital structures are required to present basic and diluted earnings per share on the face of the statement of operations. Earnings (loss) per share are based on the weighted average number of shares and common stock equivalents outstanding during the period. Preferred stock issuance costs are accreted to the convertible preferred stock and reduce (increase) the net income (loss) available to common shareholders. Costs directly attributable to the offering of the convertible preferred and redeemable convertible preferred stock were accreted to the value of the stock. In the calculation of diluted earnings per share, shares outstanding are adjusted to assume conversion of the Company’s preferred convertible stock using the if-converted method in accordance with SFAS 128. In doing so, shares outstanding are adjusted for the dilutive effect of the assumed exercise of outstanding options and warrants using the treasury stock method. In the calculation of basic earnings per share, weighted average numbers of shares outstanding are used as the denominator. The Company had a net loss available to common shareholders for the nine months ended September 30, 2006 and 2005 (unaudited) and for the years ended December 31, 2005, 2004 and 2003. As a result, the common stock equivalents of stock options, warrants and convertible securities issued and outstanding at those dates were not included in the computation of diluted earnings per share for the years then ended as they were antidilutive. The Company has reflected on a pro forma basis the effect on historical basic and diluted earnings per share of the 1-for-2 reverse stock split of its common stock to be effected prior to the consummation of its initial public offering.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Net (loss) income per share is computed as follows:

	Nine Months Ended September 30,		Year Ended December 31,

	2006	2005	2005	2004	2003

	(unaudited)
Numerator:
(Loss) income available to common shareholders	$(6,435)	$(4,087)	$4,698	$(6,139)	$(8,430)
Accretion of convertible preferred and redeemable convertible preferred shares	(3,799)	(3,310)	(3,994)	(6,113)	(7,958)

Net (loss) income	$(2,636)	$(777)	$8,692	$(26)	$(472)
Denominator:
Weighted average shares used to compute (loss) income available to common shareholders, basic	7,374,336	6,444,413	6,458,129	6,378,732	6,215,840
Incremental shares required for diluted earnings per share:
Effect of nominal shares	—	—	1,094,947	—	—
As if converted effect of assumed conversion of preference shares	—	—	18,003,804	—	—
Dilutive effect of assumed exercise of outstanding options and warrants, net	—	—	2,730,293	—	—
Weighted average shares used to compute (loss) income available to common shareholders, diluted	7,374,336	6,444,413	28,287,173	6,378,732	6,215,840
(Loss) income per share available to common shareholders, basic	$(0.87)	$(0.63)	$0.73	$(0.96)	$(1.36)
(Loss) income per share available to common shareholders, diluted	$(0.87)	$(0.63)	$0.33	$(0.96)	$(1.36)
Weighted average shares used to compute pro forma (loss) income available to common shareholders – basic (unaudited)	3,687,168	3,222,207	3,229,065	3,189,366	3,107,920
Weighted average shares used to compute pro forma (loss) income available to common shareholders – diluted (unaudited)	3,687,168	3,222,207	14,143,586	3,189,366	3,107,920
Pro forma earnings per share available to common shareholders – basic (unaudited)	$(1.75)	$(1.27)	$1.45	$(1.92)	$(2.71)
Pro forma earnings per share available to common shareholders – diluted (unaudited)	$(1.75)	$(1.27)	$0.66	$(1.92)	$(2.71)

For the year ended December 31, 2005, weighted average shares of common stock issuable in connection with stock options and warrants of 404,606 shares were not included in the diluted earnings per share calculation because doing so would have been antidilutive.

(w)	Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123R, Share Based Payment: An Amendment of FASB Statements No. 123 and 95. This statement requires that the cost resulting from all share-based payment transactions be recognized in the Company’s consolidated financial statements. In addition, in March 2005 the SEC released SAB No. 107, Share-Based Payment. SAB No. 107 provides the SEC’s staff’s position regarding the application of SFAS No. 123R and certain SEC rules and regulations, and also provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. Generally, the approach in SFAS No. 123R is similar to the approach described in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure of fair value recognition, as prescribed under SFAS No. 123, is no longer an alternative.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

In the first quarter of 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R utilizing the prospective-transition method, as prescribed by SFAS No. 123R. Under the transition method, compensation cost recognized during the nine months ended September 30, 2006 (unaudited) includes (i) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with SFAS No. 123 and (ii) compensation expense for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. Under the prospective-transition method, results for the prior periods have not been restated. The effect of the change in the first nine months of 2006 (unaudited) was to increase net loss by $463 ($0.06 per share).

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (i) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle and (ii) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company does not expect adoption of SFAS No. 154 to have a material effect on its results of operations or financial condition.

In June 2005 the Emerging Issues Task Force, or EITF, reached a consensus on EITF Issue No. 04-10, Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds. This guidance requires that individual operating segments that do not meet the quantitative thresholds set forth in SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, for separate reporting may be aggregated only if the segments meet certain requirements. These requirements are applicable for fiscal years ending after October 13, 2004. The adoption of EITF Issue No. 04-10 does not affect the Company because it operates in only one segment.

In September 2005, the EITF reached consensus on Issue 05-02, The Meaning of “Conventional Convertible Debt Instrument” in EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. EITF 05-02 is effective for new instruments entered into and instruments modified in reporting periods beginning after June 29, 2005. The adoption of EITF 05-02 is expected to have no impact on the Company’s financial statements.

At the June 15-16, 2005 EITF meeting, the EITF discussed EITF Issue No. 05-04, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, or EITF 05-04. EITF 05-04 addresses how a liquidated damages clause payable in cash affects the accounting for a freestanding financial instrument subject to the provisions of EITF Issue 00-19. The EITF discussed (i) whether a registration rights penalty meets the definition of a derivative and (ii) whether the registration rights agreement and the financial instrument to which it pertains should be considered as a combined instrument or as separate freestanding instruments. At the September 15, 2005 EITF meeting, the EITF postponed further deliberations on EITF 05-04, and the FASB staff requested that the FASB consider a separate Derivatives Issue Guide, or DIG, issue that addresses whether a registration rights agreement is a derivative in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging. Following the resolution of that DIG issue, the FASB staff will request that the EITF reconvene deliberations on EITF 05-04. While EITF 05-04 remains unresolved, the Company has determined that the liquidated damage clauses contained in its convertible note agreements have been properly considered and accounted for in accordance with the prevailing guidance.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for uncertainty in tax positions. This interpretation requires the financial statement recognition of a tax position taken or expected to be taken in a tax return, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact the adoption of FIN 48 will have on its financial condition and results of operations.

In July 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements. This statement provides guidance for using fair value to measure assets and liabilities, and applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. This statement will become effective for the Company as of January 1, 2007, and while expected to result in additional disclosures, is not expected to have a material effect on the Company’s results of operations or financial condition.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 was issued to provide consistency between how registrants quantify financial statement misstatements.

Historically, there have been two widely-used methods for quantifying the effects of financial statement misstatements. These methods are referred to as the “roll-over” and “iron curtain” method. The roll-over method quantifies the amount by which the current year income statement is misstated. Exclusive reliance on an income statement approach can result in the accumulation of errors on the balance sheet that may not have been material to any individual income statement, but which may misstate one or more balance sheet accounts. The iron curtain method quantifies the error as the cumulative amount by which the current year balance sheet is misstated. Exclusive reliance on a balance sheet approach can result in disregarding the effects of errors in the current year income statement that results from the correction of an error existing in previously issued financial statements. The Company currently uses the rollover method for quantifying identified financial statement misstatements, but will use both methods after adoption of SAB 108.

SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of a registrant’s financial statements and the related financial statement disclosures. This approach is commonly referred to as the “dual approach” because it requires quantification of errors under both the roll-over and iron curtain methods.

SAB 108 allows registrants to initially apply the dual approach either by (1) retroactively adjusting prior financial statements as if the dual approach had always been used or (2) recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of this “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

The Company initially applied SAB 108 using the retroactive transition method in connection with the preparation of the Company’s interim financial statements for the nine months ending September 30, 2006. When the Company initially applied the provisions of SAB 108, the Company did not record a material adjustment as of September 30, 2006.

(4)	Financing Arrangements

As of September 30, 2006 (unaudited), December 31, 2005 and December 31, 2004, the Company had a revolving line of credit for a maximum borrowing limit of $8,000, $4,000, and $4,000, respectively. As of September 30, 2006 (unaudited), December 31, 2005 and December 31, 2004, the revolving line of credit bore interest at the bank’s prime rate (8.25%, 7.25% and 5.25% as of September 30, 2006 (unaudited), December 31, 2005 and December 31, 2004, respectively) plus 1.25%. As of September 30, 2006 (unaudited), December 31, 2005 and December 31, 2004, there were outstanding borrowings of $3,814, $0 and $0, respectively, under the agreement, and the maximum amount outstanding in each period was $3,974, $3,211 and $2,161, respectively. The credit agreement requires the Company to maintain compliance with certain financial covenants. The line of credit facility expires on September 29, 2007. Borrowings under the credit facility are collateralized by substantially all of the assets of the Company.

As of September 30, 2006 (unaudited), December 31, 2005 and December 31, 2004, the Company also had an equipment line of credit for a maximum borrowing limit of $1,000, $500 and $500, respectively. As of September 30, 2006 (unaudited), December 31, 2005 and December 31, 2004, the outstanding balances in each period were $100, $175 and $0, respectively. The Company may borrow under this facility at any time prior to December 31, 2006 to finance the acquisition cost of capital equipment purchased after January 31, 2006. At December 31, 2006, all advances under this facility will be converted to a 30-month amortizing term loan. Under the terms of the agreement, the line will bear interest at the bank’s prime rate plus 1.5%.

The Company incurred interest expense of $354, $175, $274, $175 and $249, respectively, for the nine months ended September 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005, 2004 and 2003.

(5)	Leases

The Company is obligated under capital leases covering office furniture and computer hardware and software that expire at various dates through August 2011. At September 30, 2006 (unaudited), December 31, 2005 and 2004, the gross amount of property and equipment and related accumulated amortization recorded under capital leases were as follows:

	September 30,	December 31,
	2006	2005	2004

	(unaudited)
Computer equipment and software	$5,506	$4,369	$2,235
Leasehold improvements	15	15	—
Office equipment and furniture	1,797	856	456

	7,318	5,240	2,691
Less: accumulated amortization	(2,680)	(1,623)	(864)

	$4,638	$3,617	$1,827

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Amortization of assets held under capital leases is included with depreciation and amortization expense.

The Company leases office space, equipment and a vehicle under various cancelable and noncancelable operating lease agreements that expire on various dates through August 2016. The Company’s operating lease for office space allows the Company to terminate the lease after seven years, provided 12 months’ written notice is provided. Upon such termination, the Company must pay a penalty of $1.764 million, reduced by $30 each month subsequent to the 84th month of the lease. Rental expense for operating leases was approximately $1,009, $713, $970, $688 and $654 for the nine months ended September 30, 2006 and 2005 (unaudited) and for the years ended December 31, 2005, 2004 and 2003, respectively.

Future minimum lease payments under noncancelable operating leases and future minimum capital lease payments as of December 31, 2005 are:

Year ending December 31,	Capital Leases	Operating Leases

2006	$1,428	$1,136
2007	1,343	1,130
2008	988	1,009
2009	299	1,038
2010	79	1,076
Thereafter through 2016	—	6,874

Total minimum lease payments	4,137	$12,263

Less: amount representing interest (at rates ranging from 2.0% to 25.6%)	(535)

Present value of net minimum capital lease payments	3,602
Less: current installments of obligations under capital leases	1,162

Obligations under capital leases, excluding current installments	$2,440

Future minimum lease payments under noncancelable operating leases and future minimum capital lease payments as of September 30, 2006 (unaudited) are:

	Capital Leases	Operating Leases

2006	$562	$493
2007	2,120	1,932
2008	1,765	1,839
2009	753	1,878
2010	202	1,931
Thereafter through 2016	86	12,256

Total minimum lease payments	5,488	$20,329

Less: amount representing interest (at rates ranging from 2.0% to 18.9%)	(782)

Present value of net minimum capital lease payments	4,706
Less: current installments of obligations under capital leases	1,770

Obligations under capital leases, excluding current installments	$2,936

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

(6)	Income Taxes

The income tax benefit for the years ended December 31, 2005, 2004 and 2003 consisted of the following:

	Year Ended December 31,

	2005	2004	2003

Current:
Federal	$958	$—	$—
State and local	139	—	—

Total current	1,097	—	—

Deferred:
Federal	(6,627)	—	—
State and local	(961)	—	—

Total deferred	(7,588)	—	—

Total income tax benefit	$(6,491)	$—	$—

A reconciliation of the Company’s effective income tax rate to the statutory federal income tax rate of 34% for the years ended December 31, 2005, 2004 and 2003 is as follows:

	Year Ended December 31,

	2005	2004	2003

Statutory federal tax rate	34.0%	—	—
State income taxes	4.8	—	—
Permanent differences	1.3	—	—
Tax credits	(6.7)	—	—
Adjustments to book income	3.6	—	—
Valuation allowance	(268.0)	—	—

Total income tax provision	(231.0)%	—	—

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

The tax effect of significant temporary differences by component as of December 31, 2005 and 2004 are as follows:

	December 31,

	2005	2004

Deferred tax assets, current:
Net operating loss carryforwards	$1,013	$—
Deferred revenue	3,983	2,603
Other accruals	306	341

Total gross deferred tax asset, current	5,302	2,944
Less: valuation allowance	(2,526)	(2,876)

Net deferred tax asset, current	2,776	68

Deferred tax assets, long-term:
Net operating loss carryforwards	9,120	11,732
Goodwill amortization	51	59
Tax credits	1,696	1,372

Total gross deferred tax asset, long-term	10,867	13,163
Less: valuation allowance	(5,178)	(12,858)

Net deferred tax asset, long-term	5,689	305

Deferred tax liabilities, long-term:
Plant and equipment, principally due to depreciation	498	202
Deferred rent	84	9
Capitalized software	1,138	162

Total gross deferred tax liability, long-term	1,720	373

Net deferred tax asset	$6,745	$—

At September 30, 2006 (unaudited) and December 31, 2005, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $39,344 that begin to expire in 2010 and 2006 for federal and state income taxes, respectively. Pursuant to income tax regulations, the annual utilization of this carryforward, as well as a portion of the carryforward may be limited or impaired in certain circumstances.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Accordingly, management’s assessment was that it was more likely than not that at December 31, 2005, net operating loss carryforwards relating to two years of projected taxable income would be realized.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

(7)	Convertible Preferred Stock and Redeemable Convertible Preferred Stock

Preferred stock information as of September 30, 2006 (unaudited), December 31, 2005, 2004 and 2003 is as follows:

Rollforward of shares:

	Series A	Series B	Series C

Balance, December 31, 2002	2,333,333	4,022,252	4,537,949
Issuance of Series C redeemable convertible preferred stock as compensation	—	—	138,600
Issuance of Series C redeemable convertible preferred stock for acquisition	—	—	175,000
Balance, December 31, 2003	2,333,333	4,022,252	4,851,549
Balance, December 31, 2004	2,333,333	4,022,252	4,851,549
Balance, December 31, 2005	2,333,333	4,022,252	4,851,549
Conversion into shares of common stock	—	(1,266,991)	(1,528,199)
Balance, September 30, 2006 (unaudited)	2,333,333	2,755,261	3,323,350

The terms of the Series B and C redeemable convertible preferred stock include certain embedded conversion options that represent derivative financial instruments under the provisions of SFAS No. 133. Thus the conversion options were separated from the Series B and C redeemable convertible preferred stock and valued using the Black-Scholes model. The Series C redeemable convertible preferred stock and Series B redeemable convertible preferred stock contain redemption features that would result in the holder receiving cash that is based on the value of the common stock. The Series C redeemable convertible preferred stock and Series B redeemable convertible preferred stock redemption features also include a clause that the holder can put the shares back at the greater of accreted value or fair value (including the value of the conversion option). Consistent with the model in EITF Issue No. 00-19, this feature meets the definition of net cash settlement associated with the conversion option. Therefore, the Company separated the conversion option from the preferred instrument and determined the fair value. The Company accounts for the conversion options using the fair value method at the end of each quarter with the change in fair value being recorded against earnings. Actual period close common stock prices, applicable volatility rates, and the period close risk-free interest rate for the instrument’s expected remaining life, are the key assumptions used in the valuation calculation. The change in fair value for the nine months ended September 30, 2006 and 2005 (unaudited) and for the years ended December 31, 2005, 2004 and 2003 were $(2,413), $(993), ($694), ($576) and $38, respectively.

In accordance with the provisions of EITF Issue No. 98-5 and EITF Issue No. 00-27, the Company reviewed the value of the conversion option for the Series A convertible preferred stock accrued and unpaid dividends and determined that it was “in-the-money” for the periods ended September 30, 2006 (unaudited) and December 31, 2005. The Company accounts for the beneficial conversion options using the intrinsic value method at the end of each quarter, with the resultant gain or loss recognition recorded against accumulated deficit in accordance with EITF Issue No. 00-27.

Information about the significant provisions, conversion and redemption features and liquidation preferences of each series of convertible preferred stock follows:

Series C

The holders of Series C redeemable convertible preferred stock are entitled to dividends at a rate of 10% per year. Dividends are due and payable semiannually and accumulate if not paid. Dividends are payable in cash, or, under certain conditions, may be payable in cash or additional shares of Series C preferred stock, or a combination of both. As of September 30, 2006 (unaudited) and December 31, 2005 and 2004 undeclared unpaid dividends of $1,811, $2,225 and $1,676, respectively, have accumulated.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Each share of Series C preferred stock is convertible into one share of common stock, subject to adjustment in certain circumstances, and has a liquidation preference equal to three times its stated value, as defined, plus all accrued and unpaid dividends thereon. Conversion is at the option of the shareholders and is mandatory with the approval of 81% of the shareholders or upon such time, if ever, that the Company consummates a public offering of at least $150 million and from which the Company receives proceeds of at least $30 million (a qualified public offering, or QIPO), at which time such conversion becomes mandatory. The Series C preferred shareholders may request redemption during the period from June 20, 2004 through June 20, 2007 at the greater of the liquidation value, as defined (which is also the redemption value), plus all accrued and unpaid dividends thereon or fair value as determined by the Company’s board of directors or an independent appraiser. Accordingly, the Company increased the carrying value of the Series C preferred by periodic accretion, using the interest method, so that the carrying value equaled the redemption value at the earliest redemption date. The Company is not obligated to redeem shares if doing so would cause it to become insolvent. In the event of sale or merger of the Company, the Series C preferred shareholders would be entitled to liquidation value of their shares. The Series C shareholders have voting rights equal to common shareholders. Series C preferred stock is senior to Series A and B preferred stock and common stock.

The liquidation and redemption value of the outstanding Series C preferred stock at September 30, 2006 (unaudited) and December 31, 2005 and 2004 is $13,458, $19,053 and $18,504, respectively. The liquidation and redemption values include $373 as of September 30, 2006 (unaudited), December 31, 2005 and 2004 related to outstanding but unexercised Series C stock options. In addition, the liquidation and redemption values include $110 as of September 30, 2006 (unaudited), December 31, 2005 and 2004 related to the conversion option liability.

The Company has a Series C Preferred Stock Equity Incentive Plan whereby the Company may issue nonqualified stock options to purchase shares of the Company’s Series C preferred stock or restricted shares of the Company’s Series C preferred stock. The Company’s board of directors has not approved the use of this plan for incentive stock options. The Company has authorized 500,000 shares to be issued under the plan. At September 30, 2006 (unaudited) and December 31, 2005 and 2004, there are 110,000 options to purchase Series C preferred stock outstanding. These options were issued to certain officers during 2002 and 2003 and vested immediately. In the event of liquidation, assuming exercise prior to the liquidation, the holders of these options would acquire shares that would be entitled to the liquidation preference equal to three times the stated value, as defined.

Series B

The holders of Series B redeemable convertible preferred stock are entitled to dividends at a rate of 9% per year. Series B dividends are due and payable semiannually after Series C dividends have been declared and paid and accumulate if not paid. Dividends are payable in cash or, under certain conditions, may be payable in cash or additional shares of Series B preferred stock, or a combination of both. As of September 30, 2006 (unaudited) and December 31, 2005 and 2004, $7,359, $9,460 and $7,747, respectively, of undeclared, unpaid dividends have accumulated.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Each share of Series B preferred stock is convertible into one share of common stock, subject to adjustment in certain circumstances, and has a liquidation preference equal to its stated value, as defined, plus all accrued and unpaid dividends thereon. Conversion is at the option of the shareholders and is mandatory with the approval of 81% of the shareholders or upon such time, if ever, that the Company consummates a QIPO, at which time such conversion becomes mandatory. The Series B preferred shareholders may request redemption during the period June 20, 2004 through June 20, 2007 at the greater of the liquidation value, as defined (which is the same as redemption value), plus all accrued and unpaid dividends thereon or fair value as determined by the Company’s board of directors or an independent appraiser, after the Series C preferred stock has been redeemed, however, the Company is not obligated to redeem shares if doing so would cause it to become insolvent. In the event of sale or merger of the Company, the Series B preferred shareholders would be entitled to liquidation value of their shares. The Series B shareholders have voting rights equal to common shareholders. Series B preferred stock is senior to Series A preferred stock and common stock.

The liquidation and redemption value of Series B preferred stock at September 30, 2006 (unaudited) and December 31, 2005 and 2004 is $20,532, $28,625 and $26,913, respectively. The liquidation and redemption values include $80 as of September 30, 2006 (unaudited), December 31, 2005 and 2004 related to the conversion option liability.

Series A

The holders of Series A convertible preferred stock are entitled to dividends at a rate of 9% per year. Series A accumulated dividends are due and payable after Series C and B dividends are paid. Dividends are payable in cash unless the Series A shareholder exercises the option to receive the dividend in shares of common stock based on the “dividend conversion price,” as defined, which is determined annually. As of September 30, 2006 (unaudited), December 31, 2005 and 2004, $3,033, $2,796, and $2,481, respectively, of undeclared, unpaid dividends have accumulated.

Each share of Series A preferred stock is convertible into one share of common stock, subject to adjustment in certain circumstances, and has a liquidation preference equal to its stated value, as defined, plus all accrued and unpaid dividends thereon. Conversion is at the option of the shareholders until such time, if ever, that the Company completes a QIPO, at which time such conversion becomes mandatory. The Series A preferred shareholders’ redemption rights expired in 2005. Series A shareholders have voting rights equal to common shareholders. Series A preferred stock is senior to common stock.

The liquidation value of Series A preferred stock at September 30, 2006 (unaudited) and December 31, 2005 and 2004 is $6,535, $6,298 and $5,983, respectively. As of December 31, 2005, the 2,333,333 shares of Series A preferred would be convertible into 4,497,364 shares of common stock in the event of a QIPO, if the holders of Series A preferred shares elected to receive all accumulated undeclared, unpaid dividends in shares of common stock.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

(8)	Common Stock, Warrants and Options

(a)	Common Stock

No dividends can be paid to holders of the common stock while any accrued dividends on the Series A, Series B and Series C preferred shares remain unpaid.

(b)	Warrants

In connection with various financing activities, the Company issued warrants to purchase common stock. As of September 30, 2006 (unaudited) and December 31, 2005, warrants to purchase the Company’s common stock are as follows:

Date Issued	Warrants	Exercise Price	Expiration Date

February 12, 1997	200,000	$2.00	February 11, 2007
June 1, 1999	100,000	2.00	May 31, 2009
September 15, 1999	150,000	0.90	September 15, 2006(1)(2)
September 30, 1999	37,500	0.90	September 30, 2006(1)(2)
October 28, 1999	60,000	0.90	October 28, 2006(1)(2)
December 17, 1999	52,500	0.90	October 28, 2006(1)(2)
March 10, 2000	45,000	0.90	October 28, 2006(1)(2)
April 13, 2000	30,000	0.90	October 28, 2006(1)(2)
May 25, 2000	60,000	3.88	May 24, 2007(1)
June 15, 2001	283,185	1.13	May 31, 2008
July 2, 2002	165,929	0.90	July 2, 2009
September 26, 2002	70,000	0.90	September 26, 2009

	1,254,114

(1)
These warrants expire upon the earlier of the stated expiration date or a qualified public offering, which is defined as the closing of the first public sale of the common stock of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended, for the account of the Company resulting in proceeds to the Company of not less than $30 million and as to which the public offering price per share of its common stock multiplied by the number of fully diluted shares of common stock outstanding immediately prior to closing of the offering shall equal not less than $150 million.

(2)
On September 15, 2006 (unaudited), the Company entered into amendments with the holders of warrants to purchase 375,000 shares of its common stock which would otherwise expire on or prior to October 28, 2006. Two of those holders, David St. Clair and Liberty Ventures I, L.P. (affiliated with Liberty Ventures Partners) are affiliates of the Company by virtue of their positions with the Company, membership on the Company’s board of directors and/or the beneficial ownership of the Company’s common stock and their affiliation with a member of the Company’s board of directors. Under the terms of each amendment, the expiration date of each such warrant was extended until the earlier of December 31, 2006 or the closing of a qualified public offering of the Company’s common stock. In accordance with SFAS No. 123R, the Company measured the fair value of the award immediately prior to and after the modification and determined that no expense was necessary.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

(c)	Stock Options

The Company has a stock option plan, the Amended and Restated Stock Option Plan, whereby the Company may grant either incentive or nonqualified stock options to purchase shares of the Company’s common stock. All options vest ratably over four years. The Company has authorized 8,000,000 shares to be issued under the plan. Stock options may be granted at no less than the fair market value of the shares at the date of the grant, as determined by the Company. Although the Company’s board of directors used its best estimate of the fair value of the Company’s stock price and made grants of stock options in 2003, 2004 and 2005 with exercise prices equal to those estimates of fair value, a subsequent independent appraisal of the common stock’s value on the grant dates conducted by Mufson Howe Hunter & Company, LLC resulted in recognizing stock-based compensation expense in the Consolidated Statement of Operations for the years ended December 31, 2005, 2004 and 2003 in the amounts of $256, $21 and $0, respectively for the difference between the fair market value of the underlying common stock on the date of grant and the option exercise price for options granted under the Company’s stock option plan.

At September 30, 2006 (unaudited) and December 31, 2005, there were 2,064,314 and 3,027,814 additional shares available for grant under the plan.

The following table summarizes information about stock options outstanding as of September 30, 2006 (unaudited):

	Options Outstanding			Options Exercisable

Per share prices	Number of Shares	Weighted Average per Share Price	Weighted Average Remaining Contractual Life (Years)	Number of Shares	Weighted Average per Share Price

$0.05 – $0.60	4,282,063	$0.22	6.31	3,083,664	$0.23
$1.00 – $1.25	561,500	1.05	1.66	512,500	1.03
$2.00 – $11.00	1,133,850	9.73	8.64	177,100	2.86

	5,977,413	$2.10	6.31	3,773,264	$0.46

The following table summarizes information about stock options outstanding as of December 31, 2005:

	Options Outstanding			Options Exercisable

Per share prices	Number of Shares	Weighted Average per Share Price	Weighted Average Remaining Contractual Life (Years)	Number of Shares	Weighted Average per Share Price

$0.05 – $0.60	4,323,313	$0.22	7.06	2,319,952	$0.23
$1.00 – $1.13	529,000	1.03	1.64	529,000	1.03
$2.00 – $3.75	178,100	2.76	3.93	178,100	2.76

	5,030,413	$0.40	6.38	3,027,052	$0.52

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

The following table summarizes information about stock options outstanding as of December 31, 2004:

	Options Outstanding			Options Exercisable

Per share prices	Number of Shares	Weighted Average per Share Price	Weighted Average Remaining Contractual Life (Years)	Number of Shares	Weighted Average per Share Price

$0.03 – $0.60	3,408,115	$0.22	7.30	1,622,908	$0.23
$1.00 – $1.13	843,125	1.02	2.36	843,125	1.02
$2.00 – $3.75	196,025	2.74	4.92	194,275	2.73

	4,447,265	$0.48	6.26	2,660,308	$0.66

The following table summarizes information about stock options outstanding as of December 31, 2003:

	Options Outstanding			Options Exercisable

Per share prices	Number of Shares	Weighted Average per Share Price	Weighted Average Remaining Contractual Life (Years)	Number of Shares	Weighted Average per Share Price

$0.05 – $0.60	3,648,927	$0.20	5.51	2,209,014	$0.18
$1.00 – $1.13	853,125	1.02	3.42	853,125	1.02
$2.00 – $3.75	225,525	2.67	5.89	201,326	2.55

	4,727,577	$0.47	5.15	3,263,465	$0.54

For the nine months ended September 30, 2006 (unaudited), 1,016,250 options were granted at a price of $10.45, with a contract life of 10 years.

Stock option activity for the nine months ended September 30, 2006 (unaudited) and the three years ended December 31, 2005 is as follows:

	Number of Shares	Weighted Average Exercise Price

Balance at December 31, 2002	4,800,890	$0.51
Granted	356,000	0.35
Exercised	(14,000)	0.81
Canceled	(415,313)	0.82

Balance at December 31, 2003	4,727,577	0.47
Granted	1,032,250	0.26
Exercised	(216,561)	0.07
Canceled	(1,096,001)	0.22

Balance at December 31, 2004	4,447,265	0.48
Granted	1,097,000	0.25
Exercised	(111,212)	0.09
Canceled	(402,640)	0.94

Balance at December 31, 2005	5,030,413	0.40
Granted (unaudited)	1,016,250	10.45
Exercised (unaudited)	(16,500)	0.88
Canceled (unaudited)	(52,750)	0.58

Balance at September 30, 2006 (unaudited)	5,977,413	$2.10

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

At September 30, 2006 (unaudited) and December 31, 2005, the range of exercise prices and weighted average remaining contractual life of outstanding options was $0.05 to $11.00 and 6.31 years and $0.05 to $3.75 and 6.38 years, respectively and the number of options exercisable was 3,773,264 and 3,027,052, respectively, and the weighted average exercise price of these options was $0.46 and $0.52, respectively.

During the 12-month period ended September 30, 2006, the Company granted stock options as follows:

Date of Grant	Number of Options Granted	Exercise Price Per Share	Fair Value Per Share	Intrinsic Value Per Share

October 26, 2005	31,500	$0.25	$2.26	$2.01
January 2, 2006 (unaudited)	57,500	1.25	2.26	1.01
April 26, 2006 (unaudited)	706,750	11.00	2.26	—
July 18, 2006 (unaudited)	252,000	11.00	3.17	—

With respect to the grants on October 26, 2005, the intrinsic value is being recognized as compensation expense over the applicable vesting period (which equals the service period). With respect to the subsequent awards, the calculated measurement value of each grant is being recognized as compensation expense over the applicable vesting period, in accordance with SFAS 123R. The fair values shown for the October 26, 2005, January 2, 2006 and April 2, 2006 grants were based on a retrospective valuation by an independent valuation specialist and the July 18, 2006 grant fair values were based on a contemporaneous valuation by the same independent valuation specialist.

The Company also has a Series C preferred stock option plan (Note 7).

(9)	Postretirement Benefits

The Company maintains a 401(k) defined contribution retirement plan that covers substantially all employees. Under this plan, participants may contribute up to 15% of their pretax compensation, subject to current limitations under the Internal Revenue Code. The Company may elect to make matching contributions at the discretion of the board of directors. The Company currently matches 30% of the participant’s deferral, limited to 4% of each participant’s pretax compensation. Total employer contributions to the plan were approximately $119, $128, $110 and $97 for the nine months ended September 30, 2006 (unaudited) and for the years ended December 31, 2005, 2004 and 2003.

(10)	Commitments and Contingencies

The Company has entered into employment agreements with two officers of the Company, each of which was amended on July 18, 2006. The agreements expire in September 2007 and January 2007 and include an annual base salary and other discretionary cash and stock option bonuses. Scheduled future base compensation for the years ending December 31, 2006 and 2007 is approximately $575 and $184.

The Company is party to a contract to purchase third-party licenses from a software vendor. The agreement expired on December 31, 2005; however, the agreement automatically renews on an annual basis, unless terminated by either party. $451 and $451 of expense was incurred under this agreement in 2005 and 2004 and is included in cost of revenue in the accompanying financial statements. Scheduled future minimum payments as of December 31, 2005 under this contract are $493 in 2006.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

The Company is party to a contract whereby it is obligated to make minimum royalty payments on an annual basis. Total minimum royalty payments under this agreement aggregate $500 and are recorded ratably over the four year term of the agreement. The Company recorded $125 and $63 of expense under this agreement for the years ended December 31, 2005 and 2004, respectively. Scheduled future minimum payments as of December 31, 2005 under this contract are $445.

The Company’s contracts with its customers provide that customers are responsible for payment of sales and use taxes on the Company’s licensing and maintenance fees, and where applicable, professional services. The Company does not customarily collect sales taxes. In the event that a customer has not paid use tax where and when due, or is otherwise unable to pay, the Company may have a contingent liability for unpaid taxes, interest and penalties. A liability of $644, $644 and $413 has been accrued at September 30, 2006 (unaudited), December 31, 2005, and 2004, respectively against such contingencies.

(11)	Related Parties

An executive of the Company is the owner of a consulting firm that, during the years ended December 31, 2005, 2004 and 2003 provided certain professional services to the Company. During the nine months ended September 30, 2005 (unaudited) and the years ended December 31, 2005, 2004 and 2003, $25, $25, $35 and $40, respectively, was paid to this firm for services rendered. There were no services provided after 2005.

A member of the board of directors is the owner of a consulting company that, during the year ended December 31, 2004, provided web design services to the Company. During the year ended December 31, 2004, approximately $33 was paid to the firm for services rendered. No services were received by the Company from this consulting company after 2004.

(12)	Industry and Geographic Segment Information

The Company derived all of its revenue from the healthcare industry in the nine months ended
September 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005, 2004 and 2003. All of the Company’s revenue in those periods was derived from United States customers and all of its assets during these periods were in the United States.

(13)	Subsequent Events

On May 31, 2006, the Company entered an operating lease for additional premises. The lease runs to August 31, 2016, at an average annual rent of $897, and includes a Tenant Improvement Allowance of $901. The Company’s operating lease for this additional office space allows the Company to terminate the lease after seven years, provided 12 months written notice is provided. Upon such termination, the Company must pay a one-time penalty of $553. The amount of the penalty is reduced by $17 each month subsequent to the 84th month of the lease.

On July 3, 2006, the Company executed a term sheet to extend its revolving line of credit arrangement. The Company executed an agreement to renew the arrangement on September 29, 2006. Pursuant to the agreement, the Company’s borrowings under this facility will be limited to the lesser of $8,000 or 80% of qualified accounts receivable. Borrowings under the credit facility will be collateralized by 80% of eligible accounts receivable, and will be secured by a first priority security interest in all personal property of the Company. Pursuant to the executed term sheet, the Company is required to meet or exceed a specified quarterly net income. The Company also executed a term sheet to extend an equipment loan facility of up to $1,000 at an interest rate of prime plus 1.5%. Borrowings under this facility will convert to a 30-month term note as of the first day of the subsequent calendar quarter.

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MEDECISION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

On July 6, 2006, the Company reached an agreement with the holders of its Series B and Series C redeemable convertible preferred stock in which the holders agreed to convert 31.5% of their preferred shares to common stock at the date a registration statement is filed, and the Company agreed to, at the same time, convert 31.5% of the accrued unpaid dividends on Series B and Series C redeemable convertible preferred stock to common stock. Each holder of the Series B and Series C redeemable convertible preferred stock has agreed not to elect to redeem their shares until the earlier of (i) March 30, 2007, or (ii) the date of the Company’s request to the Securities and Exchange Commission to withdraw the Company’s registration statement on Form S-1 covering the initial public offering of its common stock. In addition, the holders agreed to an amendment of the terms of the Series B and Series C redeemable convertible preferred stock to provide that all dividends outstanding on the conversion date (as discussed above) and any dividends that accrue thereafter will be paid in cash, such cash payment only to be made upon completion of the Company’s initial public offering.

On August 1, 2006, the Company reached an agreement with the holder of warrants to purchase 344,606 shares of its common stock to amend the warrants to permit a cashless exercise of the warrants in exchange for the holder giving up its registration rights for the common shares received.

On September 15, 2006 (unaudited), the Company entered into amendments with the holders of warrants to purchase 375,000 shares of its common stock which would otherwise expire on or prior to October 28, 2006. Two of those holders, David St. Clair and Liberty Ventures I, L.P. (affiliated with Liberty Ventures Partners) are affiliates of the Company by virtue of their positions with the Company, membership on the Company’s board of directors and/or the beneficial ownership of the Company’s common stock and their affiliation with a member of the Company’s board of directors. Under the terms of each amendment, the expiration date of each such warrant was extended until the earlier of December 31, 2006 or the closing of a qualified public offering of the Company’s common stock. In accordance with SFAS No. 123R, the Company measured the fair value of the award immediately prior to and after the modification and determined that no expense was necessary.

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4,700,000 Shares

Common Stock

PROSPECTUS

Cowen and Company

CIBC World Markets

Pacific Growth Equities, LLC

                         , 2006

Until                          , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PART II

Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of our common stock being registered hereby. All amounts are estimates except the SEC registration fee, the NASD filing fee and the NASDAQ Global Market listing fee.

Amount to be Paid

SEC registration fee	$10,152
NASD filing fee	$9,988
The NASDAQ Global Market listing fee	$100,000
Blue sky fees and expenses	$3,000
Printing and engraving expenses	$300,000
Legal fees and expenses	$1,700,000
Accounting fees and expenses	$1,650,000
Transfer agent and registrar fees	$5,000
Miscellaneous	$21,860

Total	$3,800,000

Item 14. Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law of 1988, as amended, and our second amended and restated bylaws, which will be effective upon the consummation of this offering, limit the monetary and personal liability of our directors to us and to our shareholders and provide for indemnification of our officers and directors for liabilities and expenses that they may incur in such capacities.

Our second amended and restated bylaws provide that no director or officer is to be personally liable for any monetary damages for any action taken, unless:

•	such director has breached or failed to perform the duties of his or her office, and

•	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

In addition, our second amended and restated bylaws provide that we shall indemnify our directors and officers for expenses, attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she has acted in good faith and in a manner he or she believed to be in our best interest or, in the case of a criminal proceeding, that he or she had no reasonable cause to believe that his or her conduct was unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits or otherwise in defense of the matter or in defense of any claim, issue or matter therein. Our second amended and restated bylaws provide, however, that in the case of an action or suit by or in the right of the Company, we will not indemnify a director or officer with respect to a matter in which such person has been adjudged to be liable in the performance of his or her duties to us unless a court of common pleas determines that such person is fairly and reasonably entitled to indemnification. Our second amended and restated bylaws also provide that we may advance expenses to any director or officer upon our receipt of an undertaking by the director or officer to repay those amounts if it is finally determined that he or she is not entitled to indemnification. Our indemnification obligations set forth in the second amended and restated bylaws extend not only to current directors and officers but to former directors and officers to the extent such persons were directors or officers from and after the time that such obligations were in force. We maintain directors and officers liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on

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breaches of duty, negligence, error and other wrongful acts. Prior to the consummation of this offering, we will amend our policy to include coverage against liabilities with respect to the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors severally, but not jointly, for certain liabilities, including liabilities arising under the Securities Act and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities.

During the three year period preceding the date of filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act. These securities were offered and sold by us in reliance upon exemptions from the registration requirements provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act relating to sales not involving any public offering and/or Rule 701 under the Securities Act relating to transactions occurring under compensatory benefit plans. For each offering and sale for which we relied on Section 4(2) of the Securities Act and Regulation D under the Securities Act, the purchasers were accredited investors and were provided with the appropriate access to information about the Company. The information set forth below gives effect to a 1-for-2 reverse stock split of our common stock to be effective prior to the closing of this offering.

No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting the transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

•
On August 21, 2003, we granted options to six of our employees to purchase an aggregate of 7,750 shares of our common stock under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•	On October 1, 2003, we issued 375 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•	On October 9, 2003, we issued 2,500 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $1.20 per share.

•
On October 28, 2003, we granted options to ten of our employees to purchase an aggregate of 17,500 shares of our common stock under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•	On December 4, 2003, we issued 500 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $1.20 per share.

•
On December 19, 2003, we granted options to ten of our employees to purchase an aggregate of 25,750 shares of our common stock under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•	On January 26, 2004, we issued 281 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•
On April 27, 2004, we granted options to 14 of our employees to purchase an aggregate of 254,650 shares of our common stock under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•	On April 30, 2004, we issued 100,000 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.06 per share.

•
On August 5, 2004, we granted options to seven of our employees to purchase an aggregate of 68,500 shares of our common stock under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

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•
On August 16, 2004, we issued 1,500 shares, 1,562 shares and 2,500 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $1.20 per share, $0.50 per share and $2.00 per share, respectively.

•	On September 29, 2004, we issued 437 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•
On October 26, 2004, we granted options to 12 of our employees to purchase an aggregate of 162,875 shares of our common stock under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•	On December 1, 2004, we issued 1,500 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $1.20 per share.

•	On December 6, 2004, we issued 500 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•
On December 17, 2004, we granted options to 12 of our employees to purchase an aggregate of 30,100 shares of our common stock under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•	On January 19, 2005, we issued 1,500 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•
On March 8, 2005, we issued 750 shares and 1,000 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share and $2.00 per share, respectively.

•	On April 13, 2005, we issued 200 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•
On May 3, 2005, we granted options to 36 of our employees to purchase an aggregate of 298,750 shares of our common stock under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•
On August 23, 2005, we granted options to 23 of our employees to purchase an aggregate of 233,250 shares of our common stock under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•	On October 18, 2005, we issued 1,000 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•
On October 26, 2005, we granted options to eight of our employees to purchase an aggregate of 15,750 shares of our common stock under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•	On December 14, 2005, we issued 93 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•	On December 23, 2005, we issued 50,000 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.06 per share.

•
On December 30, 2005, we issued 500 shares and 312 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $1.20 per share and $7.50 per share, respectively.

•
On January 3, 2006, we granted options to 15 of our employees to purchase an aggregate of 28,750 shares of our common stock under our Amended and Restated Stock Option Plan at an exercise price of $2.50 per share.

•	On March 7, 2006, we issued 250 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

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•	On April 10, 2006, we issued 1,000 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $2.00 per share.

•
On April 26, 2006, we granted options to 38 of our employees to purchase an aggregate of 353,375 shares of our common stock under our Amended and Restated Stock Option Plan at an exercise price of $22.00 per share.

•	On May 24, 2006, we issued 625 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•	On June 9, 2006, we issued 500 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•	On July 13, 2006, we issued 1,500 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $2.00 per share.

•
On July 18, 2006, we granted options to two of our employees to purchase an aggregate of 126,000 shares of our common stock under our Amended and Restated Stock Option Plan at an exercise price of $22.00 per share.

•
On August 11, 2006, we issued 1,240,448 shares of our common stock upon the conversion of 1,266,991 shares of Series B preferred stock pursuant to the terms of certain conversion agreements that we entered into with certain of the holders of our outstanding Series B preferred stock.

•
On August 11, 2006, we issued 1,122,134 shares of our common stock upon the conversion of 1,528,199 shares of Series C preferred stock pursuant to the terms of certain conversion agreements that we entered into with certain of the holders of our outstanding Series C preferred stock.

•
On September 15, 2006, we issued 1,000 shares, 1,500 shares and 1,250 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share, $2.00 per share and $4.00 per share, respectively.

•	On September 20, 2006, we issued 625 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•	On October 30, 2006, we issued 1,000 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $22.00 per share.

•	On November 2, 2006, we issued 1,000 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share.

•	On November 3, 2006, we issued 1,500 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $2.00 per share.

•	On November 8, 2006, we issued 1,500 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $2.00 per share.

•
On November 10, 2006, we issued 750 shares and 1,500 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $0.50 per share and $2.00 per share, respectively.

•	On November 15, 2006, we issued 1,500 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $2.00 per share.

•	On November 16, 2006, we issued 2,500 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $2.00 per share.

•	On November 20, 2006, we issued 1,000 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $2.00 per share.

•	On November 25, 2006, we issued 1,500 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $2.00 per share.

•	On November 27, 2006, we issued 1,500 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $2.00 per share.

•	On November 29, 2006, we issued 3,000 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $2.00 per share.

•	On November 30, 2006, we issued 3,000 shares of our common stock upon the exercise of options granted under our Amended and Restated Stock Option Plan at an exercise price of $2.00 per share.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number		Description of Document
1.1	^	Form of Underwriting Agreement
3.1(i)	*	Articles of Incorporation of MEDecision, Inc.
3.1(ii)	^	Form of Articles of Amendment to the Articles of Incorporation of MEDecision, Inc. to Implement One-for-Two Reverse Stock Split of Common Stock to become effective prior to the consummation of this offering
3.2	*	Amended and Restated Bylaws of MEDecision, Inc.
3.3	^	Form of Amended and Restated Articles of Incorporation of MEDecision, Inc., to be in effect upon the consummation of this offering
3.4	^	Form of Second Amended and Restated Bylaws of MEDecision, Inc., to be in effect upon the consummation of this offering
4.1	^	Specimen Common Stock certificate
4.2(i)	*	Warrant for the Purchase of Common Stock issued to Commerce Bank, N.A. on February 12, 1997
4.2(ii)	*	Amendment to Warrant for the Purchase of Common Stock dated August 1, 2006
4.3(i)	*	Warrant for the Purchase of Common Stock issued to Commerce Bank, N.A. on June 1, 1999
4.3(ii)	*	Amendment to Warrant for the Purchase of Common Stock dated August 1, 2006
4.4	*	Warrant Purchase Agreement dated June 15, 2001 in favor of PNC Bank, National Association
4.5	*	Warrant to Purchase Stock dated July 2, 2002 in favor of Silicon Valley Bank
4.6	*	Warrant to Purchase Stock dated September 26, 2002 in favor of Silicon Valley Bank
4.7	^	Warrant to Purchase Shares of the Capital Stock of MEDecision, Inc. dated as of September 15, 1999 issued to Liberty Ventures I, L.P. (pursuant to instruction 2 to Item 601 of Regulation S-K, the Warrants, which are substantially identical in all material respects except as to warrantholder, issuance date and number of shares for which the Warrants may be exercised (on a pre-reverse stock split basis), issued to the following warrantholders, are not being filed: (a) David St. Clair, issued September 15, 1999, 30,000 shares; (b) Stockwell Fund, L.P., issued September 15, 1999, 60,000 shares; (c) Liberty Ventures I, L.P., issued September 30, 1999, 15,000 shares; (d) David St. Clair, issued September 30, 1999, 7,500 shares; (e) Stockwell Fund, L.P., issued September 30, 1999, 15,000 shares; (f) Liberty Ventures I, L.P., issued October 28, 1999, 24,000 shares; (g) David St. Clair, issued October 28, 1999, 12,000 shares; (h) Stockwell Fund, L.P., issued October 28, 1999, 24,000 shares; (i) Liberty Ventures I, L.P., issued December 17, 1999, 21,000 shares; (j) David St. Clair, issued December 17, 1999, 10,500 shares; (k) Stockwell Fund, L.P., issued December 17, 1999, 21,000 shares; (l) Liberty Ventures I, L.P., issued March 10, 2000, 18,000 shares; (m) David St. Clair, issued March 10, 2000, 9,000 shares; (n) Stockwell Fund, L.P., issued March 10, 2000, 18,000 shares; (o) Liberty Ventures I, L.P., issued April 13, 2000, 12,000 shares; (p) David St. Clair, issued April 13, 2000, 6,000 shares; and (q) Stockwell Fund, L.P., issued April 13, 2000, 12,000 shares)
4.8	^	Warrant to Purchase Shares of the Capital Stock of MEDecision, Inc. dated as of May 25, 2000 issued to Liberty Ventures I, L.P. (pursuant to instruction 2 to Item 601 of Regulation S-K, the Warrant, which is substantially identical in all material respects except as to warrantholder and number of shares for which the Warrant may be exercised (on a pre-reverse stock split basis), issued to DWS Investment GmbH for 48,000 shares, is not being filed)
4.9	^	Amendment to Warrants to Purchase Shares of the Capital Stock of MEDecision, Inc. dated July 21, 2006 issued to Liberty Ventures I, L.P. (pursuant to instruction 2 to Item 601 of Regulation S-K, the Amendments to Warrants, which are substantially identical in all material respects except as to warrantholder and effective date, issued to the following warrantholders, are not being filed: (a) David St. Clair, dated July 28, 2006; (b) Stockwell Fund, L.P., dated July 24, 2006; and (c) DWS Investment GmbH, dated July 28, 2006) (note that the Amendment to Warrants amends each of the respective Warrants listed in the titles of Exhibit 4.7 and Exhibit 4.8 that are in the name of the warrantholder)

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Exhibit Number		Description of Document
4.10	^	Second Amendment to Warrants to Purchase Shares of the Capital Stock of MEDecision, Inc. dated September 15, 2006 issued to Liberty Ventures I, L.P. (pursuant to instruction 2 to Item 601 of Regulation S-K, the Second Amendments to Warrants, which are substantially identical in all material respects except as to warrantholder, issued to the following warrantholders, are not being filed: David St. Clair and Stockwell Fund, L.P.) (note that the Second Amendment to Warrants amends each of the respective Warrants listed in the title of Exhibit 4.7 that are in the name of the warrantholder)
5.1	^	Opinion of Pepper Hamilton LLP
10.1	^^	MEDecision, Inc. Amended and Restated Stock Option Plan
10.2	*	Form of Notice of Grant of Incentive Stock Options under the Amended and Restated Stock Option Plan
10.3	*	Form of Notice of Grant of Non-Qualified Stock Options under the Amended and Restated Stock Option Plan
10.4(i)	*	Employment Agreement dated January 1, 2003 between MEDecision, Inc. and David St. Clair
10.4(ii)	*	Amendment to Employment Agreement dated July 18, 2006 between MEDecision, Inc. and David St. Clair
10.5(i)	*	Employment Agreement dated September 4, 2002 between MEDecision, Inc. and John H. Capobianco
10.5(ii)	*	Amendment to Employment Agreement dated July 18, 2006 between MEDecision, Inc. and John H. Capobianco
10.6	*+	Agreement of Lease, made March 5, 2004 by and between FV Office Partners, L.P. and MEDecision, Inc.
10.7	*+	Agreement of Lease, made April 19, 2005 by and between FV Office Partners, L.P. and MEDecision, Inc.
10.8	*+	Agreement of Lease, made May 31, 2006 by and between Chesterbrook Partners, LP and MEDecision, Inc.
10.9(i)	*	Second Amended and Restated Registration Rights Agreement dated as of September 25, 2001 by and among MEDecision, Inc. and the Holders party thereto (as such term is defined therein)
10.9(ii)	*	Amendment to Second Amended and Restated Registration Rights Agreement dated as of July 6, 2006
10.9(iii)	*	Second Amendment to Second Amended and Restated Registration Rights Agreement dated as of August 2, 2006
10.10(i)	*	Third Amended and Restated Shareholders Agreement dated January 11, 2002 among MEDecision, Inc. and the Shareholders party thereto (as such term is defined therein)
10.10(ii)	*	Amendment to Third Amended and Restated Shareholders Agreement dated as of July 6, 2006
10.11	**	Form of Conversion Agreement
10.12	**	Description of Danielle Russella Bantivoglio’s Commission Plan
10.13	^^^#	Master Product Agreement dated November 15, 2005 between MEDecision, Inc. and Health Care Service Corporation
10.14(i)	**#	Value Added Remarketing Agreement made March 30, 1989 between MEDecision, Inc. and InterSystems Corporation
10.14(ii)	**#	2006 Terms and Conditions and Partner Addendum to Value Added Remarketing Agreement
10.14(iii)	**#	2006 Pricing Terms to Value Added Remarketing Agreement
10.14(iv)	**#	Letter Amendment to Value Added Remarketing Agreement dated September 19, 2006
10.15	^^^#	Master Product and Services Agreement dated June 30, 2005 between MEDecision, Inc. and Horizon Blue Cross Blue Shield of New Jersey
10.16	***	Form of Indemnification Agreement
10.17	****	Form of Shareholders’ Agreement between MEDecision, Inc. and Persons who Purchase Shares of Common Stock by Exercising Options Granted under the MEDecision, Inc. Amended and Restated Stock Option Plan
10.18(i)	****	Pledge Agreement dated June 30, 1998 between David St. Clair and Fiona A. St. Clair
10.18(ii)	****	Pledge Agreement dated June 30, 1998 between David St. Clair and Fiona A. St. Clair, as custodian for William T. Serber

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Exhibit Number		Description of Document

10.18(iii)	****	Pledge Agreement dated June 30, 1998 between David St. Clair and Zachariah W. Serber
10.18(iv)	****	Pledge Agreement dated June 30, 1998 between David St. Clair and Kathryn S. Patterson
10.19(i)	****	Amended and Restated Loan and Security Agreement dated September 28, 2006 between MEDecision, Inc. and Silicon Valley Bank
10.19(ii)	^	Consent and Waiver dated November 14, 2006 between MEDecision, Inc. and Silicon Valley Bank
10.19(iii)	^^^	Additional Borrower Joinder Supplement dated November 22, 2006, between MEDecision Inc., MEDecision Investments, Inc. and Silicon Valley Bank
10.20(i)	^	MEDecision, Inc. Series C Stock Equity Incentive Plan
10.20(ii)	^	Form of Non-Qualified Stock Option Agreement under the Series C Stock Equity Incentive Plan
10.21	^	MEDecision, Inc. 2006 Equity Incentive Plan
16.1	*	Letter of Goldenberg Rosenthal, LLP
16.2	^	Letter of KPMG LLP
21.1	^	Subsidiaries of MEDecision, Inc.
23.1		Consent of Grant Thornton LLP
23.2	^	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
23.3	*	Consent of HealthCore, Inc.
23.4	**	Consent of Mufson Howe Hunter & Partners LLC
23.5	****	Consent of Gartner, Inc.
23.6	^	Consent to be Named as a Director – Paul E. Blondin
23.7	^	Consent to be Named as a Director – Elizabeth A. Dow
24.1	*	Powers of Attorney (included in the signature page to the registration statement)

+	Exhibits and schedules have been omitted and will be provided to the Commission upon request.
*	Filed with the Registrant’s Registration Statement on Form S-1 on August 11, 2006.
**	Filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 on September 28, 2006.
***	Filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 on October 11, 2006.
****	Filed with Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 on October 31, 2006.
^	Filed with Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 on November 17, 2006.
^^	Filed with Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 on November 22, 2006.
^^^	Filed with Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 on December 11, 2006.
#
An application has been submitted to the Securities and Exchange Commission for confidential treatment, pursuant to Rule 406 of the Securities Act of 1933, of portions of these exhibits. These portions have been omitted from these exhibits.

(b) Financial Statement Schedules

All schedules have been omitted because they are not applicable, not required or the required information is included in the consolidated financial statements or the notes thereto.

Item 17. Undertakings.

We hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a

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director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on the 13th day of December, 2006.

By:      /s/ Carl E. Smith
          Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 13, 2006:

Signature	Title

*	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)

David St. Clair

/s/ Carl E. Smith	Chief Financial Officer (Principal Financial and Accounting Officer)

Carl E. Smith

*	Director

Frank A. Adams

*	Director

John H. Capobianco

*	Director

Charles P. Cullen

*	Director

Thomas R. Morse

*	Director

Timothy W. Wallace

*By:               /s/ Carl E. Smith
          Carl E. Smith
          Attorney-in-Fact

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Exhibit Index

Exhibit Number		Description of Document
1.1	^	Form of Underwriting Agreement
3.1(i)	*	Articles of Incorporation of MEDecision, Inc.
3.1(ii)	^	Form of Articles of Amendment to the Articles of Incorporation of MEDecision, Inc. to Implement One-for-Two Reverse Stock Split of Common Stock to become effective prior to the consummation of this offering
3.2	*	Amended and Restated Bylaws of MEDecision, Inc.
3.3	^	Form of Amended and Restated Articles of Incorporation of MEDecision, Inc., to be in effect upon the consummation of this offering
3.4	^	Form of Second Amended and Restated Bylaws of MEDecision, Inc., to be in effect upon the consummation of this offering
4.1	^	Specimen Common Stock certificate
4.2(i)	*	Warrant for the Purchase of Common Stock issued to Commerce Bank, N.A. on February 12, 1997
4.2(ii)	*	Amendment to Warrant for the Purchase of Common Stock dated August 1, 2006
4.3(i)	*	Warrant for the Purchase of Common Stock issued to Commerce Bank, N.A. on June 1, 1999
4.3(ii)	*	Amendment to Warrant for the Purchase of Common Stock dated August 1, 2006
4.4	*	Warrant Purchase Agreement dated June 15, 2001 in favor of PNC Bank, National Association
4.5	*	Warrant to Purchase Stock dated July 2, 2002 in favor of Silicon Valley Bank
4.6	*	Warrant to Purchase Stock dated September 26, 2002 in favor of Silicon Valley Bank
4.7	^	Warrant to Purchase Shares of the Capital Stock of MEDecision, Inc. dated as of September 15, 1999 issued to Liberty Ventures I, L.P. (pursuant to instruction 2 to Item 601 of Regulation S-K, the Warrants, which are substantially identical in all material respects except as to warrantholder, issuance date and number of shares for which the Warrants may be exercised (on a pre-reverse stock split basis), issued to the following warrantholders, are not being filed: (a) David St. Clair, issued September 15, 1999, 30,000 shares; (b) Stockwell Fund, L.P., issued September 15, 1999, 60,000 shares; (c) Liberty Ventures I, L.P., issued September 30, 1999, 15,000 shares; (d) David St. Clair, issued September 30, 1999, 7,500 shares; (e) Stockwell Fund, L.P., issued September 30, 1999, 15,000 shares; (f) Liberty Ventures I, L.P., issued October 28, 1999, 24,000 shares; (g) David St. Clair, issued October 28, 1999, 12,000 shares; (h) Stockwell Fund, L.P., issued October 28, 1999, 24,000 shares; (i) Liberty Ventures I, L.P., issued December 17, 1999, 21,000 shares; (j) David St. Clair, issued December 17, 1999, 10,500 shares; (k) Stockwell Fund, L.P., issued December 17, 1999, 21,000 shares; (l) Liberty Ventures I, L.P., issued March 10, 2000, 18,000 shares; (m) David St. Clair, issued March 10, 2000, 9,000 shares; (n) Stockwell Fund, L.P., issued March 10, 2000, 18,000 shares; (o) Liberty Ventures I, L.P., issued April 13, 2000, 12,000 shares; (p) David St. Clair, issued April 13, 2000, 6,000 shares; and (q) Stockwell Fund, L.P., issued April 13, 2000, 12,000 shares)
4.8	^	Warrant to Purchase Shares of the Capital Stock of MEDecision, Inc. dated as of May 25, 2000 issued to Liberty Ventures I, L.P. (pursuant to instruction 2 to Item 601 of Regulation S-K, the Warrant, which is substantially identical in all material respects except as to warrantholder and number of shares for which the Warrant may be exercised (on a pre-reverse stock split basis), issued to DWS Investment GmbH for 48,000 shares, is not being filed)
4.9	^	Amendment to Warrants to Purchase Shares of the Capital Stock of MEDecision, Inc. dated July 21, 2006 issued to Liberty Ventures I, L.P. (pursuant to instruction 2 to Item 601 of Regulation S-K, the Amendments to Warrants, which are substantially identical in all material respects except as to warrantholder and effective date, issued to the following warrantholders, are not being filed: (a) David St. Clair, dated July 28, 2006; (b) Stockwell Fund, L.P., dated July 24, 2006; and (c) DWS Investment GmbH, dated July 28, 2006) (note that the Amendment to Warrants amends each of the respective Warrants listed in the titles of Exhibit 4.7 and Exhibit 4.8 that are in the name of the warrantholder)

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Exhibit Number		Description of Document
4.10	^	Second Amendment to Warrants to Purchase Shares of the Capital Stock of MEDecision, Inc. dated September 15, 2006 issued to Liberty Ventures I, L.P. (pursuant to instruction 2 to Item 601 of Regulation S-K, the Second Amendments to Warrants, which are substantially identical in all material respects except as to warrantholder, issued to the following warrantholders, are not being filed: David St. Clair and Stockwell Fund, L.P.) (note that the Second Amendment to Warrants amends each of the respective Warrants listed in the title of Exhibit 4.7 that are in the name of the warrantholder)
5.1	^	Opinion of Pepper Hamilton LLP
10.1	^^	MEDecision, Inc. Amended and Restated Stock Option Plan
10.2	*	Form of Notice of Grant of Incentive Stock Options under the Amended and Restated Stock Option Plan
10.3	*	Form of Notice of Grant of Non-Qualified Stock Options under the Amended and Restated Stock Option Plan
10.4(i)	*	Employment Agreement dated January 1, 2003 between MEDecision, Inc. and David St. Clair
10.4(ii)	*	Amendment to Employment Agreement dated July 18, 2006 between MEDecision, Inc. and David St. Clair
10.5(i)	*	Employment Agreement dated September 4, 2002 between MEDecision, Inc. and John H. Capobianco
10.5(ii)	*	Amendment to Employment Agreement dated July 18, 2006 between MEDecision, Inc. and John H. Capobianco
10.6	*+	Agreement of Lease, made March 5, 2004 by and between FV Office Partners, L.P. and MEDecision, Inc.
10.7	*+	Agreement of Lease, made April 19, 2005 by and between FV Office Partners, L.P. and MEDecision, Inc.
10.8	*+	Agreement of Lease, made May 31, 2006 by and between Chesterbrook Partners, LP and MEDecision, Inc.
10.9(i)	*	Second Amended and Restated Registration Rights Agreement dated as of September 25, 2001 by and among MEDecision, Inc. and the Holders party thereto (as such term is defined therein)
10.9(ii)	*	Amendment to Second Amended and Restated Registration Rights Agreement dated as of July 6, 2006
10.9(iii)	*	Second Amendment to Second Amended and Restated Registration Rights Agreement dated as of August 2, 2006
10.10(i)	*	Third Amended and Restated Shareholders Agreement dated January 11, 2002 among MEDecision, Inc. and the Shareholders party thereto (as such term is defined therein)
10.10(ii)	*	Amendment to Third Amended and Restated Shareholders Agreement dated as of July 6, 2006
10.11	**	Form of Conversion Agreement
10.12	**	Description of Danielle Russella Bantivoglio’s Commission Plan
10.13	^^^#	Master Product Agreement dated November 15, 2005 between MEDecision, Inc. and Health Care Service Corporation
10.14(i)	**#	Value Added Remarketing Agreement made March 30, 1989 between MEDecision, Inc. and InterSystems Corporation
10.14(ii)	**#	2006 Terms and Conditions and Partner Addendum to Value Added Remarketing Agreement
10.14(iii)	**#	2006 Pricing Terms to Value Added Remarketing Agreement
10.14(iv)	**#	Letter Amendment to Value Added Remarketing Agreement dated September 19, 2006
10.15	^^^#	Master Product and Services Agreement dated June 30, 2005 between MEDecision, Inc. and Horizon Blue Cross Blue Shield of New Jersey
10.16	***	Form of Indemnification Agreement
10.17	****	Form of Shareholders’ Agreement between MEDecision, Inc. and Persons who Purchase Shares of Common Stock by Exercising Options Granted under the MEDecision, Inc. Amended and Restated Stock Option Plan
10.18(i)	****	Pledge Agreement dated June 30, 1998 between David St. Clair and Fiona A. St. Clair
10.18(ii)	****	Pledge Agreement dated June 30, 1998 between David St. Clair and Fiona A. St. Clair, as custodian for William T. Serber

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Exhibit Number		Description of Document
10.18(iii)	****	Pledge Agreement dated June 30, 1998 between David St. Clair and Zachariah W. Serber
10.18(iv)	****	Pledge Agreement dated June 30, 1998 between David St. Clair and Kathryn S. Patterson
10.19(i)	****	Amended and Restated Loan and Security Agreement dated September 28, 2006 between MEDecision, Inc. and Silicon Valley Bank
10.19(ii)	^	Consent and Waiver dated November 14, 2006 between MEDecision, Inc. and Silicon Valley Bank
10.19(iii)	^^^	Additional Borrower Joinder Supplement dated November 22, 2006, between MEDecision Inc., MEDecision Investments, Inc. and Silicon Valley Bank
10.20(i)	^	MEDecision, Inc. Series C Stock Equity Incentive Plan
10.20(ii)	^	Form of Non-Qualified Stock Option Agreement under the Series C Stock Equity Incentive Plan
10.21	^	MEDecision, Inc. 2006 Equity Incentive Plan
16.1	*	Letter of Goldenberg Rosenthal, LLP
16.2	^	Letter of KPMG LLP
21.1	^	Subsidiaries of MEDecision, Inc.
23.1		Consent of Grant Thornton LLP
23.2	^	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
23.3	*	Consent of HealthCore, Inc.
23.4	**	Consent of Mufson Howe Hunter & Partners LLC
23.5	****	Consent of Gartner, Inc.
23.6	^	Consent to be Named as a Director – Paul E. Blondin
23.7	^	Consent to be Named as a Director – Elizabeth A. Dow
24.1	*	Powers of Attorney (included in the signature page to the registration statement)

+	Exhibits and schedules have been omitted and will be provided to the Commission upon request.
*	Filed with the Registrant’s Registration Statement on Form S-1 on August 11, 2006.
**	Filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 on September 28, 2006.
***	Filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 on October 11, 2006.
****	Filed with Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 on October 31, 2006.
^	Filed with Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 on November 17, 2006.
^^	Filed with Amendment No. 5 to the Registrant’s Registration Statement on Form S-1 on November 22, 2006.
^^^	Filed with Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 on December 11, 2006.
#
An application has been submitted to the Securities and Exchange Commission for confidential treatment, pursuant to Rule 406 of the Securities Act of 1933, of portions of these exhibits. These portions have been omitted from these exhibits.